$40,000,000

                              BANKUNITED CAPITAL II
                   9.60% CUMULATIVE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                         1,600,000 PREFERRED SECURITIES
          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY
                     [BankUnited Financial Corporation Logo]
                        BANKUNITED FINANCIAL CORPORATION

         The 9.60% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent beneficial interests in BankUnited
Capital II, a trust created under the laws of the State of Delaware (the "Trust Issuer"). BankUnited Financial Corporation, a Florida corporation (the "Company" or "BankUnited"), will be the owner of all of the beneficial interests represented by common securities of the Trust Issuer (the "Common Securities" and, collectively with the Preferred Securities, the "Trust Securities"). The Bank of New York is the Property Trustee of the Trust Issuer. The Trust Issuer exists for the sole purpose of issuing the Trust Securities and investing the proceeds from the sale thereof in 9.60% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Company. The Junior Subordinated Debentures will mature on June 30, 2027 (the "Stated Maturity"). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of the Preferred Securities--Subordination of the Common Securities."

                                              (CONTINUED ON THE FOLLOWING PAGES)

         The Preferred Securities have been approved for quotation on the NASDAQ Stock Market's National Market under the symbol "BKUNZ." See "Risk Factors--Absence of Prior Public Market for the Preferred Securities; Trading Price and Tax Considerations."

  -----------------------------------------------------------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  -----------------------------------------------------------------------------

        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS
      AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE
                   BANK INSURANCE FUND OF THE FEDERAL DEPOSIT
                       INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

  -----------------------------------------------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               PRICE TO       UNDERWRITING      PROCEEDS TO
                                PUBLIC        COMMISSION(1)     ISSUER(2)(3)
                               --------       -------------     ------------
Per Preferred Security         $25.00                (2)           $25.00
Total(4)                     $40,000,000             (2)        $40,000,000

(1) The Trust Issuer and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures of the Company, the Company has agreed to pay the Underwriters, as compensation for their arranging the investment of such proceeds in the Junior Subordinated Debentures, $0.9375 per Preferred Security, or $1,500,000 in the aggregate ($1,725,000 in the aggregate if the over-allotment option is exercised in full). See "Underwriting."

(3) Before deducting expenses payable by the Company, estimated to be approximately $350,000.

(4) The Trust Issuer and the Company have granted the Underwriters a 30-day option to purchase up to 240,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public and Proceeds to Issuer will be $46,000,000. See "Underwriting."

         The Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about June 5, 1997 against payment therefor in immediately available funds.

                        RAYMOND JAMES & ASSOCIATES, INC.
                                RYAN, BECK & CO.
                  The date of this Prospectus is June 2, 1997

(continued from the previous page)

         The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depository ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

         Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997, at the annual rate of 9.60% of the Liquidation Amount (as defined herein) of $25 per Preferred Security ("Distributions"). Subject to certain exceptions, the Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.60%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the capital stock of the Company or debt securities of the Company that rank PARI PASSU with or junior to the Junior Subordinated Debentures.


         DURING AN EXTENSION PERIOD, INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES WOULD CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WOULD ACCUMULATE) AT THE RATE OF 9.60% PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WOULD BE REQUIRED TO INCLUDE INTEREST INCOME IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. The Company believes that the mere existence of its right to defer interest payments should not cause the Preferred Securities to be issued with original issue discount for federal income tax purposes. However, it is possible that the Internal Revenue Service could take the position that the likelihood of deferral was not a remote contingency within the meaning of applicable Treasury Regulations. See "Description of the Junior Subordinated Debentures-Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."


         The Company and the Trust Issuer believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), constitute in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee--Full and Unconditional Guarantee." The Guarantee of the Company (the "Guarantee") guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust Issuer, as described herein. See "Description of the Guarantee." If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of amounts equal to such Distributions to such holder. See "Description of the Junior Subordinated Debentures-Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in "Description of the Junior Subordinated Debentures--Subordination") of the Company.

         The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption. Subject to regulatory approval, if then required under applicable capital guidelines or regulatory policies, the Junior Subordinated Debentures are redeemable prior to their Stated Maturity at the option of the Company (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) at a redemption price (the "Redemption Price") equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption plus 100% of the principal amount thereof. See "Description of the Junior Subordinated Debentures- Redemption or Exchange."

         The Junior Subordinated Debentures will be unsecured and subordinated to all Senior Debt of the Company. At March 31, 1997, the Company had no outstanding Senior Debt, but did have outstanding $72.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures which rank PARI PASSU with the Junior Subordinated Debentures. There is no limitation on the amount of Senior Debt, or additional subordinated debt which is PARI PASSU with the Junior Subordinated Debentures, which the Company may issue. The Company expects from time to time to incur additional indebtedness constituting Senior Debt. See "Description of the Junior Subordinated Debentures--Subordination."

         The Company, as the holder of the Common Securities, will have the right at any time to terminate the Trust Issuer. The ability of the Company to do so may be subject to the Company's prior receipt of regulatory approval. In the event of the termination of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution upon Termination."

--------------------------------------------------------------------------------
         The Company will provide to the holders of the Preferred Securities annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K free of charge to holders of the Preferred Securities who so request in writing addressed to the Secretary of the Company.
--------------------------------------------------------------------------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. ANY OF THE FOREGOING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

              [MAP OF FLORIDA INDICATING BANKUNITED BRANCH OFFICES]

                                     SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

                        BANKUNITED FINANCIAL CORPORATION

GENERAL

         The Company is a Florida corporation organized in December 1992 for the purpose of becoming the savings and loan holding company for BankUnited, FSB (the "Bank"). This holding company reorganization, together with BankUnited's conversion from a Florida-chartered stock savings bank to a federally chartered stock savings bank, became effective on March 5, 1993. At March 31, 1997, the Company had $1.0 billion in deposits and $98.9 million in stockholders' equity. With over $1.4 billion in assets, the Company is the fourth largest publicly held depository institution headquartered in South Florida.

         The Company currently has fourteen branch offices in Dade, Broward and Palm Beach Counties, Florida ("South Florida") and anticipates opening six or more additional branches by June 30, 1998. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in its market area single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

         The Bank is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the maximum extent permitted by law.

         The Company's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.

OPERATING AND EXPANSION STRATEGY

         In 1995, the Company redefined its strategy to increase its emphasis on strategic product niches which management believes are being underserved as South Florida's banking market consolidates. These products include commercial business and commercial real estate lending and deposit services for small to midsized businesses. The Company has also focused on attracting depositors by stressing convenience, competitive rates and personalized service. In order to accomplish this strategy, the Company has retained management with expertise in developing and managing these product lines.


         The Company's operating plan emphasizes (i) concentrating lending activities on originating single-family residential mortgage loans and purchasing such loans as favorable market opportunities arise; (ii) expanding the Company's deposit base by providing convenience, competitive rates and personalized service in its market area; (iii) continuing expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions; (iv) expanding the Company's commercial and multi-family real estate, commercial business and real estate construction lending; and (v) managing exposure to interest rate risk, while optimizing operating results through effective asset/liability management and investment policies.


         The Company intends to continue to establish or acquire branches in South Florida. In 1995, the Company sold its three branches on the west coast of Florida, including their deposits, which totaled $130 million at the date of sale, as part of its strategy to focus on South Florida and take advantage of consolidation trends in banking there. As part of this strategy, the Company also opened branches in Boca Raton, Florida in December 1995, Delray Beach, Florida in June 1996 and West Palm Beach, Florida in September 1996. On March 29, 1996, the Company acquired the Bank of Florida with total assets of $28.1 million which was merged into the Company's South Miami branch. On November 15, 1996, the Company acquired Suncoast Savings and Loan Association, FSA ("Suncoast"), a federally chartered savings association with assets of $409 million at September 30, 1996 and merged Suncoast into the Bank. The merger has increased the Company's market share, particularly in Broward County, has allowed the Company to achieve economies associated with an in-market merger, and should enable the Company to compete more effectively with larger financial institutions in South Florida. Of Suncoast's six branch offices in South Florida, five continue to operate and one has been consolidated with an existing Bank branch office.

         As part of the Suncoast acquisition, the Company acquired approximately $95.8 million in commercial real estate loans and $14.1 million in real estate construction loans. See "Business of BankUnited Financial Corporation-Commercial Real Estate Lending," "--Real Estate Construction Lending," and "Commercial Business Lending" contained in Appendix A to this Prospectus.

         The implementation of the Company's business strategy has produced the following results:

         /bullet/ CAPITAL. The Bank exceeds all applicable minimum regulatory capital requirements. At March 31, 1997, the Bank had tangible capital, core capital and risk-based capital ratios of 8.4%, 8.4% and 13.3%, respectively. The Company's total stockholders' equity was $98.9 million at March 31, 1997 and its equity to assets ratio at that date was 6.8%.

         /bullet/ PROFITABILITY. The Company had net income before preferred stock dividends of $3.4 million and $1.6 million for the six months ended March 31, 1997 and March 31, 1996, respectively. The annualized return on average assets was .58% and .50% for the six months ended March 31, 1997 and 1996, respectively. Net income before preferred stock dividends was $2.6 million in fiscal 1996 compared to $6.2 million in fiscal 1995. The decrease in net income was primarily attributable to the pretax gain recorded in the fourth quarter of fiscal 1995 of $9.3 million ($5.8 million after tax) from the sale of the Company's three branches on the west coast of Florida and the expense of a one-time special assessment by the SAIF of $2.6 million ($1.6 million after tax) in the fourth quarter of fiscal 1996.

         /bullet/ ASSET QUALITY. The Company seeks to maintain asset quality and control credit risk. While the loan portfolio has grown substantially in recent years, the Company's ratio of non-performing assets to total assets has decreased from 1.10% at September 30, 1995 to .95% at September 30, 1996 and .79% at March 31, 1997. The ratio of the loan loss allowance to total loans was .24% at March 31, 1997.

         /bullet/ GROWTH WITHIN THE SOUTH FLORIDA MARKET AREA. As part of the
                  Company's plan to expand within South Florida, the Company acquired Suncoast on November 15, 1996. Through internal growth and as a result of that acquisition, the Company's total assets increased from $824 million at September 30, 1996 to $1.45 billion at March 31, 1997. BankUnited currently has 14 branch offices in South Florida and anticipates opening six or more additional branches by June 30, 1998. Based on total assets, the Company is the fourth largest publicly held depository institution headquartered in South Florida.

                                THE TRUST ISSUER

         The Trust Issuer is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Company, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 19, 1997. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). All of the Common Securities will be owned by the Company. The Company will acquire Common Securities in an aggregate Liquidation Amount equal to 4% of the total capital of the Trust Issuer. The Trust Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire Junior Subordinated Debentures issued by the Company and
(iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust Issuer. The principal executive office of the Trust Issuer is 255 Alhambra Circle, Coral Gables, Florida 33134 and its telephone number is (305) 569-2000.

                                  THE OFFERING
THE TRUST ISSUER................................  BankUnited Capital II, a Delaware statutory business trust
                                                  (the "Trust Issuer"). The sole assets of the Trust Issuer
                                                  will be the Junior Subordinated Debentures.

SECURITIES OFFERED..............................  1,600,000 shares of 9.60% Cumulative Trust Preferred Securities
                                                  (the "Preferred Securities"), evidencing preferred undivided beneficial interests in the assets of the Trust Issuer, which will consist only of the Junior Subordinated Debentures.

OFFERING PRICE..................................  $25 per Preferred Security (Liquidation Amount $25).

DISTRIBUTIONS...................................  Holders of the Preferred Securities will be entitled to receive cumulative cash Distributions at an annual rate of
                                                  9.60% of the Liquidation Amount of $25 per Preferred
                                                  Security, accumulating from the date of original issuance
                                                  and payable quarterly in arrears on March 31, June 30,
                                                  September 30 and December 31 of each year, commencing on
                                                  June 30, 1997. The distribution rate and the distribution
                                                  and other payment dates for the Preferred Securities will
                                                  correspond to the interest rate and interest and other payment dates on the Junior Subordinated Debentures. See "Description
                                                  of the Preferred Securities."

JUNIOR SUBORDINATED DEBENTURES..................  The Trust Issuer will invest the proceeds from the issuance of the Trust Securities in an equivalent amount
                                                  of the Junior Subordinated Debentures.  The Junior
                                                  Subordinated Debentures will mature on June 30, 2027.
                                                  The Junior Subordinated Debentures will rank
                                                  subordinate and junior in right of payment to all Senior
                                                  Debt of the Company.  At March 31, 1997, the Company
                                                  had no outstanding Senior Debt, but did have outstanding
                                                  $72.8 million of 10 1/4% Junior Subordinated Deferrable
                                                  Interest Debentures which rank PARI PASSU with the Junior
                                                  Subordinated Debentures.  There is no limitation on the amount of Senior Debt, or subordinated debt which is PARI PASSU
                                                  with the Junior Subordinated Debentures, which the
                                                  Company may issue.  The Company expects from time to
                                                  time to incur additional indebtedness constituting Senior
                                                  Debt.  In addition, because the Company is a holding
                                                  company, the Company's obligations under the Junior
                                                  Subordinated Debentures will effectively be subordinated
                                                  to all existing and future liabilities and obligations of its

                                        4


                                                  subsidiaries, including the Bank.  See "Risk Factors-
                                                  Subordination of the Guarantee and the Junior Subordinated
                                                  Debentures," "Risk Factors--Source of Payments to Holders
                                                  of Preferred Securities" and "Description of the Junior
                                                  Subordinated Debentures-Subordination."

GUARANTEE.......................................  Payments of Distributions out of funds held by the Trust
                                                  Issuer, and payments on liquidation of the Trust Issuer or the redemption of the Preferred Securities, are guaranteed by the Company to the extent the Trust Issuer has funds
                                                  available therefor. The Company and the Trust Issuer
                                                  believe that, taken together, the obligations of the Company under the
                                                  Guarantee, the Trust Agreement, the Junior Subordinated Debentures,
                                                  the Indenture and the Expense Agreement, constitute, in
                                                  the aggregate, a full and unconditional guarantee, on a
                                                  subordinated basis,  of all of the Trust Issuer's obligations under the Preferred Securities.  See "Description of the Guarantee"
                                                  and "Relationship Among the Preferred Securities, the Junior Subordinated
                                                  Debentures, the Expense Agreement and the Guarantee."
                                                  The obligations of the Company under the Guarantee are
                                                  subordinate and junior in right of payment to all Senior
                                                  Debt of the Company.  See "Risk Factors-Subordination of the
                                                  Guarantee and the Junior Subordinated Debentures" and
                                                  "Description of the Guarantee."

RIGHT TO DEFER INTEREST PAYMENTS................  So long as no event of default under the Indenture has occurred and is continuing, the Company has the right
                                                  under the Indenture at any time during the term of the
                                                  Junior Subordinated Debentures to defer the payment of
                                                  interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each
                                                  Extension Period, PROVIDED that no Extension Period may
                                                  extend beyond the Stated Maturity of the Junior
                                                  Subordinated Debentures.  At the end of such Extension
                                                  Period, the Company must pay all interest then accrued
                                                  and unpaid (together with interest thereon at the annual
                                                  rate of 9.60%, compounded quarterly, to the extent
                                                  permitted by applicable law).  During an Extension
                                                  Period, interest will continue to accrue and holders of the
                                                  Junior Subordinated Debentures (or holders of the
                                                  Preferred Securities, while outstanding) will be required
                                                  to accrue interest income for United States federal income tax purposes in advance of receipt of payment of such

                                        5


                                                  deferred interest.  See "Certain Federal Income
                                                  Tax Consequences-Interest Income and Original Issue Discount").

                                                  During any such Extension Period, the Company may not,
                                                  and may not permit any subsidiary of the Company to,
                                                  (i) declare or pay any dividends or distributions on,
                                                  or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or
                                                  (ii) make any payment of principal, interest or
                                                  premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in right of payment to the Junior Subordinated Debentures
                                                  or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary
                                                  of the Company if such guarantee ranks PARI PASSU
                                                  with or junior in right of payment to the Junior Subordinated
                                                  Debentures (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in common stock of the Company, (c) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant
                                                  thereto, (d) payments under the Guarantee and (e)
                                                  purchases of common stock related to the issuance of
                                                  common stock or rights under any of the Company's benefit
                                                  plans for its directors, officers or employees). Prior
                                                  to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior
                                                  Subordinated Debentures, PROVIDED that no Extension
                                                  Period may exceed 20 consecutive quarters or extend
                                                  beyond the Stated Maturity of the Junior Subordinated
                                                  Debentures. There is no limitation on the number of
                                                  times that the Company may elect to begin an Extension
                                                  Period. See "Description of the Junior Subordinated
                                                  Debentures-Right to Defer Interest Payment Obligation"
                                                  and "Certain Federal Income Tax Consequences-Interest
                                                  Income and Original Issue Discount."

                                                  The Company has no current intention of exercising its
                                                  right to defer payments of interest by extending the
                                                  interest payment period on the Junior Subordinated
                                                  Debentures. However, should the Company elect to

                                        6


                                                  exercise such right in the future, the market price of
                                                  the Preferred Securities is likely to be adversely
                                                  affected. As a result of the existence of the Company's
                                                  right to defer interest payments, the market price of
                                                  the Preferred Securities may be more volatile than the
                                                  market prices of other similar securities that do not
                                                  provide for such optional deferrals.

REDEMPTION......................................  The Junior Subordinated Debentures are subject to redemption prior to their Stated Maturity at the option of the Company (i) on or after June 30, 2002, in whole
                                                  at any time or in part from time to time, or (ii) at any
                                                  time, in whole (but not in part), within 180 days
                                                  following the occurrence and continuation of a Tax
                                                  Event, an Investment Company Event or a Capital
                                                  Treatment Event (each as defined herein) in each case at
                                                  a redemption price equal to 100% of the principal amount
                                                  of the Junior Subordinated Debentures so redeemed,
                                                  together with any accrued and unpaid interest to the date
                                                  fixed for redemption.

                                                  If the Junior Subordinated Debentures are redeemed prior
                                                  to their Stated Maturity, the Trust Issuer must apply the
                                                  proceeds of such redemption to redeem a Like Amount (as
                                                  defined herein) of the Preferred Securities and the
                                                  Common Securities. The Preferred Securities will be
                                                  redeemed upon repayment of the Junior Subordinated Debentures at their Stated Maturity. See "Description of the Preferred
                                                  Securities--Redemption."

DISTRIBUTION OF THE JUNIOR SUBORDINATED
  DEBENTURES UPON LIQUIDATION
  OF THE TRUST ISSUER...........................  The Company will have the right at any time to terminate the Trust Issuer and, after satisfaction of creditors of the
                                                  Trust Issuer, if any, as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to
                                                  the holders of the Preferred Securities and the Common
                                                  Securities in exchange therefor upon liquidation of the
                                                  Trust Issuer.  The ability of the Company to do so may
                                                  be subject to the Company's prior receipt of regulatory
                                                  approval.

                                                  In the event of the liquidation of the Trust Issuer, after satisfaction of the claims of creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the
                                                  Preferred Securities will be entitled to receive a

                                        7


                                                  Liquidation Amount of $25 per Preferred Security plus
                                                  accumulated and unpaid Distributions thereon to the
                                                  date of payment, which may be in the form of a distribution of a Like Amount (as defined herein) of the Junior
                                                  Subordinated Debentures, subject to certain exceptions
                                                  as described herein. See "Description of the Preferred
                                                  Securities-Liquidation of the Trust Issuer and Distribution
                                                  of the Junior Subordinated Debentures to Holders."

VOTING RIGHTS...................................  Except in limited circumstances, the holders of the
                                                  Preferred Securities will have no voting rights.  See
                                                  "Description of the Preferred Securities--Voting Rights;
                                                  Amendment of the Trust Agreement."

USE OF PROCEEDS.................................  All of the proceeds from the sale of the Preferred
                                                  Securities will be used by the Trust Issuer to purchase
                                                  Junior Subordinated Debentures.  The Company intends
                                                  that the proceeds from the sale of such Junior
                                                  Subordinated Debentures will be used for general
                                                  corporate purposes, including, but not limited to,
                                                  acquisitions by either the Company or the Bank (although
                                                  there presently exist no agreements or understandings
                                                  with respect to any such acquisition), capital contributions to the Bank to support growth and for working capital,
                                                  and the possible repurchase of shares of the Company's preferred stock, subject to acceptable market conditions. See "Use of
                                                  Proceeds."

RISK FACTORS....................................  An investment in the Preferred Securities involves substantial risks that should be considered by prospective purchasers.  In addition, because holders of the Preferred
                                                  Securities may receive Junior Subordinated Debentures on
                                                  termination of the Trust Issuer, and because payments
                                                  on the Junior Subordinated Debentures are the
                                                  sole source of funds for Distributions on and redemptions
                                                  of the Preferred Securities, prospective purchasers of the
                                                  Preferred Securities are also making an investment
                                                  decision with regard to the Junior Subordinated
                                                  Debentures and should carefully review all of the
                                                  information regarding the Junior Subordinated Debentures
                                                  contained herein.  See "Risk Factors" and "Description of
                                                  the Junior Subordinated Debentures."

NASDAQ NATIONAL MARKET SYMBOL...................  The Preferred Securities have been approved for quotation on
                                                  The NASDAQ Stock Market's National Market under the symbol "BKUNZ."

            SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


         The information at or for the six months ended March 31, 1997 and 1996 is unaudited, but in the opinion of management reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the six months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The summary consolidated financial information should be read in conjunction with (i) the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996 attached as Appendix A to this Prospectus; (ii) the Company's March 31, 1997 Operating Results and Financial Information attached as Appendix B to this Prospectus; and (iii) the Financial Statements of Suncoast attached as Appendix C to this Prospectus.


                                               AT OR FOR THE SIX
                                                 MONTHS ENDED
                                                    MARCH 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                              -------------------       -----------------------------------------------------
                                              1997(1)      1996         1996        1995         1994         1993       1992
                                              ----         ----         ----        ----         ----         ----       ----
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income........................... $   43,696    $  23,326    $  52,132    $  39,419   $   30,421   $  25,722    $24,243
Interest expense..........................     27,241       16,030       34,622       26,305       16,295      12,210     14,022
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Net interest income before provision
  (credit) for loan losses................     16,455        7,296       17,510       13,114       14,126      13,512     10,221
Provision (credit) for loan losses........        415         (300)        (120)       1,221        1,187       1,052         70
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Net interest income after provision
  (credit) for loan losses................     16,040        7,596       17,630       11,893       12,939      12,460     10,151
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Non-interest income:
Service fees..............................      1,449          281          597          423          358         221        142
Gain on sales of loans and
  mortgage-backed securities, net.........          2            3            5          239          150       1,496         94
(Loss) gain on sales of other assets,
  net(2)..................................         --           (7)          (6)       9,569           --          --          2
Other.....................................        150           10           53            6           46           2         25
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
  Total non-interest income...............      1,601          287          649       10,237          554       1,719        263
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Non-interest expense:
Employee compensation and benefits........      4,436        2,023        4,275        3,997        3,372       2,721      1,986
Occupancy and equipment...................      1,615          786        1,801        1,727        1,258         978        940
Insurance (3).............................        471          469        3,610        1,027          844         835        697
Professional fees.........................        542          477          929        1,269          833         543        542
Preferred Dividends of Trust Subsidiary...      1,355           --           --           --           --          --         --
Other.....................................      3,515        1,537        3,421        4,129        3,579       2,746      2,002
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
  Total non-interest expense..............     11,934        5,292       14,036       12,149        9,886       7,823      6,167
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------

Income before income taxes and Preferred
  Stock dividends.........................      5,707        2,591        4,243        9,981        3,607       6,356      4,247
Provision for income taxes(4).............      2,265          987        1,657        3,741        1,328       2,318      1,538
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Net income before Preferred Stock
  dividends...............................      3,442        1,604        2,586        6,240        2,279       4,038      2,709
Preferred Stock dividends.................      1,449        1,072        2,145        2,210        2,069       1,513        875
                                           ----------    ---------    ---------    ---------   ----------   ---------    -------
Net income after Preferred Stock dividends $    1,993    $     532    $     441    $   4,030   $      210   $   2,525    $ 1,834
                                           ==========    =========    ---------    =========   ==========   =========    =======
FINANCIAL CONDITION DATA:
Total assets.............................. $1,453,161    $ 738,491    $ 824,360    $ 608,415   $  551,075   $ 435,378    $345,931
Loans receivable, net, and mortgage-backed
  securities(5)...........................  1,319,181      630,519      716,550      506,132      470,154     313,899    250,606
Investments, overnight deposits, tax
  certificates, repurchase agreements,
  certificates of deposits and other
  interest earning assets.................     55,917       86,336       87,662       88,768       64,783     100,118     83,445
Total liabilities.........................  1,284,258      669,023      755,249      562,670      509,807     397,859    322,907
Deposits..................................  1,011,475      423,568      506,106      310,074      347,795     295,108    275,026
Borrowings................................    252,259      239,775      237,775      241,775      158,175      97,775     42,241
Trust Preferred Securities................     70,000           --           --           --           --          --         --
Total stockholders' equity................     98,903       69,468       69,111       45,745       41,268      30,273     16,797
Common stockholders' equity...............     64,799       45,155       44,807       21,096       16,667      17,162     11,134
PER COMMON SHARE DATA:
Primary earnings per common share and
  common equivalent share................. $      .25    $     .18    $     .10    $    1.77   $      .10   $    1.42    $  1.27
                                           ==========    =========    ---------    ---------   ==========   =========    =======
Earnings per common share assuming
  full dilution........................... $      .25    $     .18    $     .10    $    1.26   $      .10   $    1.00    $   .92
                                           ==========    =========    ---------    =========   ==========   =========    =======
Weighted average number of common shares
  and common equivalent shares assumed
  outstanding during the period:
  Primary.................................  7,952,197    3,022,388    4,558,521    2,296,021    2,175,210   1,773,264    1,448,449
  Fully diluted...........................  8,674,187    3,035,458    4,558,521    4,158,564    2,175,210   3,248,618    2,376,848
Equity per common share................... $     7.32    $    7.49    $    7.85    $   10.20   $     8.33   $    8.86    $    8.51
Fully converted tangible equity per
  common share............................ $     6.50    $    7.16    $    7.13    $    8.15   $     7.39   $    7.57    $    6.86

                                                        (Continued on next page)

                                                AT OR FOR THE SIX
                                                  MONTHS ENDED
                                                     MARCH 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                               -------------------       -----------------------------------------------------
                                               1997(1)      1996         1996        1995         1994         1993       1992
                                               -------      ----         ----        ----         ----         ----       ----
SELECTED FINANCIAL RATIOS: (Annualized
   where appropriate)
PERFORMANCE RATIOS:
Return on average assets(6).................     .58%         .50%         .36%        1.10%         .46%       1.12%       .92%
Return on average common equity.............    8.37         4.10         1.30        22.60         1.21       18.55      17.68
Return on average total equity..............    7.74         6.34         4.30        14.70         5.84       14.07      14.72
Interest rate spread........................    2.56         1.96         2.10         2.12         2.78        3.59       3.34
Net interest margin.........................    2.91         2.35         2.51         2.39         3.01        3.87       3.63
Dividend payout ratio(7)....................   42.10        66.83        82.95        35.42        96.79       40.66      34.97
Ratio of earnings to combined fixed
  charges and preferred stock dividends(8):
   Excluding interest on deposits...........    1.37         1.10         1.05         1.52         1.07        1.87       1.83
   Including interest on deposits...........    1.11         1.05         1.02         1.21         1.03        1.27       1.18
Total loans, net, and mortgage-backed
   securities to total deposits.............  130.42       148.86       141.58       163.13       134.40      109.65      91.12
Non-interest expenses to average assets.....    1.79         1.65         1.97         2.14         2.04        2.18       2.09
Efficiency ratio(9).........................   62.80        68.60        76.45        14.58        66.06       45.17      57.76
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total
  loans.....................................     .82%         .95%         .99%        1.02%        1.07%       1.54%       .45%
Ratio of non-performing assets to total
  loans, real estate owned and tax
  certificates..............................     .93         1.24         1.14         1.35         1.41        1.78        .66
Ratio of non-performing assets to total
  assets....................................     .79          .99          .95         1.10         1.17        1.46        .50
Ratio of charge-offs to total loans.........     .04          .04          .08          .13          .39         .07         --
Ratio of loan loss allowance to total loans.     .24          .38          .34          .32          .20         .38        .11
Ratio of loan loss allowance to
  non-performing loans......................   28.92        40.24        33.74        31.54        18.89       24.70      25.41
CAPITAL RATIOS:
Ratio of average common equity to average
  total assets..............................    4.03%        4.06%        4.78%        3.14%        3.58%       3.79%      3.51%
Ratio of average total equity to average
  total assets..............................    7.52         7.91         8.44         7.47         8.05        7.99       6.24
Tangible capital-to-assets ratio(10)........    8.39         7.10         7.01         7.09         6.65%       7.56%      6.66%
Core capital-to-assets ratio(10)............    8.39         7.10         7.01         7.09         6.65        7.56       6.66
Risk-based capital-to-assets ratio(10)......   13.34        14.97        14.19        15.79        14.13       15.85      14.42

----------
(1)      Includes operations of Suncoast, from date of acquisition.

(2)      In 1995, the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.

(3)      In 1996, the Company recorded a one time SAIF special assessment of $2.6 million ($1.6 million after tax).

(4)      Amount reflects expense from change in accounting principle of $195,000 for fiscal 1994. See Note 15 of Notes to
         Consolidated Financial Statements contained in Appendix A to this Prospectus
 .

(5)      Does not include mortgage loans held for sale.

(6)      Return on average assets is calculated before payment of preferred stock dividends.

(7)      The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.

(8)      The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.

(9)      Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(10)     Regulatory capital ratio of the Bank.

                                  RISK FACTORS

         AN INVESTMENT IN THE PREFERRED SECURITIES INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS IN EVALUATING THE COMPANY, ITS BUSINESS AND THE TRUST ISSUER BEFORE PURCHASING THE PREFERRED SECURITIES OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD NOTE, IN PARTICULAR, THAT THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORD "ANTICIPATE," "BELIEVE," "ESTIMATE," "MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. THE CONSIDERATIONS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS THE COMPANY BELIEVES COULD CAUSE SUCH RESULTS TO DIFFER. THESE CONSIDERATIONS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT THE COMPANY AND THE TRUST ISSUER. IT SHOULD BE RECOGNIZED THAT OTHER RISKS, INCLUDING GENERAL ECONOMIC FACTORS AND EXPANSION STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT THE COMPANY AND THE TRUST ISSUER TO A GREATER EXTENT THAN INDICATED.

RISK FACTORS RELATING TO THE OFFERING

SUBORDINATION OF THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

         The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of the Preferred Securities and under the Junior Subordinated Debentures issued to the Trust Issuer will be unsecured and will rank subordinate and junior in right of payment to all Senior Debt of the Company. At March 31, 1997, the Company had no outstanding Senior Debt, but did have outstanding $72.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures which rank PARI PASSU with the Junior Subordinated Debentures. There is no limitation on the amount of Senior Debt, or subordinated debt which is PARI PASSU with the Junior Subordinated Debentures, which the Company may issue. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors in the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. If the Company is a creditor of a subsidiary, the claims of the Company would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that of the Company. Accordingly, the Junior Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank. At March 31, 1997 the Bank had liabilities of $1.3 billion (including $1.0 billion in deposits). Only the capital stock of the Company is currently junior in right of payment to the Junior Subordinated Debentures to be issued to the Trust Issuer. Holders of the Junior Subordinated Debentures will be able to look only to the assets of the Company for payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee, the Expense Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt. See "Description of the Guarantee-Status of the Guarantee" and "Description of the Junior Subordinated Debentures-Subordination."

SOURCE OF PAYMENTS TO HOLDERS OF PREFERRED SECURITIES

         As a savings and loan holding company, the Company conducts its operations principally through its subsidiaries and, therefore, its principal source of cash, other than its investing and financing activities, is the receipt of dividends from the Bank. Since the Company is without significant assets other than the capital stock of the Bank, the ability of the Company to pay interest on the principal of the Junior Subordinated Debentures to the Trust Issuer (and consequently, the Trust Issuer's ability to pay Distributions on the Preferred Securities and the Company's ability to pay its obligations under the Guarantee) will be dependent on the ability of the Bank to pay dividends to the Company in amounts sufficient to service the Company's obligations. The Company is currently obligated to pay interest semi-annually on its outstanding 10 1/4% Junior Subordinated Deferrable Interest Debentures and may become obligated to make other payments with respect to securities issued by the Company in the future which are PARI PASSU or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer with respect to the payment of principal, interest or dividends. There is no restriction on the ability of the Company to issue, or limitations on the amount of securities which the Company may issue, which are PARI PASSU or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer, nor is there any restriction on the ability of the Bank to issue additional capital stock or incur additional indebtedness.

         There are legal limitations on the source and amount of dividends that a savings bank such as the Bank is permitted to pay. The current OTS regulation applicable to the payment of dividends or other capital distributions by savings institutions imposes limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets or exceeds all of its fully phased-in capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 association." A Tier I association may make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. The Bank currently exceeds its fully phased-in capital requirements and qualifies as a Tier 1 association under the regulation, but there is no assurance that the Bank will continue to so qualify.

         An institution that meets the minimum regulatory capital requirements but does not meet the fully phased-in capital requirements would be a "Tier 2 association," which may make capital distributions of between 25% and 75% of its net income over the most recent four-quarter period, depending on the institution's risk-based capital level. A "Tier 3 association" is defined as an institution that does not meet all of the minimum regulatory capital requirements and therefore may not make any capital distributions without the prior approval of the OTS.

         Savings institutions must provide the OTS with at least 30 days written notice before making any capital distributions. All such capital distributions are also subject to the OTS' right to object to a distribution on safety and soundness grounds.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES


         So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust Issuer would also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled would accumulate additional Distributions thereon at the rate of 9.60% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of 9.60%, compounded quarterly from the relevant payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that the Company may elect to begin an Extension Period so long as no event of default under the Indenture has occurred and is continuing. See "Description of the Preferred Securities--Distributions" and "Description of the Junior Subordinated Debentures-Right to Defer Interest Payment Obligation."


         If an Extension Period were to occur, a holder of the Preferred Securities would continue to accrue income (in the form of original issue discount) for United States federal income tax purposes in respect of its PRO RATA share of the interest accruing on the Junior Subordinated Debentures held by the Trust Issuer. As a result, a holder of the Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash related to such income from the Trust Issuer if the holder disposed of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of the Preferred Securities."

         The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities would likely be adversely affected. A holder that disposed of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continued to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other similar securities that are not subject to such deferrals.

SHORTENING OF STATED MATURITY OF JUNIOR SUBORDINATED DEBENTURES

         The Company has the right, at any time, to shorten the maturity of the Junior Subordinated Debentures to a date not earlier than June 30, 2002. The exercise of such right is subject to the Company having received prior regulatory approval. See "Description of the Junior Subordinated Debentures-- General."

REDEMPTION DUE TO TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT

         The Company has the right, but not the obligation, to redeem the Junior Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (whether occurring before or after June 30, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right may be subject to the Company having received prior regulatory approval.


         A "Tax Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.


         "Investment Company Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company.

         See "Certain Federal Income Tax Consequences--Possible Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which would permit the Company to cause a redemption of the Preferred Securities.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES; REDEMPTION AND TAX CONSEQUENCES


         The Company has the right at any time to dissolve, wind-up or terminate the Trust Issuer and, after the satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust Issuer. The exercise of such right may be subject to the Company having received prior regulatory approval. The Company will have the right, in certain circumstances, to redeem the Junior Subordinated Debentures in whole or in part, in lieu of a distribution of the Junior Subordinated Debentures by the Trust Issuer, in which event the Trust Issuer will redeem the Preferred Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required under applicable capital guidelines or regulatory policies. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" and "Description of the Subordinated Debenture--Redemption or Exchange."

         Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust Issuer would not be a taxable event to holders of the Preferred Securities. If, however, the Trust Issuer were characterized as an association taxable as a corporation at the time of the dissolution of the Trust Issuer, the distribution of the Junior Subordinated Debentures would constitute a taxable event to holders of Preferred Securities and could give rise to a tax liability for the Trust Issuer as well. Moreover, any redemption of the Preferred Securities for cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences-Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities" and "--Sales or Redemption of the Preferred Securities."


         There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust Issuer. The Preferred Securities or the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures as a result of the liquidation of the Trust, and because payments on the Junior Subordinated Debentures are the sole source of funds for Distributions and redemptions of the Preferred Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.

         If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, the Company will use its reasonable efforts to list the Junior Subordinated Debentures on the NASDAQ Stock Market's National Market or SmallCap Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

RIGHTS UNDER THE GUARANTEE

         The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities in exchange therefor), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities after payment of creditors of the Trust Issuer as required by applicable law.

         If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust Issuer, the Guarantee Trustee or any other person or entity. In the event an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Junior Subordinated Debentures on the applicable payment date, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Junior Subordinated Debentures does not constitute an event of default under the Indenture. In connection with any Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of the Preferred Securities in the Direct Action. Except as described herein, holders of the Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. The Bank of New York will act as the guarantee trustee under the Guarantee (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Bank of New York will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee, and The Bank of New York (Delaware) will act as Delaware Trustee under the Trust Agreement. See "Description of the Junior Subordinated Debentures-Enforcement of Certain Rights by Holders of the Preferred Securities," "Description of the Junior Subordinated Debentures-Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of the Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

LIMITED COVENANTS

         The covenants in the Indenture are limited and there are no covenants in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures or Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations or limits the ability of the Company or any subsidiary to incur or assume additional indebtedness or other obligations. Additionally, neither the Indenture nor the Trust Agreement contains any financial ratios or specified levels of liquidity to which the Company must adhere. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to or will comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

         Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and the exercise of the Trust Issuer's rights as holder of the Junior Subordinated Debentures and the Guarantee. Holders of the Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee, the Delaware Trustee or the Administrative Trustees, as such voting rights are vested exclusively in the Company, as the holder of the Common Securities (except, with respect to the Property Trustee and the Delaware Trustee, upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of the Preferred Securities to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of the Trust Issuer Trustees."

ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES; TRADING PRICE AND TAX CONSIDERATIONS

         There is no current public market for the Preferred Securities.
The Preferred Securities have been approved for quotation on the NASDAQ Stock Market's National Market. However, one of the requirements for listing and continued listing is the presence of two market makers for the Preferred Securities. The Company has been advised that the Underwriters intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be discontinued at any time. Therefore, there is no assurance that an active trading market will develop for the Preferred Securities or, if such market develops, that it will be maintained or that the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. Accordingly, holders of Preferred Securities may experience difficulty reselling them or may be unable to sell them at all. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

         Further, should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities would be likely to trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a holder of Preferred Securities that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to the adjusted tax basis of the Preferred Securities disposed of. Such holder would recognize a capital loss to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than its adjusted tax basis (which would include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences-Sales or Redemption of the Preferred Securities."

PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBENTURES ARE NOT INSURED

         The Preferred Securities and Junior Subordinated Debentures are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

POSSIBLE TAX LAW CHANGES AFFECTING THE PREFERRED SECURITIES


         On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the revenue provisions of those proposals would generally deny deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation) and is eliminated on the consolidated balance sheet that includes the issuer and the holder, where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If enacted as proposed by the President, this provision would be effective for instruments issued on or after the date of first action by a Congressional committee with respect to the proposal. It is not clear from the President's proposals what will constitute Congressional "committee action" with respect to this proposal. If the provision were to apply to the Junior Subordinated Debentures, the Company would be unable to deduct interest on the Junior Subordinated Debentures. Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures. However, there is no assurance that future legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change would give rise to a Tax Event. A Tax Event would permit the Company, upon receipt of regulatory approval if then required under applicable capital guidelines or regulatory policies, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2002. See "Description of the Junior Subordinated Debentures-Redemption or Exchange" and "Certain Federal Income Tax Consequences-Possible Tax Law Changes."


RISK FACTORS RELATING TO THE COMPANY

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

         The Bank's profitability is dependent to a large extent on its net interest income, which is the difference between its income on interest-earning assets and its expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets than liabilities repricing or maturing over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities than assets repricing or maturing over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will reduce earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and reduce earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. At March 31, 1997, the Bank had a one year cumulative negative gap of 10.84%. This negative one year gap position may, as noted above, have a negative impact on earnings in a rising interest rate environment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-Interest Rate Sensitivity" contained in Appendix A to this Prospectus.

         The Company faces significant risk that its net interest income will be adversely affected if interest rates should rise or fall rapidly. If interest rates rise rapidly, certain adjustable loans held by the Company will stop repricing as interest rate caps on its adjustable rate mortgages ("ARMs") take effect. The ARMs typically have annual interest rate caps that limit rate increases to 2% per year. At March 31, 1997 the Company's residential loan portfolio included $953.3 million of ARMs (78.9% of the Company's gross loan portfolio).

         Additionally, the Company sometimes purchases or originates loans with "teaser" rates that are below market rates during an initial period after the loan is originated. For loans with teaser rates, the borrower's ability to repay is usually determined upon fully indexed rates. At March 31, 1997, $87.9 million of the Company's ARM loans (7.3% of the Company's gross loan portfolio) were in the "teaser rate" period.


         There can be no assurances of the Company's ability to continue to achieve positive net interest income. See "Management's Discussion and Analysis of March 31, 1997 Operating Results and Financial Condition--Asset and Liability Management-Gap Table."


ALLOWANCE FOR LOAN LOSSES

         Industry experience indicates that a portion of the Company's loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by the Company, losses may be experienced as a result of various factors beyond the Company's control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. The Company's determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the views of the Company's regulators, and geographic and industry loan concentration. However, if delinquency levels were to increase as a result of adverse general economic conditions, especially in Florida and California where the Company's exposure is greatest, the loan loss reserve so determined by the Company may not be adequate. There can be no assurance that the allowance will be adequate to cover loan losses or that the Company will not experience significant losses in its loan portfolios which may require significant increases to the allowance for loan losses in the future.

REGULATORY OVERSIGHT

         The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. As the holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Bank and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of the Bank and the Bank's competitors which in turn could have a material adverse effect on the Bank and its operations. See "Regulation" contained in Appendix A to this Prospectus.

COMPOSITION OF RESIDENTIAL AND COMMERCIAL LOAN PORTFOLIO

         GEOGRAPHIC CONCENTRATION. Most of the loans in the Company's portfolio are secured by real estate. At March 31, 1997, 48% of the Company's gross loans receivable were secured by properties located in Florida, 14% by properties located in California and the balance throughout the country. Therefore, conditions in the real estate markets in which the collateral for the Company's mortgage loans are located strongly influence the level of the Company's non-performing loans and its results of operations. Real estate values are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and natural disasters. Declines in real estate markets could negatively impact the value of the collateral securing the Company's loans and its results of operations. In this regard, as a result of the downturn in the California real estate market in 1993, the Company believes that certain of its loans secured by real estate in California have current loan to value ratios that are higher than those when the loans were originated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition-Credit Quality" and "Business of BankUnited Financial Corporation-Lending Activities-Loan Portfolio" contained in Appendix A to this Prospectus.

         LENDING RISKS. The Company's recent operating strategy has included an increased emphasis on originating and/or purchasing commercial real estate (including multi-family residential) loans, and originating real estate construction and commercial business loans. These lending categories are generally considered to involve a higher degree of credit risk than that for traditional single-family residential lending, because, among other factors, such loans involve larger loan balances to a single borrower or groups of related borrowers. At March 31, 1997, the Company had a balance of $123.5 million in commercial real estate loans, $11.6 million in construction loans and $7.9 million in commercial business loans. As part of the Suncoast acquisition, the Company acquired approximately $95.8 million in commercial real estate loans and $14.1 million in real estate construction loans. See "Business of BankUnited Financial Corporation-Commercial Real Estate Lending," "--Real Estate

Construction Lending," and "Commercial Business Lending" contained in Appendix A to this Prospectus.

COMPETITION

         The Company faces substantial competition in purchasing and originating real estate loans and in attracting deposits. The Company's competition in originating real estate loans is principally from banks, other thrifts, mortgage banking companies, real estate financing conduits, and small insurance companies. In purchasing real estate loans the Company competes with other participants in the secondary mortgage market. Many entities competing with the Company enjoy competitive advantages over the Company relative to a potential borrower or seller in terms of a prior business relationship, wide geographic presence or more accessible branch office locations, the ability to offer additional services or more favorable pricing alternatives, a lower origination and operating cost structure, and other relevant items. The Company does not have a significant market share of the real estate lending activities in the areas in which it conducts operations, and increased competition in those areas from traditional competitors or new sources could result in a decrease in the origination or purchase of mortgage loans and could adversely affect the Company's results of operations. In its deposit gathering activities, the Company competes with insured depository institutions such as thrifts, credit unions, and banks, as well as uninsured investment alternatives including money market funds. These competitors may offer higher rates than the Company, which could result in the Company either attracting fewer deposits or in requiring the Company to increase the rates it pays to attract deposits. Increased deposit competition could adversely affect the Company's ability to generate the funds necessary for its lending operations and could adversely affect the Company's results of operations. See "Business of BankUnited Financial Corporation-Market Area and Competition" contained in Appendix A to this Prospectus.

                        BANKUNITED FINANCIAL CORPORATION

         The Company is a Florida corporation organized in December 1992 for the purpose of becoming the savings and loan holding company for BankUnited, FSB (the "Bank"). This holding company reorganization, together with BankUnited's conversion from a Florida-chartered stock savings bank to a federally chartered stock savings bank, became effective on March 5, 1993. At March 31, 1997 the Company had $1.0 billion in deposits and $98.9 million in stockholders' equity. With over $1.4 billion in assets, the Company is the fourth largest publicly held depository institution headquartered in South Florida.

         The Company currently has fourteen branch offices in Dade, Broward and Palm Beach Counties, Florida ("South Florida") and anticipates opening six or more additional branches by June 30, 1998. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in its market area single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company also invests in tax certificates and other permitted investments. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on deposits and borrowings and non-interest overhead expenses incurred in operations.

         The Bank is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the maximum extent permitted by law.

         In 1995, the Company redefined its strategy to increase its emphasis on strategic product niches which management believes are being underserved as South Florida's banking market consolidates. The products include commercial business and commercial real estate lending and deposit services for small to mid-sized businesses. The Company has also focused on attracting depositors by stressing convenience, competitive rates and personalized service. In order to accomplish this strategy, the Company has retained management with expertise in developing and managing its new product lines.


         The Company's operating plan emphasizes (i) concentrating lending activities on originating single-family residential mortgage loans and purchasing such loans as favorable market opportunities arise; (ii) expanding the Company's deposit base by providing convenience, competitive rates and personalized service in its market area; (iii) continuing expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions; (iv) expanding the Company's commercial and multi-family real estate, commercial business and real estate construction lending; and (v) managing exposure to interest rate risk, while optimizing operating results through effective asset/liability management and investment policies.


         The Company intends to continue to establish or acquire branches in South Florida. In 1995, the Company sold its three branches on the west coast of Florida, including their deposits, which totaled $130 million at the date of sale, as part of its strategy to focus on South Florida and take advantage of consolidation trends in banking there. As part of this strategy, the Company also opened branches in Boca Raton, Florida in December 1995, Delray Beach, Florida in June 1996 and West Palm Beach, Florida in September 1996. On March 29, 1996, the Company acquired the Bank of Florida with total assets of $28.1 million which was merged into the Company's South Miami branch. On November 15, 1996, the Company acquired Suncoast Savings and Loan Association, FSA ("Suncoast"), a federally chartered stock savings association headquartered in Hollywood, Florida with assets of $409 million at September 30, 1996, and merged Suncoast into the Bank. The merger has increased the Company's market share, particularly in Broward County, has allowed the Company to achieve economies associated with an in-market merger, and, in the view of management, will enable the Company to compete more effectively with larger financial institutions in South Florida. Of Suncoast's six branch offices in South Florida, five continue to operate and one has been consolidated with an existing Bank branch office. As part of the Suncoast acquisition, the Company acquired approximately $95.8 million in commercial real estate loans and $14.1 million in real estate construction loans, and has greatly expanded its mortgage loan servicing activities to include processing loan payments, remitting principal and interest to investors, administering escrow funds and providing other services in the administration of mortgage loans. The Company is an approved seller/servicer for GNMA, the Federal Home Loan Mortgage Corporation ("FHLMC") and Fannie Mae. The Company also services loans under contracts with the FDIC and other financial institutions. See "Business of BankUnited Financial Corporation-Commercial Real Estate Lending," "--Real Estate Construction Lending," and "Commercial Business Lending" contained in Appendix A to this Prospectus.

                                THE TRUST ISSUER

BANKUNITED CAPITAL  II

         The Trust Issuer, BankUnited Capital II, is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Company, as depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 19, 1997. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). The Trust Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire Junior Subordinated Debentures issued by the Company and
(iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust Issuer.

         All of the Common Securities will be owned by the Company. The Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from an event of default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities-Subordination of the Common Securities." The Company will acquire the Common Securities in an aggregate Liquidation Amount equal to 4% of the total capital of the Trust Issuer. The Trust Issuer has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The Trust Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. The trustees for the Trust Issuer will be The Bank of New York, as the Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Trust Issuer Trustees"). The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act. The Bank of New York will also act as guarantee trustee under the Guarantee and the Indenture. See "Description of the Guarantee" and "Description of the Junior Subordinated Debentures." The holder of the Common Securities or the holders of a majority in Liquidation Amount of the Preferred Securities if an event of default under the Trust Agreement resulting from an event of default under the Indenture has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the Company as the holder of the Common Securities. The duties and obligations of the Trust Issuer Trustees are governed by the Trust Agreement. The Company will pay all fees and expenses related to the Trust Issuer and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust Issuer pursuant to the Expense Agreement.

                                 USE OF PROCEEDS

         All of the proceeds from the sale of the Preferred Securities will be invested, together with the proceeds from the sale of the Common Securities, by the Trust Issuer in Junior Subordinated Debentures. The Company intends to use the proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, but not limited to, acquisitions by either the Company or the Bank (although there presently exist no agreements or understandings with respect to any such acquisition), capital contributions to the Bank to support growth and for working capital, and possible repurchase of shares of the Company's preferred stock, subject to acceptable market conditions.

                       MARKET FOR THE PREFERRED SECURITIES

         The Preferred Securities have been approved for quotation on the NASDAQ Stock Market's National Market under the symbol "BKUNZ." Although the Underwriters have informed the Company that they presently intend to make a market in the Preferred Securities, the Underwriters are not obligated to do so and any such market making may be discontinued at any time. Accordingly, there is no assurance that an active and liquid trading market will develop or, if developed, that such a market will be sustained. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."

                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Trust Issuer will be treated as a subsidiary of the Company and, accordingly, the Trust Issuer's financial statements will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated statements of financial condition of the Company under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures of the Company" and appropriate disclosures about the Preferred Securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as a component of non-interest expense in the consolidated statements of operations.

         In its future financial reports, the Company will: (i) present the Preferred Securities on the Company's statements of financial condition as a separate line item entitled "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures of the Company;" (ii) include in a footnote to the financial statements disclosure that the sole assets of the Trust Issuer are the Junior Subordinated Debentures specifying the principal amount, interest rate and maturity date of Junior Subordinated Debentures held; and (iii) if Staff Accounting Bulletin No. 53 treatment is sought, include, in an audited footnote to the financial statements, disclosure that (a) the Trust Issuer is wholly owned, (b) the sole assets of the Trust Issuer are its Junior Subordinated Debentures, and (c) the obligations of the Company under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust Issuer's obligations under the Preferred Securities.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, as adjusted to give effect to the consummation of the offering of the Preferred Securities. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company contained in Appendix A to this Prospectus and the Company's March 31, 1997 Operating Results and Financial Information attached as Appendix B to this Prospectus.

                                                                                               AS
                                                                         ACTUAL             ADJUSTED
                                                                         ------             --------
                                                                          (Dollars in thousands,
                                                                         except per share amounts)
Deposits.............................................................  $ 1,011,475        $ 1,011,475
FHLB advances........................................................      251,484            251,484
Subordinated notes...................................................          775                775
                                                                       -----------        -----------
     Total deposits and borrowed funds...............................    1,263,734          1,263,734
                                                                       -----------        -----------
Company Obligated Mandatorily Redeemable Preferred
   Securities of Subsidiary Trusts Holding Solely Junior
   Subordinated Deferrable Interest Debentures of the
   Company (2).......................................................       70,000            110,000
                                                                       -----------        -----------
Stockholders' equity:
 Preferred Stock, Series B, 8% Convertible and 9% Perpetual,
   $.01 par value; authorized--10,000,000 shares; issued and
   outstanding--2,998,688 shares(1)..................................           30                 30
 Class A Common Stock, $.01 par value; authorized--30,000,000
   shares; issued and outstanding--8,571,246 shares..................           85                 85
 Class B Common Stock, $.01 par value; authorized--3,000,000
   shares, issued and outstanding--275,938 shares....................            3                  3
 Additional paid-in capital..........................................       90,608             90,608
 Retained earnings...................................................        9,272              9,272
 Net unrealized losses on securities available for sale, net of tax..       (1,095)            (1,095)
                                                                       ------------       -----------
    Total stockholders' equity.......................................       98,903             98,903
                                                                       -----------        -----------
    Total deposits, borrowed funds and stockholders' equity..........  $ 1,432,637        $ 1,472,637
                                                                       ===========        ===========

(1)      Such shares had an aggregate liquidation preference of $34.1 million at March 31, 1997.
(2)      As described herein, for the Preferred Securities offered hereby the sole asset of the Trust Issuer will be $41.6 million aggregate principal amount of the Junior Subordinated Debentures issued by the Company to the Trust Issuer. The Junior
         Subordinated Debentures will bear interest at the annual rate of 9.60% of the principal amount thereof, payable quarterly and will mature on June 30, 2027. The Company owns all of the Common Securities of the Trust Issuer.

            SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA


         The information at or for the six months ended March 31, 1997 and 1996 is unaudited, but in the opinion of management reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the six months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The summary consolidated financial information should be read in conjunction with (i) the Company's Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996 attached as Appendix A to this Prospectus;
(ii) the Company's March 31, 1997 Operating Results and Financial Information attached as Appendix B to this Prospectus; and (iii) the Financial Statements of Suncoast attached as Appendix C to this Prospectus.


                                              AT OR FOR THE SIX
                                                MONTHS ENDED
                                                   MARCH 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                             ------------------        -----------------------------------------------------
                                             1997(1)      1996         1996        1995         1994         1993       1992
                                             ----         ----         ----        ----         ----         ----       ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income.......................... $   43,696    $  23,326    $  52,132    $  39,419   $   30,421   $  25,722    $24,243
Interest expense.........................     27,241       16,030       34,622       26,305       16,295      12,210     14,022
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Net interest income before provision
  (credit) for loan losses...............     16,455        7,296       17,510       13,114       14,126      13,512     10,221
Provision (credit) for loan losses.......        415         (300)        (120)       1,221        1,187       1,052         70
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Net interest income after provision
  (credit) for loan losses...............     16,040        7,596       17,630       11,893       12,939      12,460     10,151
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Non-interest income:
Service fees.............................      1,449          281          597          423          358         221        142
Gain on sales of loans and
  mortgage-backed securities, net........          2            3            5          239          150       1,496         94
(Loss) gain on sales of other assets,
  net(2).................................         --           (7)          (6)       9,569           --          --          2
Other....................................        150           10           53            6           46           2         25
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
  Total non-interest income..............      1,601          287          649       10,237          554       1,719        263
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Non-interest expense:
Employee compensation and benefits.......      4,436        2,023        4,275        3,997        3,372       2,721      1,986
Occupancy and equipment..................      1,615          786        1,801        1,727        1,258         978        940
Insurance (3)............................        471          469        3,610        1,027          844         835        697
Professional fees........................        542          477          929        1,269          833         543        542
Preferred Dividends of Trust Subsidiary..      1,355           --           --           --           --          --         --
Other....................................      3,515        1,537        3,421        4,129        3,579       2,746      2,002
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
  Total non-interest expense.............     11,934        5,292       14,036       12,149        9,886       7,823      6,167
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Income before income taxes and Preferred
  Stock dividends........................      5,707        2,591        4,243        9,981        3,607       6,356      4,247
Provision for income taxes(4)............      2,265          987        1,657        3,741        1,328       2,318      1,538
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Net income before Preferred Stock
  dividends..............................      3,442        1,604        2,586        6,240        2,279       4,038      2,709
Preferred Stock dividends................      1,449        1,072        2,145        2,210        2,069       1,513        875
                                          ----------    ---------    ---------    ---------   ----------   ---------    -------
Net income after Preferred Stock
  dividends.............................. $    1,993    $     532    $     441    $   4,030   $      210   $   2,525    $ 1,834
                                          ==========    =========    =========    =========   ==========   =========    =======
FINANCIAL CONDITION DATA:
Total assets............................. $1,453,161    $ 738,491    $ 824,360    $ 608,415   $  551,075   $ 435,378    $345,931
Loans receivable, net, and
  mortgage-backed securities(5)..........  1,319,181      630,519      716,550      506,132      470,154     313,899    250,606
Investments, overnight deposits, tax
  certificates, repurchase agreements,
  certificates of deposits and other
  interest earning assets................     55,917       86,336       87,662       88,768       64,783     100,118     83,445
Total liabilities........................  1,284,258      669,023      755,249      562,670      509,807     397,859    322,907
Deposits.................................  1,011,475      423,568      506,106      310,074      347,795     295,108    275,026
Borrowings...............................    252,259      239,775      237,775      241,775      158,175      97,775     42,241
Trust Preferred Securities...............     70,000           --           --           --           --          --         --
Total stockholders' equity...............     98,903       69,468       69,111       45,745       41,268      30,273     16,797
Common stockholders' equity..............     64,799       45,155       44,807       21,096       16,667      17,162     11,134
PER COMMON SHARE DATA:
Primary earnings per common share and
  common equivalent share................ $      .25    $     .18    $     .10    $    1.77   $      .10   $    1.42    $  1.27
                                          ==========    =========    ---------    ---------   ==========   =========    =======
Earnings per common share assuming
  full dilution.......................... $      .25    $     .18    $     .10    $    1.26   $      .10   $    1.00    $   .92
                                          ==========    =========    ---------    =========   ==========   =========    =======
Weighted average number of common shares
  and common equivalent shares assumed
  outstanding during the period:
  Primary................................  7,952,197    3,022,388    4,558,521    2,296,021    2,175,210   1,773,264    1,448,449
  Fully diluted..........................  8,674,187    3,035,458    4,558,521    4,158,564    2,175,210   3,248,618    2,376,848
Equity per common share.................. $     7.32    $    7.49    $    7.85    $   10.20   $     8.33   $    8.86    $    8.51
Fully converted tangible equity per
  common share........................... $     6.50    $    7.16    $    7.13    $    8.15   $     7.39   $    7.57    $    6.86

                                                        (Continued on next page)

                                                 AT OR FOR THE SIX
                                                   MONTHS ENDED
                                                      MARCH 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                ------------------        -----------------------------------------------------
                                                1997(1)      1996         1996        1995         1994         1993       1992
                                                -------      ----         ----        ----         ----         ----       ----
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED FINANCIAL RATIOS: (Annualized
   where appropriate)
PERFORMANCE RATIOS:
Return on average assets(6).................      .58%         .50%         .36%        1.10%         .46%       1.12%       .92%
Return on average common equity.............     8.37         4.10         1.30        22.60         1.21       18.55      17.68
Return on average total equity..............     7.74         6.34         4.30        14.70         5.84       14.07      14.72
Interest rate spread........................     2.56         1.96         2.10         2.12         2.78        3.59       3.34
Net interest margin.........................     2.91         2.35         2.51         2.39         3.01        3.87       3.63
Dividend payout ratio(7)....................    42.10        66.83        82.95        35.42        96.79       40.66      34.97
Ratio of earnings to combined fixed
  charges and preferred stock dividends(8):
   Excluding interest on deposits...........     1.37         1.10         1.05         1.52         1.07        1.87       1.83
   Including interest on deposits...........     1.11         1.05         1.02         1.21         1.03        1.27       1.18
Total loans, net, and mortgage-backed
  securities to total deposits..............   130.42       148.86       141.58       163.13       134.40      109.65      91.12
Non-interest expenses to average assets.....     1.79         1.65         1.97         2.14         2.04        2.18       2.09
Efficiency ratio(9).........................    62.80        68.60        76.45        14.58        66.06       45.17      57.76
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total
  loans.....................................      .82%         .95%         .99%        1.02%        1.07%       1.54%       .45%
Ratio of non-performing assets to total
  loans, real estate owned and tax
  certificates..............................      .93         1.24         1.14         1.35         1.41        1.78        .66
Ratio of non-performing assets to total
  assets....................................      .79          .99          .95         1.10         1.17        1.46        .50
Ratio of charge-offs to total loans.........      .04          .04          .08          .13          .39         .07         --
Ratio of loan loss allowance to total loans.      .24          .38          .34          .32          .20         .38        .11
Ratio of loan loss allowance to
  non-performing loans......................    28.92        40.24        33.74        31.54        18.89       24.70      25.41
CAPITAL RATIOS:
Ratio of average common equity to average
  total assets..............................     4.03%        4.06%        4.78%        3.14%        3.58%       3.79%      3.51%
Ratio of average total equity to average
  total assets..............................     7.52         7.91         8.44         7.47         8.05        7.99       6.24
Tangible capital-to-assets ratio(10)........     8.39         7.10         7.01         7.09         6.65%       7.56%      6.66%
Core capital-to-assets ratio(10)............     8.39         7.10         7.01         7.09         6.65        7.56       6.66
Risk-based capital-to-assets ratio(10)......    13.34        14.97        14.19        15.79        14.13       15.85      14.42

----------
(1)      Includes operations of Suncoast, from date of acquisition.

(2)      In 1995, the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.

(3)      In 1996, the Company recorded a one time SAIF special assessment of $2.6 million ($1.6 million after tax).

(4)      Amount reflects expense from change in accounting principle of $195,000 for fiscal 1994. See Note 15 to Notes to
         Consolidated Financial Statements contained in Appendix A to this Prospectus.

(5)      Does not include mortgage loans held for sale.

(6)      Return on average assets is calculated before payment of preferred stock dividends.

(7)      The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.

(8)      The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.

(9)      Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(10)     Regulatory capital ratio of the Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF MARCH 31, 1997 OPERATING
RESULTS AND FINANCIAL CONDITION


The following discussion and analysis presents a review of the consolidated operating results and financial condition of the Company for the three and six month periods ended March 31, 1997 and 1996. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in the Company's Annual Report on Form 10-K/A for the year ended September 30, 1996 attached as Appendix A to this Prospectus and with the consolidated financial statements for the three months and six months ended March 31, 1997 and 1996 attached as Appendix B to this Prospectus.


COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996.

NET INCOME AFTER PREFERRED STOCK DIVIDENDS

The Company had net income after preferred stock dividends of $1.1 million for the three months ended March 31, 1997, compared to net income after preferred stock dividends of $157,000 for the three months ended March 31, 1996. All major categories of income and expense increased significantly in the three months ended March 31, 1997 as compared to the three months ended March 31, 1996 and reflect the significant growth the Company has experienced in the last year. A significant factor in such growth was the acquisition of Suncoast, which was completed on November 15, 1996 and the operations of which are included in the Company's Consolidated Statement of Operations for the three months ended March 31, 1997. Below is a more detailed discussion of each major category of income and expenses.

NET INTEREST INCOME

Net interest income increased $5.6 million, or 148.8%, to $9.4 million for the three months ended March 31, 1997 from $3.8 million for the three months ended March 31, 1996. This increase is attributable to an expansion of the net interest rate spread of 61 basis points, to 2.52% for the three months ended March 31, 1997 from 1.91% for the three months ended March 31, 1996, and an increase in average interest-earning assets of $603.8 million, or 92.6%, to $1,256.0 million for the three months ended March 31, 1997 from $652.2 million for the three months ended March 31, 1996, offset by an increase in average interest-bearing liabilities of $552.7 million, or 91.4%, to $1,158 million for the three months ended March 31, 1997 from $605.0 million for the three months ended March 31, 1996. Approximately $400.0 million of the increase in average interest earning assets for the three months ended March 31, 1997 is a result of the acquisition of Suncoast. The remaining increase in average interest earning assets is due primarily to loan purchases. The average yield on interest-earning assets increased 36 basis points to 7.71% for the three months ended March 31, 1997 from 7.35% for the three months ended March 31, 1996. The increase in average yield is attributable to an increase in the yield on loans receivable relating primarily to commercial real estate and construction loans acquired with Suncoast. Suncoast had a greater percentage of higher yielding commercial real estate and construction loans than BankUnited.

The increase in interest income of $12.2 million, or 101.7%, to $24.2 million for the three months ended March 31, 1997 from $12.0 million for the three months ended March 31, 1996, reflects increases in interest and fees on loans of $11.6 million. The average yield on loans receivable increased to 7.93% for the three months ended March 31, 1997 from 7.60% for the three months ended March 31, 1996 and the average balance of loans receivable increased $565.9 million, or 114.1%, to $1,062.0 million for the three months ended March 31, 1997. Approximately $360.0 million of the increase in loans is due to the acquisition of Suncoast and, as stated above, the increase in the yield on loans is also attributable to Suncoast.

The increase in interest expense of $6.6 million, or 80.2%, to $14.9 million for the three months ended March 31, 1997 from $8.2 million for the three months ended March 31, 1996 primarily reflects an increase in interest expense on interest bearing deposits of $7.1 million, or 143%, from $4.8 million for the three months ended March 31, 1996, to $12.0 million for the three months ended March 31, 1997. This increase is due to an increase in average interest bearing deposits of $567 million, or 152%, from $373.0 million for the three months ended March 31, 1996 to $940 million for the three months ended March 31, 1997. Approximately $300.0 million of this increase represents deposits acquired with Suncoast. The average rate paid on interest bearing deposits decreased 6 basis points from 5.19% for the three months ended March 31, 1996 to 5.13 % for the three months ended March 31, 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the three months ended March 31, 1997 was $165,000 as compared with no provision for loan losses for the three months ended March 31, 1996. The provision for loan losses represents management's estimate of the charge to operations after reviewing the nature, volume, delinquency status and inherent risk in the loan portfolio in relation to the allowance for loan losses.

NON-INTEREST INCOME

Non-interest income for the three months ended March 31, 1997 was $1.0 million compared with $129,000 for the three months ended March 31, 1996, an increase of $872,000. Of this increase, $481,000 represents loan servicing fees (net of amortization of capitalized servicing rights) from operations acquired with Suncoast. The remaining increase is primarily attributable to service fees on deposits reflecting the increase in the amount of deposits outstanding. The Company also received a payment of $65,000 in connection with the late delivery by the seller of purchased residential loans.

NON-INTEREST EXPENSES

Operating expenses increased $4.3 million, or 157%, to $7.1 million for the three months ended March 31, 1997 compared to $2.8 million for the three months ended March 31, 1996. The increase in expenses is attributable to the preferred dividends of the trust subsidiary and growth the Company has experienced, including the expenses of Suncoast's operations. Preferred dividends of the trust subsidiary were $1.3 million for the three months ended March 31, 1997. There was no comparable expense in the three months ended March 31, 1996 since the preferred securities were issued in December 1996 and March 1997.

INCOME TAXES

The income tax provision was $1.2 million for the three months ended March 31, 1997 compared to $430,000 for the three months ended March 31, 1996. The increase in income taxes is the result of the Company's higher pre-tax earnings during the three months ended March 31, 1997, compared to the three months ended March 31, 1996.

PREFERRED STOCK DIVIDENDS

Preferred stock dividends for the three months ended March 31, 1997 were $777,000, an increase of $241,000, or 45.0%, as compared to $536,000 for the three months ended March 31, 1996. This increase is the result of dividends paid on the 8% Noncumulative Convertible Preferred Stock, Series 1996, issued in connection with the acquisition of Suncoast, partially offset by the conversion of the Noncumulative Convertible Preferred Stock, Series C and C-II in February 1997.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND
1996.

NET INCOME AFTER PREFERRED STOCK DIVIDENDS

The Company had net income after preferred stock dividends of $2.0 million for the six months ended March 31, 1997, compared to net income after preferred stock dividends of $532,000 for the six months ended March 31, 1996. All major categories of income and expense increased significantly in the six months ended March 31, 1997 as compared to the six months ended March 31, 1996 and reflect the significant growth the Company has experienced in the last year. A significant factor in such growth was the acquisition of Suncoast, which was completed on November 15, 1996. The Company's Consolidated Statement of Operations for the six months ended March 31, 1997 reflects Suncoast's operations for the four and one-half months after the date of acquisition. Below is a more detailed discussion of each major category of income and expenses.

NET INTEREST INCOME

Net interest income increased $9.2 million, or 120.6%, to $16.5 million for the six months ended March 31, 1997 from $7.3 million for the six months ended March 31, 1996. This increase is attributable to an expansion of the net interest rate spread of 60 basis points, to 2.56% for the six months ended March 31, 1997 from 1.96% for the six months ended March 31, 1996 and an increase in average interest-earning assets of $498.6 million, or 79.5%, to $1,126 million for the six months ended March 31, 1997 from $627.1 million for the six months ended March 31, 1996, offset by an increase in average interest-bearing liabilities of $467.6 million, or 80.3%, to $1,050 million for the six months ended March 31, 1997 from $582.4 million for the six months ended March 31, 1996. Approximately $300.0 million of the increase in average interest earning assets for the six months ended March 31, 1997 is a result of the acquisition of Suncoast. The remaining increase in average interest earning assets is due primarily to loan purchases. The average yield on interest-earning assets increased 32 basis points to 7.75% for the six months ended March 31, 1997 from 7.43% for the six months ended March 31, 1996. The increase in average yield is attributable to an increase in the yield on loans receivable relating primarily to commercial real estate and construction loans acquired with Suncoast. Suncoast had a greater percentage of higher yielding commercial real estate and construction loans than BankUnited.

The increase in interest income of $20.4 million, or 87.3%, to $43.7 million for the six months ended March 31, 1997 from $23.3 million for the six months ended March 31, 1996, reflects increases in interest and fees on loans of $19.5 million. The average yield on loans receivable increased to 7.96% for the six months ended March 31, 1997 from 7.64% for the six months ended March 31, 1996 and the average balance of loans receivable increased $468.1 million, or 98.2%, to $944.8 million for the six months ended March 31, 1997. Approximately $270 million of the increase in loans is due to the acquisition of Suncoast and, as stated above, the increase in the yield on loans is also attributed to Suncoast.

The increase in interest expense of $11.2 million, or 69.9%, to $27.2 million for the six months ended March 31, 1997 from $16.0 million for the six months ended March 31, 1996 primarily reflects an increase in interest expense on interest bearing deposits of $11.7 million, or 130%, from $9.0 million for the six months ended March 31, 1996, to $20.8 million for the six months ended March 31, 1997. This increase is due to an increase in average interest bearing deposits of $470.0 million, or 135%, from $348.0 million for the six months ended March 31, 1996 to $818.0 million for the six months ended March 31, 1997. Approximately $275.0 million of this increase represents deposits acquired with Suncoast. The average rate paid on interest bearing deposits decreased 10 basis points from 5.19% for the six months ended March 31, 1996 to 5.09% for the six months ended March 31, 1997.

PROVISION FOR LOAN LOSSES

The provision for loan losses for the six months ended March 31, 1997 was $415,000 as compared with a credit for loan losses of $300,000 for the six months ended March 31, 1996. The credit in 1996 was due to a recovery of approximately $1.0 million as a result of a legal settlement relating to certain loans previously purchased. The provision for loan losses represents management's estimate of the charge to operations after reviewing the nature, volume, delinquency status and inherent risk in the loan portfolio in relation to the allowance for loan losses.

NON-INTEREST INCOME

Non-interest income for the six months ended March 31, 1997 was $1.6 million compared with $287,000 for the six months ended March 31, 1996, an increase of $1.3 million. Of this increase, $742,000 represents loan servicing fees (net of amortization of capitalized servicing rights) from operations acquired with Suncoast. The remaining increase is primarily attributable to service fees on deposits reflecting the increase in the amount of deposits outstanding. The Company also received a payment of $65,000 for the late delivery of purchased residential loans.

NON-INTEREST EXPENSES

Operating expenses increased $6.6 million, or 126%, to $11.9 million for the six months ended March 31, 1997 compared to $5.3 million for the six months ended March 31, 1996. The increase in expenses is attributable to the preferred dividends of the trust subsidiary, and the growth the Company has experienced including the expenses of Suncoast's operations. Preferred dividends of the trust subsidiary were $1.4 million for the six months ended March 31, 1997 compared with no expense in the six months ended March 31, 1996 since the preferred securities were issued in December 1996 and March 1997.

INCOME TAXES

The income tax provision was $2.3 million for the six months ended March 31, 1997 compared to $987,000 for the six months ended March 31, 1996. The increase in income taxes is the result of the Company's higher pre-tax earnings during the six months ended March 31, 1997, compared to the six months ended March 31, 1996.

PREFERRED STOCK DIVIDENDS

Preferred stock dividends for the six months ended March 31, 1997 were $1.4 million, an increase of $377,000, or 35.2%, as compared to $1.1 million for the six months ended March 31, 1996. This increase is the result of dividends paid on the 8% Noncumulative Convertible Preferred Stock, Series 1996, issued in connection with the acquisition of Suncoast, partially offset by the conversion of the Noncumulative Convertible Preferred Stock, Series C and CII in February 1997.

DISCUSSION OF FINANCIAL CONDITION CHANGES FROM SEPTEMBER 30, 1996 TO MARCH 31, 1997.

ASSETS

Total assets increased by $626.0 million, or 76.0%, from $824.0 million at September 30, 1996, to $1.45 billion at March 31, 1997, due primarily to the acquisition of Suncoast Savings and Loan Association, FSA ("Suncoast") on November 15, 1996 and internally generated growth. On the date of the acquisition, Suncoast had total assets of $435.7 million.

Cash and due from banks increased $15.1 million from $5.5 million as of September 30, 1996 to $20.6 million at March 31, 1997. This increase is primarily due to additional cash requirements as a result of the acquisition of Suncoast's mortgage loan servicing operations.

The Company's short-term investments, consisting of Federal Home Loan Bank ("FHLB") overnight deposits and federal funds sold, decreased by $22.6 million, or 79.0%, to $6.0 million at March 31, 1997, from $28.6 million at September 30, 1996. This decrease is due primarily to investing in loans receivable.

Mortgage-backed securities available for sale increased $44.7 million or 80.5% from $55.5 million at September 30, 1996 to $100.2 million at March 31, 1997, due primarily to $18.7 million of mortgage-backed securities acquired with Suncoast and the purchase of $33.8 million of mortgage backed securities. All mortgage backed-securities acquired with Suncoast as well as all mortgage backed-securities purchased in the six months ended March 31, 1997 have been classified as available for sale.

The Company's net loan portfolio increased by $553.6 million, or 85.6%, to $1.2 billion at March 31, 1997, from $646.4 million at September 30, 1996, primarily due to the acquisition of $360.1 million of loans with Suncoast and the purchase of $224.2 million of residential loans.

The increase in mortgage servicing rights, goodwill, prepaid expenses and other assets totaling $30.7 million relates to the acquisition of Suncoast. In the second quarter, the Company sold $292.0 million of GNMA mortgage servicing rights for $4.7 million. No gain or loss was recorded on the sale.

Non-performing assets as of March 31, 1997 were $11.5 million, which represents an increase of $3.7 million or 47.4% from $7.8 million as of September 30, 1996. Non-performing assets as a percentage of total assets declined 16 basis points from .95% as of September 30, 1996 to .79% as of March 31, 1997. $2.4 million of non-performing assets were acquired with Suncoast.

The allowance for loan losses increased $733,000 from $2.2 million as of September 30, 1996 to $2.9 million as of March 31, 1997. The increase was attributable primarily to the allowance acquired from Suncoast of $775,000.

The following table sets forth information concerning the Company's non-performing assets for the periods indicated.


                                                     MARCH 31,     SEPTEMBER 30,
                                                       1997            1996
                                                     ---------     -------------
                                                       (Dollars in thousands)

Non-accrual loans (1)                                 $ 7,673          $ 4,939
Restructured loans                                      1,686            1,457
Loans past due 90 days and still accruing                 581               --
                                                      -------          -------
         Total non-performing loans                     9,940            6,396
Non-accrual tax certificates                              761              800
REO                                                       816              632
                                                      -------          -------
         Total non-performing assets                  $11,517          $ 7,828
                                                      =======          =======
Allowance for tax certificates                        $   658          $   614
Allowance for loan losses                               2,875            2,158
                                                      -------          -------
         Total allowance                              $ 3,533          $ 2,772
                                                      =======          =======
Non-performing assets as a percentage of
   total assets                                           .79%             .95%
Non-performing loans as a percentage of
   total loans                                            .82%             .99%
Allowance for loan losses as a percentage of
   total loans                                            .24%             .34%
Allowance for loan losses as a percentage of
   non-performing loans                                 28.92%           33.74%
-----------
(1) In addition, management had concerns as to the borrower's ability to comply with present repayment terms on $1,794,000 and $109,000 of accruing loans as of March 31, 1997 and September 30, 1996, respectively. A substantial portion of this increase is due to one commercial real estate loan with a balance of $1,258,000 which, although now current, had in the past become 90 days past due. The loan to value ratio on the loan is approximately 70%.

         The following table sets forth information regarding the Company's allowance for loan losses for the periods indicated:

                                                                 For the               For the
                                                               Six Months            Six Months
                                                                  Ended                 Ended
                                                                March 31,             March 31,
                                                                   1997                  1996
                                                              -------------         -------------
                                                                        (In thousands)
Allowance for loan losses balance (at beginning of period)..  $       2,158         $       1,469
Provision (credit) for loan losses..........................            415                  (300)
Allowance from Bank of Florida..............................             --                   183
Allowance from Suncoast ....................................            775                    --
Loans Charged off:
One-to-four family residential loans........................           (492)                 (248)
Commercial and other........................................             --                    --
                                                              -------------         -------------
     Total..................................................           (492)                 (248)
                                                              -------------         -------------
Recoveries:
One-to-four family residential loans........................              8                 1,038
Commercial and other........................................             11                    --
                                                              -------------         -------------
     Total..................................................             19                 1,038
                                                              -------------         -------------
Allowance for loan losses, balance (at end of period).......  $       2,875         $       2,142
                                                              =============         =============

LIABILITIES

Deposits increased by $505.4 million, or 99.8%, to $1.0 billion at March 31, 1997 from $506.1 million at September 30, 1996. Of this growth, $323.7 million was acquired with Suncoast; $39.8 million of the increase represents growth in former Suncoast branches since acquisition; $76.0 million represents growth in the three branches opened in the last 18 months; and $22.0 million represents deposits from the State of Florida. Management believes this strong deposit growth is primarily attributable to the Company offering competitive interest rates and personalized service. The Company intends to open 6 or more branches by June 30, 1998.

FHLB advances were $251.5 million at March 31, 1997, up $14.5 million from $237.0 million at September 30, 1996. This increase was the result of FHLB advances assumed by BankUnited in connection with the Suncoast acquisition.

CAPITAL

The Company's total stockholders' equity was $98.9 million at March 31, 1997, an increase of $29.8 million, or 43.1%, from $69.1 million at September 30, 1996. The increase is due primarily to the issuance of 2,199,930 shares of Class A Common Stock and 920,000 shares of 8% Noncumulative Convertible Preferred Stock, Series 1996, issued in connection with the Suncoast acquisition. The recorded value of the stock issued in the Suncoast acquisition was $27.8 million.

In December 1996, the Company's subsidiary, BankUnited Capital, issued $50 million of Trust Preferred Securities and in March 1997, BankUnited Capital issued an additional $20 million of Trust Preferred Securities. (See Note 3 of the condensed notes to consolidated financial statements). The net proceeds from the sales of the Trust Preferred Securities were $67.4 million. These funds were available for contributions as additional capital to the Bank to enable the Bank to continue its expansion. In the six months ended March 31, 1997, BankUnited Financial Corporation contributed $40 million of additional capital to the Bank.

In February 1997, the holder of the Company's Series C and Series C-II classes of preferred stock exercised the right to convert both classes to Class A common stock at exchange ratios of 1.45475 shares of Class A common stock for each share of Series C preferred stock and 1.3225 shares of Class A common stock for each share of Series C-II preferred stock. The Company had previously exercised its right to call both classes of preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

OTS regulations require that savings institutions, such as the Bank, maintain specified levels of liquid investments in cash, United States government securities and other qualifying investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 5.0% of its net withdrawal deposit accounts plus short term borrowings, of which short term liquid assets must consist of not less than 1%. As of March 31, 1997, the Bank had liquid assets and short term liquid assets of 6.2% and 2.4%, respectively, which was in compliance with these requirements.

ASSET AND LIABILITY MANAGEMENT

The Company's net earnings depend primarily on its net interest income, which is the difference between interest income received on its interest-earning assets (principally loans, short-term and long-term investments, and mortgage-backed securities) and interest expense paid on its interest-bearing liabilities (principally deposits and FHLB advances).

GAP TABLE. The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1997, which are expected to reprice or mature in each of the future time periods shown.

                                                                                   AT MARCH 31, 1997
                                                  --------------------------------------------------------------------------------
                                                                            INTEREST SENSITIVITY PERIOD (1)
                                                  --------------------------------------------------------------------------------
                                                                                                               NON-
                                                  6 MONTHS    6 MONTHS   OVER 1 -    OVER 5 -    OVER 10-   INTEREST
                                                   OR LESS    - 1 YEAR     5 YEARS   10 YEARS      YEARS     EARNING      TOTAL
                                                  --------    ---------  ---------   --------    ---------  ---------   ----------
                                                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
    Investments, tax certificates, Federal
    funds sold, FHLB overnight
    deposits and other interest
    earning assets, at cost......................  $  30,696  $  11,774  $  13,279  $      35    $     133  $      --  $    55,917
    Mortgage-backed securities...................      7,643      4,764     50,799     19,772       30,396         --      113,374
 Loans:
    Adjustable-rate mortgages....................    586,267    200,004    153,546      6,459           --      7,041      953,317
    Fixed-rate mortgages.........................     19,688     24,567     94,475     54,769       50,964        494      244,957
    Commercial and consumer loans................      8,596        377      1,298         --           --        137       10,408
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
       Total loans...............................    614,551    224,948    249,319     61,228       50,964      7,672    1,208,682
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
       Total interest-earning assets.............    652,890    241,486    313,397     81,035       81,493      7,672    1,377,973
       Total non-interest-earning assets.........         --         --         --         --           --     75,188       75,188
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
       Total assets..............................    652,890    241,486    313,397     81,035       81,493     82,860    1,453,161
                                                   =========  =========  =========  =========    =========  =========  ===========
Interest-bearing liabilities:
    Customer deposits:
       Money market and NOW accounts.............     69,598         --         --         --           --     20,220       89,818
       Passbook accounts.........................    154,209         --         --         --           --         --      154,209
       Certificate accounts......................    421,706    211,389    134,353         --           --         --      767,448
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
Total customer deposits..........................    645,513    211,389    134,353         --           --     20,220    1,011,475
Borrowings:
    FHLB advances................................    170,000     25,000     55,000      1,484           --         --      251,484
    Other borrowings.............................         --         --         --        460          315         --          775
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
    Total borrowings.............................    170,000     25,000     55,000      1,944          315         --      252,259
    Total interest-bearing liabilities...........    815,513    236,389    189,353      1,944          315     20,220    1,263,734
Total non-interest-bearing liabilities...........         --         --         --         --           --     20,524       20,524
Trust Preferred..................................         --         --         --         --       70,000         --       70,000
Stockholders' equity.............................         --         --         --         --           --     98,903       98,903
                                                   ---------  ---------  ---------  ---------    ---------  ---------  -----------
    Total liabilities and stockholders' equity...    815,513    236,389    189,353      1,944       70,315    139,647    1,453,161
                                                   =========  =========  =========  =========    =========  =========  ===========
Total interest-earning assets less
    interest-bearing liabilities ("GAP").........   (162,623)     5,097    124,044     79,091       11,178    (56,787)          --
                                                   =========  =========  =========  =========    =========  =========  ===========
Ratio of GAP to total assets.....................     -11.19%      0.35%      8.54%      5.44%        0.77%     -3.91%
                                                   =========  =========  =========  =========    =========  =========
Cumulative excess (deficiency) of
    interest-earning assets over interest-
    bearing liabilities..........................  (162,623)   (157,526)   (33,482)    45,609       56,787
                                                   =========  =========  =========  =========    =========
Cumulative excess (deficiency) of
    interest-earning assets over interest-
    bearing liabilities, as a percentage
    of total assets..............................     -11.19%    -10.84%     -2.30%      3.14%        3.91%
                                                   =========  =========  =========  =========    =========

(1) In preparing the table above, certain assumptions have been made with regard to the repricing or maturity of certain assets and liabilities. Assumptions as to prepayments on first and second mortgage loans and mortgage-backed securities were obtained from prepayment rate tables that provide assumptions correlating to recent actual repricing experienced in the marketplace. Assumptions have also been made with regard to payments on tax certificates based on historical experience. Money market, NOW and passbook accounts are assumed to be rate sensitive in six months or less. The rates paid in these accounts, however, are determined by management based on market conditions and other factors and may reprice more slowly than assumed. All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity. The mortgage prepayment rate tables, deposit decay rates and the historical assumptions used regarding payments on tax certificates should not be regarded as indicative of the actual repricing that may be experienced by the Company.

YIELDS EARNED AND RATES PAID

The following tables set forth certain information relating to the categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate period, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                                                 THREE MONTHS ENDED MARCH 31,
                                        --------------------------------------------------------------------------
                                                         1997                                   1996
                                        ------------------------------------     ---------------------------------
                                          AVERAGE                                AVERAGE
                                          BALANCE     INTEREST    YIELD/RATE     BALANCE      INTEREST  YIELD/RATE
                                        ----------    --------    ----------     --------     --------  ----------
                                                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net                 $1,061,931    $ 21,062       7.93%       $495,985     $  9,432     7.60%
  Mortgage-backed securities                93,024       1,551       6.67          53,046          898     6.77
  Short-term investments (1)                48,479         667       5.50          61,867          846     5.41
  Tax certificates                          29,990         541       7.22          27,908          586     8.40
  Long-term investments and
   FHLB stock, net                          22,525         384       6.87          13,349          240     7.23
                                        ----------    --------       ----        --------     --------     ----
        Total interest-earning assets    1,255,949      24,205       7.71         652,155       12,002     7.35
                                        ----------    --------       ----        --------     --------     ----
Interest-bearing liabilities:
  NOW/money market                          98,236         587       2.42          23,156          113     1.96
  Savings                                  142,819       1,595       4.53          53,246          575     4.34
  Certificates of deposit                  699,150       9,705       5.63         296,610        4,121     5.59
  FHLB advances and other
    borrowings                             217,570       2,967       5.45         232.017        3,435     5.86
                                        ----------    --------       ----        --------     --------     ----
        Total interest-bearing
            liabilities                  1,157,775      14,854       5.19         605,029        8,244     5.44
                                        ----------    --------       ----        --------     --------     ----
Excess of interest-earning assets
   over interest-bearing liabilities      $ 98,174                               $ 47,126
                                        ==========                               ========
Net interest income                                   $  9,351                                $  3,758
                                                      ========                                ========
Interest rate spread                                                 2.52%                                 1.91%
                                                                     ====                                  ====
Net interest margin                                                  2.93%                                 2.31%
                                                                     ====                                  ====
Ratio of interest-earning assets to
 interest-bearing liabilities               108.48%                                107.79%
                                        ==========                               ========

--------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

                                                                  SIX MONTHS ENDED MARCH 31,
                                         --------------------------------------------------------------------------
                                                          1997                                 1996
                                         -----------------------------------     ----------------------------------
                                          AVERAGE                                 AVERAGE
                                          BALANCE      INTEREST   YIELD/RATE      BALANCE     INTEREST   YIELD/RATE
                                         ---------     --------   ----------     --------     --------   ----------
                                                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net                  $ 944,782     $ 37,678      7.96%       $476,634     $ 18,198      7.64%
  Mortgage-backed securities                85,784        2,860      6.67          52,693        1,787      6.78
  Short-term investments (1)                40,664        1,134      5.52          50,732        1,449      5.62
  Tax certificates                          33,373        1,297      7.77          31,914        1,347      8.44
  Long-term investments and
    FHLB stock, net                         21,115          727      6.90          15,139          545      7.20
                                         ---------     --------      ----        --------     --------      ----
        Total interest-earning assets    1,125,718       43,696      7.75         627,112       23,326      7.43
                                         ---------     --------      ----        --------     --------      ----
Interest-bearing liabilities:
  NOW/money market                          85,531        1,000      2.34          24,127          239      1.98
  Savings                                  124,313        2,850      4.60          52,846        1,150      4.35
  Certificates of deposit                  608,482       16,919      5.58         271,021        7,643      5.64
  FHLB advances and other
    borrowings                             231,698        6,472      5.53         234,409        6,998      5.87
                                          --------     --------      ----        --------     --------      ----
        Total interest-bearing
            liabilities                  1,050,024       27,241      5.19         582,403       16,030      5.47
                                         ---------     --------      ----        --------     --------      ----
Excess of interest-earning assets
   over interest-bearing liabilities     $  75,694                               $ 44,709
                                         =========                               ========
Net interest income                                    $ 16,455                               $  7,296
                                                       ========                               ========
Interest rate spread                                                 2.56%                                  1.96%
                                                                     =====                                  ====
Net interest margin                                                  2.91%                                  2.35%
                                                                     =====                                  ====
Ratio of interest-earning assets to
 interest-bearing liabilities               107.21%                              107.68%
                                            =======                              =======

--------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

RATE/VOLUME ANALYSIS

The following tables present, for the periods indicated, the change in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) total changes in rate and volume.

                                                              THREE MONTHS ENDED MARCH 31,
                                              --------------------------------------------------------------
                                                                      1997 VS. 1996
                                              --------------------------------------------------------------
                                                                 INCREASE (DECREASE) DUE TO
                                              --------------------------------------------------------------
                                              CHANGES            CHANGES          CHANGES           TOTAL
                                                IN                 IN               IN            INCREASE/
                                              VOLUME              RATE          RATE/VOLUME       (DECREASE)
                                              -------            -------        -----------       ----------
                                                                     (In thousands)
Interest income attributable to:
  Loans                                       $11,058             $ 201            $ 371           $11,630
  Mortgage-backed securities                      677               (14)             (10)              653
  Short-term investments (1)                     (181)               14              (12)             (179)
  Tax certificates                                 44               (83)              (6)              (45)
  Long-term investments and FHLB
     stock                                        159                (4)             (11)              144
                                              -------             -----            -----           -------
       Total interest-earning assets           11,757               114              332            12,203
                                              -------             -----            -----           -------
Interest expense attributable to:
    NOW/money market                              363                26               85               474
    Savings                                       959                24               37             1,020
    Certificates of deposit                     5,547                30                7             5,584
    FHLB advances and other
      borrowings                                 (213)             (237)             (18)             (468)
                                              -------             -----            -----           -------
       Total interest-bearing liabilities       6,656              (157)             111             6,610
                                              -------             -----            -----           -------
Increase in net interest income               $ 5,101             $ 271            $ 221           $ 5,593
                                              =======             =====            =====           =======

------------

(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

                                                               SIX MONTHS ENDED MARCH 31,
                                              -------------------------------------------------------------
                                                                      1997 VS. 1996
                                              -------------------------------------------------------------
                                                                INCREASE (DECREASE) DUE TO
                                              -------------------------------------------------------------
                                              CHANGES            CHANGES          CHANGES           TOTAL
                                                 IN                 IN              IN            INCREASE/
                                               VOLUME              RATE         RATE/VOLUME      (DECREASE)
                                              -------            -------        -----------      ----------
                                                                       (In thousands)
Interest income attributable to:
  Loans                                       $18,651             $ 338            $ 491           $19,480
  Mortgage-backed securities                    1,122               (30)             (19)            1,073
  Short-term investments (1)                     (286)              (26)              (3)             (315)
  Tax certificates                                 62              (107)              (5)              (50)
  Long-term investments and FHLB
     stock                                        210               (13)             (15)              182
                                              -------             -----            -----           -------
       Total interest-earning assets           19,759               162              449            20,370
                                              -------             -----            -----           -------
Interest expense attributable to:
    NOW/money market                              607                44              110               761
    Savings                                     1,551                65               84             1,700
    Certificates of deposit                     9,490               (86)            (128)            9,276
    FHLB advances and other
      borrowings                                  (80)             (413)             (33)             (526)
                                              -------             -----            -----           -------
       Total interest-bearing liabilities      11,568              (390)              33            11,211
                                              -------             -----            -----           -------
Increase in net interest income               $ 8,191             $ 552            $ 416           $ 9,159
                                              =======             =====            =====           =======

------------
(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

LENDING ACTIVITIES

The Company focuses its lending activity on purchasing and originating single-family residential mortgage loans. The Company's lending strategy also includes expanding its commercial real estate, commercial business, and real estate construction lending. The Company also currently offers consumer loans, such as automobile loans and boat loans, primarily as an accommodation to existing customers.

Set forth below is a table showing the Company's loan origination, purchase and sale activity for the periods indicated.

                                                                                 SIX MONTHS ENDED MARCH 31,
                                                                                   1997               1996
                                                                               ------------        -----------
                                                                                        (IN THOUSANDS)
Total loans receivable, net, at beginning of period (1)......................  $     646,385       $   453,350
Loans originated:
   Residential real estate...................................................         84,465            26,895
   Commercial business and consumer..........................................          6,934             9,777
                                                                               -------------       -----------
       Total loans originated................................................         91,399            36,672
Loans acquired with Suncoast/Bank of Florida.................................        360,066             8,116
Loans purchased..............................................................        224,239           131,344
Loans sold...................................................................         (5,982)           (3,429)
Principal payments and amortization of discounts and premiums................       (108,175)          (64,962)
Loans charged off............................................................           (492)             (248)
Transfers to real estate owned, net..........................................         (1,633)             (426)
                                                                               -------------       -----------
       Total loans receivable, net, at end of period(1)......................  $   1,205,807       $   560,417
                                                                               =============       ===========

----------
(1)      Includes loans held for sale.

         The following table sets forth certain information with respect to the composition of the Company's loan portfolio, including mortgage loans held for sale and mortgage-backed securities, as of the dates indicated. For additional information as to the Company's mortgage-backed securities, including carrying values and approximate market values of such securities, see Notes 1 and 4 of the Notes to the Company's Consolidated Financial Statements included in Appendix A hereto.

                                                                        MARCH 31, 1997        SEPTEMBER 30, 1996
                                                                    ----------------------    --------------------
                                                                        AMOUNT     PERCENT      AMOUNT     PERCENT
                                                                    -------------  -------    -----------  -------
                                                                               (Dollars in thousands)
First Mortgage Loans:
  One-to four-family residential loans............................  $   1,011,707   83.9%     $   568,243   87.9%
  Five or more units residential loans............................         31,599    2.6%          12,559    2.0%
  Commercial......................................................        123,530   10.2%          49,318    7.6%
  Construction....................................................         11,558    1.0%              --     --%
  Land............................................................          6,919    .06%           2,648     .4%
Second Mortgages..................................................          5,894    .05%           2,748     .4%
                                                                    ------------- -------     -----------  ------
       Total First and Second Mortgages...........................      1,191,207   98.8%         635,515   98.3%

Consumer Loans....................................................          2,987    0.2%           2,648     .4%
Commercial Business Loans.........................................          7,862    0.7%           5,822     .9%
                                                                    -------------   -----     -----------   -----
       Total Loans................................................      1,202,056   99.7%         643,985   99.6%
Deferred Fees.....................................................          6,626    0.5%           4,558     .7%
Allowance for loan losses.........................................         (2,875)  -0.2%          (2,158)   (.3)%
                                                                    -------------  ------     -----------  ------
       Loans, net.................................................  $   1,205,807  100.0%     $   646,385  100.0%
                                                                    =============             ===========

                     DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL


         The following is a summary of certain terms and provisions of the Preferred Securities. This summary of certain terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement. Where particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


DISTRIBUTIONS


         The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust Issuer. Distributions on such Preferred Securities will be payable at the annual rate of 9.60% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates. The record date will be the 15th day of the month in which the relevant Distribution payment date occurs. Distributions will accumulate from the date of the initial issuance of the Preferred Securities and are cumulative. The first Distribution payment date for the Preferred Securities will be the first payment date following the date of issuance. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

         So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest, quarterly Distributions on the Preferred Securities by the Trust Issuer will also be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 9.60% thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein, shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholders rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.60%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Original Issue Discount."


         The revenue of the Trust Issuer available for distribution to holders of its Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust Issuer will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Junior Subordinated Debentures." If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

         The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures.

SUBORDINATION OF THE COMMON SECURITIES

         Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the Liquidation Amount of the Preferred Securities and the Common Securities; PROVIDED, HOWEVER, that if on any Distribution Date or Redemption Date an event of default under the Indenture shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or, in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

         In the case of any event of default under the Trust Agreement resulting from an event of default under the Indenture, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the Preferred Securities shall have been cured, waived or otherwise eliminated. Until any such events of default under the Trust Agreement shall have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

REDEMPTION


         The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or earlier redemption as provided in the Indenture. The proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption, at a redemption price equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date"). For a description of the Stated Maturity and redemption provisions of the Junior Subordinated Debentures, see "Description of the Junior Subordinated Debentures--General," and "--Redemption or Exchange."

         The Company has the option to redeem the Junior Subordinated Debentures prior to maturity on or after June 30, 2002, in whole at any time or in part from time to time, and thereby cause a mandatory redemption of a Like Amount of the Trust Securities. See "Description of the Junior Subordinated Debentures--Redemption or Exchange." Any time that a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined below) shall occur and be continuing, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part). See "Description of the Junior Subordinated Debentures--Redemption or Exchange."


REDEMPTION PROCEDURES


         Trust Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of a Like Amount of the Junior Subordinated Debentures. Redemptions of the Trust Securities shall be made and the

Redemption Price shall be paid on each Redemption Date only to the extent that the Trust Issuer has funds on hand available for the payment of such Redemption Price. See also "--Subordination of the Common Securities."

         If the Trust Issuer gives a notice of redemption in respect of the Trust Securities, then, by 10:00 a.m., New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with the DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Trust Securities called for redemption shall be payable to the holders of the Trust Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Trust Securities will cease to be outstanding.

         In the event that any date fixed for redemption of the Trust Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of the Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust Issuer or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Trust Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust Issuer for such Trust Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.


         Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by private agreement.


         Payment of the Redemption Price on the Trust Securities and any distribution of the Junior Subordinated Debentures to holders of the Trust Securities shall be made to the applicable recordholders thereof as they appear on the register for the Trust Securities on the relevant record date, which date shall be the date at least 15 days prior to the Redemption Date or liquidation date, as applicable.


         If less than all of the Preferred Securities and Common Securities issued by the Trust Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of the Preferred Securities and Common Securities to be redeemed shall be allocated PRO RATA to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a global preferred security in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the Preferred Securities shall relate, in the case of the Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Preferred Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

LIQUIDATION OF THE TRUST ISSUER AND DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

         The Company has the right at any time to terminate the Trust Issuer and, after satisfaction of the liabilities of creditors of the Trust Issuer as provided by applicable law, cause Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in exchange therefor upon liquidation of the Trust Issuer.

         After the liquidation date fixed for any distribution of the Junior Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) DTC or its nominee, as the registered holder of Preferred Securities will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee, (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.


         Under current United States federal income tax law and interpretations, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."

LIQUIDATION DISTRIBUTION UPON TERMINATION


         Pursuant to the Trust Agreement, the Trust Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, subject in certain instances to any such event remaining in effect for a period of 60 or 90 days; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Preferred Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate the Trust Issuer (which direction is optional and wholly within the discretion of the Company, as depositor); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities-Redemption;" and (iv) the entry of an order for the dissolution of the Trust Issuer by a court of competent jurisdiction.

         If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, the Trust Issuer shall be liquidated by the Trust Issuer Trustees as expeditiously as the Trust Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, an amount equal to, in the case of holders of the Trust Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust Issuer on Preferred Securities shall be paid on a PRO RATA basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation PRO RATA with the holders of the Preferred Securities, except that if an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to any such distributions.


EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):


                  (i) the occurrence of an event of default under the Indenture (see "Description of the Junior Subordinated Debentures--Debenture Events of Default"); or


                  (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

                  (iii) default in the payment of any Redemption Price of any Preferred Security when it becomes due and payable; or

                  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trust Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause
         (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trust Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

                  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.


         Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default shall have been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described above. See "-- Subordination of the Common Securities" and "--Liquidation Distribution Upon Termination". The existence of an event of default does not entitle the holders of the Preferred Securities to accelerate the payment thereof, although holders of at least 25% in Liquidation Amount of the Preferred Securities may accelerate the payment of the Debentures.


REMOVAL OF THE TRUST ISSUER TRUSTEES

         Unless an event of default under the Indenture shall have occurred and be continuing, any Trust Issuer Trustee may be removed at any time by the holder of the Common Securities. If an event of default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of any Trust Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In the event an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF THE TRUST ISSUER TRUSTEES

         Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may bc consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST ISSUER

         The Trust Issuer may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other Person, except as described below or as otherwise described in the Trust Agreement. The Trust Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State:
PROVIDED, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are registered or listed, or any Successor Securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then registered or listed (including, if applicable, the Nasdaq Stock Market's National Market), if any,
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and (viii) the Company or any permitted successor or assignee owns all of the Common Securities or its equivalent of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT


         Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

         The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities, (i) with respect to acceptance of appointment of a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that the Preferred Securities are outstanding or to ensure that the Trust Issuer will not be required to register as an "investment company" under the Investment Company Act; PROVIDED, however, that in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of the Preferred Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Preferred Securities. The Trust Agreement may be amended by the Trust Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Trust Issuer Trustees of an


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

opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust Issuer Trustees in accordance with such amendment will not affect the Trust Issuer's status as a grantor trust for United States federal income tax purposes or the Trust Issuer's exemption from status as an "investment company" under the Investment Company Act, PROVIDED that without the consent of each holder of the Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (b) restrict the right of a holder of the Trust Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as the Junior Subordinated Debentures are held by the Property Trustee, the Trust Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; PROVIDED, however, that where a consent under the Indenture would require the consent of each holder of the Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trust Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of the Preferred Securities of any notice of default received with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trust Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.


         Any required approval of holders of the Preferred Securities may be given at a meeting of holders of the Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of the Preferred Securities will be required for the Trust Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trust Issuer Trustees or any affiliate of the Company or the Trust Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.


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

LIQUIDATION VALUE

         The amount payable on the Preferred Securities in the event of any liquidation of the Trust Issuer is $25 per Preferred Security plus accumulated and unpaid Distributions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EXPENSES AND TAXES

         In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust Issuer (including costs and expenses relating to the organization of the Trust Issuer, the fees and expenses of the Trust Issuer Trustees and the costs and expenses relating to the operation of the Trust Issuer) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust Issuer might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust Issuer or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

         The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole on in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

         Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

         So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

         Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Trust Issuer Trustee, the Administrators, any Paying Agent or any other agent of the Company or the Trust Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trust Issuer Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Trust Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

         DTC has advised the Company and the Trust Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the Preferred Securities will be made by the Underwriters in immediately available funds.

         Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto. as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

         The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust Issuer, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any redemption, the Trust

Issuer will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing; or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part.

INFORMATION CONCERNING THE PROPERTY TRUSTEE


         The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, and the Company has not given written instructions to the Property Trustee under the Trust Agreement, then the Property Trustee will take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.


MISCELLANEOUS

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust Issuer in such a way that the Trust Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

         Holders of the Preferred Securities have no preemptive or similar rights.

         The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures are to be issued under an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an Indenture under the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         Concurrently with the issuance of the Preferred Securities, the Trust Issuer will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures. The Junior Subordinated Debentures will bear interest at the annual rate of 9.60%, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date"), commencing
June 30, 1997, to the person in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust Issuer, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.60% thereof, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

         The Junior Subordinated Debentures will mature on June 30, 2027
(such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than June 30, 2002, subject to the Company having received prior regulatory approval if then required under applicable capital guidelines or regulatory policies. In the event that the Company elects to shorten the Stated Maturity of the Junior Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust Issuer and to the holders of the Junior Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof.

         The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of the Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION


         So long as no event of default under the Indenture has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each Extension Period, PROVIDED that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the annual rate of 9.60%, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law). During an Extension Period, interest would continue to accrue and holders of the Junior Subordinated Debentures would be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

         During any such Extension Period, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, PROVIDED that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 9.60%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period or (ii)

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

the date the Administrative Trustees are required to give notice of the record date, or the date such Distributions are payable, to the Nasdaq Stock Market's National Market or other applicable self-regulatory organization or to holders of the Preferred Securities as of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.


ADDITIONAL SUMS


         If the Trust Issuer or the Property Trustee is required to pay any additional taxes, duties or other governmental charges, the Company will pay such additional amounts (the "Additional Sums") on the Junior Subordinated Debentures as shall be required so that the Distributions payable by the Trust Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.


REDEMPTION OR EXCHANGE

         The Company will have the right to redeem the Junior Subordinated Debentures prior to maturity (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required.


         "Investment Company Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the reasonable determination by the Company that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) for purposes of applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company. There are currently no capital adequacy guidelines applicable to savings bank holding companies such as the Company.


         The Junior Subordinated Debentures will not be subject to any sinking fund.


         "Tax Event" means the receipt by the Trust Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a DE MINIMIS amount of other taxes, duties, assessments or other governmental charges.

         "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust Issuer on the outstanding Preferred Securities and Common Securities shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust Issuer has become subject.

         "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of the Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities PRO RATA based upon the relative Liquidation Amounts of such Trust Securities and the proceeds of which will be used to pay the Redemption Price of such Trust Securities and (ii) with respect to a distribution of the Junior Subordinated Debentures to holders of the Trust Securities in exchange therefor in connection with a dissolution or liquidation of the Trust Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures would be distributed.


         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.


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REGISTRATION, DENOMINATION AND TRANSFER

         The Junior Subordinated Debentures will initially be registered in the name of the Trust Issuer. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depository arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

         Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

         Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

         Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations. and of a like aggregate principal amount.

         Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.


         In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the date of mailing of notice of redemption of less than all of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer or exchange of any Junior Subordinated

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

Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.


         Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS


         If at any time (i) there has occurred an event of default under the Indenture, (ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) the reclassification of any class of the Company's capital stock into another class of capital stock, (b) dividends or distributions payable in any class of the Company's common stock, (c) any declaration of a dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto and (d) purchases of the Company's common stock related to the rights under any of the Company's benefit plans for its or its subsidiaries' directors, officers or employees), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank PARI PASSU with or junior in interest to the Junior Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks PARI PASSU or junior in interest to the Junior Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Junior Subordinated Debentures or any of the Preferred Securities.


MODIFICATION OF INDENTURE

         From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, PROVIDED that any such action does not materially adversely affect the interest of the holders of the Junior Subordinated Debentures or the ability to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company


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

and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, PROVIDED that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of the Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

         The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default":

                  (i) failure for 30 days to pay interest on the Junior Subordinated Debentures when due (subject to the deferral of certain due dates in the case of an Extension Period); or

                  (ii) failure to pay any principal on the Junior Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

                  (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

                  (iv) certain events in bankruptcy, insolvency or reorganization of the Company, subject in certain instances to any such event remaining in effect for a period of 60 consecutive days.


         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, provided, however, that such direction is not in conflict with any law or the Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.


         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debenture. The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of the Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to set-off any payment made to such holder of the Preferred Securities by the Company in connection with a Direct Action.


         The holders of the Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures. See "Description of the Preferred Securities--Events of Default; Notice."


CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The Indenture provides that the Company shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless: (i) in the event the Company consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes the Company's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed by the Indenture are met.

         The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.


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

SATISFACTION AND DISCHARGE

         The Indenture provides that when, among other things, all of the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

         In the Indenture, the Company has covenanted and agreed that the Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of the Junior Subordinated Debentures, or the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

         In the event of the acceleration of the maturity of any of the Junior Subordinated Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

         No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation


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

of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and
(vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Junior Subordinated Debentures; PROVIDED, HOWEVER, that Senior Debt shall not be deemed to include:
(i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, and (iii) any Debt to any employee of the Company.

         The Indenture places no limitation on the amount of Senior Debt or subordinated debt which is PARI PASSU with the Subordinated Indentures, that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

GOVERNING LAW

         The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

         The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

         As described under "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders," under certain circumstances involving the termination of the Trust Issuer, Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as provided by applicable law. Any such distribution will be subject to receipt of prior regulatory approval if then required. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Preferred Securities.


PAYMENT AND PAYING AGENTS

         Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the offices of the Debenture Trustee in the city of New York or at the offices of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on the Junior Subordinated Debentures will be made to the Person in whose name the Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each Place of Payment for the Junior Subordinated Debentures.

         Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall be repaid to the Company upon written request of the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holders of the Junior Subordinated Debentures shall thereafter look, as general unsecured creditors, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

         The Debenture Trustee will act as the registrar and the transfer agent for the Junior Subordinated Debentures. Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in the place of payment. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated

Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

                          DESCRIPTION OF THE GUARANTEE

         A Guarantee will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities (the "Guarantee"). The Bank of New York will act as trustee ("Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer shall have funds available therefor, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities, or all of the Preferred Securities are redeemed), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust Issuer. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust Issuer to pay such amounts to such holders.


         The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust Issuer's obligations under the Preferred Securities, but will apply only to the extent that the Trust Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

         If the Company does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Debt of the Company. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

         The Company and the Trust Issuer believe that the Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust Issuer's obligations under the Preferred Securities, on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee."

STATUS OF THE GUARANTEE

         The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all Senior Debt of the Company, (ii) PARI PASSU with the most senior preferred securities or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect to any preferred securities or preference stock of any affiliate of the Company, and (iii) senior to the Company's Common Stock.


         The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust Issuer or upon distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no consent of the holders of the Preferred Securities will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.


EVENTS OF DEFAULT

         An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in the performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Guarantee Trustee reasonably believes repayment or adequate indemnity is not reasonably assured to it.

TERMINATION OF THE GUARANTEE

         The Guarantee will terminate and be of no further force and effect upon
(a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust Issuer, or (c) distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in exchange therefor. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.


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GOVERNING LAW

         The Guarantee will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

THE EXPENSE AGREEMENT

         Pursuant to the Expense Agreement entered into by the Company under the Trust Agreement (the "Expense Agreement"), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Trust Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust Issuer, other than obligations of the Trust Issuer to pay to the holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities. Third party creditors of the Trust Issuer may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE JUNIOR SUBORDINATED DEBENTURES, THE EXPENSE
                           AGREEMENT AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust Issuer believe that, taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Preferred Securities, on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Trust Issuer will not pay Distributions or other amounts due on its Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Preferred Securities is to institute a Direct Action against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt.

 SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Trust Issuer except the Trust Issuer's obligations to holders of its Preferred Securities; and (iv) the Trust Agreement further provides that the Trust Issuer will not engage in any activity that is not consistent with the limited purposes of the Trust Issuer.

         Notwithstanding anything to the contrary in the Indenture, the Company has the right to set off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of making such payment, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES

         A holder of a Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust Issuer or any other person or entity.

         A default or event of default under any Senior Debt of the Company would not constitute a default or event of default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

LIMITED PURPOSE OF THE TRUST ISSUER

         The Preferred Securities evidence a preferred undivided beneficial interest in the Trust Issuer, and the Trust Issuer exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Preferred Securities is entitled to receive Distributions from the Trust Issuer (or from the Company under the Guarantee) if, and to the extent, the Trust Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust Issuer involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities-Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust Issuer (other than the Trust Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. This summary addresses only the tax consequences to a person that acquires Preferred Securities on their original issue at their original offering price and does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, persons that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar or persons that do not hold Preferred Securities as capital assets. Except as set forth in the discussion below of "United States Alien Holders", the summary addresses the United States federal income tax consequences to a person that is an individual citizen or resident of the United States, a corporation, partnership or other entity organized under the laws of the United States or any state thereof or the District of Columbia or a domestic estate or trust.


         The statements of law or legal conclusions set forth in this summary constitute the opinion of Kronish, Lieb, Weiner & Hellman LLP ("Kronish Lieb"), special tax counsel to the Company and the Trust Issuer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the Preferred Securities. In particular, legislation has been proposed that could adversely affect the Company's ability to deduct interest on the Junior Subordinated Debentures, which would in turn permit the Company to cause a redemption of the Preferred Securities. See "--Possible Tax Law Changes." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the Preferred Securities may differ from the treatment described below.

         PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST ISSUER AND THE JUNIOR SUBORDINATED DEBENTURES


         In the opinion of Kronish Lieb, under current law, the Trust Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its PRO RATA share of the interest (or accrued original issue discount) with respect to the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount." No amount included in income with respect to the Preferred Securities will be eligible for the dividends-received deduction.

         The Company, the Trust Issuer and the Securityholders (by acceptance of beneficial interests in the Preferred Securities) will agree to treat the Junior Subordinated Debentures as indebtedness for United States federal income tax purposes. Kronish Lieb is of the opinion that, under current law, and based on the representations, facts and assumptions set forth herein, the Junior Subordinated Debentures will be classified as indebtedness for United States federal income tax purposes.


INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Under applicable Treasury regulations (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). The Company believes that the likelihood of its exercising its option to defer payments of interest on the Junior Subordinated Debentures is remote, since exercising that option would prevent it from declaring dividends on any class of its stock. Based on the foregoing, the Company intends to take the position that the Junior Subordinated Debentures were not issued with OID and, accordingly, a Securityholder should include in gross income only such Securityholder's pro rata share of stated interest on the Junior Subordinated Debentures in accordance with such Securityholder's method of tax accounting.

         The Regulations have not yet been addressed in any rulings or other published interpretations by the Internal Revenue Service (the "IRS"). In the opinion of Kronish Lieb, it is not unreasonable for the Company to take the position that the Junior Subordinated Debentures will not be issued with OID. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the Regulations.

         Under the Regulations, if the Company were to exercise its option to defer payments of interest after treating the Junior Subordinated Debentures as issued without OID, the Junior Subordinated Debentures would be treated as re-issued with OID at that time, and all stated interest (and DE MINIMIS OID, if any) on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a Securityholder's income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest would not be includable in gross income. Consequently, a


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

Securityholder would be required to include OID in gross income even though the Company would not make any actual cash payments during an Extension Period.

         A Securityholder that disposed of Preferred Securities prior to the record date for the payment of Distributions following an Extension Period would include OID in gross income but would not receive any cash related thereto from the Trust Issuer. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) would increase such Securityholder's tax basis in its Preferred Securities, and the amount of Distributions not includable in gross income would reduce such Securityholder's tax basis in its Preferred Securities.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF THE PREFERRED SECURITIES

         Under current law, a distribution by the Trust Issuer of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities-Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" will be nontaxable and will result in a Securityholder's receiving directly its PRO RATA share of the Junior Subordinated Debentures previously held indirectly through the Trust Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. A Securityholder will account for interest in respect of the Junior Subordinated Debentures received from the Trust Issuer in the manner described above under "-- Interest Income and Original Issue Discount."
         If, however, the Trust Issuer were treated as an association taxable as a corporation, the distribution would constitute a taxable event to holders of the Preferred Securities and could give rise to a tax liability for the Trust Issuer as well. Under certain circumstances described herein (see "Description of the Preferred Securities--Redemption"), the Junior Subordinated Debentures may be redeemed by the Company for cash and the proceeds of that redemption distributed by the Trust Issuer to Securityholders in redemption of their Preferred Securities. Such redemption would be a taxable event to the Securityholders.

SALES OR REDEMPTION OF THE PREFERRED SECURITIES

         Gain or loss will be recognized by a Securityholder on a sale of the Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Assuming the Junior Subordinated Debentures are not issued with OID, a Securityholder's amount realized on a sale of a Preferred Security will not include any amount attributable to accrued interest with respect to the Preferred Security's PRO RATA share of the Junior Subordinated Debentures, which amount will be treated as ordinary income. A Securityholder's adjusted tax basis in the Preferred Securities generally will be their initial issue price. If the Junior Subordinated Debentures were to be treated as issued (or re-issued) with OID, as a result of the Company's deferral of any interest payment or otherwise, a Securityholder's tax basis in the Preferred Securities generally would be their initial issue price, increased by OID includable in the Securityholder's gross income to the date of disposition and decreased by the amount of the Securityholder's Distributions not includable in gross income.

         If the Company were to exercise its option to defer payments of interest on the Junior Subordinated Debentures, the Preferred Securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include in income as ordinary income accrued OID on the Junior Subordinated Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Preferred Securities disposed of. Such Securityholder would recognize a capital loss on the disposition of its Preferred Securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the Securityholder's adjusted tax basis in the Preferred Securities (which would include accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. In addition, the marketability of the Preferred Securities could be affected by the United States federal income tax rules on the treatment of market discount. Those rules apply to a Securityholder that acquires a Preferred Security for an amount less than its stated redemption price at maturity. Upon a subsequent taxable disposition of that Preferred Security, gain up to the amount of accrued market discount is treated as ordinary income rather than capital gain. In general, market discount accrues on a straight line basis unless the holder elects to have it accrue on an economic accrual basis.

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

POSSIBLE TAX LAW CHANGES


         On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the revenue provisions of those proposals would generally deny deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation) and is eliminated on the consolidated balance sheet that includes the issuer and the holder, where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If enacted as proposed by the President, this provision would be effective for instruments issued on or after the date of first action by a Congressional committee with respect to the proposal. It is not clear from the President's proposals what will constitute Congressional "committee action" with respect to this proposal. If the provision were to apply to the Junior Subordinated Debentures, the Company would be unable to deduct interest on the Junior Subordinated Debentures. Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislation will not be retroactive to a date earlier than the date described in the President's proposal or otherwise affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change would give rise to a Tax Event, which would permit the Company, upon receipt of regulatory approval if then required under applicable capital guidelines or regulatory policies, to cause a redemption of the Preferred Securities before, as well as after, June 30, 2002, as described more fully in this Prospectus under "Description of the Preferred Securities--Redemption."


UNITED STATES ALIEN HOLDERS

         For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.


         Under current United States federal income tax law: (i) payments by the Trust Issuer or any of its paying agents to any Securityholder that is a United States Alien Holder will not be subject to United States federal withholding tax; PROVIDED, that (a) the Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Securityholder is not a controlled foreign corporation that is related to the Company through stock ownership and (c) either (A) the Securityholder certifies to the Trust Issuer or its agent, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to the Trust Issuer or its agent, under penalties of perjury, that such statement has been received from the Securityholder by it or by a Financial Institution holding such security for the Securityholder and furnishes the Trust Issuer or its agent with a copy thereof, and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.


         Proposed Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Proposed Regulations also would require, in the case of Preferred Securities held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

 INFORMATION REPORTING TO SECURITYHOLDERS


         Generally, income on and proceeds from the sale of the Preferred Securities will be reported to Securityholders on Forms 1099, which should be mailed to Securityholders by January 31 following each calendar year. In general, interest on the Preferred Securities must be reported to United States Alien Holders on Forms 1042-S, which should be mailed to Securityholders by March 15 following each calendar year.


BACKUP WITHHOLDING


         Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Securityholder complies with certain certification requirements or establishes an exemption. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.


                              ERISA CONSIDERATIONS

         The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which the Company, or any affiliate of the Company, is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                  UNDERWRITING

        Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters, Raymond James & Associates, Inc. and Ryan, Beck & Co., have severally agreed to purchase from the Trust Issuer the number of Preferred Securities set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all Preferred Securities if any Preferred Securities are purchased.

UNDERWRITERS                                              NUMBER OF SECURITIES
------------                                              --------------------
Raymond James & Associates, Inc.................................  800,000
Ryan, Beck & Co.................................................  800,000
                                                                ---------
     Total                                                      1,600,000
                                                                =========

        The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $.50 per Preferred Security. The Underwriters may allow and such dealers may re-allow a concession not in excess of $.15 per Preferred Security to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

        In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation an amount of $0.9375 per Preferred Security for the Underwriters' arranging the investment therein of such proceeds.

        The Trust Issuer has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 240,000 Preferred Securities at the public offering price set forth on the cover page hereof less underwriting discounts. The Underwriters may exercise such option to purchase additional Preferred Securities solely for the purpose of covering over-allotments, if any, incurred in the sale of the Preferred Securities.

        To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, the Trust Issuer will issue and sell to the Company additional Common Securities and the Company will issue and sell to the Trust Issuer Junior Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option and the additional Common Securities.

         In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Trust Issuer. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing tranactions in which they bid for, and purchase, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by the Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may discontinued at any time without notice.

        Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Rules of Conduct.

         The Company and the Trust Issuer have agreed to indemnify the Underwriters against and contribute toward certain liabilities, including liabilities under the Securities Act. The Company has

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

agreed to reimburse the Underwriters for certain expenses and legal fees related to the sale of the Preferred Securities.

                             VALIDITY OF SECURITIES

        Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Trust Issuer will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Trust Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Company by Stuzin and Camner, P.A. Certain legal matters will be passed upon for the Underwriters by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President, and a director of the Company is the senior managing director and a shareholder of Stuzin and Camner, P.A. and Mark Lipsitz, a director of the Company, is the managing director of Stuzin and Camner, P.A. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Kronish, Lieb, Weiner & Hellman LLP.

                                     EXPERTS

        The consolidated financial statements of the Company and subsidiaries as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 incorporated by reference herein and included as Appendix A to this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Suncoast and subsidiaries as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 incorporated by reference herein and included as Appendix C to this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION


        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information filed by Suncoast pursuant to the informational requirements of the Exchange Act, prior to the acquisition of Suncoast by the Company, can be inspected and copied at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552 or at the OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.


        The Company and the Trust Issuer have filed with the Commission a Registration Statement on Form S-2 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Preferred Securities, the Junior Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company, the Trust Issuer, the Preferred Securities and the Junior Subordinated Debentures, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated herein by reference. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirely by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C, and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

        No separate financial statements of the Trust Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust Issuer will be owned by the Company, a reporting company under the Exchange Act, (ii) the Trust Issuer has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust Issuer and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company, and
(iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust Issuer under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, the Junior Subordinated Debentures purchased by the Trust Issuer, the related Indenture and the Expense Agreement, taken together, constitute, in the belief of the Company and the Trust Issuer full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

        The Trust Issuer is not currently subject to the information reporting requirements of the Exchange Act and the Company does not expect that the Trust Issuer will file reports, proxy statements and other information under the Exchange Act with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following BankUnited documents are incorporated by reference herein (Commission File No. 5-43936):

        (1) BankUnited's Annual Report on Form 10-K/A for the year ended September 30, 1996 filed with the Commission on December 23, 1996.

        (2) BankUnited's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997 filed with the Commission on February 14, 1997 and May 15, 1997, respectively.

        (3) BankUnited's Current Reports on Form 8-K dated November 15, 1996, December 30, 1996, February 25, 1997, March 24, 1997 and April 2, 1997 filed with the Commission on December 2, 1996, January 9, 1997, February 25, 1997, March 26, 1997 and April 4, 1997, respectively.

         The following Suncoast documents are incorporated by reference herein (OTS File No. 8147):

        Suncoast's Annual Report on Form 10-K for the year ended June 30, 1996 filed with the OTS on September 27, 1996, is also incorporated by reference herein.

        Suncoast's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the OTS on November 13, 1996, is also incorporated by reference herein.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO BANKUNITED FINANCIAL CORPORATION, 255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, ATTENTION: NANCY L. ASHTON, (305) 569-2000.

                                   APPENDIX A


                          ANNUAL REPORT ON FORM 10-K
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                        BANKUNITED FINANCIAL CORPORATION

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K/A

(Mark One)
                [x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996

                                       OR

              [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         COMMISSION FILE NUMBER 0-21850


                        BANKUNITED FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       FLORIDA                                         65-037773
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

 255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA              33134
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                ZIP CODE


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 569-2000

           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      NONE


           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                      CLASS A COMMON STOCK, $.01 PAR VALUE
            8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1996
            8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1993
                   9% NONCUMULATIVE PERPETUAL PREFERRED STOCK
                                (TITLE OF CLASS)


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing
requirements for the past 90 days. YES  X   NO

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K. [ ]

   The aggregate market value of the Class A Common Stock held by non-affiliates of the Registrant, based upon the average price on December 11, 1996, was $68,776,342.* The other voting securities of the Registrant are not publicly traded.

   The shares of the Registrant's common stock outstanding as of December 11, 1996 were as follows:

                CLASS                 NUMBER OF SHARES
                -----                 ----------------
Class A Common Stock, $.01 par value     7,675,931
Class B Common Stock, $.01 par value       251,515

                       DOCUMENTS INCORPORATED BY REFERENCE

   The Registrant's Definitive Proxy Statement for its 1997 Annual Meeting of Stockholders will be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Form 10-K pursuant to Rule G(3) of the General Instructions for Form 10-K. Information from such Definitive Proxy Statement will be incorporated by reference into Part III, Items 10, 11, 12 and 13 hereof.

-----------------------------------------------------------------------------

* Based on reported beneficial ownership of all directors and executive officers of the Registrant; this determination does not, however, constitute an admission of affiliated status for any of these individual stockholders.

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                    PART I

ITEM 1. BUSINESS

BUSINESS OF BANKUNITED FINANCIAL CORPORATION

   BankUnited Financial Corporation (the "Company" or "BankUnited") is a Florida corporation organized in December 1992 for the purpose of becoming the savings and loan holding company for BankUnited, FSB (the "Bank"). This holding company reorganization, together with BankUnited's conversion from a Florida-chartered stock savings bank to a federally chartered stock savings bank, became effective in March 1993. Unless the context requires otherwise, all references herein to the Company include the Company, the Bank and their subsidiaries on a consolidated basis, and before March 15, 1993, include the Bank and its subsidiaries only.

   The Company currently has 15 branch offices in Dade, Broward and Palm Beach counties, Florida ("South Florida") and anticipates opening three or more additional branches there in the next 18 months. The Company's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in its market area single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. The Company's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. The Company's primary expenses arise from interest paid on savings deposits and borrowings and overhead expenses incurred in its operations.

   The Company's operating plan emphasizes (i) concentrating lending activities on the origination of single-family residential mortgage loans and purchasing such loans as favorable market opportunities arise; (ii) expanding the Company's deposit base by providing convenience, competitive rates and personalized service in its market area; (iii) continuing expansion of the Company's branch network through de novo branching or the acquisition of branches of, and mergers with, existing financial institutions, although there are no current plans, arrangements, understandings, or agreements regarding such acquisitions; (iv) expanding the Company's commercial and multi-family real estate, commercial business, and real estate construction lending; and (v) managing exposure to interest rate risk, while optimizing operating results through effective asset/liability management and investment policies.

   In 1995, the Company redefined its strategy to increase its emphasis on strategic product niches which management believes are being underserved as South Florida's banking market consolidates. These products include commercial business and commercial real estate lending and deposit services for small to mid-size businesses. The Company has also focused on attracting depositors who are seeking convenience, competitive rates and personalized service. In order to accomplish this strategy, the Company has attracted management with expertise in developing and managing its new product lines.


   The Bank is a member of the Federal Home Loan Bank ("FHLB") system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") for up to $100,000 for each insured account holder, which is the maximum permitted by law.


FORWARD-LOOKING STATEMENTS

   When used in this Form 10-K or future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private

Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, and competitive and regulatory factors, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.


   The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUNCOAST ACQUISITION


   As part of the Company's plan to expand within South Florida, on November 15, 1996, the Company completed the purchase of Suncoast Savings & Loan Association, FSA ("Suncoast"), a federally chartered savings association with assets of $409.0 million at September 30, 1996 and merged Suncoast into the Bank (the "Merger"). Suncoast had six branch offices in the South Florida market of which at least five will continue to operate and one may be consolidated with an existing Bank branch office. In addition, as of September 30, 1996, Suncoast serviced or subserviced approximately $1.2 billion in loans for others. The Company is currently exploring the possibility of selling a portion of Suncoast's servicing portfolio and discontinuing certain of Suncoast's subservicing activities. Such actions could substantially reduce the income derived from servicing as well as the related expenses from the income and expenses previously reported by Suncoast.

   For additional information, see "Unaudited Pro Forma Condensed Combined Financial Statements" and Note 18 of Notes to the Consolidated Financial Statements.


MARKET AREA AND COMPETITION


   The Company conducts operations in South Florida, which at June 30, 1996 had a total of approximately $73 billion in deposits in commercial banks, savings institutions, and credit unions (41% of the total of $178 billion of deposits in Florida). The Company intends to continue to establish or acquire branches in its market area where the Company can service its customer base.

   In 1995, the Company sold its three branches on the west coast of Florida, including their deposits which totaled $130 million at the date of sale. The sale was part of a shift in growth strategy to focus on South Florida and take advantage of consolidation trends in banking there. Also, as part of this strategy, the Company opened branches in Boca Raton, Florida in December 1995, Delray Beach, Florida in June 1996 and West Palm Beach, Florida in September 1996. On March 29, 1996, the Company acquired the Bank of Florida with total assets of $28.1 million which was merged into the Company's South Miami Branch. Then on November 15, 1996, as discussed above, the Company acquired Suncoast.

   The Company encounters strong competition in attracting deposits and in its lending activities. Its most direct competition for deposits historically has been from commercial banks, brokerage houses, other savings associations, and credit unions located in the Company's market area, and the Company expects continued strong competition from such financial institutions in the foreseeable future. Within the Company's market area are branches of several commercial banks and savings associations that are substantially larger and that have more extensive operations than does the Company. In addition, many financial institutions based in South Florida have recently been acquired by larger institutions based in other parts of the state or based out of state. The Company's goal is to compete for savings and other deposits by offering depositors a higher level of personal service and expertise, together with a wide range of financial services offered at competitive rates. The Company believes that this strategy will enable it to attract depositors as the number of local institutions remaining declines and depositors who desire more personal service, particularly retirees, relocate their accounts.


   The competition in originating real estate and other loans comes principally from commercial banks, mortgage banking companies and other savings associations. The Company competes for loan originations primarily through the interest rates and loan fees it charges, the type of loans it offers, and the efficiency and quality of service it provides. The Company purchases residential first mortgage loans in the existing secondary mortgage market and competes with other mortgage purchasers in the secondary market primarily on the basis of price. While the Company has been, and intends to continue to be, primarily a residential lender, the Company has recently placed more emphasis on commercial real estate, construction and commercial lending, as discussed more fully below. Factors that affect competition in lending include general and local economic conditions, current interest rates and volatility of the mortgage markets. As with its deposit products, the Company's strategy is to promote its greater level of personal service and to position itself as a small-to-middle-market lender to businesses left underserved by larger institutions.

   Management's strategy has included and continues to include evaluation of market needs and offering products to meet those needs. The Company will continue to offer products and services that will allow it to control the growth of its assets and liabilities. These new products and services will allow the Company to properly position itself to its customers as a community bank.

FACTORS AFFECTING EARNINGS

   The results of the Company's operations are affected by many factors beyond the Company's control, including general economic conditions and the related monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage financing and other types of loans, which is in turn affected by the interest rates at which such financing may be offered, and other factors affecting the supply of housing and the availability of funds. Deposit flows and costs of funds are influenced by yields available on competing investments and by general market rates of interest.

   ASSET AND LIABILITY MANAGEMENT. The Company's net earnings depend primarily on its net interest income, which is the difference between interest income received on its interest-earning assets (principally loans, short-term and long-term investments, and mortgage-backed securities) and interest expense paid on its interest-bearing liabilities (principally deposits and FHLB advances). The Company's net interest income is significantly affected by (i) the difference (the "interest rate spread") between yields received on its interest-earning assets and the rates paid on its interest-bearing liabilities and (ii) the relative amounts of its interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The more such liabilities exceed such assets, the greater the positive interest rate spread and/or non-interest income must be in order to produce net income. Non-interest sources of income and non-interest expenses also affect the Company's net income. The higher non-interest expenses are, the greater the positive interest rate spread and/or non-interest sources of income must be to produce net income.

   To reduce the adverse impact of rapid increases in market interest rates on the Company's net interest income, the Company has emphasized the origination and purchase of adjustable-rate mortgage loans. At September 30, 1996, 69.8% of the Company's net loans receivable and mortgage-backed securities carried adjustable interest rates. The Company has from time to time acquired longer term fixed-rate mortgage loans when the yields on these interest-earning assets have been deemed advantageous by management. As a part of its asset and liability management program, and as market conditions permit, the Company attempts to lengthen the maturities of its interest-bearing liabilities (i) with longer term deposits or (ii) when advantageous, with borrowed funds. The Company's ability to manage interest rate risk in its loan and investment portfolios depends upon a number of factors, such as competition for loans and deposits in its market area and conditions prevailing in the secondary mortgage market.

   The Company has rate-sensitive (due or subject to repricing within one year) liabilities that exceed its rate-sensitive assets, resulting in a negative cumulative one-year gap position of 6.4% of total assets as of September 30, 1996. This imbalance, when coupled with the deregulation of the restrictions previously imposed on the types of savings products that financial institutions are permitted to offer, subjects the Company's earnings to change based on fluctuations in interest rates and affects the ability of the Company to maintain adequate liquidity levels. The Company constantly attempts to reduce the sensitivity of its earnings to fluctuations in interest rates by adjusting the average maturities of its interest-bearing liabilities and interest-earning assets. There can be no assurance, however, of the degree to which the Company will be able to effectively maintain the balance of its short-term interest-earning assets as compared to its short-term interest-bearing liabilities and manage the risks to liquidity associated therewith.

   GAP TABLE. The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996, which are expected to reprice or mature in each of the future time periods shown.

                                             SEPTEMBER 30, 1996
                                         --------------------------
                                            INTEREST SENSITIVITY
                                                  PERIOD(1)
                                         --------------------------
                                             OVER
                                           6 MONTHS      6 MONTHS
                                            OR LESS       -1 YEAR
                                         ------------ ------------
                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Investments, tax certificates,
   Federal funds sold, FHLB overnight
   deposits and other interest earning
   assets, at cost ....................    $ 62,988      $ 20,892
 Mortgage-backed securities ...........      10,738         7,491
 Loans:
 Adjustable-rate mortgages ............     383,997        61,532
 Fixed-rate mortgages .................      14,207         9,428
 Commercial and consumer loans  .......       6,995           547
                                         ----------   -----------
  Total loans .........................     405,199        71,507
                                         ----------   -----------
  Total interest-earning assets  ......     478,925        99,890
  Total non-interest-earning assets  ..          --           --
                                         ----------   -----------
  Total assets ........................    $478,925      $ 99,890
                                         ==========   ===========
Interest-bearing liabilities:
 Customer deposits:
  Money market and NOW accounts  ......    $ 33,821      $     --
  Passbook accounts ...................      73,780            --
  Certificate accounts ................     229,225        87,337
                                         ----------   -----------
Total customer deposits ...............     336,826        87,337
Borrowings:
 FHLB advances ........................     162,000        45,000
 Other borrowings .....................          --           --
                                         ----------   -----------
  Total borrowings ....................     162,000        45,000
                                         ----------   -----------
  Total interest-bearing liabilities  .     498,826       132,337
                                         ----------   -----------
Total non-interest-bearing liabilities           --           --
Stockholders' equity ..................          --           --
                                         ----------   -----------
  Total liabilities and stockholders'
    equity ............................    $498,826      $132,337
                                         ==========   ===========
Total interest-earning assets less
  interest-bearing liabilities ("GAP")     $(19,901)     $(32,447)
                                         ==========   ===========
Ratio of GAP to total assets ..........       -2.41%        -3.94%
                                         ==========   ===========
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities ........    $(19,901)     $(52,348)
                                         ==========   ===========
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities, as a
  percentage of total assets ..........       -2.41%        -6.35%
                                         ==========   ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                    NON-
                                           OVER 1 -     OVER 5 -    OVER 10 -     INTEREST
                                            5 YEARS      10 YEARS     YEARS        EARNING      TOTAL
                                         ------------ -----------  ------------ ------------ -----------

Interest-earning assets:
 Investments, tax certificates,
   Federal funds sold, FHLB overnight
   deposits and other interest earning
   assets, at cost ....................    $  3,782      $    --      $    --       $     --    $ 87,662
 Mortgage-backed securities ...........      36,734       10,353         4,849            --      70,165
 Loans:
 Adjustable-rate mortgages ............      45,940           --            --         4,600     496,069
 Fixed-rate mortgages .................      56,630       30,949        32,466           324     144,004
 Commercial and consumer loans  .......         897           16            --            15       8,470
                                         ----------   ----------   -----------  ------------ -----------
  Total loans .........................     103,467       30,965        32,466         4,939     648,543

                                A-6

                                                                                       NON-
                                           OVER 1 -     OVER 5 -    OVER 10 -     INTEREST
                                            5 YEARS      10 YEARS       YEARS        EARNING        TOTAL
                                         ------------ -----------  ------------ ------------ -----------

                                         ------------ -----------  ------------ ------------ -----------
  Total interest-earning assets  ......     143,983       41,318        37,315         4,939     806,370
  Total non-interest-earning assets  ..          --           --            --        17,990      17,990
                                         ----------   ----------   -----------  ------------ -----------
  Total assets ........................    $143,983      $41,318       $37,315      $ 22,929    $824,360
                                         ==========   ==========   ===========  ============ ===========
Interest-bearing liabilities:
 Customer deposits:
  Money market and NOW accounts  ......    $     --     $     --      $     --      $  7,301    $ 41,122
  Passbook accounts ...................          --           --            --            --      73,780
  Certificate accounts ................      74,642           --            --            --     391,204
                                         ----------   ----------   -----------  ------------ -----------
Total customer deposits ...............      74,642           --            --         7,301     506,106
Borrowings:
 FHLB advances ........................      30,000           --            --            --     237,000
 Other borrowings .....................          --          460           315            --         775
                                         ----------   ----------   -----------  ------------ -----------
  Total borrowings ....................      30,000          460           315            --     237,775
                                         ----------   ----------   -----------  ------------ -----------
  Total interest-bearing liabilities  .     104,642          460           315         7,301     743,881
                                         ----------   ----------   -----------  ------------ -----------
Total non-interest-bearing liabilities           --           --            --        11,368      11,368
Stockholders' equity ..................          --           --            --        69,111      69,111
                                         ----------   ----------   -----------  ------------ -----------
  Total liabilities and stockholders'
    equity ............................    $104,642      $   460       $   315      $ 87,780    $824,360
                                         ==========   ==========   ===========  ============ ===========
Total interest-earning assets less
  interest-bearing liabilities ("GAP")     $ 39,341      $40,858       $37,000      $(64,851)   $     --
                                         ==========   ==========   ===========  ============ ===========
Ratio of GAP to total assets ..........        4.77%        4.96%         4.49%        -7.87%         --
                                         ==========   ==========   ===========  ============ ===========
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities ........    $(13,007)     $27,851       $64,851      $     --    $     --
                                         ==========   ==========   ===========  ============ ===========
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities, as a
  percentage of total assets ..........       -1.58%        3.38%         7.87%           --          --
                                         ==========   ==========   ===========  ============ ===========

-----------------------------------------------------------------------------

(1) In preparing the table above, certain assumptions have been made with regard to the repricing or maturity of certain assets and liabilities. Assumptions as to prepayments on first and second mortgage loans and mortgage-backed securities were obtained from prepayment rate tables that provide assumptions correlating to recent actual repricing experienced in the marketplace. Assumptions have also been made with regard to payments on tax certificates based on historical experience. Money market, NOW and passbook accounts are assumed to be rate sensitive in six months or less. The rates paid in these accounts, however, are determined by management based on market conditions and other factors and may reprice more slowly than assumed. All other assets and liabilities have been repriced based on the earlier of repricing or contractual maturity. The mortgage prepayment rate tables, deposit decay rates and the historical assumptions used regarding payments on tax certificates should not be regarded as indicative of the actual repricing that may be experienced by the Company.

   ASSET AND LIABILITY MANAGEMENT. The Company's net earnings depend primarily on its net interest income, which is the difference between interest income received on its interest-earning assets (principally loans, short-term and long-term investments, and mortgage-backed securities) and interest expense paid on its interest-bearing liabilities (principally deposits and FHLB advances).

   NET PORTFOLIO VALUE. The OTS adopted a final rule in August of 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules (see "Regulations"). The IRR component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. An institution's NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR component is measured as the change in the ratio of NPV to the present value of total assets as a result of a hypothetical 200 basis point change in market interest rates. A resulting decline in this ratio of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess decline. Implementation of the rule has been postponed indefinitely.

   The following table presents the Company's ratio of NPV to the present value of total assets as of September 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Company.

 CHANGE IN INTEREST RATES                                        RATIO OF NPV
     IN BASIS POINTS                    PRESENT VALUE OF   TO THE PRESENT VALUE OF
       (RATE SHOCK)            NPV        TOTAL ASSETS           TOTAL ASSETS          CHANGE
------------------------- ---------- -----------------  ------------------------ ---------------
                                                  (DOLLARS IN THOUSANDS)
           +400              $19,142        $763,216                 2.51%             (5.92)%
           +200               48,290         798,031                 6.05              (2.38)
          Static              69,597         825,359                 8.43                 --
           -200               79,063         841,628                 9.39                .96
           -400               87,288         856,792                10.19               1.76

   Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

   In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabialities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

   YIELDS EARNED AND RATES PAID. The following table sets forth certain information relating to the categories of the Company's interest-earning assets and interest-bearing liabilities for the periods indicated. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period calculated by dividing the income or expense item for the period by the average balances during the period of the appropriate balance sheet item. Net interest margin is net interest income divided by average interest-earning assets. Non-accrual loans are included in asset balances for the appropriate periods, whereas recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following table have been calculated on a pre-tax basis.

                                        FOR THE YEAR ENDED SEPTEMBER 30,
                                    ---------------------------------------
                                                      1996
                                    ---------------------------------------
                                        AS OF
                                       9/30/96       AVERAGE
                                      YIELD/RATE     BALANCE      INTEREST
                                    ------------- -----------  -----------
                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net ...........       7.97%       $540,313      $41,313
 Mortgage-backed securities  .....       6.82          62,711        4,250
 Short-term investments(1)  ......       5.30          41,240        2,359
 Tax certificates ................       8.96          34,831        3,018
 Long-term investments and FHLB
   stock, net ....................       6.98          17,352        1,192
                                    ---------       ---------    ---------
  Total interest-earning assets  .       7.80         696,447       52,132
                                    ---------       ---------    ---------
Interest-bearing liabilities:
 NOW/Money Market ................       2.45          33,148          775
 Savings .........................       4.40          59,965        2,627
 Certificate of deposits .........       5.52         313,521       17,389
 FHLB advances and other
   borrowings ....................       5.74         235,264       13,831
                                    ---------       ---------    ---------
  Total interest-bearing
    liabilities ..................       5.31         641,898       34,622
                                    ---------       ---------    ---------
Excess of interest-earning assets
  over interest-bearing
  liabilities ....................                   $ 54,549
                                                    =========    ---------
Net interest income ..............                                 $17,510
                                                                 =========
Interest rate spread .............       2.49%
                                    =============
Net interest margin ..............       2.90%
                                    =============
Ratio of interest-earning assets
  to interest-bearing liabilities                      108.50%
                                                    =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                    1995                                  1994
                                    -----------------------------------  ----------------------------------------------
                                      YIELD/     AVERAGE                   YIELD/      AVERAGE                   YIELD/
                                       RATE      BALANCE      INTEREST      RATE       BALANCE      INTEREST      RATE
                                    --------- -----------  ----------- --------- ----------- -----------  -------------
Interest-earning assets:
 Loans receivable, net ...........     7.65%     $419,501      $30,171      7.19%      $364,224     $23,513       6.46%
 Mortgage-backed securities  .....     6.78        59,204        4,093      6.91         35,215       2,308       6.55
 Short-term investments(1)  ......     5.72        23,844        1,491      6.25         21,101         803       3.81
 Tax certificates ................     8.66        37,377        3,087      8.26         39,228       3,207       8.17
 Long-term investments and FHLB
   stock, net ....................     6.87         7,930          577      7.29         10,041         590       5.89
                                    -------   -----------  ----------- ---------    ----------- -----------  ---------
  Total interest-earning assets  .     7.49       547,856       39,419      7.20        469,809      30,421       6.48
                                    -------   -----------  ----------- ---------    ----------- -----------  ---------
Interest-bearing liabilities:
 NOW/Money Market ................     2.34        41,196          875      2.12         51,860       1,102       2.12
 Savings .........................     4.38        55,950        2,420      4.33         46,925       1,716       3.66
 Certificate of deposits .........     5.55       276,564       14,554      5.26        221,074       8,526       3.86
 FHLB advances and other
   borrowings ....................     5.88       144,052        8,456      5.87        120,604       4,951       4.11
                                    -------   -----------  ----------- ---------    ----------- -----------  ---------
  Total interest-bearing
    liabilities ..................     5.39       517,762       26,305      5.08        440,463      16,295       3.70
                                    -------   -----------  ----------- ---------    ----------- -----------  ---------
Excess of interest-earning assets
  over interest-bearing
  liabilities ....................               $ 30,094                              $ 29,346


                                                    1995                                  1994
                                    -----------------------------------  -----------------------------------------------
                                      YIELD/     AVERAGE                   YIELD/      AVERAGE                   YIELD/
                                       RATE      BALANCE      INTEREST      RATE       BALANCE      INTEREST      RATE
                                    --------- -----------  ----------- ---------   -----------   -----------   ---------

                                    --------- ===========   ----------- --------- ===========
Net interest income ..............                             $13,114                              $14,126
                                    ---------               ===========                          ===========
Interest rate spread .............     2.10%                                2.12%                                 2.78%
                                    =========                             =========                             =========
Net interest margin ..............     2.51%                                2.39%                                 3.01%
                                    =========                             =========                             =========
Ratio of interest-earning assets
  to interest-bearing liabilities                 105.81%                               106.66%
                                    =========  ===========                           ===========

--------------

(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

   RATE/VOLUME ANALYSIS. The following table presents, for the periods indicated, the changes in interest income and the changes in interest expense attributable to the changes in interest rates and the changes in the volume of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (change in volume multiplied by prior year rate); (ii) changes in rate (change in rate multiplied by prior year volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) total changes in rate and volume.

                                              YEAR ENDED SEPTEMBER 30,
                                       --------------------------------------
                                                    1996 V. 1995
                                       --------------------------------------
                                                 INCREASE (DECREASE)
                                                       DUE TO
                                       --------------------------------------
                                         CHANGES     CHANGES       CHANGES
                                           IN          IN             IN
                                         VOLUME       RATE       RATE/VOLUME
                                       ---------- ----------  --------------
                                                   (IN THOUSANDS)
Interest income attributable to:
 Loans ..............................    $ 8,689     $1,905          $548
 Mortgage-backed securities and
  collateralized mortgage obligations        242        (81)           (4)
 Short-term investments(1) ..........      1,088       (127)          (93)
 Tax Certificates ...................       (210)       152           (11)
 Long-term investments and
   FHLB stock .......................        687        (33)          (39)
                                       ---------  ---------   -----------
  Total interest-earning assets  ....     10,496      1,816           401
                                       ---------  ---------   -----------
Interest expense attributable to:
   NOW/Money Market .................       (171)        88           (17)
 Savings ............................        173         31             3
 Certificates of Deposit ............      1,946        785           104
 FHLB advances and other borrowings        5,354         13             8
                                       ---------  ---------   -----------
  Total interest-bearing liabilities       7,302        917            98
                                       ---------  ---------   -----------
 Increase (decrease) in net interest
   income ...........................    $ 3,194     $  899          $303
                                       =========   ========   ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                      YEAR ENDED SEPTEMBER 30,
                                       ------------------------------------------------------------------
                                                            1995 V. 1994
                                       ------------------------------------------------------------------
                                                        INCREASE (DECREASE)
                                                               DUE TO
                                       ------------------------------------------------------------------
                                          TOTAL       CHANGES      CHANGES       CHANGES         TOTAL
                                         INCREASE       IN           IN             IN          INCREASE
                                        (DECREASE)    VOLUME        RATE       RATE/VOLUME     (DECREASE)
                                       ----------- ----------  -----------   --------------  -------------
Interest income attributable to:
 Loans ..............................    $11,142      $3,568       $ 2,683        $  407        $ 6,658
 Mortgage-backed securities and
  collateralized mortgage obligations        157       1,572           126            87          1,785
 Short-term investments(1) ..........        868         104           517            67            688
 Tax Certificates ...................        (69)       (151)           33            (2)          (120)
 Long-term investments and
   FHLB stock .......................        615        (124)          140           (29)           (13)
                                       ---------   ---------   -----------    ----------      ---------
  Total interest-earning assets  ....     12,713       4,969         3,499           530          8,998
                                       ---------   ---------   -----------    ----------      ---------
Interest expense attributable to:
   NOW/Money Market .................       (100)       (227)           --            --           (227)
 Savings ............................        207         330           314            60            704
 Certificates of Deposit ............      2,835       2,140         3,108           780          6,028
 FHLB advances and other borrowings        5,375         963         2,128           414          3,505
                                       ---------   ---------   -----------    ----------      ---------
  Total interest-bearing liabilities       8,317       3,206         5,550         1,254         10,010
                                       ---------   ---------   -----------    ----------      ---------
 Increase (decrease) in net interest
   income ...........................    $ 4,396      $1,763       $(2,051)       $ (724)       $(1,012)
                                       =========   =========   ===========    ==========      =========

---------

(1) Short-term investments include FHLB overnight deposits, securities purchased under agreements to resell, federal funds sold and certificates of deposit.

LENDING ACTIVITIES

   GENERAL. The Company focuses its lending activity on purchasing and originating single-family residential mortgage loans. The Company's lending strategy also includes expanding its commercial real estate, commercial business, and real estate construction lending. The Company also currently offers consumer loans, such as automobile loans and boat loans, primarily as an accommodation to existing customers.

   LOAN PORTFOLIO. The Company's loan portfolio primarily consists of adjustable-rate mortgage loans and, to a lesser extent, fixed-rate mortgage loans secured by one-to-four-family residential and commercial real estate. As of September 30, 1996, the Company's loan portfolio totaled $646.4 million, of which $570.8 million or 88.3% consisted of one-to-four-family residential first mortgages. At the present time, the Company's residential real estate loans are primarily "conventional" loans, which means that these loans are not insured by the Federal Housing Administration (the "FHA") or guaranteed by the Veterans Administration (the "VA"). The Company is, however, approved to originate FHA and VA loans. The average yield on the Company's mortgage loans, of which 76.7% had adjustable rates and 23.3% had fixed rates, was 7.65%, 7.19% and 6.46% for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. The remainder of the Company's loan portfolio consisted of $49.2 million of commercial real estate loans (7.6% of total loans); five or more unit residential loans of $12.6 million (1.9% of total loans); $2.7 million of second mortgage loans (0.4% of total loans); $2.6 million of consumer loans (0.4% of total loans); $5.8 million of commercial business loans (0.9% of total loans); and $2.7 million of other loans (0.4% of total loans).

   At September 30, 1996, the Company's loan portfolio included $38.2 million of residential mortgage loans to nonresident aliens. See "Mortgage Loan Purchases and Originations" for additional information on the Company's loans to non-resident aliens.

   Set forth below is a table showing the Company's loan origination, purchase and sale activity for the periods indicated.

                                                                      YEAR ENDED SEPTEMBER 30,
                                                               --------------------------------------
                                                                   1996          1995         1994
                                                               ------------ -----------  -----------
                                                                           (IN THOUSANDS)
Total loans receivable, net, at beginning of period(1)  .....    $ 453,350     $413,287     $310,441
Loans originated:
 Residential real estate ....................................       65,954       54,438       72,108
 Commercial, business and consumer ..........................       16,705        7,556        3,885
                                                               ------------ -----------  -----------
  Total loans originated ....................................       82,659       61,994       75,993
Loans purchased .............................................      250,215       76,081      150,502
Loans sold ..................................................       (4,356)      (2,449)     (21,867)
Principal payments and amortization of discounts and
  premiums ..................................................     (133,836)     (93,787)     (96,214)
Loans charged off ...........................................         (493)        (594)      (1,582)
Transfers to real estate owned ..............................       (1,154)      (1,182)      (3,986)
                                                               ------------ -----------  -----------
   Total loans receivable, net, at end of period(1)  ........    $ 646,385     $453,350     $413,287
                                                               ============  ===========   ===========

---------
(1) Includes loans held for sale.

   The following table sets forth certain information with respect to the composition of the Company's loan portfolio, including mortgage loans held for sale and mortgage-backed securities, as of the dates indicated. For additional information as to the Company's mortgage-backed securities, including carrying values and approximate market values of such securities, see Notes 1 and 4 of the Notes to the Company's Consolidated Financial Statements included in Appendix D hereto.


                                            AS OF SEPTEMBER 30,
                                   ------------------------------------
                                             1996               1995
                                   -----------------------  -----------
                                      AMOUNT      PERCENT      AMOUNT
                                   ----------- ----------  -----------
                                          (DOLLARS IN THOUSANDS)
First mortgage loans:
 One-to-four-family residential      $570,890       79.7%     $433,122
 Five-or-more-unit residential  .      12,559        1.7         1,124
 Commercial .....................      49,318        6.9        10,223
Second mortgage loans ...........       2,748        0.4         2,412
                                   ---------- ----------   -----------
Total first and second mortgage
loans ...........................     635,515       88.7       446,881
                                   ---------- ----------   -----------
Consumer loans ..................       2,648        0.4           920
Commercial business loans  ......       5,822        0.8         3,632
                                   ---------- ----------   -----------
 Total loans receivable .........     643,985       89.9       451,433
                                   ---------- ----------   -----------
Deferred loan fees, premiums and
(discounts) .....................       4,558        0.6         3,386
Allowance for loan losses  ......      (2,158)      (0.3)       (1,469)
                                   ---------- ----------   -----------
Loans receivable, net(1) ........     646,385       90.2       453,350
                                   ---------- ----------   -----------
Mortgage-backed securities, net        70,165        9.8        52,998
                                   ---------- ----------   -----------
  Total loans receivable, net
    and mortgage-backed
    securities ..................    $716,550      100.0%     $506,348
                                   ========== ==========   ===========
Weighted average yield on total
loan losses receivable, net, and
mortgage-backed securities  .....                   7.86%
                                                ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             1994                     1993                      1992
                                   -----------------------  ----------------------- -----------------------
                                     PERCENT      AMOUNT      PERCENT    AMOUNT     PERCENT     AMOUNT     PERCENT
                                   ---------- -----------  ---------- ----------- ---------- -----------  ----------

First mortgage loans:
 One-to-four-family residential        85.5%     $395,028       84.0%     $301,689        93.3%     $224,707       89.7%
 Five-or-more-unit residential  .       0.2         2,164        0.5           705         0.2           856        0.3
 Commercial .....................       2.0         4,469        0.9           748         0.2           350        0.1
Second mortgage loans ...........       0.5         2,616        0.6           623         0.2           631        0.3
                                   --------    ----------   --------    ----------  ----------      --------   --------
Total first and second mortgage
loans ...........................      88.2       404,277       86.0       303,765        93.9       226,544       90.4
                                   --------    ----------   --------    ----------  ----------      --------   --------
Consumer loans ..................       0.2         2,336        0.5         2,786         0.9         2,664        1.1
Commercial business loans  ......       0.7         4,732        1.0         3,665         1.1         2,143        0.8
                                   --------    ----------   --------    ----------  ----------      --------   --------
 Total loans receivable .........      89.1       411,345       87.5       310,216        95.9       231,351       92.3
                                   --------    ----------   --------    ----------  ----------      --------   --------
Deferred loan fees, premiums and
(discounts) .....................       0.7         2,783        0.6         1,409         0.4          (437)      (0.2)
Allowance for loan losses  ......      (0.3)         (841)      (0.2)       (1,184)       (0.4)         (265)      (0.1)
                                   --------    ----------   --------    ----------  ----------      --------   --------
Loans receivable, net(1) ........      89.5       413,287       87.9       310,441        95.9       230,649       92.0
                                   --------    ----------   --------    ----------  ----------      --------   --------
Mortgage-backed securities, net        10.5        57,155       12.1        13,156         4.1        19,957        8.0
                                   --------    ----------   --------    ----------  ----------      --------   --------
  Total loans receivable, net
    and mortgage-backed
    securities ..................     100.0%     $470,442      100.0%     $323,597       100.0%     $250,606      100.0%
                                   ========    ==========   ========    ==========  ==========      ========   ========
Weighted average yield on total
loan losses receivable, net, and
mortgage-backed securities  .....      7.53%                    6.60%                     6.37%                    7.90%
                                   ========                 ========                ==========                 ========

---------
(1) Includes loans held for sale.

   The following table sets forth, as of September 30, 1996 the amount of loans, mortgage loans held for sale and mortgage-backed securities held in the Company's portfolio by category and expected principal repayments by year. As of September 30, 1996, the total amount of loans with contractual maturities greater than one year with fixed and adjustable interest rates totaled approximately $119.0 million and $368.3 million, respectively.


                                    OUTSTANDING ON
                                    SEPTEMBER 30,
                                         1996           1997         1998
                                   --------------- -----------  -----------
                                                 (IN THOUSANDS)
First Mortgage Loans:
 One-to-four-family residential        $570,890       $133,259     $ 96,871
 Five-or-more-unit residential  .        12,559          3,763        2,973
 Commercial .....................        49,318         13,415       10,668
Second Mortgage loans ...........         2,748            792          736
                                   --------------- -----------  -----------
 Total first and second mortgage
   loans ........................       635,515        151,229      111,248
 Consumer .......................         2,648          1,552        1,096
 Commercial business loans  .....         5,822          3,885        1,937
                                   --------------- -----------  -----------
 Total loans receivable .........       643,985        156,666      114,281
Mortgage-backed securities  .....        70,002         17,099       14,128
                                   --------------- -----------  -----------
  Total .........................      $713,987       $173,765     $128,409
                                   ===============  ===========   ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                              2001-       2003-       2006 AND
                                      1999        2000         2002        2006        THEREAFTER
                                   ---------- ----------  ---------- ----------- -----------------

First Mortgage Loans:
 One-to-four-family residential      $72,613     $55,069     $42,273     $109,147       $61,658
 Five-or-more-unit residential  .      2,331       1,810       1,390          292            --
 Commercial .....................      8,431       6,614      10,190           --            --
Second Mortgage loans ...........        686         534          --           --            --
                                   ---------  ----------  ----------   ----------   -----------
 Total first and second mortgage
   loans ........................     84,061      64,027      53,853      109,439        61,658
 Consumer .......................         --          --          --           --            --
 Commercial business loans  .....         --          --          --           --            --
                                   ---------  ----------  ----------   ----------   -----------
 Total loans receivable .........     84,061      64,027      53,853      109,439        61,658
Mortgage-backed securities  .....     11,738       6,943       3,951       10,718         5,425
                                   ---------  ----------  ----------   ----------   -----------
  Total .........................    $95,799     $70,970     $57,804     $120,157       $67,083
                                   =========  ==========  ==========   ==========   ===========

   Applicable regulations permit the Company to engage in various categories of secured and unsecured commercial and consumer lending, in addition to residential real estate financing, subject to limitations on the percentage of total assets attributable to certain categories of loans. An additional limitation imposed by regulation requires that certain types of loans only be made in aggregate amounts that do not exceed specified percentages of the institution's capital. As of September 30, 1996, 19.5% of the Company's gross loans receivable (15.3% of total assets) were secured by properties located in California and 40.8% of gross loans receivable (31.9% of total assets) were secured by properties located in Florida. Because of this concentration, regional economic circumstances in those states could affect the level of the Company's non-performing loans. The following table sets forth, as of September 30, 1996 the distribution of the amount of the Company's loans (including mortgage loans held for sale) by state.

                                 OUTSTANDING ON
STATE                          SEPTEMBER 30, 1996
---------------------------- -------------------
                                 (IN THOUSANDS)
Florida(1) .................        $262,747
California .................         125,802
Ohio .......................          27,808
New Jersey .................          20,411
Maryland ...................          19,346
Colorado ...................          19,099
Virginia ...................          19,038
New York ...................          18,363
Illinois ...................          16,261
Arizona ....................          12,275
Michigan ...................          11,179
Minnesota ..................          10,996
Connecticut ................          10,661
Massachusetts ..............          10,274
Texas ......................           6,884
Georgia ....................           5,679
Washington .................           5,492
Pennsylvania ...............           4,475
Nevada .....................           2,762
Utah .......................           1,915
District of Columbia .......           1,839
Missouri ...................           1,816
Tennessee ..................           1,704
South Carolina .............           1,664
North Carolina .............           1,485
Oregon .....................           1,458
New Hampshire ..............           1,357
Oklahoma ...................           1,331
Kentucky ...................           1,280
Arkansas ...................           1,250
Alabama ....................           1,154
Indiana ....................           1,036
Kansas .....................           1,036
Wisconsin ..................           1,010
Maine ......................             858
Louisana ...................             831
Rhode Island ...............             792
Hawaii .....................             731
Idaho ......................             641
Others(2) ..................             775
Not secured by real estate             8,470
                              -------------------
 Total .....................        $643,985
                              ===================

---------
(1) Does not include $40.1 million of tax certificates representing liens secured by properties in Florida.

(2) Less than $500,000 in any one state.

   RESIDENTIAL MORTGAGE LOAN PURCHASES AND ORIGINATIONS. The Company's lending primarily involves purchasing in the secondary mortgage market and originating loans secured by first mortgages on real estate improved with single-family dwellings. The Company services loans in its portfolio that it originates. The Company attempts to purchase loans servicing-released, when available, although at September 30, 1996, the Company's loan portfolio included $320.0 million of loans that were serviced by others. As of September 30, 1996, the Company was servicing a total of approximately $318.8 million in mortgage loans, including $3.8 of loans serviced for others.

   The Company's first mortgage loans purchased or originated are generally repayable over 15 or 30 years. Additionally, the Company offers second mortgage residential loans with maturities ranging from five to 15 years. Residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan. The Company currently originates and purchases fixed-rate and adjustable-rate first mortgage loans secured by owner-occupied residences with 15-year term or 30-year term amortization, and second mortgage loans with 15-year term amortization or 30-year term amortization with a balloon payment after five years.

   The Company's adjustable-rate mortgage loans ("ARMs") generally have interest rates that adjust monthly, semi-annually or annually at a margin over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year published by the Federal Reserve or the FHLB 11th District cost-of-funds index ("COFI") published by the FHLB of San Francisco. The maximum interest rate adjustment of the Company's ARMs is generally 1% semi-annually and 6% over the life of the loan, above or below the initial rate on the loan for semi-annual adjustables, or 2% annually and 6% over the life of the loan, above or below the initial rate on the loan for annual adjustables. The Company's COFI loans with monthly adjustable interest rates also provide for a 7.5% cap on monthly payment increases from one annual payment adjustment to the next, except at the end of five years, when monthly payments may be adjusted by more than the payment increase cap in order to provide for the complete amortization by maturity. Because of the payment cap and the different times at which interest rate adjustments and payment adjustments are made on these loans, monthly payments on these loans may not be sufficient to pay the interest accruing on the loan. The amount of any shortage is added to the principal balance of the loan to be repaid through future monthly payments to the Company ("negative amortization"). If the loan-to-value ratio is high, negative amortization could significantly increase the risk associated with the loan; the Company's management, however, believes that this risk is mitigated due to the relative stability of the index used and to conservative underwriting policies.

   The Company sometimes purchases or originates loans with "teaser" rates that are below market rates during an initial period after the loan is x originated. For loans with teaser rates, the borrower's ability to repay is determined upon fully indexed rates.

   Applicable regulations permit the Company to lend up to 100% of the appraised value of the real property securing a loan ("loan-to-value ratio"). The Company, however, generally does not make or acquire loans with loan-to-value ratios that exceed 80% at origination. When terms are favorable, the Company will purchase or originate single-family mortgage loans with loan-to value ratios between 80% and 95%. In most of these cases, the Company will, as a matter of policy, require the borrower to obtain private mortgage insurance that insures that portion of the loan exceeding the 80% loan-to-value ratio, thereby reducing the risk to no more than 80% of appraised value.

   The Company generally applies the same underwriting criteria to residential mortgage loans purchased or originated. In its loan purchases, the Company generally reserves the right to reject particular loans from a loan package being purchased and does reject loans in a package that do not meet its underwriting criteria. In determining whether to purchase or originate a loan, the Company assesses both the borrower's ability to repay the loan and the adequacy of the proposed collateral. On originations, the Company obtains appraisals of the property securing the loan. On purchases, the Company reviews the appraisal obtained by the loan seller or originator and arranges for an updated review appraisal before purchasing the loan. On purchases and originations, the Company reviews information concerning the income, financial condition, employment and credit history of the applicant. On purchases, the Company generally obtains a credit report on the borrower separate from that provided by the loan seller.

   The Company has adopted written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered for origination or purchase. These underwriting standards are reviewed and approved annually by the Company's Board of Directors. The Company's underwriting standards for residential mortgage loans generally conform to (except as to principal balance and with regard to certain loans discussed below, as to the borrower's citizenship and related factors) standards established by Fannie Mae ("FNMA") and the Federal Home Loan Mortgage Corporation (the "FHLMC"). A loan application is obtained or reviewed by the Company's underwriters to determine the borrower's ability to repay, and confirmation of the more significant information is obtained through the use of credit reports, financial statements, and employment and other verifications.

   The Company generally uses appraisals to determine the value of collateral for all loans it originates. When originating a real estate mortgage loan, the Company obtains a new appraisal of the property from an independent third party to determine the adequacy of the collateral, and such appraisal is reviewed by one of the underwriters. With respect to a substantial percentage of loans purchased, the collateral value is determined by reference to a review appraisal. Otherwise, the collateral value is determined by reference to the documentation contained in the original file. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law.

   The Company also requires that a survey be conducted and title insurance be obtained, insuring the priority of its mortgage lien. Pursuant to its underwriting standards, the Company generally requires private mortgage insurance policies on newly originated mortgage loans with loan-to-value ratios greater than 80%. All loans are reviewed by the Company's underwriters to ensure that its guidelines are met or that waivers are obtained in limited situations where offsetting factors exist.

   With regard to loan purchases, a legal review of every loan file is conducted to determine the adequacy of the legal documentation. The Company receives various representations and warranties from the sellers of the loans regarding the quality and characteristics of the loans.

   Approximately $38.2 million, or 5.9%, of the Company's gross loans receivable are first mortgage loans to non-resident aliens secured by single-family residences located in Florida. These loans are purchased and originated by the Company in a manner similar to that described above for other residential loans. Loans to non-resident aliens generally afford the Company an opportunity to receive rates of interest higher than those available from other single-family residential loans. Nevertheless, such loans generally involve a greater degree of risk than other single-family residential mortgage loans. The ability to obtain access to the borrower is more limited for non-resident aliens, as is the ability to attach or verify assets located in foreign countries. The Company has attempted to minimize these risks through its underwriting standards for such loans (including generally lower loan-to-value ratios and qualification based on verifiable assets located in the United States).

   COMMERCIAL REAL ESTATE LENDING. The Company's commercial real estate lending division originates or purchases multi-family and commercial real estate loans from $250,000 to $4.0 million. The Company's strategy is to promote commercial lending together with private banking (see "Private Banking" below), as both areas seek to develop long-term relationships with select businesses, real estate borrowers, and professionals. At September 30, 1996, the Company had $49.3 million of commercial real estate loans, representing a total of 7.7% of the Company's loan portfolio before net items. The Company's commercial real estate loan portfolio includes loans secured by apartment buildings, office buildings, warehouses, retail stores and other properties, which are located in the Company's primary market area. Commercial real estate loans generally are originated in amounts up to 75% of the appraised value of the property securing the loan. In determining whether to originate or purchase multi-family or commercial real estate loans, the Company also considers such factors as the financial condition of the borrower and the debt service coverage of the property. Commercial real estate loans are made at both fixed and adjustable interest rates for terms of up to 10 years.

   Appraisals on properties securing commercial real estate loans originated by the Company are performed at the time the loan is made by an independent appraiser. In addition, the Company's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. Personal guarantees are generally obtained for the Company's commercial real estate loans.

   Management's expansion into this area reflects its business strategy to obtain seasoned loan product divested by the super-regional financial companies in South Florida and its belief that commercial real estate loans are generally of short-to moderate-term with higher-yielding variable interest rates as compared to residential loans. In December 1995, the Company purchased approximately $32.0 million of commercial real estate loans in Florida from another financial institution. The loan package comprised 23 loans with principal balances ranging from $376,000 to $4.7 million. Management believes that with the recent acquisition of several Florida-based financial institutions by out-of-state regional banks, the Company will be able to expand its commercial real estate business.

   Commercial real estate lending affords the Company an opportunity to receive interest at rates higher than those generally available from one-to-four-family residential lending. Nevertheless, loans secured by such properties are generally larger and involve a greater degree of risk than one-to-four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. In addition, adjustable-rate commercial real estate loans are subject to increased risk of delinquency or default as interest rates increase. The Company has attempted to minimize these risks through its underwriting standards.

   REAL ESTATE CONSTRUCTION LENDING. The Company has commenced a program to make real estate construction loans to individuals for the construction of their residences, as well as to builders and real estate developers for the construction of one-to-four-family residences and commercial and multi-family real estate, although at September 30, 1996, the Company had no construction loans.

   Construction loans to individuals for their residences may be, but would not be required to be, structured to be converted to permanent loans with the Company at the end of the construction phase. Such residential construction loans would generally be underwritten pursuant to the same guidelines used for originating permanent residential loans. The Company's construction loans would typically have terms of up to nine months and have rates higher than permanent one-to-four-family loans offered by the Company. During the construction phase, the borrower would pay interest only. Generally, the maximum loan-to-value ratio of owner-occupied, single-family construction loans would be 75%.

   The Company may from time to time make construction loans on commercial real estate projects secured by apartments, shopping centers, industrial properties, small office buildings, medical facilities or other property. Such loans would generally be structured to be converted to permanent loans at the end of the construction phase, which generally runs from 12 to 18 months. These construction loans would have rates and terms that match any permanent commercial real estate loan then offered by the Company, except that during the construction phase, the borrower would pay interest only. These loans would generally provide for the payment of interest and loan fees from loan proceeds.

   Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds that would be required to complete a project, the related loan-to-value ratios, and the likelihood of ultimate success of a project. Construction loans to borrowers other than owner-occupants also involve many of the same risks discussed above regarding commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. Also, the funding of loan fees and interest during the construction phase makes the monitoring of the progress of the project particularly important, as customary early warning signals of project difficulties may not be present.

   COMMERCIAL BUSINESS LENDING. Commercial business loans totaled $5.8 million as of September 30, 1996, representing .9% of total loans. In its commercial business loan underwriting, the Company evaluates the value of the collateral securing the loan and assesses the borrower's creditworthiness and ability to repay. While commercial business loans generally are made for shorter terms and at higher yields than one-to-four-family residential loans, such loans generally involve a higher level of risk than one-to-four-family residential loans because the risk of borrower default is greater and the collateral may be more difficult to liquidate and more likely to decline in value.

   LOAN PORTFOLIO QUALITY. Federal regulations require a savings institution to review its assets on a regular basis and, if appropriate, to classify assets as "substandard," "doubtful", or "loss" depending on the likelihood of loss. General allowances for loan losses are required to be established for assets classified as substandard or doubtful. For assets classified as loss, the institution must either establish specific allowances equal to the amount classified as a loss or charge off such amount. Assets that do not require classification as substandard but that possesses credit deficiencies or potential weaknesses deserving management's close attention are required to be designated as "special mention." The deputy director of the appropriate OTS regional office may approve, disapprove or modify any classifications of assets and any allowance for loan losses established.

   Additionally, under standard banking practices, an institution's asset quality is also measured by the level of non-performing loans in the institution's portfolio. Non-performing loans consist of (i) non-accrual loans; (ii) loans that are more than 90 days contractually past due as to interest or principal but that are well-secured and in the process of collection or renewal in the normal course of business; and (iii) loans that have been renegotiated to provide a deferral of interest or principal because of a deterioration in the financial condition of the borrower. The Company provides delinquency notices to borrowers when loans are 30 or more days past due. The Company places conventional mortgage loans on non-accrual status when more than 90 days past due. When a loan is placed on non-accrual status, the Company reverses all accrued and uncollected interest. The Company also begins appropriate legal procedures to obtain repayment of the loan or otherwise satisfy the obligation.

   As of September 30, 1996, the Company had $8.3 million in substandard assets of which $7.8 million are included in non-performing assets. Substandard assets consisted of the following:

                                                  AS OF
                                            SEPTEMBER 30, 1996
                                           -------------------
                                              (IN THOUSANDS)
One-to-four-family residential loans ........   $6,409
Consumer and business loans  ................       15
REO .........................................      632
Tax certificates ............................    1,264
                                                ------
 Total Substandard Assets ...................   $8,320
                                                ======

In addition, $259,000 of tax certificates were classified as loss as of September 30, 1996 and have been specifically reserved for.

   The following table sets forth information regarding the Company's allowance for loan losses for the periods indicated:

                                                                       FOR THE YEAR ENDED SEPTEMBER 30,
                                                            ----------------------------------------------------
                                                               1996       1995        1994       1993       1992
                                                            --------- ---------  ---------- --------- ----------
                                                                                (IN THOUSANDS)
Allowance for loan losses balance (at beginning of period     $1,469     $  841     $ 1,184     $  265      $195
Provisions (credit) for loan losses ......................      (120)     1,221       1,187      1,052        70
Allowance from Bank of Florida ...........................       183         --          --         --        --
Allocation from discounts on loans purchased .............        --         --          --         90        --
Loans charged off:
One-to four-family residential loans .....................      (493)      (535)     (1,582)      (223)       --
Commercial and other .....................................        --        (59)         --         --        --
                                                            --------  ---------  ---------- ----------  --------
 Total                                                          (493)      (594)     (1,582)      (223)       --
                                                            --------  ---------  ---------- ----------  --------
Recoveries:
One-to four-family residential loans .....................     1,119          1          52         --        --
                                                            --------  ---------  ---------- ----------  --------
Allowance for loan losses, balance (at end of period)  ...    $2,158     $1,469     $   841     $1,184      $265
                                                            ========  =========  ========== ==========  ========


   Historically, recoveries of charged off loans have been minimal since charged off loans have been primarily one-to-four family residential loans and typically the only substantial asset available to the Company is the real estate securing the loan which is acquired through foreclosure and sold. However, in its fiscal year ended September 30, 1996, the Company received a recovery of approximately $1.0 million as settlement of litigation the Company initiated against a seller of residential mortgage loans. The Company is not aware of any significant liability related to REO or loans that may be foreclosed.

   The following table sets forth the allocation of general allowance for loan losses by loan category for the periods indicated.

                                                                   AT SEPTEMBER 30,
                                   ------------------------------------------------------------------------------
                                              1996                       1995                        1994
                                   ------------------------  ------------------------ ---------------------------
                                                % OF LOANS                % OF LOANS                % OF LOANS
                                                  IN EACH                  IN EACH                    IN EACH
                                                CATEGORY TO               CATEGORY TO               CATEGORY TO
                                     AMOUNT     TOTAL LOANS     AMOUNT    TOTAL LOANS   AMOUNT      TOTAL LOANS
                                   --------- --------------  --------- -------------- ---------    --------------
Balance at end of period
applicable to: ..................
One-to-four-family residential
mortgages .......................    $1,381         88.6%       $1,207         95.9%         $766          96.0%
Commercial and other loans  .....       739         11.4%          168          4.1%           75           4.0%
Unallocated .....................        38          N/A            94          N/A            --           N/A
                                   --------    ---------       -------     --------      --------        ------
Total allowances for loan losses     $2,158        100.0%       $1,469        100.0%         $841         100.0%
                                   ========    =========       =======     ========      ========        ======

   For additional information regarding the Company's allowance for loan losses and the credit quality of the Company's assets, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Financial Condition--Credit Quality" in Appendix C hereto.


PRIVATE BANKING

   The Company's Private Banking Division focuses on the diverse lending and deposit needs of professionals and executives in South Florida. Private banking is customer-oriented, not transaction-oriented, with an emphasis on building a total banking relationship. The Private Banking target market includes the upscale markets of metropolitan Miami with emphasis on the Coral Gables and southwest Dade County areas.

   Currently, the Company's commercial business loans and non-interest-bearing demand deposit accounts are originated primarily by the Private Banking Division. The Company is developing its capability to deliver loan services to businesses in communities served by its branch offices. The Private Banking Division is also responsible for a portion of the residential real estate loans originated by the Company, particularly the loans with higher balances, which usually generate higher fees. The Company's consumer lending business is also generated by this division.

MORTGAGE BANKING

   The Company has established a correspondent mortgage banking operation for the origination of single-family residential mortgage loans in its market area. This correspondent operation consists of a network of mortgage brokers and lenders in South Florida that generate mortgage loans for the Company. Originations in the correspondent program, together with branch lending, reached $54.0 million in fiscal 1996.

INVESTMENTS

   The Company maintains an investment portfolio consisting primarily of federal agency securities, FHLB overnight deposits, securities purchased under agreements to resell and tax certificates. Federal regulations limit the instruments in which the Company may invest its funds. The Company's current investment policy permits purchases only of investments (with the exception of tax certificates) rated in one of the three highest grades by a nationally recognized rating agency and does not permit purchases of securities of non-investment grade quality (such as so-called "junk bonds").

   The Company's portfolio also includes tax certificates issued by various counties in the State of Florida. Tax certificates represent tax obligations that are auctioned by county taxing authorities on an annual basis in order to collect delinquent real estate taxes. Although tax certificates have no stated maturity, the certificate holder has the right to collect the delinquent tax amount, plus interest, and can file for a tax deed if the delinquent tax amount is unpaid at the end of two years. Tax certificates have a claim superior to most other liens. If the holder does not file for deed within seven years, the certificate becomes null and void. The Company has adopted detailed policies with regard to its investment in tax certificates, which specify due diligence procedures, purchasing procedures (including parameters for the location, type and size of tax certificates acceptable for purchase) and procedures for managing the portfolio after acquisition.

   The following table sets forth information regarding the Company's investments as of the dates indicated. Amounts shown are historical amortized cost. For additional information regarding the Company's investment securities, including the carrying values and approximate market values of such investment securities, see Notes 1 and 4 of the Notes to the Company's Consolidated Financial Statements included in Appendix D hereto.


                                                         AS OF SEPTEMBER 30,
                                                 ----------------------------------
                                                    1996        1995         1994
                                                 ---------- ----------  ----------
                                                       (DOLLARS IN THOUSANDS)
Securities purchased under agreements to
resell ........................................    $    --    $    --      $   700
Federal funds sold ............................        400         400         375
Federal agency securities .....................      4,985       4,675       2,003
FHLB overnight deposits .......................     28,253      31,813      11,212
Tax certificates ..............................     40,088      39,544      42,612
Other .........................................      1,711          11          11
                                                 ---------   ---------   ---------
 Total investment securities ..................    $75,437     $76,443     $56,913
                                                 =========   =========   =========
 Weighted average yield .......................       7.35%       7.88%       7.61%
                                                 =========   =========   =========

   The following table sets forth information regarding the maturities of the Company's investments as of September 30, 1996. Amounts shown are book values.


                                      PERIODS TO MATURITY
                                    FROM SEPTEMBER 30, 1996
                             ------------------------------------
                               WITHIN      1 THROUGH       OVER
                               1 YEAR       5 YEARS      5 YEARS
                             ---------- ------------  -----------
Federal agency securities      $ 2,004      $2,981       $  --
FHLB overnight deposits  ..     28,253          --          --
Tax certificates(1) .......     40,088          --          --
Federal funds sold ........        400          --          --
Other .....................        910         765           36
                             ---------   ---------      -------
 Total ....................    $71,655      $3,746        $  36
                             =========   =========      =======
 Weighted average yield  ..       7.36%       7.15%        6.76%
                             =========   =========      =======

----------
(1) Maturities are based on historical experience.


OTHER INTEREST-EARNINGS ASSETS

   Included in other interest-earning assets is stock of the FHLB of Atlanta, which totaled $12.2 million, $12.3 million and $7.9 million as of September 30, 1996, 1995 and 1994, respectively. The Company also had a $25,000 equity investment in the Community Reinvestment Group as of September 30, 1996 and 1995. Carrying value, which is par, is estimated to be the fair market value of these assets.

SOURCES OF FUNDS

   The Company's primary sources of funds for its investment and lending activities are customer deposits, loan repayments, funds from operations, the Company's capital and FHLB advances.

   DEPOSITS. The Company offers a full variety of deposit accounts ranging from passbook accounts to certificates of deposit with maturities of up to five years. The Company also offers transaction accounts, which include commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, super NOW accounts and money market deposit accounts. The rates paid on deposits are established periodically by management based on the Company's need for funds and the rates being offered by the Company's competitors with the goal of remaining competitive without offering the highest rates in the market area. The Company has not utilized brokered deposits.

   The Company has placed increasing reliance on passbook accounts, money market accounts, certificates of deposit and other savings alternatives that are more responsive to market conditions than long-term, fixed-rate certificates. While market-sensitive savings vehicles permit the Company to reduce its cost of funds during periods of declining interest rates, such savings alternatives also increase the Company's vulnerability to periods of high interest rates. There are no regulatory interest rate ceilings on the Company's accounts.

   The following table sets forth information concerning the Company's deposits by account type and the weighted average nominal rates at which interest is paid thereon as of the dates indicated:

                                                                   AS OF SEPTEMBER 30,
                                          --------------------------------------------------------------------
                                                   1996                   1995                    1994
                                          ---------------------  --------------------- -----------------------
                                             AMOUNT      RATE       AMOUNT       RATE       AMOUNT      RATE
                                          ----------- --------  ----------- -------- ----------- -------------
                                                                 (DOLLARS IN THOUSANDS)
Passbook accounts:
 Regular ...............................    $ 73,741     4.44%     $ 50,327      3.04%     $ 44,533     3.04%
 Holiday club ..........................          39     2.00            46      2.00            50     1.75
                                          -----------            ----------            -------------
  Total passbook accounts ..............      73,780                 50,373                  44,583
                                          -----------            ----------            -------------
Checking:
 Insured money market ..................      16,556     3.87         7,733      2.68        18,006     1.51
 NOW and non-interest-bearing accounts        24,566     1.49        18,157      2.17        29,805     1.67
                                          ----------- --------   ----------             ------------
  Total transaction accounts ...........      41,122                 25,890                  47,811
                                          -----------            ----------            ------------
  Total passbook and checking accounts       114,902                 76,263                  92,394
                                          -----------            ----------            ------------
Certificates:
 30-89-day certificates of deposit  ....                                 91      2.73           166     3.01
 3-5-month certificates of deposit  ....       7,114     4.67         1,465      4.78         4,552     3.95
 6-8-month certificates of deposit  ....     159,850     5.40        93,684      5.65        87,071     4.23
 9-11-month certificates of deposit  ...      20,279     5.45         5,654      5.55         1,302     3.53
 12-17-month certificates of deposit  ..     124,637     5.49        79,637      5.90        71,115     4.44
 18-23-month certificates of deposit  ..      12,375     5.79        12,382      5.37        33,282     4.31
 24-29-month certificates of deposit  ..      42,875     5.94        18,593      5.57        24,453     4.36
 30-35-month certificates of deposit  ..       1,774     5.57         2,868      4.99         4,867     4.66
 36-60-month certificates of deposit  ..      22,300     5.93        19,437      5.81        28,593     5.46
                                          ----------- --------   ----------             ----------- --------
  Total certificates ...................     391,204                233,811                 255,401
                                          -----------            ----------             -----------
   Total ...............................    $506,106               $310,074                $347,795
                                          ===========            ==========             ===========
    Weighted average rate ..............                 5.11%                   4.99%                  3.88%
                                                       ========                ========               ========


   The following table sets forth information by various rate categories regarding the amounts of the Company's certificate accounts (under $100,000) as of September 30, 1996 that mature during the periods indicated:


                                                                          PERIODS TO MATURITY
                                                                        FROM SEPTEMBER 30, 1996
                                                          -------------------------------------------------
                                            AS OF            WITHIN        1 TO        2 TO       MORE THAN
                                      SEPTEMBER 30, 1996     1 YEAR      2 YEARS     3 YEARS       3 YEARS
                                     ------------------- -----------  ---------- ----------    ------------
                                                                  (IN THOUSANDS)
Certificate accounts:
 3.00% to 3.99% ...................        $     93         $     93     $    --     $   --      $    --
 4.00% to 4.99% ...................           6,700            6,182         366         152          --
 5.00% to 5.99% ...................         309,070          257,517      43,406       3,965        4,182
 6.00% to 6.99% ...................          21,555            8,819       6,762       2,405        3,569
 7.00% to 7.99% ...................             862              368          --          48          446
 8.00% to 8.99% ...................              --               --          --          --           --
                                     ------------------- -----------   ----------  ----------  ------------
 Total certificate accounts (under
  $100,000) .......................        $338,280         $272,979     $50,534      $6,570       $8,197
                                     =================== ===========   ==========  ==========  ============

   The following table sets forth information by various rate categories regarding the amounts of the Company's jumbo ($100,000 and over) certificate accounts as of September 30, 1996 that mature during the periods indicated:


                                                                        PERIODS TO MATURITY
                                                                      FROM SEPTEMBER 30, 1996
                                                         ------------------------------------------------
                                           AS OF           WITHIN        1 TO        2 TO       MORE THAN
                                     SEPTEMBER 30, 1996    1 YEAR      2 YEARS     3 YEARS       3 YEARS
                                    ------------------- ----------  ---------- ---------- ---------------
                                                                (IN THOUSANDS)
Jumbo certificate accounts:
 2.00% to 2.99% ..................        $   100          $   100      $  135       $ --        $ --
 4.00% to 4.99% ..................          1,733            1,598       6,308        331          219
 5.00% to 5.99% ..................         46,969           40,111       1,076        631          540
 6.00% to 6.99% ..................          4,021            1,774          --         --           --
 7.00% to 7.99% ..................            101               --          --         --          101
                                    ------------------- ----------  ---------- ---------- ------------
 Total jumbo certificate accounts         $52,924          $43,583      $7,519       $962         $860
                                    =================== ==========  ========== ========== ============

   Of the Company's total deposits at September 30, 1996, 1995 and 1994, 10.5%, 8.6% and 10.3%, respectively, were deposits of $100,000 or more issued to the public. Although jumbo certificates of deposit are generally more rate sensitive than smaller size deposits, management believes that the Company will retain these deposits.

   In 1995, the Company sold its three branches on the west coast of Florida, including their deposits which totaled $130 million at the date of sale. The sale was part of a shift in growth strategy to focus on South Florida and take advantage of consolidation trends in banking there. Also, as part of this strategy, the Company opened branches in Boca Raton, Florida in December 1995, Delray Beach, Florida in June 1996 and West Palm Beach, Florida in September 1996. On March 29, 1996, the Company acquired the Bank of Florida whose single branch with total deposits of $27.3 million was consolidated with the Company's South Miami branch. On November 15, 1996, as discussed above, the Company acquired Suncoast which had six branches.

   BORROWINGS. When the Company's primary sources of funds are not sufficient to meet deposit outflows, loan originations and purchases and other cash requirements, the Company may borrow funds from the FHLB of Atlanta and from other sources. The FHLB system acts as an additional source of funding for savings institutions. In addition, the Company uses subordinated notes and agreements to repurchase in order to increase funds.

   FHLB borrowings, known as "advances," are made on a secured basis, and the terms and rates charged for FHLB advances vary in response to general economic conditions. As a shareholder of the FHLB of Atlanta, the Bank is authorized to apply for advances from this bank. A wide variety of borrowing plans are offered by the FHLB of Atlanta, each with its own maturity and interest rate. The FHLB of Atlanta will consider various factors, including an institution's regulatory capital position, net income, quality and composition of assets, lending policies and practices, and level of current borrowings from all sources, in determining the amount of credit to extend to an institution. In addition, an institution that fails to meet the qualified thrift lender test may have restrictions imposed on its ability to obtain FHLB advances. BankUnited currently meets the qualified thrift lender test. See "Regulation--Savings Institution Regulation--Qualified Thrift Lender Test."

   The following tables set forth information as to the Company's borrowings as of the dates and for the periods indicated.


                                                                   AS OF SEPTEMBER 30,
                                      -----------------------------------------------------------------------------
                                                1996                       1995                      1994
                                      ------------------------  ------------------------ --------------------------
                                                     WEIGHTED                  WEIGHTED                   WEIGHTED
                                                     AVERAGE                    AVERAGE                   AVERAGE
                                        BALANCE        RATE        BALANCE       RATE        BALANCE        RATE
                                      ----------- -----------  -----------   -----------  -----------   -----------
                                                                  (DOLLARS IN THOUSANDS)
PERIOD END BALANCES:
FHLB advances(1) ...................    $237,000       5.73%      $241,000       5.92%       $136,000       5.17%
Subordinated notes .................         775       9.00            775       9.00             775       9.00
Securities sold under agreements to
repurchase (2) .....................          --        --            --           --          21,400       4.49
                                      ----------- -----------  ----------- ----------     -----------   --------
 Total borrowings ..................    $237,775       5.74%      $241,775       5.93%       $158,175       5.10%
                                      ==========  =========    =========== ==========      ==========   ========

                                                             FOR THE YEAR ENDED SEPTEMBER 30,
                                      -----------------------------------------------------------------------------
                                                1996                       1995                      1994
                                      ------------------------  ------------------------ --------------------------
                                                     WEIGHTED                  WEIGHTED                   WEIGHTED
                                                     AVERAGE                    AVERAGE                   AVERAGE
                                        BALANCE        RATE        BALANCE       RATE        BALANCE        RATE
                                      ----------- -----------  ----------- -----------    -----------   -----------
                                                                  (DOLLARS IN THOUSANDS)
AVERAGE BALANCES:
FHLB advances(1) ...................    $234,489       5.77%      $136,706       5.86%       $116,493       4.03%
Subordinated notes .................         775       9.00            775       9.00             775       9.00
Securities sold under agreements to
  repurchase (2) ...................          --         --          6,571       5.59           3,224       5.68
                                      ----------- ---------    -----------    -------       ---------      -----
 Total borrowings ..................    $235,264       5.78%      $144,052       5.86%       $120,492       4.11%
                                      =========== =========    ===========    =======       =========       ====

----------
(1) The maximum amount of FHLB advances outstanding during the years ended September 30, 1996, 1995 and 1994 was $244.0 million, $246.0 million and $149.0 million, respectively.

(2) The maximum amount of securities sold under agreements to repurchase at any month-end during the years ended September 30, 1995 and 1994 was $33.6 million and $21.4 million.

ACTIVITIES OF SUBSIDIARY.

   T&D Properties of South Florida, Inc., a Florida corporation ("T&D"), is a wholly owned operating subsidiary of the Bank, organized in 1991 to invest in tax certificates. T&D also holds title to, maintains, manages and supervises the disposition of real property acquired through tax deeds.

   Bay Holdings, Inc., a Florida corporation ("Bay Holding") is a wholly owned operating subsidiary of the Bank that holds title to, maintains, manages and supervises the disposition of real property acquired through foreclosure. Bay Holdings was established in 1994 for the purpose of insulating the Bank from risk of liability concerning maintenance, management and disposition of real property.

   BU Ventures, Inc., a Florida corporation ("BU Ventures") is a wholly owned operating subsidiary of the Company organized in 1994 to assume from T&D the responsibility for the maintenance, management and disposition of real property acquired through tax deeds.

EMPLOYEES

   At September 30, 1996, the Company had 126 full-time equivalent employees. The Company's employees are not represented by a collective bargaining group, and the Company considers its relations with its employees to be excellent. The Company provides employee benefits customary in the savings industry, which include group medical and life insurance, a 401(k) savings plan and paid vacations. The Company also provides stock awards and a profit sharing plan for certain officers, directors and employees.

                                  REGULATION

RECENT LEGISLATIVE DEVELOPMENTS

   In recent years, measures have been taken to reform the thrift and banking industries and to strengthen the insurance funds for depository institutions. The most significant of these measures for savings institutions was the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (the "FIRREA"), which has had a major impact on the operation and regulation of savings associations generally. In 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), became law. Although the FDICIA's primary purpose was to recapitalize the Bank Insurance Fund (the "BIF") of the FDIC, which insures the deposits of commercial banks, the FDICIA also affected the supervision and regulation of all federally insured depository institutions, including federal savings banks such as the Bank. More recent legislation has attempted to resolve the problems of the SAIF in meeting its minimum required reserve ratio and the related concern facing SAIF-insured institutions, such as the Bank, of paying significantly higher deposit insurance premiums than BIF-insured institutions. The following discussion is a summary of the significant provisions of the recent legislation affecting the banking industry.


   THE FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989. The FIRREA, which was enacted in response to concerns regarding the soundness of the thrift industry, brought about a significant regulatory restructuring, limited savings institutions' business activities, and increased their regulatory capital requirements. The FIRREA abolished the Federal Home Loan Bank Board and the Federal Savings and Loan Insurance Corporation (the "FSLIC"), and established the OTS as the primary federal regulator for savings institutions. Deposits at the Bank are insured through the SAIF, a separate fund managed by the FDIC for institutions whose deposits were formerly insured by the FSLIC. Regulatory functions relating to deposit insurance are generally exercised by the FDIC. The Resolution Trust Corporation (the "RTC") was created to manage conservatorships and receiverships of insolvent thrifts.

   THE FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The FDICIA authorizes regulators to take prompt corrective action to solve the problems of critically undercapitalized institutions. As a result, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which increases as an institution's level of capitalization decreases. Pursuant to the FDICIA, the federal banking agencies have established the levels at which an insured institution is considered to be "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." See "--Savings Institution Regulations--Prompt Corrective Action" below for a discussion of the applicable capital levels.

   The FDICIA requires that the federal banking agencies revise their risk-based capital requirements to include components for interest rate risk, concentration of credit risk and the risk of non-traditional activities. See "--Savings Institution Regulations--Regulatory Capital Requirements" below for a description of the final rule adopted by the OTS that incorporates an interest rate risk component in the risk-based capital requirement. Although adopted, implementation of this rule has been postponed indefinitely.

   In addition, the FDICIA requires each federal banking agency to establish standards relating to internal controls, information systems, and internal audit systems that are designed to assess the financial condition and management of the institution; loan documentation; credit underwriting; interest rate exposure; asset growth; and compensation, fees and benefits. The FDICIA lowered the qualified thrift lender ("QTL") investment percentage applicable to SAIF-insured institutions. See "--Savings Institution Regulations--Qualified Thrift Lender Test" below. The FDICIA also provided that a risk-based assessment system for insured depository institutions must be established before January 1, 1994. See "--Savings Institution Regulations--Insurance of Accounts" below. These requirements have been implemented. The FDICIA further requires annual on-site full examinations of depository institutions, with certain exceptions, and annual reports on institutions' financial and management controls.

   THE RIEGLE-NEAL INTERSTATE BANKING AND BRANCHING EFFICIENCY ACT OF 1994. In September 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Branching Act") became law. Savings associations, whose primary federal regulator is the OTS, generally are not directly affected by the Interstate Branching Act except for a provision that allows an insured savings association that was an affiliate of a bank on July 1, 1994, to act as the bank's agent as though it were an insured bank affiliate of the bank.

   The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

   The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

   For the first six months of 1995, the assessment schedule for members of the Bank Insurance Fund ("BIF") of the FDIC and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attained its required reserve ratio.

   In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provides for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate has been established at .657% of deposits by the FDIC and the resulting assessment of $2.6 million (exclusive of an additional $2.3 million payment which relates to Suncoast deposits) was paid in November 1996. This special assessment significantly increased noninterest expense and adversely affected the Bank's results of operations for the year ended September 30, 1996. As a result of the special assessment, the Bank's deposit insurance premiums were reduced to .067% based upon its current risk classification and the new assessment schedule for SAIF insured institutions. These premiums are subject to change in future periods.

   Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980's. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as the Bank. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates to be established by the FDIC to implement this requirement for all FDIC-insured institutions is uncertain at this time, but are anticipated to be about a 6.5 basis points assessment on SAIF deposits and 1.5 basis points on BIF deposits until BIF insured institutions participate fully in the assessment.

SAVINGS AND LOAN HOLDING COMPANY REGULATIONS

   TRANSACTIONS WITH AFFILIATES. The Company is a unitary savings and loan holding company and is subject to the OTS regulations, examination, supervision and reporting requirements pursuant to certain provisions of the Home Owners' Loan Act (the "HOLA") and the Federal Deposit Insurance Act. As an insured institution and a subsidiary of a savings and loan holding company, the Bank is subject to restrictions in its dealings with companies that are "affiliates" of the Company under the HOLA, certain provisions of the Federal Reserve Act that were made applicable to savings institutions by the FIRREA, and the OTS regulations.

   As a result of the FIRREA, savings institutions' transactions with its affiliates are subject to the limitations set forth in the HOLA and the OTS regulations, which incorporate Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act and Regulation O adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under Section 23A, an "affiliate" of an institution is defined generally as (i) any company that controls the institution and any other company that is controlled by the company that controls the institution, (ii) any company that is controlled by the shareholders who control the institution or any company that controls the institution, or (iii) any company that is determined by regulation or order to have a relationship with the institution (or any subsidiary or affiliate of the institution) such that "covered transactions" with the company may be affected by the relationship to the detriment of the institution. "Control" is determined to exist if a percentage stock ownership test is met or if there is control over the election of directors or the management or policies of the company or institution. "Covered transactions" generally include loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), and certain other transactions. The OTS regulations and Sections 23A and 23B require that covered transactions and certain other transactions with affiliates be on terms and conditions consistent with safe and sound banking practices or on terms comparable to similar transactions with non-affiliated parties, and imposes quantitative restrictions on the amount of and collateralization requirements on covered transactions. In addition, a savings institution is prohibited from extending credit to an affiliate (other than a subsidiary of the institution), unless the affiliate is engaged only in activities that the Federal Reserve Board has determined, by regulation, to be permissible for bank holding companies. Sections 22(g) and 22(h) of the Federal Reserve Act impose limitations on loans and extensions of credit from an institution to its executive officers, directors and principal stockholders and each of their related interests.

   ACTIVITIES LIMITATIONS. A unitary savings and loan holding company, such as the Company, whose sole insured institution subsidiary qualifies as a QTL (described below) generally has the broadest authority to engage in various types of business activities. A holding company that acquires another institution and maintains it as a separate subsidiary or whose sole subsidiary fails to meet the QTL test will become subject to the activities limitations applicable to multiple savings and loan holding companies.

   In general, a multiple savings and loan holding company (or subsidiary thereof that is not an insured institution) may not commence, or continue for more than a limited period of time after becoming a multiple savings and loan holding company (or a subsidiary thereof), any business activity other than
(i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or an escrow business, (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the OTS by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies, or (vii) subject to prior approval of the OTS, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. These restrictions do not apply to a multiple savings and loan holding company if (a) all, or all but one, of its insured institution subsidiaries were acquired in emergency thrift acquisitions or assisted acquisitions and (b) all of its insured institution subsidiaries are QTLs.

SAVINGS INSTITUTION REGULATIONS

   Federal savings institutions such as the Bank are chartered by the OTS, are members of the FHLB system, and have their deposits insured by the SAIF. They are subject to comprehensive OTS and FDIC regulations that are intended primarily to protect depositors. SAIF-insured, federally chartered institutions may not enter into certain transactions unless applicable regulatory tests are met or they obtain necessary approvals. They are also required to file reports with the OTS describing their activities and financial condition, and periodic examinations by the OTS test compliance by institutions with various regulatory requirements, some of which are described below.

   INSURANCE OF ACCOUNTS. The Bank's deposits are insured by the SAIF up to $100,000 for each insured account holder, the maximum amount currently permitted by law. Under the FDIC regulations implementing risk-based insurance premiums, institutions are divided into three groups--well capitalized, adequately capitalized and undercapitalized--based on criteria consistent with those established pursuant to the prompt corrective action provisions of the FDICIA. See "--Prompt Corrective Action" below. Each of these groups is further divided into three subgroups, based on a subjective evaluation of supervisory risk to the insurance fund posed by the institution.

   As an insurer, the FDIC issues regulations and conducts examinations of its insured members. SAIF insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding that an institution has engaged in unsafe and unsound practices, cannot continue operations because it is in an unsafe and unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the OTS or FDIC. When conditions warrant, the FDIC may impose less severe sanctions as an alternative to termination of insurance. The Bank's management does not know of any present condition pursuant to which the FDIC would seek to impose sanctions on the Bank or terminate insurance of its deposits.

   REGULATORY CAPITAL REQUIREMENTS. As mandated by the FIRREA, the OTS adopted capital standards under which savings institutions must currently maintain (i) a tangible capital requirement of 1.5% of tangible assets, (ii) a leverage (or core capital) ratio of 3.0% of adjusted tangible assets, and
(iii) a risk-based capital requirement of 8.0% of risk-weighted assets. These requirements (which cannot be less stringent than those applicable to national banks) apply to the Bank. Under current law and regulations, there are no capital requirements directly applicable to the Company. See also "--Changes to Capital Requirements" below.

   Under the current OTS regulations, "tangible capital" includes common stockholders' equity, noncumulative perpetual preferred stock and related paid-in capital, certain qualifying non-withdrawable accounts and pledged deposits, and minority interests in fully consolidated subsidiaries, less intangible assets (except certain purchased mortgage servicing rights) and specified percentages of debt and equity investments in certain subsidiaries. "Core capital" is tangible capital plus limited amounts of intangible assets meeting marketability criteria. The "risk-based capital" requirement provides that an institution's total capital must equal 8% of risk-weighted assets. Certain institutions will be required to deduct an interest rate risk component from their total capital, as described below. "Total capital" equals core capital plus "supplementary capital" (which includes specified amounts of cumulative preferred stock, certain limited-life preferred stock, subordinated debt and other capital instruments) in an amount equal to not more than 100% of core capital. "Risk-weighted assets" are determined by assigning designated risk weights based on the credit risk associated with the particular asset. As provided by OTS regulations, representative risk weights include: 0% for cash and assets that are backed by the full faith and credit of the United States; 20% for cash items in the process of collection, FHLB stock, agency securities not backed by the full faith and credit of the United States and certain high-quality mortgage-related securities; 50% for certain revenue bonds, qualifying mortgage loans, certain non-high-quality mortgage-related securities and certain qualifying residential construction loans; and 100% for consumer, commercial and other loans, repossessed assets, assets that are 90 or more days past due, and all other assets.

   As of September 30, 1996, the Bank's tangible, core and risk-based capital ratios were 7.0%, 7.0% and 14.2%, respectively.

   The OTS regulatory capital regulations take into account a savings institution's exposure to the risk of loss from changing interest rates. Under the regulations, a savings institution with an above normal level of interest rate risk exposure will be required to deduct an interest rate risk ("IRR") component from its total capital when determining its compliance with the risk-based capital requirements. An "above normal" level of interest rate risk exposure is a projected decline of 2% in the net present value of an institution's assets and liabilities resulting from a 2% swing in interest rates. The IRR component will equal one-half of the difference between the institution's measured interest rate exposure and the "normal" level of exposure. Savings institutions are required to file data with the OTS that the OTS will use to calculate, on a quarterly basis, the institutions' measured interest rate risk and IRR components. The IRR component to be deducted from capital is the lowest of the IRR components for the preceding three quarters. The OTS may waive or defer an institution's IRR component on a case-by-case basis. Implementation of the IRR requirements have been delayed. As of September 30, 1996, the Company would have been required to deduct an IRR component from its total capital when determining its compliance with the Bank's risk-based capital requirements; however, the Bank would continue to be well capitalized.

   If an institution becomes categorized as "undercapitalized" under the definitions established by the "prompt corrective action" provisions of the FDICIA, it will become subject to certain restrictions imposed by the FDICIA. See "--Prompt Corrective Action" below.

   PROMPT CORRECTIVE ACTION. The OTS and other federal banking regulators have established capital levels for institutions to implement the "prompt corrective action" provisions of the FDICIA. Based on these capital levels, insured institutions will be categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. The FDICIA requires federal banking regulators, including the OTS, to take prompt corrective action to solve the problems of those institutions that fail to satisfy their applicable minimum capital requirements. The level of regulatory scrutiny and restrictions imposed become increasingly severe as an institution's capital level falls.

   A "well capitalized" institution must have risk-based capital of 10% or more, core capital ratio of 5% or more and Tier 1 risk-based capital (based on the ratio of core capital to risk-weighted assets) of 6% or more and may not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the OTS. The Bank is a well capitalized institution under the definitions as adopted. An institution will be categorized as "adequately capitalized" if it has total risk-based capital of 8% or more, Tier 1 risk-based capital of 4% or more, and core capital of 4% or more; "undercapitalized" if it has total risk-based capital of less than 8%, Tier 1 risk-based capital of less than 4%, or core capital of less than 4%; "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3%, or core capital of less than 3%; and "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to less than 2%.

   In the case of an institution that is categorized as "undercapitalized," such an institution must submit a capital restoration plan to the OTS. An undercapitalized depository institution generally will not be able to acquire other banks or thrifts, establish additional branches, pay dividends, or engage in any new lines of business unless consistent with its capital plan. A "significantly undercapitalized" institution will be subject to additional restrictions on its affiliate transactions, the interest rates paid by the institution on its deposits, the institution's asset growth, compensation of senior executive officers, and activities deemed to pose excessive risk to the institution. Regulators may also order a significantly undercapitalized institution to hold elections for new directors, terminate any director or senior executive officer employed for more than 180 days prior to the time the institution became significantly undercapitalized, or hire qualified senior executive officers approved by the regulators.

   The FDICIA provides that an institution that is "critically undercapitalized" must be placed in conservatorship or receivership within 90 days of becoming categorized as such unless the institution's regulator and the FDIC jointly determine that some other course of action would result in a lower resolution cost to the institution's insurance fund. Thereafter, the institution's regulator must periodically reassess its determination to permit a particular critically undercapitalized institution to continue to operate. A conservator or receiver must be appointed for the institution at the end of an approximately one-year period following the institution's initial classification as critically undercapitalized unless a number of stringent conditions are met, including a determination by the regulator and the FDIC that the institution has positive net worth and a certification by such agencies that the institution is viable and not expected to fail.

   The final rules establishing the capital levels for purposes of the FDICIA also indicate that the federal regulators intend to lower or eliminate the core capital requirement from the definitions of well capitalized, adequately capitalized and undercapitalized after the requirement to deduct an IRR component from total capital becomes effective. This action has not yet been taken. See "--Regulatory Capital Requirements" above.

   In addition to the foregoing prompt corrective action provisions, the FDICIA also sets forth requirements that the federal banking agencies, including the OTS, review their capital standards every two years to ensure that their standards require sufficient capital to facilitate prompt corrective action and to minimize loss to the SAIF and the BIF.

   RESTRICTIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS. The current OTS regulation applicable to the payment of dividends or other capital distributions by savings institutions imposes limits on capital distributions based on an institution's regulatory capital levels and net income. An institution that meets or exceeds all of its capital requirements (both before and after giving effect to the distribution) and is not in need of more than normal supervision would be a "Tier 1 association." A Tier 1 association may make capital distributions during a calendar year of up to the greater of (i) 100% of net income for the current calendar year plus 50% of its capital surplus or (ii) or the amount permitted for a "Tier 2 association" which is 75% of its net income over the most recent four quarters. Any additional capital distributions would require prior regulatory approval. The Bank currently exceeds its fully phased-in capital requirements and qualifies as a Tier 1 association under the regulation. A "Tier 3 association" is defined as an institution that does not meet all of the minimum regulatory capital requirements and therefore may not make any capital distributions without the prior approval of the OTS.

   Savings institutions must provide the OTS with at least 30 days' written notice before making any capital distributions. All such capital distributions are also subject to the OTS' right to object to a distribution on safety and soundness grounds.

   The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

   QUALIFIED THRIFT LENDER TEST. Pursuant to amendments effected by the FDICIA, a savings institution will be a QTL if its qualified thrift investments equal or exceed 65% of its portfolio assets on a monthly average basis in nine of every 12 months. Qualified thrift investments, under the revised QTL test, include (i) certain housing-related loans and investments,
(ii) certain obligations of the FSLIC, the FDIC, the FSLIC Resolution Fund and the RTC, (iii) loans to purchase or construct churches, schools, nursing homes and hospitals (subject to certain limitations), (iv) consumer loans (subject to certain limitations), (v) shares of stock issued by any FHLB, and
(vi) shares of stock issued by the FHLMC or the FNMA (subject to certain limitations). Portfolio assets under the revised test consist of total assets minus (a) goodwill and other intangible assets, (b) the value of properties used by the savings institution to conduct its business, and (c) certain liquid assets in an amount not exceeding 20% of total assets.

   Any savings institution that fails to become or remain a QTL must either convert to a national bank charter or be subject to restrictions specified in the OTS regulations. Any such savings institution that does not become a bank will be: (i) prohibited from making any new investment or engaging in activities that would not be permissible for national banks; (ii) prohibited from establishing any new branch office in a location that would not be permissible for a national bank in the institution's home state; (iii) ineligible to obtain new advances from any FHLB; and (iv) subject to limitations on the payment of dividends comparable to the statutory and regulatory dividend restrictions applicable to national banks. Also, beginning three years after the date on which the savings association ceases to be a QTL, the savings association would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any FHLB. A savings institution may requalify as a QTL if it thereafter complies with the QTL test. At September 30, 1996, the Bank exceeded the QTL requirements.

   FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLB system, which consists of 12 regional Federal Home Loan Banks governed and regulated by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. The Bank, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations as of the close of each calendar year, or 5% of its borrowings from the FHLB of Atlanta (including advances and letters of credit issued by the FHLB on the Bank's behalf). The Bank is currently in compliance with this requirement, with a $12.2 million investment in stock of the FHLB of Atlanta as of September 30, 1996.

   The FHLB of Atlanta makes advances to members in accordance with policies and procedures periodically established by the Federal Housing Finance Board and the Board of Directors of the FHLB of Atlanta. Currently outstanding advances from the FHLB of Atlanta are required to be secured by a member's shares of stock in the FHLB of Atlanta and by certain types of mortgages and other assets. The FIRREA further limited the eligible collateral in certain respects. Interest rates charged for advances vary depending on maturity, the cost of funds to the FHLB of Atlanta and the purpose of the borrowing. As of September 30, 1996, advances from the FHLB of Atlanta totaled $237.0 million. See Note 8 of the Notes to the Company's Consolidated Financial Statements. The FIRREA restricted the amount of FHLB advances that a member institution may obtain, and in some circumstances requires repayment of outstanding advances, if the institution does not meet the QTL test. See "--Qualified Thrift Lender Test," above.

   LIQUIDITY. OTS regulations currently require member savings institutions to maintain for each calendar month an average daily balance of liquid assets (cash and certain time deposits, securities of certain mutual funds, bankers' acceptances, corporate debt securities and commercial paper, and specified U.S. government, state government and federal agency obligations) equal to at least 5% of its average daily balance during the preceding calendar month of net withdrawable deposits and short-term borrowings (generally borrowings having maturities of one year or less). An institution must also maintain for each calendar month an average daily balance of short-term liquid assets (generally those having maturities of one year or less) equal to at least 1% of its average daily balance during the preceding calendar month of net withdrawable accounts and short-term borrowings. The Director of the OTS may vary this liquidity requirement from time to time within a range of 4% to 10%. Monetary penalties may be imposed for failure to meet liquidity requirements. For the month of September 1996, the Bank's liquidity ratio was 3.80%, and its short-term liquidity ratio, which must be at least 1%, was 6.75%.

   COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act (the "CRA"), as implemented by the OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with its examination of a financial institution, to assess the institution's record of meeting the credit needs of its community and to take such records into account in its evaluation of certain applications. The FIRREA amended the CRA to require public disclosure of an institution's CRA rating and to require that the OTS provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system in lieu of the existing five-tiered numerical rating system. Based upon an OTS examination in fiscal 1995, the Bank's CRA rating is satisfactory.

   Effective July 1, 1995, the OTS together with the other federal banking agencies, adopted a joint rule amending each of their regulations concerning the CRA. Subject to certain exceptions and elections, the new regulations prescribe three tests for the evaluation of a savings institution's performance. The lending test evaluates a savings institution's record of helping to meet the credit needs of its assessment area through its lending activities by considering an institution's home mortgage, small business, small farm, and community development lending. The investment test evaluates a savings institution's record of helping to meet the credit needs of its assessment area through qualified investments that benefit its assessment area or a broader statewide or regional area including the assessment area. Finally, the service test evaluates a savings institution by analyzing both the availability and the effectiveness of the institution's systems for delivering retail banking services and the extent and innovativeness of its community development services. Based upon the savings institution's performance under the lending, investment and service tests, and any other tests which may be applicable to the institution under the new regulations, the OTS will assign the savings institution one of the same four ratings prescribed under current regulations. Additionally, under the new regulations, the OTS will continue to consider an institution's record of performance under the CRA in the same manner and for the same purposes as required under current regulations.

   These new regulations, while effective July 1, 1995, will be implemented over a two-year time frame. A savings institution may elect to be evaluated under the revised performance tests beginning January 1, 1996, although the Company has not made such election. Absent such an election, these revised performance tests will not become mandatory and will not be deemed to replace the current regulations described above until July 1, 1997.

LOANS-TO-ONE-BORROWER LIMITATIONS


   The FIRREA provided that loans-to-one borrower limits applicable to national banks apply to savings institutions. Generally, under current limits, loans and extensions of credit outstanding at one time to a single borrower shall not exceed 15% of the savings institution's unimpaired capital and unimpaired surplus. Loans and extensions of credit fully secured by certain readily marketable collateral may represent an additional 10% of unimpaired capital and unimpaired surplus. As of September 30, 1996, the Bank was in compliance with the loans-to-one-borrower limitations.

PORTFOLIO POLICY GUIDELINES

   The Federal Financial Institutions Examination Council issued a Supervisory Policy Statement on Securities Activities (the "Policy"), which provides guidance to an institution in developing its portfolio policy, specifies factors that must be considered when evaluating an institution's investment portfolio, and provides guidance on the suitability of acquiring and holding certain products, such as mortgage derivative products, in its investment portfolio. The Policy, among other things, defines "high-risk mortgage securities" and provides that such securities are not suitable investment portfolio holdings for depository institutions and that they may only be acquired to reduce interest rate risk. The determination of a high-risk mortgage security will be based upon a quantitative calculation of the average life of the security, and the change in the average life and market price sensitivity of the security based on a 300-basis-point shift in the yield curve. Currently, the Bank does not hold any high-risk mortgage securities. The Policy, however, is applicable to all depository institutions and will affect the Bank's ability to invest in certain mortgage securities, primarily collateralized mortgage obligations, in the future.

GENERAL LENDING REGULATIONS

   The Bank's lending activities are subject to federal and state regulation, including the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Community Reinvestment Act and the laws of Florida, California and other jurisdictions governing discrimination, lender disclosure to borrowers, foreclosure procedures and anti-deficiency judgments, among other matters.

FEDERAL RESERVE SYSTEM

   The Bank is subject to certain regulations promulgated by the Federal Reserve Board. Pursuant to such regulations, savings institutions are required to maintain reserves against their transaction accounts (primarily interest-bearing checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. In addition, Federal Reserve Board regulations limit the periods within which depository institutions must provide availability for and pay interest on deposits to transaction accounts. Depository institutions are required to disclose their check-hold policies and any changes to those policies in writing to customers. The Bank is in compliance with all such Federal Reserve Board regulations.

                                   TAXATION

   The Company reports its income and expenses under an accrual method of accounting and has been filing federal income tax returns on a calendar year basis. For 1994 and thereafter, the Company and its subsidiaries have elected to file consolidated tax returns on a fiscal year basis ended September 30. The Tax Reform Act of 1986 (the "1986 Act"), which was signed into law on October 22, 1986, revised the income tax laws applicable to corporations in general and to savings institutions, such as the Bank, in particular. Except as specifically noted, the discussion below relates to taxable years beginning after December 31, 1986.

   The Company has not been notified of a proposed examination by the Internal Revenue Service (the "IRS") of its federal income tax returns.

BAD DEBT RESERVES

   DEDUCTIONS. The Internal Revenue Code of 1986, as amended (the "Code"), currently permits savings institutions, such as the Bank, to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in determining taxable income. The bad debt reserve deduction is generally based upon a savings institution's actual loss experience (the "experience method"). In addition, provided that certain definitional tests relating to the composition of assets and sources of income are met, a savings institution was permitted to elect annually to compute the allowable addition to its bad debt reserve for losses on qualifying real property loans (generally loans secured by improved real estate) by reference to a percentage of its taxable income (the "percentage of taxable income method").

   Under the percentage of taxable income method, a savings institution was permitted, in general, to claim a deduction for additions to bad debt reserves equal to 8% of the savings institution's taxable income. Taxable income for this purpose is defined as taxable income before the bad debt deduction, but reduced for any addition to the reserve for non-qualifying loans. For this purpose, the taxable income of a savings institution for a taxable year is calculated after utilization of net operating loss carryforwards.

   In August 1996, legislation was enacted that repeals the reserve method of accounting (including the percentage of taxable income method) used by many thrifts, including the Bank, to calculate their bad debt reserve for federal income tax purposes. As a result, large thrifts such as the Bank must recapture that portion of the reserve that exceeds the amount that could have been taken under the specific charge-off method for post-1987 tax years. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Company does not believe that the legislation will have a material impact on the Company or the Bank.

   DISTRIBUTIONS. Under the Code, a portion of the Bank's bad debt reserves may be reduced on account of a "non-dividend" distribution. A distribution is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution it, together with all other such distributions during the taxable year, exceeds the Bank's current and post-1951 accumulated earnings and profits. The amount charged against the Bank's bad debt reserves in respect of a distribution will be includable in its gross income and will equal the amount of such distribution, increased by the amount of federal income tax resulting from such inclusion.

ALTERNATIVE MINIMUM TAX

   In addition to the income tax, corporations are generally subject to an alternative minimum tax at a rate of 20%. The alternative minimum tax is imposed on the sum of regular taxable income (with certain adjustments) and tax preference items, less any available exemption ("AMTI"). The alternative minimum tax is imposed to the extent that it exceeds a corporation's regular income tax liability. The items of tax preference that constitute AMTI for 1990 and thereafter include 75% of the excess of the taxpayer's adjusted current earnings over AMTI (determined without regard to this preference and prior to any deduction for net operating loss carryforwards or carrybacks). Another item of tax preference is the excess of the bad debt deduction over the amount allowable under the actual loss experience method. In addition, net operating loss carryforwards cannot offset more than 90% of AMTI.

INTEREST ALLOCABLE TO TAX-EXEMPT OBLIGATIONS

   The 1986 Act eliminates for financial institutions the deduction for interest expense allocable to the purchase or carrying of most tax-exempt obligations for taxable years ending after December 31, 1986, with respect to tax-exempt obligations acquired after August 7, 1986 excluding certain financial institution-qualified issues. For all qualified issues and for non-qualified tax-exempt obligations acquired after 1982 and before August 7, 1986, 20% of allocable interest expense deductions will be disallowed.

STATE TAXATION

   The State of Florida imposes a corporate franchise tax on the Company, at a rate of 5% of the Company's taxable income as determined for Florida franchise tax purposes. Taxable income for this purpose is based on federal taxable income with certain adjustments. A credit against the franchise tax, for Florida intangible taxes paid, is allowable in an amount equal to the lesser of (i) the amount of such intangible taxes paid or (ii) 65% of the franchise tax.

ITEM 2. PROPERTIES.


   The executive and administrative offices of the Company and the Bank and the Coral Gables branch are located at 255 Alhambra Circle, Coral Gables, Florida 33134. On November 15, 1996 the Company completed the purchase of Suncoast Savings and Loan Association FSA ("Suncoast"). Suncoast had six branch offices, two mortgage origination offices and several other facilities which were acquired by the Company. The Company owns electronic data processing equipment for its exclusive use, which consists of personal computers and peripherals and software having an aggregate net book value of approximately $330,000 as of September 30, 1996.

   The following table sets forth the location of, and certain additional information regarding, the Company's and the Bank's executive and administrative offices and branches, including Suncoast properties. The total net book value of the Company's premises as of September 30, 1996 which excludes the Suncoast properties was approximately $1.1 million.


                                        NET BOOK VALUE OF      LEASE EXPIRATION DATE
              LOCATION                LEASEHOLD IMPROVEMENTS     AND RENEWAL TERMS     SQUARE FOOTAGE
----------------------------------- ----------------------- ----------------------  -----------------
Executive and
administrative offices, and
savings branches ..................
Boca Raton branch .................           $80,637         1999                          2,442
 21222 St. Andrews Boulevard #11                              (3 options to renew
 Boca Raton, Florida 33434                                    for 3 years each)
Boynton Beach branch ..............          $139,182         2001                          2,933
 117 North Congress Avenue ........                           (2 options to renew
 Boynton Beach, Florida 33426  ....                           for 5 years each)
Coral Gables branch ...............          $543,891         2004                         14,097
 255 Alhambra Circle                                          (2 options to renew
 Coral Gables, Florida 33134                                  for 5 years)
Coral Springs branch ..............           $22,901         2001                          2,805
 1307 University Drive                                        (2 options to renew
 Coral Springs, Florida 33071                                 for 5 years each)
Deerfield Beach branch
and Commercial Real Estate office            $217,268         1998                          4,000
 2201 West Hillsboro Boulevard                                (2 options to renew
 Deerfield Beach, Florida 33442                               for 5 years each)
Delray Beach branch ...............           $16,135         1995                          4,000
 7431-39 West Atlantic Avenue                                 (3 options to renew
 Delray Beach, Florida 33446                                  for 5 years each)
East Delray Beach branch ..........             (5)           2001                          4,059
 1177 George Bush Boulevard, #102                             (1 option to renew
 Delray Beach, Florida                                        for 5 years)
Hallandale branch .................             (5)                    -- (1)(3)            4,500
 501 Golden Isles Drive
 Hallandale, Florida
Hollywood branch ..................             (5)                    -- (1)(2)           12,200
 4350 Sheridan Street
 Hollywood, Florida
Lauderdale-by-the-Sea branch  .....             (5)                    -- (1)               5,000
 227 Commercial Boulevard
 Lauderdale-by-the-Sea, Florida

                               A-34

                                        NET BOOK VALUE OF      LEASE EXPIRATION DATE
              LOCATION                LEASEHOLD IMPROVEMENTS     AND RENEWAL TERMS     SQUARE FOOTAGE
----------------------------------- ----------------------- ----------------------  ------------------
Pembroke Pines branch .............            (5)            2,000                         3,500
 100 South Flamingo Road                                      (1 option to renew
 Pembroke Pines, Florida                                      for 5 years)
Pompano Beach branch ..............            (5)                     --    (1)            7,600
 1313 North Ocean Boulevard
 Pompano Beach, Florida ...........
South Miami branch ................          $43,059          1998                          6,100
 6075 Sunset Drive
 South Miami, Florida 33143
Tamarac branch ....................          $32,148          2002                          3,531
 5779 North University Drive                                  (1 option to renew
 Tamarac, Florida 33321                                       for 5 years)
West Palm Beach branch ............          $36,379          2001                          3,740
 2911C North Military Trail  ......                           (2 options to renew
 West Palm Beach, Florida 33409                               for 5 years each)
Mortgage Origination office  ......            (5)            1998                          1,129
 7700 North Kendall Drive, #506
 Miami, Florida ...................
Mortgage Origination office  ......            (5)            2000                         32,850
 Presidential Circle                                          (2 options to renew
 4000 Hollywood Boulevard                                     for 5 years each)
 Hollywood, Florida ...............
Storage Warehouses ................            (5)            1996                          1,500
 1009 South 21st Avenue
 Hollywood, Florida
1017 South 21st Avenue                         (5)            1996                          2,322
 Hollywood, Florida
Other .............................            (5)            1998                          5,371
 1177 George Bush Boulevard, #200                             (1 option to renew
 Delray Beach, Florida ............                           for 3 years)(4)
4340 Sheridan Street ..............            (5)                     -- (1)(4)            4,764
 Hollywood, Florida
6101 Sunset Drive
 South Miami, Florida 33143  ......               --          1998                          4,000

--------
(1) The Bank owns the facility.

(2) A savings branch occupies 3,100 square feet. The remainder of the building is leased by unrelated parties.

(3) The Bank leases 1,400 square feet to unrelated parties.

(4) The entire space is currently sub-leased to an unrelated party

(5) Prior Suncoast properties acquired on November 15, 1996.

ITEM 3. LEGAL PROCEEDINGS.

   The Company and its subsidiaries, from time to time, are involved as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of any such proceedings cannot be predicted with certainty, it is the opinion of management that no proceeding exist, either individually or in the aggregate, that, if determined adversely to the Company and its subsidiaries, would have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   No matters were submitted to a vote of the Company's security holders during the fourth quarter of the fiscal year ended September 30, 1996.

ITEM 4A. EXECUTIVE OFFICERS OF THE REGISTRANT

   The following table sets forth information concerning the executive officers and directors of the Company and the Bank.

                                                     POSITIONS WITH COMPANY
          NAME          AGE                          AND BUSINESS EXPERIENCE
          ----          ---                          -----------------------
Alfred R. Camner         52     Director, Chairman of the Board, Chief Executive Officer and President
                                of the Company (1993 to present); Director, Chairman of the Board and Chief
                                Executive Officer and President (1984 to present) of the Bank; Senior Managing
                                Director (1996 to present) and Managing Director of Stuzin and Camner,
                                Professional Association, attorneys-at-law (1973 to present); Director and member of the executive committee of the Board of Directors of Loan
                                America Financial Corporation, a national mortgage banking company (1985 to 1994); Director of CSW Associates, Inc., an asset management firm (1990 to 1995).

Lawrence H. Blum         53     Director and Vice Chairman of the Board of the Company (1993 to present)
                                and the Bank (1984 to present); Managing Director (1992 to present) and partner (1974 to present) of Rachlin, Cohen & Holtz, certified public accountants.

Albert J. Finch(1)       59     Director and Vice Chairman of the Company and the Bank (November 1996 to
                                present); President and sole owner of Finch Financial, Inc., a financial consulting firm (November 1996 to present); Director, Chairman of the Board and Chief Executive Officer of Suncoast (1985 to November 1996); Chief
                                Operating Officer and President of Suncoast (1992 to November 1996).

James A. Dougherty       46     Director (December 1995 to present) and Executive Vice President of the
                                Company (1994 to present); Director, Executive Vice President and Chief
                                Operating Officer of the Bank (1994 to present); Executive Vice President of Retail Banking of Intercontinental Bank (1989 to 1994).

                                      A-36

                                                     POSITIONS WITH COMPANY
          NAME          AGE                          AND BUSINESS EXPERIENCE
          ----          ---                          -----------------------

Earline G. Ford          53     Director, Executive Vice President and Treasurer of the Company (1993 to
                                present); Director (1984 to present), Executive Vice President (1990 to present), Senior Vice President--Administration (1988 to 1990), Treasurer
                                (1984 to present) and Vice President--Administration (1984 to 1988) of
                                the Bank; Legal Administrator of Stuzin and Camner, Professional Association,
                                attorneys-at-law (1973 to 1996); Vice Chairman of CSW Associates, Inc.,
                                an asset management firm (1990 to 1995).

Marc D. Jacobson         54     Director and Secretary of the Company (1993 to present) and the Bank (1984 to present); Vice President of Head-Beckham Insurance Agency, Inc. (1990
                                to present); President and principal owner of American Central Insurance
                                Agency, Inc. (1969 to 1990).

Allen M. Bernkrant       65     Director of the Company (1993 to present) and the Bank; private investor in Miami, Florida (1990 to present); Chairman, President and principal owner of Southern General Diversified, Inc., manufacturer and distributor of recreational equipment (1960 to 1990).

Irving P. Cohen(1)       55     Director of the Company and the Bank (November 1996 to present); Director of Suncoast (1988 to 1996); Partner, Thompson Hine & Flory, attorneys at law (1995 to present); Partner, Semmes Bowen & Semmes, attorneys at law
                                (1990 to 1995).

Bruce Friesner           71     Director of the Company (1996 to present) and the Bank (1996 to present);
                                Director of Loan America Financial Corporation (1990-1994); Partner of
                                F&G Associates, a commercial real estate development company (1972 to present).

Patricia L. Frost        58     Director of the Company (1993 to present) and the Bank; private investor in Miami, Florida; Principal of West Laboratory School, Coral Gables, Florida
                                (1970 to 1993).

Sandra Goldstein         55     Director of the Company and the Bank (1993 to present); Real estate broker,
                                Sandra Goldstein & Associates, Inc. (1995 to present); Codina-Klein Realty,
                                Inc. (1989 to 1995); Broker/salesperson with L.J. Hooker International,
                                Inc., a real estate agency (1986 to 1989).

Elia J. Gusti(1)         62     Director of the Company and the Bank (November 1996 to present); Director of Suncoast (1990 to 1996); President and principal owner of Lee Guisti
                                Realty, Inc., a real estate and mortgage brokerage firm (1982 to present).

Marc Lipsitz             55     Director of the Company (1996 to present); Managing Director (1996 to present)
                                of Stuzin & Camner, P.A.; General Counsel of Jefferson National Bank
                                (1993-1996); Partner, Stroock Stroock & Lavan, attorneys at law (1991-1993).

Robert D. Lurie          50     Director of the Company (1993 to present) and the Bank (1993-1996); Chairman,
                                President and principal owner of Resources for Child Care Management, Inc., a provider of child care services to companies (1985 to 1995); Chairman of Corporate Childcare, Inc. (beginning in 1995).

                               A-37

                                                     POSITIONS WITH COMPANY
          NAME          AGE                          AND BUSINESS EXPERIENCE
          ----          ---                          -----------------------

Norman E. Mains(1)       53     Director of the Company and the Bank (November 1996 to present); Director of Suncoast (1985 to 1986); Chief Economist and Director of Research for
                                the Chicago Mercantile Exchange (1994 to present); President and Chief
                                Operating Officer of Rodman & Renshaw Capital Group, Inc., a securities broker/dealer firm (1991 to 1994).

Neil Messinger           58     Director of the Company (1996 to present) and the Bank (1996 to present);
                                radiologist; President (1986 to present), Radiological Associates, P.A.;
                                Chairman (1986 to present) of Imaging Services of Baptist Hospital.

Christina Cuervo Migoya  31     Director of the Company and the Bank (1995 to present); Assistant City
                                Manager and Chief of Staff of the City of Miami (1992 to present); Assistant
                                Vice President of United National Bank (1992); Assistant Vice President,
                                First Union National Bank/Southeast Bank (1986 to 1992).

Anne W. Solloway         79     Director of the Company and the Bank (1993 to present); private investor in Miami, Florida.

OFFICERS OF THE COMPANY
  AND/OR THE BANK WHO
  ARE NOT DIRECTORS:

Charles A. Arnett        48     Executive Vice President of the Bank (beginning in 1995); Executive Vice
                                President of Intercontinental Bank (1991 to 1995); President and Chief
                                Executive Officer of Northridge Bank (1990-1991).

Samuel A. Milne          46     Executive Vice President (1996 to present) and Senior Vice President and
                                Chief Financial Officer of the Company and the Bank (May 1995 to present);
                                Senior President and Chief Financial Officer, Consolidated Bank (1992 to
                                1995); Senior Vice President, Southeast Bank (1984 to 1991)

Donald Putnam            40     Executive Vice President of the Bank (1996 to present); Senior Vice President and Regional Sales Manager, NationsBank of Florida, N.A. (1996); Senior
                                Vice President of Citizens Federal Bank, a Federal Savings Bank (1994 to
                                1996); First Vice President (1987-1994).

Nancy L. Ashton          42     Senior Vice President and Assistant Secretary of the Company (1993 to present);
                                Senior Vice President (1990 to present), Vice President (1988 to 1990), and Assistant Vice President (1984 to 1988) of the Bank.

Jessica Atkinson         44     Senior Vice President of the Bank (beginning in 1995); Vice President (1991 to 1995) and Southeast Regional Director (1989 to 1991) of American Savings
                                of Florida, F.S.B.

Pedro J. Gomez           42     Senior Vice President of the Bank (beginning in 1995); Vice President,
                                First Union National Bank of Florida (1991 to 1995); Vice President of
                                Southeast Bank, N.A. (1978 to 1991).

Anne Lehner-Garcia       35     Senior Vice President and Secretary of the Bank (1993 to present); Senior
                                Vice President (1990 to present), Vice President (1987 to 1990) and Assistant
                                Vice President (1986 to 1987) of the Bank.

                               A-38

                                                     POSITIONS WITH COMPANY
          NAME          AGE                          AND BUSINESS EXPERIENCE
          ----          ---                          -----------------------

Teresa Pacin             42     Senior Vice President of the Bank (beginning in 1995); Vice President,
                                NationsBank of Florida, N.A. (1994 to 1995); Vice President, First Union
                                National Bank of Florida (1985 to 1994).


-----------
(1) Under the merger agreement with Suncoast, Messrs. Mains, Guisti, and Cohen were appointed directors of the Company and the Bank, and Mr. Finch was appointed as a Director and a Vice Chairman of the Company and BankUnited.


                                 --------------

   All executive officers serve at the discretion of the Board of Directors and are elected annually by the Board.

                                   PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDERS
        MATTERS

STOCK INFORMATION

   The Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), is traded in the over-the-counter market and quoted in the Nasdaq Stock Market, ("Nasdaq"). The Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), is not currently traded on any established public market.

   At December 11, 1996, there were 430 and 19 holders of record of the Company's Class A Common Stock and Class B Common Stock, respectively. The number of holders, of record of the Class A Common Stock includes nominees of various depository trust companies for an undeterminable number of individual stockholders. Class B Common Stock is convertible into Class A Common Stock at a ratio (subject to adjustment on the occurrence of certain events) of one share of Class A Common Stock for each Class B share surrendered for conversion.

   There were no common stock dividends declared or paid in fiscal 1996 or 1995. See Note 11 to the Company's Consolidated Financial Statements for a discussion of restrictions on the Bank's payment of dividends to the Company.

   The following tables set forth, for the periods indicated, the range of hgh and low bid prices for the Class A Common Stock quoted on Nasdaq. Stock price data in the Nasdaq reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                          CLASS A COMMON
                                               STOCK
                                        ------------------
                                               PRICE
                                        ------------------
                                          HIGH       LOW
                                        -------- --------
Fiscal Year Ended September 30, 1996:
  1st Quarter ........................    $8.75     $6.00
  2nd Quarter ........................    $8.50     $6.50
  3rd Quarter ........................    $8.50     $7.25
  4th Quarter ........................    $8.25     $7.25
Fiscal Year Ended September 30, 1995:
  1st Quarter ........................    $7.00     $4.50
  2nd Quarter ........................    $6.25     $4.75
  3rd Quarter ........................    $7.00     $5.00
  4th Quarter ........................    $8.75     $7.13

ITEM 6. SELECTED FINANCIAL DATA

                                                                     AS OF OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                       --------------------------------------------------------------------
                                                           1996          1995           1994          1993          1992
                                                       ------------ ------------  ------------ ------------ ---------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA
Interest income .....................................   $   52,132    $   39,419     $   30,421    $   25,722    $   24,243
Interest expense ....................................       34,622        26,305         16,295        12,210        14,022
                                                       -----------  ------------  -------------   -----------  ------------
Net interest income .................................       17,510        13,114         14,126        13,512        10,221
Provision for loan losses ...........................         (120)        1,221          1,187         1,052            70
                                                       -----------  ------------  -------------   -----------  ------------
Net interest income after provision for loan losses         17,630        11,893         12,939        12,460        10,151
                                                       -----------  ------------  -------------   -----------  ------------
Non-interest income:
Service fees ........................................          597           423            358           221           142
Gain on sales of loans and mortgage-backed
  securities, net ...................................            5           239            150         1,496            94
Gain (loss) on sales of other assets, net(2)  .......           (6)        9,569             --            --             2
Other ...............................................           53             6             46             2            25
                                                       -----------  ------------  -------------   -----------  ------------
  Total non-interest income .........................          649        10,237            554         1,719           263
                                                       -----------  ------------  -------------   -----------  ------------
Non-interest expense:
 Employee compensation and benefits .................        4,275         3,997          3,372         2,721         1,986
 Occupancy and equipment ............................        1,801         1,727          1,258           978           940
 Insurance(1) .......................................        3,610         1,027            844           835           697
 Professional fees ..................................          929         1,269            833           543           542
 Other ..............................................        3,421         4,129          3,579         2,746         2,002
                                                       -----------  ------------  -------------   -----------  ------------
  Total non-interest expense ........................       14,036        12,149          9,886         7,823         6,167
                                                       -----------  ------------  -------------   -----------  ------------
Income before income taxes ..........................        4,243         9,981          3,607         6,356         4,247
Provision for income taxes(3) .......................        1,657         3,741          1,328         2,318         1,538
                                                       -----------  ------------  -------------   -----------  ------------
Net income before Preferred Stock dividends  ........        2,586         6,240          2,279         4,038         2,709
Preferred stock dividends:
 Bank ...............................................           --            --            198           787           515
 Company ............................................        2,145         2,210          1,871           726           360
                                                       -----------  ------------  -------------   -----------  ------------
Net income after preferred stock dividends  .........   $      441    $    4,030     $      210    $    2,525    $    1,834
                                                       ===========  ============  =============   ===========  ============
FINANCIAL CONDITION DATA
Total assets ........................................   $  824,360    $  608,415     $  551,075    $  435,378    $  345,931
Loans receivable, net, and mortgage-backed
  securities(5) .....................................      716,550       506,132        470,154       313,899       250,606
Investments, overnight deposits, tax certificates,
  reverse purchase agreements, certificates of
  deposits and other earning assets .................       87,662        88,768         64,783       100,118        83,445
Total liabilities ...................................      755,249       562,670        509,807       397,859       322,907
Deposits ............................................      506,106       310,074        347,795       295,108       275,026
Borrowings ..........................................      237,775       241,775        158,175        97,775        42,241
Total stockholders' equity ..........................       69,111        45,745         41,268        30,273        16,797
Common stockholders' equity .........................       42,350        21,096         16,667        17,162        11,134
PER COMMON SHARE DATA
Primary earnings per common share and common
  equivalent share ..................................   $      .10    $     1.77     $      .10    $     1.42    $     1.27
                                                       ===========  ============  =============   ===========  ============
Earnings per common share assuming full dilution  ...   $      .10    $     1.26     $      .10    $     1.00    $      .92
                                                       ===========  ============  =============   ===========  ============
Weighted average number of common shares and common
  equivalent shares assumed outstanding during the
  period:
   Primary ..........................................    4,558,521     2,296,021      2,175,210     1,773,264     1,448,449
 Fully diluted ......................................    4,558,521     4,158,564      2,175,210     3,248,618     2,376,848
Equity per common share .............................   $     7.85    $    10.20     $     8.33    $     8.86    $     8.51
Fully diluted equity per common share ...............   $     6.83    $     7.81     $     6.87    $     7.07    $     6.40
Cash dividends per common share
 Class A ............................................   $       --    $       --     $     .075    $     .094    $      .10
 Class B ............................................   $       --    $       --     $      .03    $     .038    $       --

                                                        (CONTINUED ON NEXT PAGE)

                                                                          AS OF OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                                    ----------------------------------------------------
                                                                       1996       1995       1994       1993       1992
                                                                    --------- ---------  --------- --------- ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED FINANCIAL RATIOS
Performance ratios:
Return on average assets(6) ......................................       .36%      1.10%       .46%      1.12%       .92%
Return on average common equity ..................................      1.30      22.60       1.21      18.55      17.68
Return on average total equity ...................................      4.30      14.70       5.84      14.07      14.72
Interest rate spread .............................................      2.10       2.12       2.78       3.59       3.34
Net interest margin ..............................................      2.51       2.39       3.01       3.87       3.63
Dividend payout ratio(7) .........................................     82.95      35.42      96.79      40.66      34.97
Ratio of earnings to combined fixed charges and preferred stock dividends(8):
   Excluding interest on deposits ................................      1.05       1.52       1.07       1.87       1.83
 Including interest on deposits ..................................      1.02       1.21       1.03       1.27       1.18
Total loans, net, and mortgage-backed securities to total
deposits .........................................................    141.58     163.13     134.40     109.65      91.12
Non-interest expenses to average assets ..........................      1.97       2.14       2.04       2.18       2.09
Efficiency ratio(9) ..............................................     76.45      14.58      66.06      45.17      57.76
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total loans .....................       .99%      1.02%      1.07%      1.54%       .45%
Ratio of non-performing assets to total loans, real estate owned
  and tax certificates ...........................................      1.14       1.35       1.41       1.78        .66
Ratio of non-performing assets to total assets ...................       .95       1.10       1.17       1.46        .50
Ratio of charge-offs to total loans ..............................       .08        .13        .39        .07         --
Ratio of loan loss allowance to total loans ......................       .34        .32        .20        .38        .11
Ratio of loan loss allowance to non-performing loans  ............     33.74      31.54      18.89      24.70      25.41
CAPITAL RATIOS:
Ratio of average common equity to average total assets  ..........      4.78%      3.14%      3.58%      3.79%      3.51%
Ratio of average total equity to average total assets  ...........      8.44       7.47       8.05       7.99       6.24
Tangible capital-to-assets ratio(10) .............................      7.01%      7.09%      6.65%      7.56%      6.66%
Core capital-to-assets ratio(10) .................................      7.01       7.09       6.65       7.56       6.66
Risk-based capital-to-assets ratio(10) ...........................     14.19      15.79      14.13      15.85      14.42

-----------
(1) In 1996 the Company recorded a one-time SAIF special assessment of $2.6 million ($1.6 million after tax).

(2) In 1995, the Company recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida. See "Risk Factors--Effect of Non-interest Income."

(3) Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994. See Note 15 to Consolidated Financial Statements.

(4) Amount is 1991 reflects extraordinary loss of $50,390 from early extinguishment of debt.

(5)  Does not include mortgage loans held for sale.

(6) Return on average assets is calculated before payment of Preferred Stock dividends.

(7) The ratio of total dividends declared during the period (including dividends on the Bank's and the Company's preferred stock and the Company's Class A and Class B Common Stock) to total earnings for the period before dividends.

(8) The ratio of earnings to combined fixed charges and Preferred Stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus Preferred Stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and Preferred Stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus Preferred Stock dividends on a pretax basis.

(9) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(10) Regulatory capital ratio of the Bank.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This discussion and the related financial data contained herein are presented to assist the reader in the understanding and evaluating the financial condition, results of operations and future prospects of BankUnited Financial Corporation (the "Company") and are intended to supplement, and should be read in conjunction with, the Consolidated Financial Statements and related Notes and other financial information presented herein.

   The Company's income is derived primarily from its loans and other investments. Funding for such loans and investments is derived principally from deposits, loan repayments, and borrowings. Consequently, the Company's net income depends, to a large extent, on the interest rate spread between the average yield earned on loans and investments and the average rate paid on deposits and borrowings. Results of operations are also dependent on the dollar volume and asset quality of the Company's loans and investments.

   The results of the Company's operations, like those of other financial institution holding companies, are affected by the Company's asset and liability management policies, as well as factors beyond the Company's control, such as general economic conditions and the monetary and fiscal policies of the federal government. Lending activities are affected by the demand for mortgage financing and other types of loans, which is in turn affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds. Deposit flows and costs of funds are influenced by yields available on competing investments and by general market rates of interest.

ACQUISITION OF SUNCOAST SAVINGS & LOAN ASSOCIATION, FSA AND THE BANK OF
FLORIDA.

   On November 15, 1996, the Company completed its acquisition of Suncoast Savings & Loan Association, FSA ("Suncoast"). Suncoast had total assets of $409.4 million, net loans of $335.0 million, deposits of $298.5 million and stockholders' equity of $24.7 million as of September 30, 1996. The cost of the acquisition to the Company was $27.8 million, representing the fair value of consideration given to Suncoast shareholders as well as option and warrant holders. See Note 18 of Notes to Consolidated Financial Statements for additional information regarding this acquisition.

   In March 1996, the Company also acquired for cash consideration of $2.8 million, The Bank of Florida, a one branch state commercial bank which had assets of $28.1 million and deposits of $27.3 million on the date of acquisition.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995

   NET INCOME. Net income before preferred stock dividends for fiscal 1996 was $2.6 million compared to $6.2 million in 1995. The decrease in net income was primarily attributable to the pretax gain recorded in the fourth quarter of 1995 of $9.3 million ($5.8 million after tax) from the sale of the Company's three branches on the west coast of Florida and the expense of a one-time special assessment by the Savings Association Insurance Fund ("SAIF") of $2.6 million ($1.6 million after tax) in the fourth quarter of 1996. The SAIF special assessment became effective on September 30, 1996, in connection with the federal government's plan to recapitalize the SAIF. Many banks and thrifts were levied a 65.7 basis point charge against their SAIF deposit base to help meet the 1.25% mandated deposit reserve ratio. See "Non-Interest Expenses" below.

   Primary earnings per share were $0.10 in 1996 compared to $1.77 in 1995. Fully diluted earnings per share totaled $0.10 in 1996 compared to $1.26 in 1995. There were no common stock dividends declared in fiscal 1996 or 1995. In the fourth quarter of fiscal 1994 the Company suspended common stock dividends for the foreseeable future in order to use funds to support managed and controlled growth.

   NET INTEREST INCOME. Net interest income before provision for loan losses increased $4.4 million or 33.6% to $17.5 million in fiscal 1996 from $13.1 million in fiscal 1995. The increase was attributable to an increase in the average interest-earning assets of $148.6 million, or 27.1%, to $696.4 million in 1996 from $547.9 million in 1995, offset by a decline in the net interest rate spread of two basis points, to 2.10% for 1996 from 2.12% for 1995. Average interest earning assets increased primarily because of purchases of loans which were funded by an increase in certificates of deposit. The average yield on interest-earning assets increased 29 basis points to 7.49% for 1996 from 7.20% for fiscal 1995, and the average cost of interest-bearing liabilities increased 31 basis points to 5.39% for 1996 from 5.08% for 1995.

   The increase in interest income of $12.7 million, or 32.2%, to $52.1 million for fiscal 1996 from $39.4 million for 1995 reflects increases in interest and fees on loans of $11.1 million or 36.9%. The average yield on loans increased to 7.65% for 1996 from 7.19% for 1995 and the average balance of loans receivable increased $120.8 million, or 28.8%, to $540.3 million for fiscal 1996. The increase in average loans receivable was primarily due to purchases of residential loans. In order to diversify its portfolio and improve yields on loans receivable, the Company intends to increase significantly through purchases and originations the amount of non-residential loans in its portfolio. In this regard the Company acquired $108.0 million as part of the Suncoast acquisition subsequent to year end.

   The increase in interest expense of $8.3 million, or 31.6% to $34.6 million for fiscal 1996 from $26.3 million for 1995 primarily reflects an increase in interest on deposits of $2.9 million or 16.5% to $20.8 million for 1996, and an increase in interest on borrowings of $5.4 million, or 63.6%, to $13.8 million for 1996. The average cost of interest bearing deposits increased 61 basis points to 5.39% in fiscal 1996 compared with 4.78% in fiscal 1995. The average cost of interest bearing deposits increased primarily because higher rate certificates of deposit represent a greater percentage of interest bearing liabilities. The average balance of interest bearing deposits increased $32.9 million or 8.8% to $406.6 million for fiscal 1996. The average cost of borrowings remained relatively unchanged at 5.88% in fiscal 1996 versus 5.87% in fiscal 1995, however the average balance of borrowings increased $91.2 million, or 63.3%, to $235.3 million for 1996. Borrowings increased in the fourth quarter of fiscal 1995 to replace deposits sold with the Company's branches on the west coast of Florida.

   PROVISION FOR LOAN LOSSES. In fiscal 1996, the Company recorded a credit for loan losses of $120,000 as compared to a provision of $1.2 million in fiscal 1995. The credit for loan losses recorded in fiscal 1996 was primarily due to a recovery of $1.0 million as a result of a legal settlement reached in October, 1995 with a seller/servicer of loans from which the Company had previously purchased approximately $38.7 million of loans. The Company experienced unusually large losses on these purchased loans and as a result instituted a lawsuit against the seller for breach of warranty. Total charge offs in fiscal 1996 were $493,000 and recoveries were $1.1 million compared with charge offs of $594,000 and recoveries of $1,000 in fiscal 1995. For a detailed discussion of the Company's asset quality and allowance for loan losses, see "Financial Condition-Credit Quality".

   NON-INTEREST INCOME. Other income for fiscal 1996 was $0.6 million compared with $10.2 million in fiscal 1995. Fiscal 1995 included a gain of $9.3 million from the sale of the Company's branches on the west coast of Florida, a gain of $263,000 from the sale of $23.7 million of mortgage servicing rights and gains of $239,000 from the sale of loans and mortgage-backed securities. There were no significant gains or losses from the sale of assets in 1996.

   NON-INTEREST EXPENSES. Operating expenses increased $1.9 million or 15.7% to $14.0 million for fiscal 1996 compared to $12.1 million for fiscal 1995 primarily as a result of a $2.6 million ($1.6 million after tax) accrual for the one time SAIF special assessment. The SAIF special assessment was a 65.7 basis point charge on deposits that were insured by the SAIF of the FDIC on March 31, 1995. There will be a significant reduction in deposit insurance premiums in fiscal 1997.

   The reduction of operating expenses as a result of the sale of the Company's three branches on the west coast of Florida in July 1995 were substantially offset by the opening of three new branches in Palm Beach County on the east coast of Florida in fiscal 1996.

   Employee compensation and benefits increased $278,000 or 7.0% to $4.3 million in fiscal 1996 from $4.0 million in fiscal 1995. The increase primarily represents increased personnel resulting from the Company's growth.

   Insurance expense increased 251.5% due to the one time SAIF special assessment of $2.6 million. Insurance expense is expected to decrease because the annual insurance rate will decline to 6.7 basis points in 1997.

   Expenses associated with real estate owned ("REO") decreased to $73,000 in fiscal 1996 from $559,000 in fiscal 1995, a decrease of $486,000. This decrease reflected net gains on the sale of REO of $178,000 in fiscal 1996, compared with net losses of $172,000 in fiscal 1995.

   Other operating expenses decreased $420,000 or 17.1%, to $2.0 million for fiscal 1996 from $2.4 million for fiscal 1995. The decrease primarily reflects a decrease in the provision for losses on tax certificates. In fiscal 1995, the Company recorded an additional provision on tax certificates previously purchased, which have not been redeemed and on which the Company elected not to seek tax deeds.

   INCOME TAX PROVISION. The income tax provision was $1.7 million for fiscal 1996 compared to $3.7 million for fiscal 1995. The difference primarily results in the difference in income before income taxes. The effective tax rate was 39.1% in 1996 and 37.5% in 1995.

   PREFERRED STOCK DIVIDENDS. Total preferred stock dividends were $2.1 million in fiscal 1996 compared to $2.2 million in fiscal 1995. This decrease was because the Company declared a special dividend in the fourth quarter of fiscal 1995 on the Series A and Series B Non-Cumulative Convertible Preferred Stock of $1.25 and $0.92 per share, respectively, payable in Class A Common Stock. The special dividend represented five quarters of unpaid dividends. Regular dividends were paid on all other classes of preferred stock for both fiscal 1996 and 1995.

FINANCIAL CONDITION

   Total assets increased $216.0 million, or 35.5% to $824.4 million at September 30, 1996 from $608.4 million at September 30, 1995, as compared to $551.1 million at September 30, 1994.

   LOANS. The Company's net loans receivable increased by $193.3 million, or 42.6%, to $646.4 million, at September 30, 1996 from $453.1 million at September 30, 1995. The increase was primarily the result of $218.9 million of purchased residential loans, a $32.0 million purchase of a commercial real estate loan package, and $82.7 million of loan originations, partially offset by principal repayments of $133.8 million, sales of $4.4 million, and principal charge-offs and transfers to REO of $1.1 million. The commercial real estate loan package was comprised of 23 loans in South Florida with principal balances ranging from $376,000 to $4.7 million. Loans receivable increased $40.2 million from September 30, 1994 to September 30, 1995, a 9.8% change, primarily due to $76.1 million in residential loans purchased in fiscal 1995.

   Of the new loans originated or purchased during fiscal 1996 totaling $332.9 million, $207.1 million or 62.3% represented adjustable-rate residential loans. Of the Company's total net loans receivable of $646.4 million, at September 30, 1996, $448.7 million or 69.4% were adjustable-rate mortgage loans ("ARM's"). Of this amount the Company had at September 30, 1996 $155.7 million in ARM's tied to the 11th District Federal Home Loan Bank cost of funds index ("COFI"). COFI is a lagging index in that it does not change as quickly as market rates.

   CREDIT QUALITY. At September 30, 1996 non-performing assets totaled $7.8 million as compared to $6.7 million and $6.4 million at September 30, 1995 and 1994, respectively. Expressed as a percentage of total assets, non-performing assets declined to 0.95% as of September 30, 1996 as compared to 1.10% as of September 30, 1995. The declines in fiscal 1996 and fiscal 1995 were due to asset growth.

   Prior to 1993, the Company did not experience significant loan losses. However, beginning late in 1993, the Company began to charge off loans, particularly in Southern California where real estate values declined. Real estate values in Southern California had declined because of i) a slowing in the economy due to plant closings and layoffs in certain industries, ii) natural disasters in the area, and

iii) an over-valuation of the real estate market, in general, prior to the decline. While real estate values in Southern California stabilized during 1996, the Company believes that real estate values there have declined sufficiently since 1993 for there to be a continuing risk that borrowers faced with home mortgage payments based on 1993 values would default on their home mortgages. From late 1993 through September 30, 1996 the Company recorded a total of $2.4 million in charge offs for residential loans secured by property in Southern California. Of these Southern California charge offs, $1.0 million or 41.7% (an unusually high charge off rate) were for loans purchased from a single seller. As a result, the Company instituted legal action against the seller for breach of warranty to recover the Company's losses. In October 1995, this legal action was settled, which resulted in a recovery of $1.0 million. Taking into account this $1.0 million recovery, the Company recorded net charge offs of $1.7 million for the period from late 1993 through September 30, 1996, of which $1.4 million or 82.4% were for residential loans secured by real properties in Southern California.

   Beginning in fiscal 1993, management began to reduce the percentage of new loans acquired in California and ceased acquiring all but de minimis amounts of such loans in April 1994. As of September 30, 1996 the Company had $125.8 million of residential loans in California which constituted 15.3% of its assets. This compares to $183.6 million, or 33.3% of its assets as of September 30, 1994, and $147.2 million or 24.2% as of September 30, 1995. Effective in fiscal 1997, after taking into account the improved economic conditions in Southern California, management has discontinued this policy and may purchase additional recently originated residential loans secured by property located in California.

   The allowance for loan losses was $2.2 million, $1.5 million, and $0.8 million at September 30, 1996, 1995, and 1994, respectively. The allowance for loan losses as a percentage of total loans increased to 0.34% at fiscal year end 1996, as compared to 0.32% at fiscal year end 1995, and .20% at fiscal year end 1994. The increase in non-performing assets to $7.8 million as of September 30, 1996 from $6.7 million as of September 30, 1995 was due to increases in non-performing loans of $1.7 million and non-accrual tax certificates of $226,000, partially offset by a decrease in REO of $821,000. The increase in non-accrual tax certificates was due primarily to certificates purchased in 1993 which were not redeemed and on which the Company determined not to apply for tax deeds. REO declined from $1.5 million as of September 30, 1995 to $632,000 as of September 30, 1996. The decrease in REO was due to sales of properties in fiscal 1996 with net book values totaling $2.3 million, partially offset by new additions to REO of $1.4 million during the year. As a percentage of non-performing loans, the allowance for loan losses increased from 18.9% at September 30, 1994, to 31.5% at September 30, 1995 and 33.7% at September 30, 1996. At September 30, 1996, $2.8 million, or 43.4%, of the Company's non-performing loans were secured by Southern California properties as compared to $1.5 million or 37.6%, as of September 30, 1995. This level of Southern California non-performing loans reflected the longer time period required for foreclosures to be completed on California properties, as compared to that for foreclosures in other states .

   Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118. "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures ("SFAS No. 114"). There was no impact on the consolidated statement of operations upon implementation due to the composition of the Company's loan portfolio (primarily residential or collateral dependent loans) and the Company's policy for establishing the allowance for loan losses. The only impact to the consolidated statement of financial condition and to non-performing assets was to reclassify three loans totaling $522,000 previously classified as in substance foreclosures in real estate owned to non accrual loans. These loans were reclassified because the Company did not have possession of the collateral which, under SFAS No. 114 is required for a loan to be classified as real estate owned. SFAS No. 114 does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment. Loans collectively reviewed by the Company for impairment include all residential and consumer loans that are past due not more than 60 days. All other loans are reviewed based on specific criteria such as delinquency or other factors that may come to the attention of management. The Company's impaired loans within the scope of SFAS No. 114 include all non-performing loans.

   The Company's process for evaluating the adequacy of the allowance for loans losses has three basic elements: first is the identification of impaired loans; second is the establishment of an appropriate loan loss allowance once individual specific impaired loans are identified; and third is a methodology for establishing loans losses based on the inherent risk in the remainder of the loan portfolio, past loan loss experience, specific loans which could have loss potential, geographic and industry concentration, delinquency trends, economic conditions, the views of its regulators, and other relevant factors.

   The identification of impaired loans is achieved mainly through individual reviews of all loans 60 or more days past due. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral in accordance with SFAS No. 114.

   Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Adjustments to impairment losses resulting from changes in the fair value of an impaired loan's collateral are included in the provision for loan losses. Upon disposition of an impaired loan any related valuation allowance is removed from the allowance for loan losses. The allowance for loan losses is adjusted by additions charged to operations as a provision for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance.

   Management believes that the allowance for loan losses is adequate given the strength of the Company's collateral position and the attention given to loan review and classifications. There can be no assurance that additional provisions for loan losses will not be required in future periods.

   The following table sets forth information concerning the Company's non-performing assets for the periods indicated:

                                                                      SEPEMBER 30,
                                               --------------------------------------------------------
                                                   1996         1995       1994       1993        1992
                                               ------------ ---------  --------- --------- ---------
                                                                 (DOLLARS IN THOUSANDS)
Non-accrual loans(1) ........................     $4,939(3)    $3,496     $3,918     $4,225      $1,043
Restructured loans(2) .......................      1,457        1,070        533        569          --
Loans past due 90 days and still accruing  ..         --           92         --         --          --
                                               ------------ ---------   --------   --------   ---------
 Total non-performing loans .................      6,396        4,658      4,451      4,794       1,043
Non-accrual tax certificates ................        800          574         --        --         --
Real estate owned ...........................        632        1,453      1,983      1,581         680
                                               ------------ ---------   --------   --------   ---------
 Total non-performing assets ................     $7,828       $6,685     $6,434     $6,375      $1,723
                                               ============ =========   ========   ========   =========
Allowance for losses on tax certificates  ...     $  614       $  569     $   85     $   --      $   --
Allowance for loan losses ...................      2,158        1,469        841      1,184         265
                                               ------------ ---------   --------   --------   ---------
 Total allowance ............................     $2,772       $2,038     $  926     $1,184      $  265
                                               ============ =========   ========   ========   =========
Non-performing assets as a percentage
  of total assets ...........................        .95%        1.10%      1.17%      1.46%        .50%
Non-performing loans as a percentage
  of total loans(4) .........................        .99%        1.02%      1.07%      1.54%        .45%
Allowance for loan losses as a percentage
  of total loans(4) .........................        .34%         .32%       .20%       .38%        .11%
Allowance for loan losses as a percentage of
  non-performing loans ......................      33.74%       31.54%     18.89%     24.70%      25.41%

----------
(1) Gross interest income that would have been recorded on non-accrual loans had they been current in accordance with original terms was $217,000, $128,000, $52,000, $295,000, and $127,000, for the years ended September
    30, 1996, 1995, 1994, 1993, and 1992, respectively. The amount of interest income on such non-accrual loans included in net income for years ended September 30, 1996, 1995, and 1994 was $145,000, $113,000 and
    $15,000, respectively.

(2) All restructured loans were accruing.

(3) In addition to the above, management has concerns as to the borrower's ability to comply with present repayment terms on $109,000 of accruing loans as of September 30, 1996.

(4) Based on balances prior to deductions for allowance for loan losses.

   TAX CERTIFICATES. The Company's investment in tax certificates increased $544,000, or 1.4%, to $40.1 million at September 30, 1996 from $39.5 million at September 30, 1995. The increase was primarily the result of $30.4 million in certificate purchases during fiscal 1996 which exceeded $29.9 million in certificate redemptions and repayments.

   MORTGAGE-BACKED SECURITIES. The Company's held-to-maturity mortgage-backed securities portfolio decreased $36.2 million, or 71.1%, to $14.7 million at September 30, 1996 from $50.9 million at September 30, 1995, primarily as a result of the Company's reclassifying $31.8 million of held-to-maturity mortgage-backed securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standards Board which permitted a one-time reclassification. The reclassified securities had a market value of $916,000 in excess of their book value at the time of the transfer.

   The Company's available for sale mortgage-backed securities portfolio increased $53.4 million to $55.5 million as of September 30, 1996 from $2.1 million as of September 30, 1995: $31.8 million of the increase was due to the reclassification from held to maturity discussed above; $9.1 million of the increase was due to securities acquired with the Bank of Florida; and the remainder of the increase was due to purchases made during the 1996 fiscal year.

   DEPOSITS. Deposits increased by $196.0 million, or 63.2%, to $506.1 million at September 30, 1996 from $310.1 million at September 30, 1995. Management believes the increase in deposits was attributable to the Company offering competitive interest rates and personalized service. In addition, the Company acquired deposits of $27.3 million in the purchase of the Bank of Florida and opened branches in Boca Raton, Florida in December, 1995, Boynton Beach, Florida in June 1996 and West Palm Beach, Florida in September, 1996.

   In July 1995, the Company sold its three branches on the west coast of Florida with total deposits of $130.3 million. The Company has shifted its deposit growth strategy to focus on Dade, Broward and Palm Beach Counties.

   STOCKHOLDERS' EQUITY. Stockholders' equity was $69.1 million at September 30, 1996, an increase of $23.4 million or 51.1% from $45.7 million at September 30, 1995. The increase was due primarily to the issuance of 3,565,000 shares of Class A Common Stock pursuant to a stock offering completed in February 1996. Net proceeds from the offering were approximately $23.0 million.

LIQUIDITY AND CAPITAL RESOURCES

   The Company's most significant sources of funds are deposits, Federal Home Loan Bank ("FHLB") advances, amortization and pre-payment of mortgage loans and securities, maturities of investment securities and other short term investments, and earnings and funds provided from operations. While FHLB advances, scheduled mortgage loan repayments and securities repayments are relatively predicable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a desired balance. In addition, the Company invests excess funds in federal funds and other short-term interest-earning assets which provide liquidity to meet lending requirements.

   The Bank is required under applicable federal regulations to maintain specified levels of liquid investments in cash, United States government securities and other qualifying investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 5.0% of its net withdrawable accounts plus short-term borrowings, of which short-term liquid assets must consist of not less than 1.0%. As of September 30, 1996, the Bank had liquid assets and short-term liquid assets of 6.75% and 3.80%, respectively, which was in compliance with these requirements.

   The Company's primary use of funds is to purchase or originate loans and to purchase mortgage-backed and investment securities. In fiscal 1996, 1995, and 1994, loans increased $192.8 million, $43.1 million, and $117.6 million, respectively, and the Company purchased $22.7 million, $16.6 million, and $61.4 million, respectively, of mortgage-backed and investment securities. In addition, in 1995, the Company sold branches having $130.3 million of deposits. Funding for the above came primarily from increases in deposits of $196.0 million in 1996, increases in FHLB advances of $83.6 million in 1995 and increases in both deposits and FHLB advances of $52.7 million and $60.4 million, respectively in 1994.

   Federal savings banks such as BankUnited, FSB (the "Bank") are also required to maintain capital at levels specified by applicable minimum capital ratios. For a detailed discussion of these requirements, see Note 11 of Notes to Consolidated Financial Statements. At September 30, 1996, the Bank was in compliance with all capital requirements and met the definition of a "well capitalized" institution under applicable federal regulations.

   The Company is exploring several alternative public and/or private financings that would provide the Bank with a significant increase in liquidity and Tier 1 capital to permit additional growth.

IMPACT OF INFLATION AND CHANGING PRICES

   The Consolidated Financial Statements presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurements of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Savings institutions have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on the total expenses of the Company. Interest rates have a more significant impact on the Company's financial performance than the effect of general inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1995 AND 1994

   NET INCOME. Net income before preferred stock dividends for fiscal 1995 was $6.2 million compared to $2.3 million in 1994. The increase in net income was primarily attributed to the pretax gain recorded in the fourth quarter of 1995 of $9.3 million ($5.8 million after tax) from the sale of the Company's three branches on the west coast of Florida

   Primary earnings per share were $1.77 in 1995 compared to $0.10 in 1994. Fully diluted earnings per share totaled $1.26 compared to $0.10 in 1994. There were no common stock dividends declared in fiscal 1995 compared to dividends of $0.075 per share of Class A Common Stock and $0.03 per share of Class B Common Stock declared in fiscal 1994.

   NET INTEREST INCOME. Net interest income before provision for loan losses was $13.1 million in fiscal 1995 as compared to $14.1 million in fiscal 1994. The $1.0 million, or 7.2%, decrease was attributable to a decline in the net interest rate spread to 2.12% for fiscal 1995, from 2.78% for fiscal 1994, which was only partially offset by an increase in the average balance of interest-earning assets. The average yield on interest-earning assets increased to 7.20% in fiscal 1995 from 6.48% in fiscal 1994 and the average cost of interest-bearing liabilities increased to 5.08% in fiscal 1995 compared to 3.70% in fiscal 1994.

   The net interest rate spread was negatively impacted by the 300 basis point rise in market interest rates in 1994 and early 1995, resulting in interest rate adjustments that were limited by the caps on the Company's ARMs. In addition, the Company had at September 30, 1995, $156.4 million in ARMs tied to COFI. Also, in fiscal 1995, in order to mitigate the loss of deposits from the sale of the west coast branches, the Company paid higher than usual rates on deposits in an effort to attract new deposits in its remaining branches, and utilized these new funds and higher cost FHLB advances in order to maintain its asset size.

   The increase in interest income of $9.0 million, or 29.6%, to $39.4 million for fiscal 1995 from $30.4 million for fiscal 1994 reflects increases in interest and fees on loans of $6.7 million, or 28.3%, and interest on mortgage-backed securities of $1.8 million, or 77.3%. The yield on loans increased to 7.19% in fiscal 1995 from 6.46% in fiscal 1994 and the average balance of loans receivable increased $55.3 million, or 15.2%, to $419.5 million for fiscal 1995. The yield on mortgage-backed securities increased to 6.91% in fiscal 1995 from 6.55% in fiscal 1994 and the average balance of mortgage-backed securities increased $24.0 million, or 68.1%, to $59.2 million for fiscal 1995. In order to diversify its loan portfolio and improve yields on loans receivable, the Company intends to increase significantly through purchases and originations the amount of non-residential loans in its portfolio. In December 1995, the Company purchased $32.0 million of commercial real estate loans.

   The increase in interest expense of $10.0 million, or 61.4%, to $26.3 million in fiscal 1995 from $16.3 million in fiscal 1994 reflects increases in interest on deposits of $6.5 million, or 57.3%, to $17.8 million for fiscal 1995 and an increase in interest on borrowings of $3.5 million, or 70.8%, to $8.4 million in fiscal 1995. The average cost of interest-bearing deposits increased from 3.55% to 4.78%, and the average balance of interest-bearing deposits increased $53.9 million, or 16.8%, to $373.7 million for fiscal 1995. The average cost of borrowings increased to 5.87% in fiscal 1995 from 4.11% in fiscal 1994, and the average balance of borrowings increased $23.5 million, or 19.4%, to $144.1 million for fiscal 1995.

   PROVISIONS FOR LOAN LOSSES. The provision for loan losses increased $34,000, or 2.9%, to $1.2 million in fiscal 1995. Net charge offs for fiscal 1995 were $593,000 compared to $1.5 million in fiscal 1994. for a detailed discussion of the Company's asset quality and allowance for loan losses, see "Financial Condition--Credit Quality."

   NON-INTEREST INCOME. Other income for fiscal 1995 was $10.2 million compared with $0.6 million in fiscal 1994. Fiscal 1995 included a gain of $9.3 million from the sale of Company's branches on the west coast of Florida, a gain of $263,000 from the sale of $23.7 million in mortgage servicing rights and gains of $239,000 from sale of loans and mortgage-backed securities. Fiscal 1994 included gains of $150,000 from the sale of loans and mortgage-backed securities.

   NON-INTEREST EXPENSES. Operating expenses increased $2.3 million, or 22.9%, to $12.1 million for fiscal 1995 compared to $9.9 million for fiscal 1994. Expenses increased in nearly every major category. The sale of the Company's west coast branches did not significantly impact expenses because it occurred late in the year.

   Employee compensation and benefits increased $625,000 or 18.5% to $4.0 million in fiscal 1995 from $3.4 million in fiscal 1994. The increase primarily represents a carryover from 1994, when the Company opened a new branch in Deerfield Beach, Florida and a mortgage origination center in Plantation, Florida.

   Occupancy and equipment expense increased $469,000, or 37.2%, as a result of the opening of the new branch and lending office in 1994 and increased rent expense paid while the new space for the Company's executive and administrative offices was being prepared for occupancy.

   Insurance expense increased $183,000, or 21.7%, due to FDIC insurance paid on the Company's increased deposits.

   Professional fees--legal and accounting increased $436,000, or 52.3%, due primarily to a legal action to recover losses on loans purchased from a single seller which was settled in October 1995 and the payment of disputed prior year legal fees.

   Expenses associated with REO increased to $559,000 in fiscal 1995, from $230,000 in fiscal 1994, an increase of $329,000. Net losses on the sale of REO increased $117,000 primarily because of losses on property in Southern California. REO operating expenses increased $213,000 for fiscal 1995, due to higher levels of REO during the year.

   INCOME TAX PROVISION. The income tax provision was $3.7 million for fiscal 1995 compared to $1.3 million for fiscal 1994. The difference primarily resulted from the difference in income before income taxes. The effective tax rate was 37.5% in 1995 and 31.4% in 1994; 1994 includes a $195,000 expense for the cumulative effect of a change in accounting principle as a result of the Company's adoption of Statement of Financial Accounting Standards No. 109-"Accounting for Income Taxes."

   PREFERRED STOCK DIVIDENDS. Total preferred stock dividends were $2.2 million in fiscal 1995 compared to $1.9 million in fiscal 1994. In the fourth quarter of fiscal 1995, the Company declared a special dividend on the Series A and Series B Non-Cumulative Convertible Preferred Stock of $1.25 and $0.92 per share, respectively, payable in Class A Common Stock. The dividend represented five quarters of unpaid dividends. In fiscal 1994, the Company paid cash dividends of $0.75 and $0.55 on the Series A and Series B Non-Cumulative Convertible Preferred Stock, respectively. Dividends of $0.55, $0.80, and $0.80 were paid on the Company's Series C, Series C-II, and Series 1993, Non Cumulative Convertible Preferred Stock respectively for both years. Dividends on the 9% Non Cumulative Perpetual Preferred Stock which was issued in the first quarter of fiscal 1994, were $0.90 and $0.675 per share in fiscal 1995 and 1994, respectively. In 1994, the Bank paid $198,000 in preferred stock dividends on stock redeemed with the issuance of the Non-Cumulative Perpetual Preferred Stock, Series 1993.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   Set forth below is selected quarterly data for the fiscal years ended September 30, 1996 and 1995.


                                                                                1996
                                                          ----------------------------------------------
                                                             FIRST      SECOND       THIRD       FOURTH
                                                            QUARTER     QUARTER     QUARTER     QUARTER
                                                          ---------- ----------  ---------- ----------
                                                         (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)
Net interest income ....................................    $3,538      $3,758       $4,723      $5,491
Provision (credit)for loan losses ......................      (300)        (--)          75         105
Non-interest income ....................................       158         129          198         164
Non-interest expense ...................................     2,528       2,764        3,006       5,738
                                                          --------  ----------   ----------  ----------
Income (loss) before taxes and preferred stock
dividends ..............................................     1,468       1,123        1,840        (188)
Income taxes ...........................................       557         430          706         (36)
                                                          --------  ----------   ----------  ----------
Net income (loss) before preferred stock dividends  ....       911         693        1,134        (152)
Preferred stock dividends ..............................       536         536          537         536
                                                          --------  ----------   ----------  ----------
Net income (loss) applicable to common stock  ..........    $  375      $  157       $  597      $ (688)
                                                          ========  ==========   ==========  ==========
Primary earnings (loss) per share ......................    $ 0.16      $ 0.04       $ 0.10      $(0.12)
                                                          ========  ==========   ==========  ==========
Fully diluted earnings (loss) per share ................    $ 0.15      $ 0.04       $ 0.10      $(0.12)
                                                          ========  ==========   ==========  ==========

   In the fourth quarter of 1996, the Company recorded an expense of $2.6 million for a one-time special assessment by the Savings Association Insurance Fund ("SAIF"). The SAIF special assessment required by the FDIC became effective on September 30, 1996, in connection with the federal government's plan to recapitalize the SAIF.


                                                                         1995
                                                   ----------------------------------------------
                                                      FIRST      SECOND       THIRD       FOURTH
                                                     QUARTER     QUARTER     QUARTER     QUARTER
                                                   ---------- ----------  ---------- ----------
                                                   (DOLLARS IN THOUSANDS EXCEPT EARNINGS PER SHARE)
Net interest income .............................    $3,455      $3,497       $3,177      $2,985
Provision for loan losses .......................       150         115           75         881
Non-interest income .............................       369         232          215       9,421
Non-interest expense ............................     2,856       2,919        2,822       3,552
                                                   ---------- ----------  ---------- ----------
Income before taxes and preferred stock
dividends .......................................       818         695          495       7,973
Income taxes ....................................       296         254          181       3,010
                                                   ---------- ----------  ---------- ----------
Net income before preferred stock dividends  ....       522         441          314       4,963
Preferred stock dividends .......................       502         502          502         704
                                                   ---------- ----------  ---------- ----------
Net income (loss) applicable to common stock  ...    $   20      $  (61)      $ (188)     $4,259
                                                   ==========  ==========   ==========  ==========
Primary earnings (loss) per share ...............    $ 0.01      $(0.03)      $(0.09)     $ 1.80
                                                   ==========  ==========   ==========  ==========
Fully diluted earnings (loss) per share  ........    $ 0.01      $(0.03)      $(0.09)     $ 1.11
                                                   ==========  ==========   ==========  ==========


   In the fourth quarter of 1995, the Company sold its three branches on the west coast of Florida and recorded a gain of $9.3 million. In addition, the Company increased its allowance for loan losses from $720,000 at June 30, 1995 to $1.5 million at September 30, 1995, which required a fourth quarter provision of $881,000. The additional allowance was required primarily due to continued deterioration in the Southern California real estate market. The Company also paid in the fourth quarter approximately $272,000 in previously disputed legal fees and as part of its annual filings for tax deeds on tax certificates, recorded approximately $350,000 for losses on tax certificates primarily for certificates purchased in June 1992, for which the deeds will not be applied.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                       BANKUNITED FINANCIAL CORPORATION
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                PAGE
                                                                             ---------

Report of Independent Certified Public Accountants ........................      54

Consolidated Statements of Financial Condition as of September 30, 1996
and September 30, 1995 ....................................................      55

Consolidated Statements of Operations for the Years Ended
September 30, 1996, 1995 and 1994 .........................................      56

Consolidated Statements of Stockholders' Equity for the Years Ended
September 30, 1996, 1995 and 1994 .........................................      57

Consolidated Statements of Cash Flows for the Years Ended
September 30, 1996, 1995 and 1994 .........................................      59

Notes to Consolidated Financial Statements ................................      61

Unaudited Pro Forma Condensed Combined Financial Statements  ..............      88


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of BankUnited Financial Corporation:

   In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of BankUnited Financial Corporation and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Notes 1 and 15 to the consolidated financial statements, the Company changed its method of accounting for income taxes as of October 1, 1993.

PRICE WATERHOUSE LLP


Miami, Florida
November 4, 1996, except as to Note 18,
 which is as of November 15, 1996

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     SEPTEMBER 30,
                                                                               ------------------------
                                                                                   1996         1995
                                                                               ----------- -----------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Cash ........................................................................    $  5,483     $  2,517
Federal Home Loan Bank overnight deposits ...................................      28,253       31,813
Federal funds sold ..........................................................         400          400
Tax certificates, (net of reserves of $614 and $569 at September 30, 1996
  and 1995, respectively) ...................................................      40,088       39,544
Investments held to maturity, (market value of approximately $11 and $4,686
  at September 30, 1996 and 1995, respectively) .............................          11        4,686
Investments available for sale, at market ...................................       6,685           --
Mortgage-backed securities held to maturity, (market value of approximately
  $14,274 and $50,670 at September 30, 1996 and 1995, respectively) .........      14,698       50,934
Mortgage-backed securities available for sale, at market ....................      55,467        2,064
Loans receivable, net .......................................................     646,385      453,134
Mortgage loans held for sale (market value of approximately $217 at
  September 30, 1995) .......................................................          --         216
Other interest earning assets ...............................................      12,225       12,325
Office properties and equipment, net ........................................       2,608        2,119
Real estate owned, net ......................................................         632        1,453
Accrued interest receivable .................................................       7,023        5,573
Prepaid expenses and other assets ...........................................       4,402        1,637
                                                                               ----------  -----------
  Total assets ..............................................................    $824,360     $608,415
                                                                               ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits ...................................................................    $506,106     $310,074
 Advances from Federal Home Loan Bank .......................................     237,000      241,000
 Subordinated notes .........................................................         775          775
 Interest payable (primarily on deposits and advances from Federal Home Loan
   Bank) ....................................................................       1,244        1,169
 Advance payments by borrowers for taxes and insurance ......................       4,292        3,732
 Accrued expenses and other liabilities .....................................       5,832        5,920
                                                                               ----------  -----------
  Total liabilities .........................................................     755,249      562,670
                                                                               ----------  -----------
Commitments and contingencies (Notes 6 and 16)
Stockholders' equity:
 Preferred stock, Series B, C, C-II, 1993 and 9%, $0.01 par value.
   Authorized shares--10,000,000; issued and outstanding shares--2,664,547
   and 2,679,107 at September 30, 1996 and 1995, respectively ...............          27           27
 Class A Common Stock, $.01 par value. Authorized shares--15,000,000; issued and outstanding shares--5,454,201 and 1,835,170 at September 30, 1996 and
   1995, respectively .......................................................          54           18
 Class B Common Stock, $.01 par value. Authorized shares--3,000,000; issued and outstanding shares--251,515 and 232,324 at September 30, 1996 and
   1995, respectively .......................................................           3            2
Additional paid-in capital ..................................................      62,055       38,835
Retained earnings ...........................................................       7,279        6,838
Net unrealized (losses) gains on securities available for sale, net of tax  .        (307)          25
                                                                               ----------  -----------
  Total stockholders' equity ................................................      69,111       45,745
                                                                               ----------  -----------
  Total liabilities and stockholders' equity ................................    $824,360     $608,415
                                                                               ==========  ===========

         See accompanying notes to consolidated financial statements.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 FOR THE YEARS ENDED
                                                                                    SEPTEMBER 30,
                                                                         ----------------------------------
                                                                            1996        1995         1994
                                                                         ---------- ----------  -----------
                                                                               (DOLLARS IN THOUSANDS,
                                                                             EXCEPT EARNINGS PER SHARE)
Interest income:
 Interest and fees on loans ...........................................    $41,313     $30,171     $23,513
 Interest on mortgage-backed securities ...............................      4,250       4,093       2,308
 Interest on short-term investments ...................................      2,359       1,491         803
 Interest and dividends on long-term investments and other
   interest-earning assets ............................................      4,210       3,664       3,797
                                                                         ---------- ----------  ----------
  Total interest income ...............................................     52,132      39,419      30,421
                                                                         ---------- ----------  ----------
Interest expense:
 Interest on deposits .................................................     20,791      17,849      11,344
 Interest on borrowings ...............................................     13,831       8,456       4,951
                                                                         ---------- ----------  ----------
  Total interest expense ..............................................     34,622      26,305      16,295
                                                                         ---------- ----------  ----------
 Net interest income before provision (credit) for loan losses  .......     17,510      13,114      14,126
Provision (credit) for loan losses ....................................       (120)      1,221       1,187
                                                                         ---------- ----------  ----------
 Net interest income after provision (credit) for loan losses  ........     17,630      11,893      12,939
                                                                         ---------- ----------  ----------
Non-interest income:
 Service fees .........................................................        597         423         358
 Gain on sale of loans and mortgage-backed securities .................          5         239         150
 Gain (loss) on sale of other assets ..................................         (6)      9,569          --
 Other ................................................................         53           6          46
                                                                         ---------- ----------  ----------
  Total non-interest income ...........................................        649      10,237         554
                                                                         ---------- ----------  ----------
Non-interest expenses:
 Employee compensation and benefits ...................................      4,275       3,997       3,372
 Occupancy and equipment ..............................................      1,801       1,727       1,258
 Insurance ............................................................      3,610       1,027         844
 Professional fees--legal and accounting ..............................        929       1,269         833
 Data processing ......................................................        340         356         335
 Loan servicing expense ...............................................        979         765         672
 Real estate owned operations .........................................         73         559         230
 Other operating expenses .............................................      2,029       2,449       2,342
                                                                         ---------- ----------  ----------
  Total non-interest expenses .........................................     14,036      12,149       9,886
                                                                         ---------- ----------  ----------
  Income before income taxes and cumulative effect of change in
    accounting principle ..............................................      4,243       9,981       3,607
Income taxes ..........................................................      1,657       3,741       1,133
                                                                         ---------- ----------  ----------
  Income before cumulative effect of change in accounting principle
    and preferred stock dividends .....................................      2,586       6,240       2,474
Cumulative effect of change in accounting principle ...................         --          --         195
                                                                         ---------- ----------  ----------
  Net income before preferred stock dividends .........................      2,586       6,240       2,279
Preferred stock dividends of BankUnited, FSB ..........................         --          --         198
Preferred stock dividends of the Company ..............................      2,145       2,210       1,871
                                                                         ---------- ----------  ----------
  Net income after preferred stock dividends ..........................    $   441     $ 4,030     $   210
                                                                         ========== ==========  ==========
Primary earnings per share before cumulative effect of change in
  accounting principle ................................................    $  0.10     $  1.77     $  0.19
Expense from change in accounting principle ...........................         --          --        0.09
                                                                         ---------- ----------  ----------
Primary earnings per share ............................................    $  0.10     $  1.77     $  0.10
                                                                         ========== ==========  ==========
Fully diluted earnings per share before cumulative effect of change in
  accounting principle ................................................    $  0.10     $ 01.26     $  0.19
Expense from change in accounting principle ...........................         --          --        0.09
                                                                         ---------- ----------  ----------
Fully diluted earnings per share ......................................    $  0.10     $  1.26     $  0.10
                                                                         ========== ==========  ==========

         See accompanying notes to consolidated financial statements.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                            (DOLLARS IN THOUSANDS)


                                                               CLASS A
                                                                COMMON
                                       PREFERRED STOCK          STOCK
                                   -----------------------  ------------
                                      SHARES       AMOUNT       SHARES
                                   ------------ ---------  -------------
Balance at September 30, 1993  ..    1,529,107      $16       1,721,325
 Underwritten public offering of
   the Company's preferred stock
   Series 9% ....................    1,150,000       11              --
 Issuance costs of the Company's
   preferred stock, Series 9% ...           --       --              --
 Issuance of Class A and Class B
   Common Stock .................           --       --          57,179
 Conversion of Class B
   Common Stock to Class A Common
   Stock ........................           --       --           8,514
 Payment of dividends on
   Company's preferred stock ....           --       --              --
 Payment of dividends on
   BankUnited, FSB's
   noncumulative
   preferred stock ..............           --       --              --
 Dividend payment of $.075 per
   Class A Common Stock and $.03
   per Class B Common Stock .....           --       --              --
 Net income for the year ended
   September 30, 1994 ...........           --       --              --
                                   ------------ ---------  ------------
Balance at September 30, 1994  ..    2,679,107       27       1,787,018
 Issuance of Class A and Class B
   Common Stock .................           --       --          22,418
 Conversion of Class B
   Common Stock to Class A Common
   Stock ........................           --       --             742
 Payment of dividends on
   Company's preferred stock ....           --       --          24,992
 Net unrealized gain on
   investments available
   for sale .....................           --       --              --
 Net income for the year ended
   September 30, 1995 ...........           --       --              --
                                   ------------ ---------  ------------
Balance at September 30, 1995  ..    2,679,107       27       1,835,170

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                               UNREALIZED
                                                                                                GAIN ON
                                               CLASS B                                         SECURITIES
                                             COMMON STOCK                                       AVAILABLE          TOTAL
                                   -------------------------------     PAID-IN    RETAINED      FOR SALE,       STOCKHOLDERS'
                                     AMOUNT     SHARES     AMOUNT      CAPITAL    EARNINGS      NET OF TAX         EQUITY
                                   --------- ----------  ---------   -----------  -----------  -------------     ---------
Balance at September 30, 1993  ..     $17       215,765       $ 2      $27,503      $ 2,735         $--           $30,273
 Underwritten public offering of
   the Company's preferred stock
   Series 9% ....................      --            --        --       11,489           --          --            11,500
 Issuance costs of the Company's
   preferred stock, Series 9% ...      --            --        --         (876)          --          --              (876)
 Issuance of Class A and Class B
   Common Stock .................       1         7,583        --          297           --          --               298
 Conversion of Class B
   Common Stock to Class A Common
   Stock ........................      --        (8,514)       --           --           --          --                --
 Payment of dividends on
   Company's preferred stock ....      --            --        --           --       (1,871)         --            (1,871)
 Payment of dividends on
   BankUnited, FSB's
   noncumulative
   preferred stock ..............      --            --        --           --         (198)         --              (198)
 Dividend payment of $.075 per
   Class A Common Stock and $.03
   per Class B Common Stock .....      --            --        --           --         (137)         --              (137)
 Net income for the year ended
   September 30, 1994 ...........      --            --        --           --        2,279          --             2,279
                                   ------    ----------  --------    ---------  -----------   ---------    --------------
Balance at September 30, 1994  ..      18       214,834         2       38,413        2,808          --            41,268
 Issuance of Class A and Class B
   Common Stock .................      --        18,232        --          222           --          --               222
 Conversion of Class B
   Common Stock to Class A Common
   Stock ........................      --          (742)       --           --           --          --                --

                               A-57

                                                                                               UNREALIZED
                                                                                                GAIN ON
                                               CLASS B                                         SECURITIES
                                             COMMON STOCK                                       AVAILABLE          TOTAL
                                   -------------------------------     PAID-IN    RETAINED      FOR SALE,       STOCKHOLDERS'
                                     AMOUNT     SHARES     AMOUNT      CAPITAL    EARNINGS      NET OF TAX         EQUITY
                                    --------- ----------  ---------   -----------  -----------  -------------  ------------
 Payment of dividends on
   Company's preferred stock ....      --           --      --          200       (2,210)         --            (2,010)
 Net unrealized gain on
   investments available
   for sale .....................      --           --      --           --           --          25                25
 Net income for the year ended
   September 30, 1995 ...........      --           --      --           --        6,240          --             6,240
                                   ------    ---------   -----        -------    -------     -------         ---------
Balance at September 30, 1995  ..      18      232,324       2         38,835      6,838          25            45,745


(TABLE CONTINUED ON NEXT PAGE)

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--(CONTINUED)
            FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                            (DOLLARS IN THOUSANDS)


                                                             CLASS A
                                                              COMMON
                                     PREFERRED STOCK          STOCK
                                 -----------------------  ------------
                                    SHARES       AMOUNT       SHARES
                                 ------------ ---------  ------------
 Conversion of Preferred Stock
   to Common Stock Class A ....      (14,560)      --         21,340
 Issuance of Class A and Class
   B Common Stock .............           --       --         25,210
 Underwritten public offering
   of the Company's Common
   Class A, net ...............           --       --      3,565,000
 Payment of dividends on the
   Company's Preferred Stock ..           --       --          7,481
 Net change in unrealized loss
   on investments available
   for sale ...................           --       --             --
 Net income for the year ended
   September 30, 1996 .........           --       --             --
                                 -----------  -------      ---------
Balance at September 30, 1996      2,664,547      $27      5,454,201
                                 ===========  =======      =========


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                               UNREALIZED
                                                                                                GAIN ON
                                               CLASS B                                         SECURITIES
                                             COMMON STOCK                                       AVAILABLE          TOTAL
                                   -------------------------------     PAID-IN    RETAINED      FOR SALE,       STOCKHOLDERS'
                                     AMOUNT     SHARES     AMOUNT      CAPITAL    EARNINGS      NET OF TAX         EQUITY
                                    --------- ----------  ---------   -----------  -----------  -------------     ------------
 Conversion of Preferred Stock
   to Common Stock Class A ....      --           --       --          --            --             --                   --
 Issuance of Class A and Class
   B Common Stock .............      --       19,191        1          330           --             --                  331
 Underwritten public offering
   of the Company's Common
   Class A, net ...............      36           --       --       22,831           --             --               22,867
 Payment of dividends on the
   Company's Preferred Stock ..      --           --       --           59       (2,145)            --               (2,086)
 Net change in unrealized loss
   on investments available
   for sale ...................      --           --       --           --           --           (332)                (332)
 Net income for the year ended
   September 30, 1996 .........      --           --       --           --        2,586             --                2,586
                                 ------    ---------   ------    ---------    ---------      ---------          -----------
Balance at September 30, 1996       $54      251,515      $ 3      $62,055      $ 7,279          $(307)             $69,111
                                 ======    =========   ======    =========    =========      =========          ===========

   The beginning balance at September 30, 1993 of each series of the Company's preferred stock were as follows:

                   SHARES       AMOUNT
                ------------ ---------
Series A .....       55,000      $ 1
Series B .....      142,378        2
Series C .....      363,636        4
Series C-II  .      222,223        2
Series 1993  .      745,870        7
                -----------  -------
  Total ......    1,529,107      $16
                ===========  =======


   The ending balance at September 30, 1996 of Preferred Stock were as follows:


                   SHARES       AMOUNT
                ------------ ---------
Series B .....      183,818      $ 2
Series C .....      363,636        4
Series C-II  .      222,223        2
Series 1993  .      744,870        7
Series 9% ....    1,150,000       12
                -----------  -------
  Total ......    2,664,547      $27
                ===========  =======


   Effective September 30, 1995, the Series A Preferred Stock was exchanged for Series B Preferred Stock.

         See accompanying notes to consolidated financial statements.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           FOR THE YEARS ENDED
                                                                              SEPTEMBER 30,
                                                                ----------------------------------------
                                                                    1996          1995           1994
                                                                ------------ ------------  ------------
                                                                         (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
Net income ...................................................    $   2,586     $  6,240      $   2,279
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
   Provision (credit) for loan losses ........................         (120)       1,221          1,187
 Provision for losses on tax certificates ....................           76          484             85
 Depreciation and amortization ...............................          674          526            308
 Amortization of discounts and premiums on investments  ......           20            3             32
 Amortization of discounts and premiums on
   mortgage-backed securities ................................          144           84             92
 Amortization of discounts and premiums on loans  ............       (2,332)        (784)           138
 Loans originated for sale ...................................       (4,141)      (2,376)       (12,387)
 Increase in accrued interest receivable .....................       (1,239)        (320)          (859)
 Increase in interest payable on deposits and FHLB advances  .           31          685             61
 Increase (decrease) in accrued expenses .....................          213          (68)           121
 Increase (decrease) in accrued taxes ........................       (2,960)       3,065           (547)
 Increase (decrease) in deferred taxes .......................         (469)          33           (174)
 Increase (decrease) in other liabilities ....................        2,841        1,763           (800)
 (Increase) decrease in prepaid expenses and other assets  ...         (224)         566           (962)
 Gain on sales of mortgage-backed securities .................           --        (231)          (221)
 Proceeds from sale of loans .................................        4,362        2,456         21,797
 Recovery on loans ...........................................        1,119            1             52
 (Gain) loss on sales of loans ...............................           (5)          (8)            71
 (Gain) loss on real estate owned operations .................         (185)          94             63
 (Gain) on sales of tax certificates .........................           --          (3)            (1)
 (Gain) loss on sale of other assets .........................            7           --            --
 Gain on sale of loan servicing rights .......................           --        (265)            --
 Gain on sale of branches ....................................           --      (9,304)            --
                                                                -----------  ----------    -----------
  Net cash provided by (used in) operating activities  .......         (398)       3,862         10,335
                                                                -----------  ----------    -----------
Cash flows from investing activities:
 Net increase in loans .......................................     (185,457)     (44,744)      (117,689)
 Proceeds from sale of real estate owned .....................        2,661        4,607          3,522
 Purchase of investment securities ...........................       (3,510)      (4,675)        (4,180)
 Purchase of mortgage-backed securities ......................      (19,228)     (11,931)       (57,188)
 Purchases of other earning assets ...........................         (650)      (9,580)            --
 Proceeds from sale of loan servicing rights .................           --         265             --
 Proceeds from repayments of investment securities  ..........        5,675        2,000          7,150
 Proceeds from repayments of mortgage-backed securities  .....       10,523        6,326          7,021
 Proceeds from repayments of other earning assets  ...........          750        5,125             --
 Proceeds from sales of investment securities ................        2,097           --            --
 Proceeds from sale of mortgage-backed securities  ...........           --        9,947          6,297
 Purchases of office properties and equipment ................       (1,170)        (742)        (1,109)
 Net decrease (increase) in tax certificates .................         (620)       2,587          1,682
 Purchase of Bank of Florida, net of acquired cash
   equivalents ...............................................        1,521           --            --
                                                                -----------  ----------    -----------
  Net cash used in investing activities ......................     (187,408)     (40,815)      (154,494)
                                                                -----------  ----------    -----------

(CONTINUED ON NEXT PAGE)

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                            FOR THE YEARS ENDED
                                                                               SEPTEMBER 30,
                                                                  --------------------------------------
                                                                      1996         1995          1994
                                                                  ----------- ------------  ------------
                                                                          (DOLLARS IN THOUSANDS)
Cash flows from financing activities:
 Net increase in deposits ......................................    $168,744     $  92,555     $ 52,687
 Net (decrease) in deposits from sale of branches ..............          --      (130,276)          --
 Net (decrease) increase in Federal Home Loan Bank advances  ...      (4,000)      105,000       39,000
 Net (decrease) increase in other borrowings ...................          --       (21,400)      21,400
 Premium on sale of branches ...................................          --         9,304           --
 Underwritten public offering of Company's 9%
   Preferred Stock .............................................          --            --        5,873
 Redemption of preferred stock--minority interests  ............          --            --       (2,496)
 Net proceeds from issuance of common stock ....................      23,198           222          298
 Cash dividends paid on the Bank's noncumulative
   preferred stock .............................................          --            --         (198)
 Dividends paid on the Company's preferred stock ...............      (2,086)       (2,010)      (1,871)
 Cash dividends on common stock ................................          --            --         (137)
 Increase in advances from borrowers for taxes and insurance  ..         560         1,526          200
                                                                  ----------    ----------     --------
  Net cash provided by financing activities ....................     186,416        54,921      114,756
                                                                  ----------    ----------     --------
 Increase (decrease) in cash and cash equivalents ..............        (594)       17,968      (29,403)
 Cash and cash equivalents at beginning of year ................      34,730        16,762       46,165
                                                                  ----------    ----------     --------
 Cash and cash equivalents at end of year ......................    $ 34,136     $  34,730     $ 16,762
                                                                  ==========    ==========     ========
Supplemental Disclosures:
 Interest paid on deposits and borrowings ......................    $ 34,547     $  25,617     $ 16,235
                                                                  ==========    ==========     ========
 Income taxes paid .............................................    $  4,626     $     676     $  1,888
                                                                  ==========    ==========     ========
 Transfers from loans to real estate owned .....................    $  1,154     $   1,182     $  3,986
                                                                  ==========    ==========     ========
 Transfer of mortgage-backed securities from held for sale to
   held to maturity at the lower of cost or market .............    $     --     $      --     $  3,627
                                                                  ==========    ==========     ========
 Transfer of mortgage-backed securities from held to maturity
   to available for sale .......................................    $ 31,780     $      --     $     --
                                                                  ==========    ==========     ========

         See accompanying notes to consolidated financial statements.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of BankUnited Financial Corporation (the "Company") and subsidiaries conform to generally accepted accounting principles and to general practices within the savings and loan industry. Presented below is a description of the Company and its principal accounting policies.

(A) BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its subsidiaries, BankUnited, FSB ("the Bank"), a federally chartered savings bank and BU Ventures, Inc. and the Bank's wholly-owned subsidiaries, T&D Properties of South Florida, Inc. ("T&D") and Bay Holdings Company, Inc., ("Bay Holdings"). The Bank provides a full range of banking services to individual and corporate customers through its branches in South Florida. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. T&D invests in tax certificates and holds title to, maintains, manages and supervises the disposition of real property acquired through tax deeds. Bay Holdings holds title to, maintains, manages and supervises the disposition of real estate acquired through foreclosure. All significant intercompany transactions and balances have been eliminated.

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and operations for the period.

   Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowances for loan losses and the allowance for losses on tax certificates and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for all properties.

(B) MORTGAGE-BACKED SECURITIES AND INVESTMENTS

   The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities," effective October 1, 1994. In accordance with SFAS No. 115, mortgage-backed securities and other investments available for sale are carried at fair value (market value), inclusive of unrealized gains and/or losses, and net of discount accretion and premium amortization computed using the level yield method. Net unrealized gains and losses are reflected as a separate component of stockholders' equity, net of applicable deferred taxes.

   Prior to adoption of SFAS No. 115, mortgage-backed securities and other securities designated as held for sale were carried at the lower of cost or market value, determined in the aggregate. Net unrealized losses were recognized in a valuation allowance by charges to income.

   Mortgage-backed securities and investments held to maturity are carried at amortized cost. Under the guidance of SFAS No. 115, mortgage-backed securities and investment securities that the Company has the positive intent and ability to hold to maturity are designated as held-to-maturity securities.

   Gain or losses on sales of mortgage securities and investments are recognized on the specific identification basis.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   Tax certificates are considered investments held to maturity and, accordingly, are carried at cost less a valuation allowance. Interest is accrued on tax certificates until payoff or until it appears uncollectible. When deemed uncollectible, accrued but uncollected interest is reversed. Applicable law permits application for tax deeds to be applied for two years after the effective date of the acquisition of the tax certificate. Tax deeds applied for are carried at the cost adjusted for accrued interest. Tax deeds applied for carry an annual interest rate of 18%.

(C) ALLOWANCE FOR LOAN LOSSES

   A provision for losses on loans is charged to operations when, in management's opinion, the collectibility of the balances is doubtful and the carrying value is greater than the estimated net realizable value of the collateral. The provision is based upon a review of the nature, volume, delinquency status and inherent risk of the loan portfolio in relation to the allowance for loan losses.


   Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

   The Company's non-accrual policy provides that all loans are placed on non-accrual status when they are 90 days past due as to either principal or interest, unless the loan is fully secured and in the process of collection. Loans are returned to accrual status when they become less than 90 days delinquent.

   Payments received on impaired loans are generally applied to principal and interest based on contractual terms.


   See Note 5 for information regarding the Company's adoption of Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan".

(D) LOANS RECEIVABLE

   Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. Loans held for sale are recorded at the lower of cost or market, determined in the aggregate. In determining cost, deferred loan origination fees are deducted from principal balances of the related loans.

(E) LOAN-ORIGINATION FEES, COMMITMENT FEES AND RELATED COSTS

   Loan origination fees are accounted for in accordance with SFAS No. 91, "Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan origination fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Company's historical prepayment

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

experience. Commitment fees and costs relating to commitments, of which the likelihood of exercise is remote, are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

(F) OTHER INTEREST EARNING ASSETS

   Other interest earning assets include Federal Home Loan Bank of Atlanta stock and an equity investment in the Community Reinvestment Group. The fair value is estimated to be the carrying value which is par.

(G) OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the estimated service lives of the assets for furniture, fixtures and equipment (7 to 10 years), and computer equipment and software (3 to 5 years), or with leases, the term of the lease or the useful life (10 years), whichever is shorter. Repair and maintenance costs are charged to operations as incurred, and improvements are capitalized.

(H) ACCRUED INTEREST RECEIVABLE

   Recognition of interest on the accrual method is generally discontinued when interest or principal payments are greater than 90 days in arrears, unless the loan is well secured and in the process of collection. At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period.

(I) INCOME TAXES

   The Company and its subsidiaries file consolidated income tax returns. Deferred income taxes have been provided for elements of income and expense which are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. Effective October 1, 1993, the Company implemented Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires accounting for deferred taxes utilizing the liability method, which applies the enacted statutory rates in effect at the statement of financial condition date to differences between the book and tax bases of assets and liabilities. The resulting deferred tax liabilities and assets are adjusted to reflect changes in tax laws. Prior to implementing SFAS No. 109, the Company accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11, which provided for deferred taxes based on differences between taxable income and book income.

   The implementation of SFAS No. 109 on October 1, 1993 resulted in an increase of the net deferred tax liability of $195,000. This amount was reported separately as a cumulative effect of a change in the method of accounting for income taxes in the Consolidated Statement of Operations.

(J) EARNINGS PER SHARE

   Primary earnings per common and common equivalent share is computed on a weighted average number of common shares and common share equivalents outstanding during the year. Common share

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

equivalents include the dilutive effect of stock options using the treasury stock method. The weighted average number of common share equivalents assumed outstanding for the years ended September 30, 1996, 1995 and 1994 were 4,559,000, 2,296,000, and 2,175,000, respectively. Earnings per common share, assuming full dilution, assume the maximum dilutive effect of the average number of shares from stock options and the conversion equivalents of preferred stocks. The weighted average number of fully diluted common shares outstanding during the years ended September 30, 1996, 1995 and 1994 were 4,559,000, 4,159,000, and 2,175,000, respectively. Stock dividends have been included in the calculation of earnings per share for all years presented.

(K) REAL ESTATE OWNED

   Property acquired through foreclosure, deeds in lieu of foreclosures, or loans judged to be in-substance foreclosures are recorded at the lower of the related principal balance at foreclosure or estimated fair value less estimated costs to sell the property. Any excess of the loan balance over the net realizable value is charged to the allowance for loan losses when the property is classified as real estate owned. The net realizable value is reviewed periodically and, when necessary, any decline in the value of the real estate is charged to expense. Significant property improvements which enhance the salability of the property are capitalized to the extent that the carrying values do not exceed their estimated realizable values. Maintenance and carrying costs on the property are charged to operations as incurred.

(L) STOCK OPTIONS

   At the time stock options are granted to employees and directors, no accounting entries are made, as the options are granted at the fair market value of the Company's common stock. The proceeds from the exercise of options are credited to common stock for the par value of the shares issued, and the excess, net of any tax benefit is credited to paid-in capital.

(M) IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

   In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122") "Accounting for Mortgage Servicing Rights" an amendment of FASB Statement No.
65. SFAS No. 122 requires that the Company recognize rights to service mortgage loans for others as a separate asset, regardless of how those servicing rights were acquired. The value of the mortgage servicing rights should be recorded at their relative fair values. SFAS No. 122 was adopted prospectively beginning October 1, 1995. The impact of adopting SFAS No. 122 was not material.

   In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock based employee compensation plans. The statement defines a "fair value based method" of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, SFAS No. 123 also allows an entity to continue to measure compensation costs for those plans using the "intrinsic value based method" of accounting, which the Company currently uses. The Company currently intends to continue to use the "intrinsic value based method" and disclose in the notes to the consolidated financial statements, the required information using the "fair value based method."

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of SFAS 125 on its financial position and results of operations.

(N) FINANCIAL STATEMENT RECLASSIFICATIONS

   Certain prior period amounts have been reclassified to conform to the September 30, 1996 consolidated financial statements.

(2) TAX CERTIFICATES

   Tax certificates are certificates representing delinquent real estate taxes owed to the respective counties. A substantial percentage of tax certificates are for properties located in southeast Florida. The Company's policy is to purchase tax certificates only for properties located in Florida.

   The net carrying value of tax certificates was $40.0 million and $39.5 million at September 30, 1996 and 1995, respectively. Included in these amounts at September 30, 1996 and 1995 were $1.9 million and $3.9 million, respectively of tax certificates for which the Company had made application for the tax deeds. The Company maintains loss reserves for tax certificates which were $614,000 and $569,000 at September 30, 1996 and 1995, respectively.

   The estimated market values of the Company's tax certificates are the same as the carrying values, since historically the tax certificates have had relatively short lives and their yields approximate market rates.

(3) SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

   Interest income from securities purchased under agreements to resell aggregated approximately $1.2 million and $701,000 for the years ended September 30, 1995 and 1994, respectively.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

   The following sets forth information concerning the Company's securities purchased under agreements to resell for the periods indicated:


                                                          AS OF AND FOR THE
                                                       YEAR ENDED SEPTEMBER 30,
                                                -------------------------------------
                                                  1996      1995            1994
                                                ------- ----------  -----------------
                                                        (DOLLARS IN THOUSANDS)
Maximum amount of outstanding agreements at
  any month end during the period ............     --     $   700        $ 6,800
Average amount outstanding during the period       --     $20,262        $18,283
Weighted average interest rate for the period      --        6.10%          3.83%
Maturity .....................................     --          --   Oct. 1, 1994


(4) INVESTMENTS AND MORTGAGE-BACKED SECURITIES

   Pursuant to the provisions of SFAS No. 115, securities designated as available for sale are carried at market value with the resultant after-tax appreciation or depreciation from amortized cost reflected as an addition to, or deduction from, stockholders' equity. In December of 1995 the Company reclassified $31.8 million of held-to-maturity mortgage-backed securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued by the Financial Accounting Standard Board. The reclassified securities had a market value of $916,000 in excess of their book value at the time of transfer.

INVESTMENTS

   Presented below is an analysis of the carrying values and approximate market values of investments held to maturity.

                                         SEPTEMBER 30, 1996
                       ----------------------------------------------------
                                        GROSS           GROSS
                         CARRYING     UNREALIZED     UNREALIZED     MARKET
                          VALUE         GAINS          LOSSES        VALUE
                       ----------- -------------  ------------- ----------
                                       (DOLLARS IN THOUSANDS)
State of Israel
bonds ...............      $11           $--            $--         $11
                       -----------   ------------   -------------  ---------
 Total ..............      $11           $--            $--         $11
                       ===========  =============   =============  =========

                                                      SEPTEMBER 30, 1995
                                    ----------------------------------------------------
                                                     GROSS           GROSS
                                      CARRYING     UNREALIZED     UNREALIZED     MARKET
                                       VALUE         GAINS          LOSSES        VALUE
                                    ----------- -------------  ------------- ----------
                                                    (DOLLARS IN THOUSANDS)
U.S. government agency securities      $4,675         $--            $--       $4,675
State of Israel bonds ............         11          --             --           11
                                    -----------  -------------   -------------  ---------
 Total ...........................     $4,686         $--            $--        $4,686
                                    ===========  =============   =============  =========

   All investments held to maturity at September 30, 1996 and 1995 had maturities between one and five years.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(4) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

   Presented below is an analysis of the investments designated as available for sale.

                                                        SEPTEMBER 30, 1996
                                    --------------------------------------------------------
                                                       GROSS           GROSS
                                      HISTORICAL     UNREALIZED     UNREALIZED     CARRYING
                                         COST          GAINS          LOSSES         VALUE
                                    ------------- -------------  ------------- -------------
                                                      (DOLLARS IN THOUSANDS)
U.S. Treasury notes ..............      $2,005          $--           $ (1)        $2,004
U.S. government agency securities        2,999           --            (18)         2,981
Other ............................       1,702           --             (2)         1,700
                                    ------------- -------------  ------------- -----------
 Total ...........................      $6,706          $--           $(21)        $6,685
                                    ============= =============  ============= ===========

   The Company had no investments classified as available for sale in 1995.

MORTGAGE-BACKED SECURITIES

   The carrying value and historical cost of mortgage-backed securities available for sale are summarized as follows:

                                                      SEPTEMBER 30, 1996
                                  --------------------------------------------------------
                                                     GROSS           GROSS
                                    HISTORICAL     UNREALIZED     UNREALIZED     CARRYING
                                       COST          GAINS          LOSSES         VALUE
                                  ------------- -------------  ------------- -------------
                                                    (DOLLARS IN THOUSANDS)
GNMA mortgage-backed securities      $24,943          $207           $(338)       $24,812
FNMA mortgage-backed securities        6,055            61              (2)         6,114
FHLMC mortgage-backed
securities .....................      22,172            33            (432)        21,773
Other ..........................       2,772             6             (10)         2,768
                                  -------------  -------------   -------------  -----------
 Total .........................     $55,942          $307           $(782)       $55,467
                                  =============  =============   =============  ===========

                                                       SEPTEMBER 30, 1995
                                   --------------------------------------------------------
                                                      GROSS           GROSS
                                     HISTORICAL     UNREALIZED     UNREALIZED     CARRYING
                                        COST          GAINS          LOSSES         VALUE
                                   ------------- -------------  ------------- -------------
                                                     (DOLLARS IN THOUSANDS)
FHLMC mortgage-backed securities       $2,025          $39             $--        $2,064
                                   -------------  -------------   -------------  -----------
 Total ..........................      $2,025          $39             $--        $2,064
                                   =============  =============   =============  ===========

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(4) INVESTMENTS AND MORTGAGE-BACKED SECURITIES--(CONTINUED)

   The market value and historical cost of mortgage-backed securities held to maturity are summarized as follows:

                                                        SEPTEMBER 30, 1996
                                      ----------------------------------------------------
                                                       GROSS           GROSS
                                        CARRYING     UNREALIZED     UNREALIZED     MARKET
                                         VALUE         GAINS          LOSSES        VALUE
                                      ----------- -------------  ------------- -----------
                                                      (DOLLARS IN THOUSANDS)
GNMA ...............................    $    83         $ 5            $  --      $    88
FHLMC ..............................      4,144          --            (118)        4,026
Collateralized mortgage obligations       8,802          --            (289)        8,513
Mortgage pass-through certificates        1,669          --             (22)        1,647
                                      -----------  -------------   -------------  ---------
 Total .............................    $14,698         $ 5           $(429)      $14,274
                                      ===========  =============   =============  =========

                                                        SEPTEMBER 30, 1995
                                      -----------------------------------------------------
                                                       GROSS           GROSS
                                        CARRYING     UNREALIZED     UNREALIZED      MARKET
                                         VALUE         GAINS          LOSSES        VALUE
                                      ----------- -------------  ------------- ------------
                                                      (DOLLARS IN THOUSANDS)
GNMA ...............................    $25,644         $453           $(143)     $25,954
FNMA ...............................      4,761          126              --        4,887
FHLMC ..............................      7,406           --           (231)        7,175
Collateralized mortgage obligations       3,580           --            (84)        3,496
Mortgage pass-through certificates        9,543           --           (385)        9,158
                                      ----------- -------------  ------------- ----------
 Total .............................    $50,934         $579          $(843)      $50,670
                                      =========== =============  ============= ==========

   The mortgage-backed securities have contractual maturities which range from the years 1996 to 2026, however, expected maturities will differ from contractual maturities as borrowers have the right to prepay obligations with or without prepayment penalties.

   There were no sales of mortgage-backed securities and collateralized mortgage obligations in 1996, however, gross proceeds on sales of mortgage-backed securities and collateralized mortgage obligations were $10.0 million and $6.3 million during the years ended September 30, 1995 and 1994, respectively. Gross realized gains were $231,000 and $221,000 on sales of mortgage-backed securities during the years ended September 30, 1995 and 1994, respectively. There were no realized losses during the years ended September 30, 1995 and 1994.

   At September 30, 1995 and 1994, GNMA, FHLMC and FNMA mortgage-backed securities with carrying values of approximately $3.0 million and $5.4 million, respectively, were pledged as collateral for public funds on deposit. There were none pledged in 1996. At September 30, 1994, FNMA and GNMA mortgage-backed securities with a carrying value of approximately $25.0 million and a market value of approximately $23.7 million were pledged as collateral for a $21.4 million reverse repurchase agreement. The securities underlying the agreement were held in safekeeping by a trustee.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(5) LOANS RECEIVABLE

   Loans receivable consist of the following:

                                                      AS OF SEPTEMBER 30,
                                                   ------------------------
                                                       1996         1995
                                                   ----------- ------------
                                                    (DOLLARS IN THOUSANDS)
Mortgage loans--conventional ....................    $263,757     $224,160
Mortgage loans--conventional serviced by others       317,103      209,339
Mortgage loans--other ...........................      53,817       12,381
Commercial loans:
 Secured ........................................       5,618        3,372
 Unsecured ......................................         787          260
Line of credit loans ............................       1,254          892
Share loans .....................................         648          218
Installment loans ...............................       1,001          595
                                                   ----------- -----------
 Total ..........................................     643,985      451,217
Less allowance for loan losses ..................      (2,158)      (1,469)
Deferred loan fees, discounts and premiums  .....       4,558        3,386
                                                   ----------- -----------
 Loans receivable, net ..........................    $646,385     $453,134
                                                   ===========  ===========


   Of the total gross loans receivable of $644.0 million at September 30, 1996, approximately $262.7 million, or 40.8%, represents residential loans secured by properties in Florida, $125.8 million, or 19.5% represents loans in California and $255.5 million, or 39.7% represents loans in other states.

   See Note 8 for loans collateralized for Federal Home Loan Bank Advances.


   Changes in the allowance for loan losses are as follows:

                                         YEARS ENDED SEPTEMBER 30,
                                     --------------------------------
                                        1996       1995        1994
                                     --------- ---------  -----------
                                          (DOLLARS IN THOUSANDS)
Balance at beginning of the period     $1,469     $  841     $ 1,184
Provision (credit) ................      (120)     1,221       1,187
Allowance from Bank of Florida  ...       183         --         --
Loans charged-off .................      (493)      (594)     (1,582)
Recoveries ........................     1,119          1          52
                                     --------- ---------  ----------
Balance at end of the period  .....    $2,158     $1,469     $   841
                                     ========= =========  ==========


   Effective October 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures" ("SFAS No. 114"). There was no impact on the consolidated statement of operations upon implementation due to the composition of the Company's loan portfolio (primarily residential or collateral dependent loans) and the Company's policy for establishing the allowance for loan losses. The only impact to the consolidated statement of financial condition and to non-performing assets was to reclassify three loans totaling $522,000 previously classified as insubstance foreclosures in real estate owned to non-accrual

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(5) LOANS RECEIVABLE--(CONTINUED)

loans. These loans were reclassified because the Company did not have possession of the collateral which, under SFAS No. 114, is required for a loan to be classified as real estate owned.

   As of September 30, 1996 and 1995, the Company had impaired or non-accrual loans of $4.9 million and $3.5 million, respectively, and had recorded specific reserves on these loans of $801,000 and $802,000, respectively. For the years ended September 30, 1996, 1995 and 1994 the average amounts of impaired loans were $4,808,000, $2,251,000 and $2,576,000, respectively. No income is recognized on loans during the period for which the loan is deemed impaired.


(6) OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are summarized as follows:

                                                AS OF
                                            SEPTEMBER 30,
                                       ----------------------
                                          1996        1995
                                       ---------- -----------
                                       (DOLLARS IN THOUSANDS)
Leasehold improvements ..............    $ 1,640     $ 1,068
Furniture, fixtures and equipment  ..      1,881       1,409
Computer equipment and software  ....      1,124       1,016
                                       ---------  ----------
Total ...............................      4,645       3,493
Less: accumulated depreciation  .....     (2,037)     (1,374)
                                       ---------  ----------
Office properties and equipment, net     $ 2,608     $ 2,119
                                       =========  ==========

   Depreciation expense was $674,000, $526,000, and $308,000 for the years ended September 30, 1996, 1995, and 1994, respectively.

   The Company has entered into non-cancelable leases with approximate minimum future rentals as follows:

 YEARS ENDING SEPTEMBER 30,          AMOUNT
--------------------------- ---------------------
                               (DOLLARS IN THOUSANDS)
 1997 .....................          $1,002
 1998 .....................             917
 1999 .....................             837
 2000 .....................             809
 2001 .....................             754
 Thereafter ...............           1,538
                             ---------------------
  Total ...................          $5,857
                             =====================

   Rent expense for the years ended September 30, 1996, 1995, and 1994 was $905,000, $959,000, and $768,000, respectively.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(7) DEPOSITS

   The weighted average nominal interest rate payable on all deposit accounts at September 30, 1996 and 1995 was 5.11% and 5.14%, respectively.

   Types of deposits and related range of interest rates were as follows:

                                                                          SEPTEMBER 30,
                                          ----------------------------------------------------------------------------
                                                           1996                                   1995
                                          -------------------------------------  -------------------------------------
                                                                      (DOLLARS IN THOUSANDS)
Non-interest-bearing deposits ..........      --%     -       --%    $  7,301        --%     -       --%    $  2,804
Passbook and statement savings deposits     2.00%     -     4.97%      73,780      2.00%     -     4.97%      50,373
Super NOW deposits .....................     .00%     -     3.00%      17,265      0.00%     -     3.00%      15,353
Money market deposits ..................     .00%     -     4.65%      16,556      0.00%     -     3.10%       7,733
Certificates of deposit ................    3.92%     -     6.16%     391,204      2.71%     -     6.65%     233,811
                                                                    ---------                             ----------
 Total .................................                             $506,106                               $310,074
                                                                    =========                             ==========

   Deposit accounts with balances of $100,000 or more totaled approximately $69.4 million and $33.4 million at September 30, 1996 and 1995, respectively.

   Interest expense on deposits for the years ended September 30, 1996, 1995 and 1994 was as follows:

                                             1996        1995        1994
                                          ---------- ----------  ---------
                                                (DOLLARS IN THOUSANDS)
Super NOW and money market deposits  ...    $   775     $   875     $ 1,102
Passbook and statement savings deposits       2,627       2,420       1,716
Certificates of deposit ................     17,389      14,554       8,526
                                          ---------  ----------   ---------
 Total .................................    $20,791     $17,849     $11,344
                                          =========  ==========   =========

   Early withdrawal penalties on deposits are recognized as a reduction of interest on deposits. For the years ended September 30, 1996, 1995 and 1994, early withdrawal penalties totaled $42,000, $110,000, and $27,000, respectively.

   The amounts of scheduled maturities of certificate accounts at September 30, 1996 are as follows:

 YEARS ENDING SEPTEMBER 30,          AMOUNT
--------------------------- -------------------------
                               (DOLLARS IN THOUSANDS)
 1997 .....................         $316,562
 1998 .....................           58,053
 1999 .....................            7,532
 Thereafter ...............            9,057
                             ---------------------
  Total: ..................         $391,204
                             =====================

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(8) ADVANCES FROM FEDERAL HOME LOAN BANK

   Advances from the Federal Home Loan Bank of Atlanta (FHLB) incur interest and are repayable as follows:

                                                                     SEPTEMBER 30,
                                                             ------------------------
REPAYABLE DURING YEAR ENDING SEPTEMBER 30,     INTEREST RATE       1996         1995
------------------------------------------- ---------------- -----------  -----------
                                                                 (DOLLARS IN THOUSANDS)
 1996 .....................................  4.27% -6.80%        $     --     $179,000
 1997 .....................................  4.56% -6.07%         192,000       57,000
 1998 .....................................  6.13%                  5,000        5,000
 2001(1) ..................................  5.33% -5.61%          40,000           --
                                                               ----------     --------
                                                                 $237,000     $241,000
                                                               ==========     ========

------------------
(1) Advances for $15 million are callable by the FHLB in 1997 and $25 million are callable in 1998.


   The terms of a security agreement with the FHLB of Atlanta include a blanket floating lien that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 65% of the unpaid principal balance. The FHLB of Atlanta stock, which is recorded at cost, is also pledged as collateral for these advances.

(9) SECURITIES SOLD UNDER AN AGREEMENT TO REPURCHASE

   Interest expense on securities sold under an agreement to repurchase aggregated $367,000 and $183,000 for the years ended September 30, 1995 and 1994, respectively.

   The following sets forth information concerning repurchase agreements for the periods indicated:

                                                           AS OF AND FOR THE
                                                       YEARS ENDED SEPTEMBER 30,
                                                 ------------------------------------
                                                   1996       1995           1994
                                                 -------- ----------  ---------------
                                                        (DOLLARS IN THOUSANDS)
Maximum amount of outstanding agreements at
  any
  month-end during the period .................     $ --    $33,600         $21,400
Average amount outstanding during the period  .     $--     $ 6,572         $ 3,856
Weighted average interest rate for the period       $--        5.59%           4.49%
Maturity ......................................     $--          --   Dec. 19, 1994

   At September 30, 1996 and 1995, the Company had no pledged securities under repurchase agreements. At September 30, 1994, the Company had pledged $25.0 million of FNMA and GNMA mortgage-backed securities as collateral for the above repurchase agreements.

(10) SUBORDINATED NOTES

   At September 30, 1996 and 1995, the Bank had outstanding $775,000, of subordinated notes which, pursuant to the regulations of the Office of Thrift Supervision (the "OTS"), are included in the Bank's risk-based capital. The subordinated notes bear interest at 9% and mature from August 31, 2003 to June 10, 2009.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(11) REGULATORY CAPITAL

   The Bank is required by federal regulations to maintain minimum levels of capital as follows:

                         REGULATORY CAPITAL
                             REQUIREMENT            ACTUAL CAPITAL          EXCESS CAPITAL
                       ----------------------  ---------------------- ----------------------
                          1996        1995         1996        1995       1996        1995
                       ---------- ----------  ----------  ----------   ----------  ----------
                                                (DOLLARS IN THOUSANDS)
Tangible capital  ...    $12,196     $ 9,101     $56,967     $43,010      $44,771     $33,909
                             1.5%        1.5%        7.0%        7.1%         5.5%        5.6%
Core Capital ........    $24,392     $18,201     $56,967     $43,010      $32,575     $24,809
                             3.0%        3.0%        7.0%        7.1%         4.0%        4.1%
Risked-based capital     $33,927     $23,008     $60,164     $45,426      $26,237     $22,418
                             8.0%        8.0%       14.2%       15.8%         6.2%        7.8%


   Under the OTS regulations adopted to implement the "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), a "well capitalized" institution must have a risk-based capital ratio of 10%, a core capital ratio of 5% and a Tier 1 risk-based capital ratio of 6%. (The "Tier 1 risk-based capital" ratio is the ratio of core capital to risk-weighted assets.) The Bank is a well capitalized institution under the definitions as adopted. Regulatory capital and net income amounts as of and for the years ended September 30, 1996, 1995 and 1994 did not differ from regulatory capital and net income amounts reported to the OTS.

   On August 31, 1993, the OTS adopted an amendment to its regulatory capital regulations to take into account a savings institution's exposure to the risk of loss from changing interest rates. Under the regulation as amended, a savings institution with an above normal level of interest rate risk exposure will be required to deduct an interest rate risk ("IRR") component from its total capital when determining its compliance with the risk-based capital requirements. An "above normal" level of interest rate risk exposure is a projected decline of 2% in the net present value of an institution's assets and liabilities resulting from a 2% swing in interest rates. The IRR component will equal one-half of the difference between the institution's measured interest rate exposure and the "normal" level of exposure. Savings institutions will be required to file data with the OTS that the OTS will use to calculate, on a quarterly basis (but with a two-quarter lag), institutions' measured interest rate risk and IRR components. Implementation of the IRR requirements have been delayed pending the testing of the OTS appeals process. If the IRR component had been required as of September 30, 1996, the Bank would have been required to deduct an IRR component from its total capital when determining its compliance with its risk based capital requirements, however the Bank would continue to be well capitalized.

   Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank's regulatory capital and other relevant factors.

(12) MINORITY INTERESTS--PREFERRED STOCK OF BANKUNITED, FSB

   As part of a plan to simplify the Company's capital structure, the Company commenced an offer in November 1993 to exchange 2.5 shares of its 9% Noncumulative Perpetual Preferred Stock for each share of the Bank's Noncumulative Preferred Stock, Series D, E, F and G ("BankUnited Preferred Stock"). Upon the closing of the exchange offer, all shares of BankUnited Preferred Stock that remained outstanding were redeemed at $25.00 per share plus declared but unpaid dividends. The exchange closed on December 28, 1993.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(12) MINORITY INTERESTS--PREFERRED STOCK OF BANKUNITED, FSB--(CONTINUED)

(13) STOCKHOLDERS' EQUITY

   The Company has the following capital structure:

   PREFERRED STOCK--issuable in series with rights and preferences to be designated by the Board of Directors. As of September 30, 1996, 7,259,141 shares were authorized but not designated to a particular series.

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A:

   Effective September 30, 1995, pursuant to an Offer to Exchange Preferred Stock, the holders of the Non-cumulative Convertible Preferred Stock, Series A, agreed to exchange each of the 55,000 shares of the Series A Preferred stock for one share of the Company's Non-cumulative Convertible Preferred Stock, Series B. Because the dividend rate, redemption price, and the liquidation preference for the Series B Preferred Stock are lower than those for the Series A Preferred Stock, the Company agreed not to redeem the shares of Series B Preferred Stock issued pursuant to the exchange offer for a period of three years and for three years thereafter, such Series B Preferred Stock shall only be redeemed at a 50% premium or $11.0625 per share.

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B:

   Authorized shares--200,000 shares.

   Issued and outstanding shares--183,818 shares as of September 30, 1996 and 197,378 shares as of September 30, 1995.

   Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.7375 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $7.375 per share.

   Redemption--except for the shares converted from Series A discussed above, at the option of the Company at $7.59625 per share at September 30, 1994, declining thereafter at $.07375 per share during each year through January 31, 1998, and thereafter the redemption price remains at $7.375 per share.

   Voting rights--two-and-one-half votes per share. If the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.

   Convertibility--convertible into 1.50 shares (adjusted for all stock dividends) of Class B Common Stock for each share of Noncumulative Convertible Preferred Stock, Series B, surrendered for conversion, subject to adjustment on the occurrence of certain events.

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES C:

   Authorized shares--363,636 shares.

   Issued and outstanding shares--363,636 shares.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(13) STOCKHOLDERS' EQUITY--(CONTINUED)

   Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.550 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $5.50 per share.

   Redemption--at the option of the Company, at $5.50 per share.

   Voting rights--nonvoting.

   Convertibility--convertible into 1.45 shares (adjusted for all stock dividends) of Class A Common Stock for each share of Noncumulative Preferred Stock, Series C, surrendered for conversion, subject to adjustment on the occurrence of certain events.

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES C-II:

   Authorized shares--222,223 shares.

   Issued and outstanding shares--222,223 shares.

   Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.80 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $9.00 per share.

   Redemption--at the option of the Company, at $9.00 per share.

   Voting rights--nonvoting.

   Convertibility--convertible into 1.32 shares (adjusted for all stock dividends) of Class A Common Stock for each share of Noncumulative Preferred Stock, Series C-II, surrendered for conversion, subject to adjustment on the occurrence of certain events.

8% NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES 1993:

   Authorized shares--805,000 shares.

   Issued and outstanding--744,870 shares as of September 30, 1996 and 745,870 shares as of September 30, 1995.

   Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $.80 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $10.00 per share.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(13) STOCKHOLDERS' EQUITY--(CONTINUED)

   Redemption--not redeemable prior to July 1, 1998, unless certain criteria are met, in which case the redemption price would be $10.00 per share; subsequent to June 30, 1998, redemption is at the option of the Company at a redemption price of $10.40 per share, declining thereafter at $0.08 per share during each year through July 1, 2003, and thereafter the redemption price remains $10.00 per share.

   Voting rights--nonvoting. However, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.

   Convertibility--convertible into one share of Class A Common Stock for each share of non-cumulative Convertible Preferred Stock, Series 1993, surrendered for conversion, subject to adjustment on the occurrence of certain events.

9% NONCUMULATIVE PERPETUAL PREFERRED STOCK:

   Authorized shares--1,150,000 shares.

   Issued and outstanding--1,150,000 shares.

   Dividends--noncumulative cash dividends payable quarterly at the fixed annual rate of $0.90 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $10.00 per share.

   Redemption--not redeemable prior to October 1, 1998; subsequent to September 30, 1998, redemption is at the option of the Company at a redemption price of $10.00 per share.

   Voting rights--nonvoting. However, if the Company fails to pay dividends for six quarters, whether or not consecutive, the holders shall have the right to elect two additional directors until dividends have been paid for four consecutive quarters.

   Convertibility--none.

CLASS A COMMON STOCK:

   Issuable in series with rights and preferences to be designated by the Board of Directors:

   As of September 30, 1996, 5,000,000 shares of Class A Common Stock were authorized but not designated to a series.

SERIES I CLASS A COMMON STOCK:

   Authorized shares--10,000,000.

   Issued and outstanding--5,454,201 shares as of September 30, 1996 and 1,835,170 shares as of September 30, 1995.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(13) STOCKHOLDERS' EQUITY--(CONTINUED)

   Dividends--as declared by the Board in the case of a dividend on the Class A Common Stock alone or not less than 110% of the amount per share of any dividend declared on the Class B Common Stock.

   Voting rights--one tenth of one vote per share.

CLASS B COMMON STOCK:

   Authorized shares--3,000,000.

   Issued and outstanding--251,515 shares as of September 30, 1996 and 232,324 shares as of September 30, 1995.

   Dividends--as declared by the Board of Directors.

   Voting rights--one vote per share.

   Convertibility--convertible into one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion, subject to adjustment on the occurrence of certain events.

(14) STOCK BONUS PLAN, OPTION AGREEMENTS AND OTHER BENEFIT PLANS

   Pursuant to stockholder approval in 1992, the Company maintains the 1992 Stock Bonus Plan. In January 1994, stockholders approved an amendment of this plan to increase the amount of stock issuable under the plan to 125,000 shares and to allow directors of the Company who are not employees to participate in the plan and receive stock in partial payment of their director's fees. As of September 30, 1996, 22,252 shares of Class A Common Stock and 54,779 shares of Class B Common Stock have been issued under the 1992 Stock Bonus Plan. As of September 30, 1996, there were 47,969 shares available for grant under the 1992 Stock Bonus Plan.


   Pursuant to stockholder approval in 1987, the Company maintains a non-statutory stock option plan for certain officers, directors and employees to receive options to purchase shares of Class A and Class B Common Stock. The stockholders approved an increase in the total number of shares for which options may be granted under the plan to 750,000 in January 1994. The Board of Directors approved an increase in the total number of shares for which options may be granted under the plan to 825,000 (a non-material increase) in 1996. The options are for a period of 10 years and are exercisable at the fair market value of the stock at the grant date. As of September 30, 1996, 758,718 options have been granted under this plan and 66,412 options have been exercised.

   Pursuant to stockholder approval in January 1994, the Company also maintains an incentive stock option plan under which options for up to 250,000 shares of Class A and Class B Common Stock may be granted. As of September 30, 1996, 92,500 options have been granted under this plan.

   During October 1984, BankUnited's Board of Directors approved several non-qualified stock option agreements (the "Agreements") under which options to purchase shares of Class B Common Stock were granted at the fair market price of the Class B Common Stock on the date of the grant. The Agreements, which originally expired on October 23, 1994, have been extended pursuant to Stockholders' approval to October 23, 1999. As of September 30, 1996, the Agreements are exercisable for a total of 155,367 shares at the exercise price of $4.64 per share; none have been exercised.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(14) STOCK BONUS PLAN, OPTION AGREEMENTS AND OTHER BENEFIT PLANS--(CONTINUED)

   The following table presents additional data concerning the Company's outstanding stock options:

                                                                            AGGREGATE
                                             NUMBER       OPTION PRICE       OPTION
                                            OF SHARES      PER SHARE          PRICE
                                          ------------ ---------------  -------------
Options outstanding, September 30, 1993      549,174    $3.11 -$10.98     $2,669,272
Options granted ........................     113,088       7.00 -8.10        846,671
Options exercised ......................     (45,675)      3.21 -3.78       (154,371)
                                          ----------   --------------   ------------
Options outstanding, September 30, 1994      616,587      3.11 -10.98      3,361,572
Options granted ........................     208,671       4.95 -7.95      1,139,902
Options exercised ......................      (6,695)      3.21 -5.73        (23,958)
                                          ----------   --------------   ------------
Options outstanding, September 30, 1995      818,563      3.11 -10.98      4,477,516
Options granted ........................     121,610       7.24 -8.26        926,638
                                          ----------   --------------   ------------
Options outstanding, September 30, 1996      940,173    $3.11 -$10.98     $5,404,154
                                          ==========                    ============

   In 1992, the Company adopted a 401(k) savings plan pursuant to which eligible employees are permitted to contribute up to 15% of their annual salary to the savings plan. The Company will provide matching contributions at a rate of 33% of such contributions, up to a maximum of 2% of an employee's salary. The amount of such matching by the Company for the years ended September 30, 1996, 1995 and 1994 totaled approximately $7,000, $30,000, and $29,000, respectively. Employees are eligible to participate in the plan after one year of service and become vested in the Company's contribution after two years participation in the plan at the rate of 25% per year up to 100%.

   In September 1995, the Company's Board of Directors adopted a Profit Sharing Plan. Under the terms of the plan, the Company, at the discretion of the Board of Directors, may contribute Class A Common Stock to the plan. The contributions are allocated to the account of eigible employees based upon their salaries. Employees become eligible for the plan after one year of service and become vested at the rate of 20% per year up to 100%. The Board of Directors authorized a contribution of $100,000 and $75,000 in 1996 and 1995, respectively.

(15) INCOME TAXES

   As discussed in Note 1, the Company adopted SFAS No. 109 as of October 1, 1993 resulting in a cumulative adjustment of $195,000 to 1994 earnings and stockholders' equity.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(15) INCOME TAXES--(CONTINUED)

   The Company's effective tax rate differs from the statutory federal income tax rate as follows:

                                                        YEARS ENDED SEPTEMBER 30,
                                     --------------------------------------------------------------
                                             1996                 1995                  1994
                                     -------------------  ------------------- ---------------------
                                       AMOUNT       %       AMOUNT       %        AMOUNT       %
                                     --------- --------  ---------    --------  ---------  --------
                                                         (DOLLARS IN THOUSANDS)
Tax at federal income tax rate  ...    $1,443     34.0%     $3,394      34.0%     $1,262     35.0%
Increase (decrease) resulting
from:
  State tax .......................       154      3.6         362       3.6         (46)    (1.3)
  Other, net ......................        60      1.5         (15)     (0.1)        (83)    (2.3)
                                     -------- --------   ---------  --------   --------- --------
   Total ..........................    $1,657     39.1%     $3,741      37.5%     $1,133     31.4%
                                     ======== ========   =========  ========   ========= ========


   The components of the provision for income taxes for the years ended September 30, 1996, 1995 and 1994 as computed in accordance with SFAS No. 109, are as follows:

                           FOR THE YEARS ENDED
                              SEPTEMBER 30,
                     -------------------------------
                        1996       1995       1994
                     --------- ---------  ----------
                          (DOLLARS IN THOUSANDS)
Current--federal  .    $1,324     $3,590     $1,354
Current--state  ...       227        620        (53)
Deferred--federal          90       (400)      (151)
Deferred--state  ..        16        (69)       (17)
                     --------- ---------  ---------
 Total ............    $1,657     $3,741     $1,133
                     ========= =========  =========


   The tax effects of significant temporary differences included in the net deferred tax asset as of September 30, 1996 and 1995 were:


                                   SEPTEMBER 30,
                                   1996     1995
                                 -------  -------
                                    (DOLLARS IN
                                    THOUSANDS)
Deferred tax asset:
 Non-accrual interest .........    $185     $178
 Loan loss and other reserves       431      587
 Fixed assets .................       5       --
 Deferrals and amortization  ..      19       --
                                 ------  -------
  Gross deferred tax asset  ...     640      765
                                 ------  -------
Deferred tax liability:
 FHLB Atlanta stock dividends       167      167
 Fixed assets .................      --       5
 Deferrals and amortization  ..      --      14
 Other ........................      13       13
                                 ------  -------
  Gross deferred tax liability      180      199
                                 ------  -------
  Net deferred tax asset  .....    $460     $566
                                 ======  =======

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(15) INCOME TAXES--(CONTINUED)

The components of deferred income tax provision (benefit) relate to the following:

                                          YEARS ENDED SEPTEMBER 30,
                                        -----------------------------
                                          1996       1995       1994
                                        -------- ---------  ---------
                                            (DOLLARS IN THOUSANDS)
Differences in book/tax depreciation      $(10)     $ (21)     $ (10)
Delinquent interest ..................      (7)       (80)        --
FHLB Stock dividends .................      --       (144)        23
Loan fees ............................      --         --        169
Loan loss and other reserves .........     156       (164)      (363)
Deferrals and amortization ...........     (33)       (60)        13
                                        ------  ---------   --------
 Total deferred taxes ................    $106      $(469)     $(168)
                                        ======  =========   ========

(16) COMMITMENTS AND CONTINGENCIES

   In the normal course of business, the Company enters into instruments that are not recorded in the consolidated financial statements, but are required to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

   The Company's exposure to credit loss in the event of nonperformance by the other party on the financial instrument for commitments to extend credit and standby letters of credit by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Total commitments to extend credit at September 30, 1996 and 1995 were as follows:

                                                             SEPTEMBER 30,
                                -----------------------------------------------------------------------
                                               1996                                 1995
                                ----------------------------------  -----------------------------------
                                  FIXED      VARIABLE                  FIXED      VARIABLE
                                   RATE        RATE        TOTAL       RATE         RATE        TOTAL
                                --------- -----------  ----------   ---------   ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
Commitments to fund loans  ...    $2,575     $ 7,057      $ 9,632     $3,801      $ 7,140      $10,941
Loans in process .............       607       1,033        1,640      1,795        6,707        8,502
Letters of credit ............       518          --          518         45           --           45
Commitments to purchase loans         --      12,260       12,260         --           --           --
                                --------   ---------    ---------   --------    ---------     --------
 Total .......................    $3,700     $20,350      $24,050     $5,641      $13,847      $19,488
                                ========   =========    =========   ========    =========     ========

   The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(16) COMMITMENTS AND CONTINGENCIESS--(CONTINUED)

management's credit evaluation of the customer. Collateral varies but may include accounts receivable, property, plant and equipment, residential real estate, and income-producing commercial properties.

   Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral to support those commitments.

   The Company is a party to certain other claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

(17) RELATED PARTY TRANSACTIONS

   The Company employs the services of a law firm, of which the Company's Chairman of the Board and President is senior managing director and of which another director of the Company is managing director; and the services of an insurance company, of which a member of the Board of Directors is a vice president. For the years ended September 30, 1996, 1995 and 1994, total fees (a portion of which were capitalized) paid to this law firm totaled approximately $986,000, $1.1 million, and $803,000, respectively, and amounts paid to this insurance company totaled approximately $147,000, $129,000, and $151,000, respectively.

(18) SUBSEQUENT EVENT

   On November 15, 1996, the Company acquired Suncoast Savings & Loan Association, FSA ("Suncoast"). The Company issued one share of its Class A Common Stock for each share of Suncoast common stock of which 2,199,930 were outstanding and one share of newly created 8% non-cumulative convertible preferred stock, Series 1996 for each share of Suncoast preferred stock of which 920,000 shares were outstanding. The newly created 8% non-cumulative convertible preferred stock, Series 1996 has substantially the same terms and conditions as the Suncoast preferred stock. The cost of the acquisition, which will be accounted for as a purchase was $27.8 million, representing the fair value of the consideration given to the Suncoast common and preferred stockholders as well as the option and warrant holders. In addition, the Company incurred approximately $925,000 of costs directly related to the merger. The balance sheet and results of operations of Suncoast will be included with those of BankUnited as of and for periods subsequent to November 15, 1996.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(18) SUBSEQUENT EVENTS--(CONTINUED)

   The unaudited proforma combined condensed statements of financial condition and operations as of and for the year ended September 30, 1996 after giving effect to certain proforma adjustments are as follows:

   Proforma combined condensed Statement of Financial Condition as of September 30, 1996 (in thousands):

 ASSETS
Loans receivable ...................    $  980,444
Other interest earning assets  .....       195,528
Goodwill and other intangibles  ....         9,657
Other assets .......................        53,282
                                      -------------
                                        $1,238,911
                                      =============
LIABILITIES AND STOCKHOLDERS'
EQUITY
Deposits ...........................    $  804,567
Other liabilities ..................       337,420
Stockholders' equity ...............        96,924
                                      -------------
                                        $1,238,911
                                      =============

   Proforma combined condensed Statement of Operations for the year ended September 30, 1996 (in thousands except per share data):

Interest income ...........................    $81,752
Interest expense ..........................     52,423
Provision for loan losses .................         45
Non-interest income .......................      9,193
Non-interest expense ......................     31,885
Income tax expense ........................      2,654
                                             ----------
 Net income before preferred stock
   dividends ..............................      3,938
Preferred stock dividends .................      3,249
                                             ----------
 Net income after preferred stock
   dividends ..............................    $   689
                                             ==========
Earnings per share
 Primary ..................................    $   .10
 Fully-diluted ............................    $   .10


   The proforma combined condensed statement of operations assumes the acquisition occurred as of October 1, 1995.

   A summary of the terms of the newly created 8% non-cumulative convertible preferred stock, Series 1996 are as follows:

   Authorized shares --1,000,000.

   Issued and outstanding shares--920,000 shares as of November 15, 1996.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(18) SUBSEQUENT EVENT--(CONTINUED)

   Dividends--non-cumulative cash dividends payable quarterly at the fixed annual rate of $1.20 per share.

   Preference on liquidation--voluntary liquidation at the applicable redemption price per share and involuntary liquidation at $15.00 per share.

   Redemption--not redeemable prior to July, 1998, unless certain criteria are met, in which case the redemption price would be $15.00 per share, subsequent to June 30, 1998, redemption is at the option of the Company at a redemption price of $16.20 per share, declining thereafter at $0.20 per share during each year through July 1, 2003, and thereafter the redemption price remains at $15.00 per share.

   Voting rights--nonvoting except under certain circumstances.

   Convertibility--convertible into 1.67 shares of Class A Common Stock for each share of 8% non-cumulative convertible preferred stock, Series 1996, surrendered for conversion, subject to adjustment on the occurrence of certain events.

   As part of the purchase of Suncoast, the Company issued warrants to Suncoast's warrant holders to purchase 80,000 shares of the newly created 8% non-cumulative convertible preferred stock, Series 1996, and assumed Suncoast's outstanding stock options. The warrants are exercisable at a price of $18.00 for each share of the 8% non-cumulative convertible preferred stock, Series 1996 or each warrant could be exercised to purchase 1.67 shares, subject to adjustment, of Class A Common Stock at a per share price of $10.80, also subject to adjustment under certain conditions. The warrants expire on July 8, 1998. The Company assumed 119,000 of Suncoast's options with option prices ranging from $3.00 to $7.38 per share of Class A Common Stock with an aggregate exercise price of $610,000.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(19) BANKUNITED FINANCIAL CORPORATION

   The following summarizes the major categories of the Company's (parent company only) financial statements:

                 CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                         AS OF SEPTEMBER 30,
                                                                       ----------------------
                                                                          1996        1995
                                                                       ---------- ----------
                                                                       (DOLLARS IN THOUSANDS)
Assets:
 Cash ...............................................................    $    88     $    48
 FHLB overnight deposits ............................................      7,889          37
 Tax certificates ...................................................        312         457
 Investments, net (market value of approximately $10 and $10 at
   September 30, 1996 and 1995, respectively) .......................         10          10
 Investments available for sale .....................................        155          --
 Mortgage-backed securities, held to maturity (market value of
   approximately $1,727 at September 30, 1995) ......................         --       1,676
 Mortgage-backed securities, available for sale .....................      1,309          --
 Accrued interest receivable ........................................        132         252
 Investment in the Bank .............................................     59,443      43,062
 Other assets .......................................................        248         236
                                                                       ---------  ----------
  Total .............................................................    $69,586     $45,778
                                                                       =========  ==========
Liabilities .........................................................    $   475     $    33
                                                                       ---------  ----------
Stockholders' equity:
  Preferred stock ...................................................         27          27
  Common stock ......................................................         57          20
  Paid-in capital ...................................................     62,055      38,835
  Retained earnings .................................................      7,279       6,838
  Net unrealized gains on securities available for sale, net of
    taxes ...........................................................       (307)         25
                                                                       ---------  ----------
    Total stockholders' equity ......................................     69,111      45,745
                                                                       ---------  ----------
    Total liabilities and stockholders' equity ......................    $69,586     $45,778
                                                                       =========  ==========

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(19) BANKUNITED FINANCIAL CORPORATION--(CONTINUED)

                      CONDENSED STATEMENTS OF OPERATIONS

                                 FOR THE YEARS ENDED SEPTEMBER
                                              30,
                                ------------------------------
                                   1996       1995       1994
                                --------- ---------  --------
                                    (DOLLARS IN THOUSANDS)
Interest income ..............    $  803     $  307     $  296
Interest expense .............        17         36         24
Equity income of the Bank  ...     2,406      6,587      2,443
Operating expenses ...........       491        818        529
                                --------  ---------   --------
Income before income taxes  ..     2,701      6,040      2,186
  Income tax expense
(benefit) ....................       115       (200)       (93)
                                --------  ---------   --------
  Net income .................    $2,586     $6,240     $2,279
                                ========  =========   ========

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED SEPTEMBER 30,
                                                         ------------------------------------
                                                             1996        1995         1994
                                                         ----------- ----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Cash flow from operating activities:
 Net income ...........................................    $  2,586     $ 6,240     $  2,279
 Less: Undistributed income of the Bank ...............        (406)     (6,587)        (901)
 Other ................................................         242         156       (1,682)
                                                         ----------  ----------  -----------
 Net cash provided by (used in) in operating
activities ............................................       2,422        (191)        (304)
                                                         ----------  ----------  -----------
Cash from investing activities:
 Equity contributions to the Bank .....................     (16,000)         --     (10,447)
 Purchase of investment securities ....................        (155)         --         (10)
 Purchase of mortgage-backed securities ...............          --          --      (1,960)
 Proceeds from repayments of mortgage-backed
   securities .........................................         368         181          103
 Net decrease (increase) in tax certificates  .........         145         732         (379)
                                                         ----------  ----------  -----------
 Net cash provided by (used in) investing activities  .     (15,642)        913      (12,693)
                                                         ----------  ----------  -----------
Cash flow from financing activities:
 Public offering of Company's 9% Preferred Stock  .....          --          --       10,625
 Public offering of Company's Class A Common Stock  ...      22,867          --           --
 Net proceeds from issuance of common stock  ..........         331         222          298
 Dividends paid on preferred stock ....................      (2,086)     (2,010)      (1,871)
 Dividends paid on common stock .......................          --          --         (137)
                                                         ----------  ----------  -----------
 Net cash provided by (used in) financing activities  .      21,112      (1,788)       8,915
 Decrease (increase) in cash and cash equivalents  ....       7,892      (1,066)      (4,082)
 Cash and cash equivalents at beginning of year  ......          85       1,151        5,233
                                                         ----------  ----------  -----------
 Cash and cash equivalents at end of year .............    $  7,977     $    85     $  1,151
                                                         ==========  ==========  ===========

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(20) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

   The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of SFAS No. 107 (and as amended by SFAS No. 119) issued by the Financial Accounting Standards Board. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

   Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, such as commercial, commercial real estate, residential mortgage, second mortgages, and other installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing status. The fair value of loans, except residential mortgage and adjustable rate loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of average maturity is based on historical experience with prepayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

   For residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for national historical prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

   For adjustable-rate loans, the fair value is estimated at book value after adjusting for credit risk inherent in the loan. The Company's interest rate risk is considered insignificant since the majority of the Company's adjustable rate loans are based on the average cost of funds for the Eleventh District of the Federal Home Loan Bank System ("COFI") or one-year Constant Maturity Treasuries ("CMT") rates and adjust monthly or at intervals generally over a period not exceeding one year.

   The fair value of the tax certificates is estimated at book value as these investments historically have had relatively short lives and their yields approximate market rates. The fair value of mortgage-backed securities and investment securities is estimated based on bid prices available from securities dealers.

   Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings and NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the Company's current rates for deposits of similar maturities adjusted for insurance costs.

   The fair value of subordinated notes is estimated by discounting contractual cash flows using estimated market rates. The contract amounts and related fees of the Company's commitments to extend credit approximate the fair value of these commitments.

              BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                              SEPTEMBER 30, 1996

(20) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENT--(CONTINUED)

   The following table presents information for the Company's financial instruments at September 30, 1996 and 1995:


                                              AS OF SEPTEMBER 30, 1996
                                          -------------------------------
                                           CARRYING VALUE     FAIR VALUE
                                          ---------------- -------------
                                               (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and overnight investments  ......      $ 34,136         $ 34,136
  Tax certificates and other
investments ............................        46,784           46,784
  Mortgage-backed securities ...........        70,165           69,741
  Loans receivable .....................       646,385          646,507
  Other interest-earning assets  .......        12,225           12,225
Financial liabilities:
  Deposits .............................      $506,106         $506,025
  Advances from the FHLB ...............       237,000          237,218
  Subordinated notes ...................           775              859

                                              AS OF SEPTEMBER 30, 1995
                                           ------------------------------
                                            CARRYING VALUE    FAIR VALUE
                                           --------------- -------------
                                               (DOLLARS IN THOUSANDS)
Financial assets:
  Cash and overnight investments  .......      $ 34,730        $ 34,730
  Tax certificates and other investments         44,230          44,230
  Mortgage-backed securities ............        52,998          52,734
  Loans receivable ......................       453,350         458,681
  Other interest-earning assets  ........        12,325          12,325
Financial liabilities:
  Deposits ..............................      $310,074        $311,424
  Advances from the FHLB ................       241,000         240,675
  Subordinated notes ....................           775             899

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


   The following Unaudited Pro Forma Condensed Combined Statement of Financial Condition as of September 30, 1996, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 1996 give effect to the Merger accounted for as a purchase of Suncoast by the Company. Under the purchase method of accounting, all assets and liabilities of Suncoast at September 30, 1996 have been adjusted to their current estimated fair values and combined with the asset and liability book values of the Company. The Unaudited Pro Forma Condensed Combined Statement of Financial Condition assumes the Merger was effective on September 30, 1996. The Unaudited Pro Forma Condensed Combined Statement of Operations give effect to the Merger as if the Merger had occurred at the beginning of the period presented.

   The pro forma information is based on the historical consolidated financial statements of the Company and of Suncoast, as adjusted, as set forth in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. Suncoast's fiscal year-end is June 30, and thus Suncoast's financial statements have been adjusted to reflect an unaudited fiscal year ending September 30, 1996. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any anticipated cost savings or potential revenue enhancements in connection with the Merger.

   The information shown below should be read in conjunction with the consolidated historical financial statements of the Company and of Suncoast, including the respective notes thereto, which are included or incorporated by reference in this Annual Report on Form 10-K. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future or of the combined financial position or results of operations which would have been realized had the Merger been consummated during the periods or as of the dates for which the pro forma data is presented.

   Pro forma per share amounts for the Company giving effect to the Merger are based on the exchange ratio of one share of the Company Class A Common Stock for each share of the Suncoast common stock and the issuance of New Company Preferred Stock having substantially similar terms as the Suncoast preferred stock.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                       STATEMENT OF FINANCIAL CONDITION
                              SEPTEMBER 30, 1996

                                                                                                   COMBINED
                                                      BANKUNITED     SUNCOAST     ADJUSTMENTS      PRO FORMA
                                                    ------------- -----------  -------------- -------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      ASSETS
Cash and due from banks ..........................     $  5,483      $  4,588     $        --    $   10,071
FHLB overnight deposits and federal funds sold  ..       28,653         1,430              --        30,083
Repurchase Agreements ............................           --        15,000              --        15,000
Tax certificates, net ............................       40,088            --              --        40,088
Investments, available for sale, at market  ......        6,696            --              --         6,696
Mortgage-backed securities, held to maturity  ....       14,698            --              --        14,698
Mortgage-backed securities, available for sale,
  at market ......................................       55,467        18,196              --        73,663
Loans receivable, net ............................      646,385       330,781            (930)(1)   976,236
Mortgage loans held for sale .....................           --         4,208              --         4,208
Other interest earning assets ....................       12,225         3,075              --        15,300
Loan servicing assets ............................           --        11,454          (1,822)(1)     9,632
Office properties and equipment, net .............        2,608         6,787             700 (1)    10,095
Real estate owned, net ...........................          632           245              --           877
Accrued interest receivable ......................        7,023         3,065              --        10,088
Cost over fair value of net assets acquired and
  other intangible assets ........................        2,457            --           7,200 (1)     9,657
Prepaid expenses and other assets ................        1,945        10,574              --        12,519
                                                    -----------    ----------    ------------    ----------
  Total assets ...................................     $824,360      $409,403     $     5,148    $1,238,911
                                                    ===========    ==========    ============    ==========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits ........................................     $506,106      $298,461     $        --    $  804,567
 Advances from FHLB and other borrowings  ........      237,000        73,310              --       310,310
 Subordinated notes ..............................          775            --              --           775
 Advance payments by borrowers for taxes
   and insurance .................................        4,292         4,063              --         8,355
 Accrued expenses and other liabilities  .........        7,076         8,899           3,200 (3)    17,980
                                                                                       (1,195)(6)
                                                    -----------   -----------  --------------    ----------
  Total liabilities ..............................     $755,249      $384,733     $     2,005    $1,141,987
                                                    -----------   -----------  --------------    ----------
Stockholders' Equity:
 Preferred stock .................................     $     27      $  4,600     $    (4,591)(2)$       36
 Class A Common Stock ............................           54         2,418          (2,396)(2)        76
 Class B Common Stock ............................            3            --              --             3
 Additional paid-in capital ......................       62,055        17,657          10,125 (2)    89,837
 Retained earnings ...............................        7,279           301            (301)(2)     7,279
 Net unrealized gains on securities
   available for sale ............................         (307)         (306)            306          (307)
                                                    -----------   -----------     -----------    ----------
  Total stockholders' equity .....................       69,111        24,670           3,143        96,924
                                                    -----------   -----------     -----------    ----------
  Total liabilities and stockholders' equity  ....     $824,360      $409,403     $     5,148    $1,238,911
                                                    ===========   ===========     ============   ==========
Book value per common share ......................     $   7.85                                   $    7.44
Tangible book value per common share .............     $   7.42                                   $    6.22
Fully converted tangible book value per share  ...     $   7.13                                   $    6.64

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENT OF OPERATIONS
                        YEAR ENDED SEPTEMBER 30, 1996

                                                                                                                COMBINED
                                                                  BANKUNITED     SUNCOAST    ADJUSTMENTS(1)    PRO FORMA
                                                                ------------- -----------  --------------- --------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income ..............................................    $   52,132     $28,501        $   1,119 (1)  $  81,752
Interest expense .............................................        34,622      17,781               20 (1)     52,423
                                                                ------------  ----------   --------------      ---------
Net interest income before provision for loan losses  ........        17,510      10,720            1,099         29,329
Provision for loan losses ....................................          (120)        165               --             45
                                                                ------------  ----------   --------------      ---------
Net interest income after provision for loan losses  .........        17,630      10,555            1,099         29,284
                                                                ------------  ----------   --------------      ---------
Non-interest income:
 Loan servicing income, net ..................................            --      4,109               364 (1)      4,473
 Gain on sale of assets ......................................            --      2,870                --          2,870
 Other .......................................................           649       1,201               --          1,850
                                                                ------------  ----------   --------------      ---------
  Total non-interest income ..................................           649       8,180              364          9,193
                                                                ------------  ----------   --------------      ---------
Non-interest expense:
 Employee compensation and benefits ..........................         4,275       7,328             (300)(4)     11,303
 Occupancy and equipment .....................................         1,801       2,874               35 (1)      4,710
 SAIF special assessment .....................................         2,614       2,317               --          4,931
 Other operating expenses ....................................         5,346       5,215              280 (1)     10,941
                                                                                                      100 (4)
                                                                ------------  ----------   --------------      ---------
  Total non-interest expenses ................................        14,036      17,734              115         31,885
                                                                ------------  ----------   --------------      ---------
Income before income taxes and preferred stock dividends  ....         4,243       1,001            1,348          6,592
Provision for income taxes ...................................         1,657         371              626 (6)      2,654
                                                                ------------  ----------   --------------      ---------
Net income before preferred stock dividends ..................         2,586         630              722          3,938
Preferred stock dividends ....................................         2,145       1,104               --          3,249
                                                                ------------  ----------   --------------      ---------
Net income after preferred stock dividends ...................    $      441     $  (474)       $     722      $     689
                                                                ============  ==========   ==============      =========
PER COMMON SHARE DATA:
Primary earnings per common share and common
  equivalent share ...........................................    $      .10                                   $     .10
Earnings per common share assuming full dilution  ............           .10                                         .10
Weighted average number of common shares and common
  equivalent shares assumed outstanding during the period:
    Primary ..................................................     4,558,521                                   6,695,848
  Fully diluted ..............................................     4,558,521                                   6,695,848
OPERATIONS DATA (EXCLUDING SAIF SPECIAL ASSESSMENT):
  SAIF special assessment, net of tax ........................    $   1,621      $1,437               --      $   3,058
                                                                ============  ==========   ==============      =========
Net income before preferred stock dividends and excluding
  SAIF special assessment ....................................    $    4,207     $ 2,067        $     722     $    6,996
                                                                ============  ==========   ==============      =========
Net income after preferred stock dividends and excluding SAIF
  special assessment .........................................    $    2,062     $   963        $     722     $    3,747
                                                                ============  ==========   ==============      =========
PER COMMON SHARE DATA (EXCLUDING SAIF SPECIAL ASSESSMENT):  ..
  Primary earnings per common share and common
   equivalent share  .........................................    $      .45                                  $      .56
Earnings per common share assuming full dilution  ............           .45                                         .50
Weighted average number of common shares and common
  equivalent shares assumed outstanding during the period:
    Primary ..................................................     4,558,521                                   6,695,848
  Fully diluted ..............................................     4,558,521                                   7,498,847

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED FINANCIAL STATEMENTS

(1) Adjustments to fair value for Suncoast's assets and liabilities are as follows (dollars in thousands):

                                                           AMORTIZATION             ANNUAL IMPACT ON
                                       ADJUSTMENTS       PERIOD AND METHOD      STATEMENT OF OPERATIONS
                                     -------------- ------------------------  ------------------------
Commercial loans ..................      $(2,000)    18 months/straight line             $1,333
Residential loans .................        1,070     5 years/straight line                 (214)
                                     --------------                            ------------------------
  Total loans .....................         (930)                                         1,119
Deposits premium ..................          200     10 years/straight line                 (20)
Loan servicing assets .............       (1,822)    5 years/straight line                  364
Land and buildings ................          700     20 years/straight line                 (35)
Cost over fair value of net assets
  acquired (goodwill) .............        7,000     25 years/straight line                (280)


(2) The purchase price of $27,590,000 represents the issuance of 2,199,930 shares of BankUnited Class A Common stock at a price of $7.00 per share (the closing bid price on the day of the Merger Agreement) and the issuance of 920,000 shares of New BankUnited Preferred stock having an estimated value of $13.25 per share. Also, $223,000, representing the fair value of Suncoast's outstanding stock options and warrants which will be exchanged for BankUnited stock options and warrants having similar terms and conditions, was credited to paid-in capital.

    The following summarizes the entries to Stockholders' Equity (dollars in thousands):


                                                                                 ENTRY TO
                                           ENTRIES TO          ENTRIES TO      RECORD STOCK
                                      ELIMINATE SUNCOAST'S    RECORD STOCK      OPTIONS AND
                                             EQUITY           TO BE ISSUED       WARRANTS         TOTAL
                                     --------------------- ---------------  --------------- -----------
Preferred Stock ...................         $ (4,600)           $     9            $ --         $(4,591)
Class A Common Stock ..............           (2,418)                22              --          (2,396)
Class B Common Stock ..............               --                 --              --              --
Additional Paid-in Capital ........          (17,657)            27,559             223           10,125
Retained Earnings .................             (301)                --              --             (301)
Net unrealized gains on securities
  available for sale ..............              306                 --              --              306
                                     ---------------        -----------       ---------        ---------
  Total Stockholders' Equity  .....         $(24,670)           $27,590            $223          $ 3,143
                                     ===============        ===========       =========        =========

(3) The total purchase price includes $3.2 million of accrued liabilities as follows:

    /bullet/ $1.35 million in severance costs.

    /bullet/ $1.85 million for direct acquisition costs such as legal, accounting, investment banking and other professional fees and expenses.

(4) The pro forma statements of operations include an annual reduction in salary expense of $300,000 and an annual increase in professional fees of $100,000 representing the change in status and compensation of Mr. Finch in accordance with the terms of his change-of-control agreement.

(5) The pro forma adjustments do not include the effect of any potential expense reductions, revenue enhancements or restructuring charges.

(6) The statutory income tax rate is assumed to be 38%. Amortization of the cost over fair value of net assets acquired (goodwill) is not deductible for tax purposes.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

   None.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

   The information contained under the caption "Election of Directors" to appear in the Company's definitive proxy statement relating to the Company's 1997 Annual Meeting of Stockholders, which definitive proxy statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year covered by this report on Form 10-K (hereinafter referred to as the "Annual Meeting Proxy Statement"), is incorporated herein by reference. Information concerning the executive officers of the Company is included in Part I of this Report on Form 10-K.

ITEM 11.  EXECUTIVE COMPENSATION.

   The information contained under the caption "Executive Compensation" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   The information contained under the caption "Security Ownership of Certain Beneficial Owners and Management" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   The information contained under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" to appear in the Annual Meeting Proxy Statement is incorporated herein by reference.

                                   PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(A) THE FOLLOWING DOCUMENTS ARE FILED AS PART OF THIS REPORT:

   (1) Financial Statements.

    The following consolidated financial statements of the Company and the report of the independent certified public accountants thereon have been filed with this report:

             Report of Independent Certified Public Accountants (Price Waterhouse LLP).

             Consolidated Statements of Financial Condition as of September 30, 1996 and 1995.

             Consolidated Statements of Operations for the years September 30, 1996, 1995 and 1994.

             Consolidated Statements of Stockholders' Equity for the years ended September 30, 1996, 1995 and 1994.

             Consolidated Statements of Cash Flows for the years ended September 30, 1996, 1995 and 1994.

             Notes to Consolidated Financial Statements.

         (2) Financial Statement Schedules.

         Schedules are omitted because the conditions requiring their filing are not applicable or because the required information is provided in the Consolidated Financial Statements, including the Notes thereto.

         (3) Exhibits.*

         (3.1) Articles of Incorporation of the Company (Exhibit 3.1 to the Company's Form 10-K Report for the year ended September 30, 1996).

         (3.2) Statement of Designation of Series I Class A Common Stock and Class B Common Stock of the Company, as amended (Exhibit 4.9 to the Company's Form S-8 Registration Statement [File No. 333-43211]. as filed with the Securities and Exchange Commission on November 14,
         1996).

         (3.3) Bylaws of the Company (Exhibit 4.5 to the Company's Form S-8 Registration Statement [File No. 333-43211], as filed with the Securities and Exchange Commission on November 14, 1996).

         (3.4) Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 (Exhibit 4.8 to the Company's Form S-8 Registration Statement [File No. 333-43211], as filed with the Securities and Exchange Commission on November 14, 1996).

         (4.1) Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of September 25, 1992, between the Bank and the FHLB of Atlanta (Exhibit 4.1 to the Bank's Form 10-K for the year ended September 30, 1992, filed with the Securities and Exchange Commission as an exhibit to the Company's Form 8-K dated March 25,
         1993).

         (4.2) Forms of Series 15A-F, Series 18E and Series 20A-F of Subordinated Notes of the Bank (Exhibit 4.3 to the Company's Form S-4 Registration Statement, File No. 33-55232, as filed with the Securities and Exchange Commission on December 2, 1992).

         (10.1) Non-Statutory Stock Option Plan, as amended (Exhibit 4.9 to the Company's Form S-8 Registration Statement [File No. 33-76882], as filed with the Securities and Exchange Commission on March 24,
         1994).**

         (10.2) 1992 Stock Bonus Plan, as amended. (Exhibit 10.2 to the Company's Form 10-K Report for the year ended September 30, 1994 [the "1994 10-K"]).**

         (10.3) 1994 Incentive Stock Option Plan. (Exhibit 10.3 to the 1994 10-K).**

         (10.4) Profit Sharing Plan of the Bank (Exhibit 10.4 to the Company's Form 10-K Report for the year ended September 30, 1995).

         (10.5) 1996 Incentive Compensation and Stock Award Plan
         (Exhibit 10.5 to the Company's Form 10-K Report for the year ended September 30, 1996).**

         (10.6) Purchase and Assumption Agreement dated March 20, 1995 by and among the Company, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of the Suncoast (Exhibit 10.1 to the Company's Form 10-Q Report for the quarter ended March 31, 1995 [the "March 31, 1995 10-Q"]).

         (10.7) Purchase and Assumption Agreement dated March 20, 1995 by and among the Company, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of Southwest Florida, N.A. (Exhibit 10.2 to the March 31, 1995 10-Q).

         (10.8) First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among the Company, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of the Suncoast (Exhibit 10.1 to the Company's Form 10-Q Report for the quarter ended June 30, 1995 [the "June 30, 1995 10-Q"]).

         (10.9) First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among the Company, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust of Southwest Florida, N.A. (Exhibit 10.2 to the June 30, 1995 10-Q).

         (10.10) Form of Employment Agreement between the Company and Alfred
         R. Camner (Exhibit 10.10 to the Company's 10-K Report for the year ended September 30, 1996).

         (10.11) Form of Employment Agreement between the Company and Earline
         G. Ford (Exhibit 10.11 to the Company's 10-K Report for the year ended September 30, 1996).

         (10.12) Form of Employment Agreement between the Company and certain of its senior officers (Exhibit 10.12 to the Company's 10-K Report for the year ended September 30, 1996).

         (11.1) Statement regarding calculation of earnings per common share (Exhibit 11.1 to the Company's 10-K Report for the year ended September 30, 1996).

         (12.1) Statement regarding calculation of ratios (Exhibit 12.1 to the Company's 10-K Report for the year ended September 30, 1996).

         (21.1) Subsidiaries of the Company (Exhibit 21.1 to the Company's 10-K Report for the year ended September 30, 1996).

         (23.1) Consent of Price Waterhouse LLP.

         (24.1) Power of Attorney (set forth on the signature page of the Annual Report on Form 10-K filed for the year ended September 30,
         1996).
----------------------
 * Exhibits followed by a parenthetical reference are incorporated herein by reference from the documents described therein.

**  Exhibits 10.1--10.4 are compensatory plans or arrangements.

(B) REPORTS ON FORM 8-K.

   During the quarter ended September 30, 1996, the Company filed a Current Report on Form 8-K dated July 15, 1996 with the Securities and Exchange Commission.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized on December 23, 1996.

                                          BANKUNITED FINANCIAL CORPORATION
                                          By: /s/ ALFRED R. CAMNER
                                              ---------------------------------
                                              Alfred R. Camner
                                              Chairman of the Board,
                                              President and
                                              Chief Executive Officer


   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner, Earline G. Ford and Marc Jacobson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on December 23, 1996 on behalf of the Registrant by the following persons and in the capacities indicated.

/S/ ALFRED R. CAMNER
-------------------------------- CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
 ALFRED R. CAMNER                OFFICER, PRESIDENT AND DIRECTOR
                                 (PRINCIPAL EXECUTIVE OFFICER)

/s/ EARLINE G. FORD
-------------------------------- Executive Vice President, Treasurer and
 Earline G. Ford                 Director

/s/ JAMES A. DOUGHERTY           Executive Vice President and Director
--------------------------------
 James A. Dougherty

/s/ SAMUEL A. MILNE
-------------------------------- Executive Vice President and Chief Financial
 Samuel A. Milne                 Officer (Principal Financial Officer and
                                 Principal Accounting Officer)

/s/ MARC D. JACOBSON             Director
--------------------------------
 Marc D. Jacobson

/s/ ALLEN M. BERNKRANT           Director
--------------------------------
 Allen M. Bernkrant

/s/ LAWRENCE H. BLUM             Director
--------------------------------
 Lawrence H. Blum

                               A-95

                                 Director
--------------------------------
 Patricia L. Frost

                                 Director
--------------------------------
 Sandra Goldstein

                                 Director
--------------------------------
 Robert D. Lurie

/s/ ANNE W. SOLLOWAY             Director
--------------------------------
 Anne W. Solloway

/s/ CHRISTINA CUERVO MIGOYA      Director
--------------------------------
 Christina Cuervo Migoya

/s/ NEIL MESSINGER               Director
--------------------------------
 Neil Messinger

                                 Director
--------------------------------
 Bruce Friesner

                                 Director
--------------------------------
 Albert J. Finch

                                 Director
--------------------------------
 Irving P. Cohen

                                 Director
--------------------------------
 Elia J. Giusti

                                 Director
--------------------------------
 Norman E. Mains

/s/ MARC LIPSITZ                 Director
--------------------------------
 Marc Lipsitz

                                   APPENDIX B

                        BANKUNITED FINANCIAL CORPORATION
                                 MARCH 31, 1997
                   OPERATING RESULTS AND FINANCIAL INFORMATION



                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                     March  31,                   September  30,
                                                                                        1997                           1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Unaudited)
                                                                                 (Dollars in thousands, except per share amounts)

ASSETS
Cash and due from banks                                                        $  20,598                $   5,483
Federal funds sold and Federal Home Loan Bank overnight deposits                   5,980                   28,653
Tax certificates  (net of reserves of $658 at March 31,1997
 and $614 at September 30, 1996)                                                  26,799                   40,088
Investments held to maturity (market value of approximately $5,011 at
 March 31, 1997 and $11 at September 30, 1996)                                     5,011                       11
Investments, available for sale, at market                                         6,881                    6,685
Mortgage-backed securities, held to maturity, (market
  value of approximately $12,904 at March 31, 1997
  and $14,274 at September 30, 1996)                                              13,155                   14,698
Mortgage-backed securities available for sale, at market                         100,219                   55,467
Loans receivable, net                                                          1,205,807                  646,385
Other interest earning assets                                                     11,246                   12,225
Office properties and equipment, net                                               9,554                    2,608
Accrued interest receivable                                                       12,200                    7,023
Mortgage servicing rights                                                          4,397                       --
Goodwill                                                                          12,727                    2,457
Prepaid expenses and other assets                                                 18,587                    2,577
                                                                              ----------                ---------
       Total assets                                                           $1,453,161                 $824,360
                                                                              ==========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits                                                                      $1,011,475                 $506,106
Advances from Federal Home Loan Bank                                             251,484                  237,000
Subordinated notes                                                                   775                      775
Accrued expenses and other liabilities                                            20,524                   11,368
                                                                              ----------                ---------
       Total liabilities                                                       1,284,258                  755,249
                                                                              ----------                ---------

Company Obligated Mandatorily Redeemable Preferred Securities of
 Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest
 Debentures of the Company                                                        70,000                       --
                                                                              ----------                ---------

STOCKHOLDERS' EQUITY:
Preferred stock, Series B,C,C-II, 1993, 1996 and 9%, $.01 par value. Authorized shares - 10,000,000; issued and outstanding shares - 2,998,688 at March 31,
 1997 and 2,664,547 at September 30, 1996                                             30                       27
 Class A Common Stock, $.01 par value.  Authorized shares
 30,000,000; issued and outstanding shares - 8,571,246
 at March 31, 1997 and 5,454,201 at September 30, 1996                                85                       54
 Class B Common Stock, $.01 par value.  Authorized shares
 3,000,000; issued and outstanding shares - 275,938 at
 March 31, 1997 and 251,515 at September 30, 1996                                      3                        3
 Additional paid-in capital                                                       90,608                   62,055
 Retained earnings                                                                 9,272                    7,279
 Net unrealized losses on securities available for sale,  net of tax              (1,095)                    (307)
                                                                              ----------               ----------
      Total stockholders' equity                                                  98,903                   69,111
                                                                              ----------               ----------
      Total liabilities and stockholders' equity                              $1,453,161                 $824,360
                                                                              ==========               ==========


SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                     THREE MONTHS ENDED MARCH 31SIX MONTHS ENDED MARCH 31,
                                                                      1997           1996            1997          1996
                                                                      ----           ----            ----          ----
                                                                        (In thousands, except earnings per share)
Interest income:
 Interest and fees on loans                                           $21,062      $9,432            $37,678       $18,198
 Interest on mortgage-backed securities                                 1,551         898              2,860         1,787
 Interest on short-term investments                                       667         846              1,134         1,449
 Interest and dividends on long-term investments
  and other earning assets                                                925         826              2,024         1,892
                                                                      -------      ------             ------        ------
   Total interest income                                               24,205      12,002             43,696        23,326
                                                                      -------      ------             ------        ------

Interest expense:
 Interest on deposits                                                  11,887       4,809             20,769         9,032
 Interest on borrowings                                                 2,967       3,435              6,472         6,998
                                                                       ------      ------             ------        ------
   Total interest expense                                              14,854       8,244             27,241        16,030
                                                                       ------      ------             ------        ------

   Net interest income before provision (credit) for loan losses        9,351       3,758             16,455         7,296
   Provision (credit) for loan losses                                     165          --                415          (300)
                                                                       ------     -------             ------       -------

   Net interest income after provision (credit) for loan losses         9,186       3,758             16,040         7,596
                                                                       ------     -------             ------       -------

Non-interest income:
 Service fees, net                                                        874         130              1,449           281
 Other                                                                    127          (1)               152             6
                                                                       ------       -----              -----        ------
   Total non-interest income                                            1,001         129              1,601           287
                                                                       ------       -----              -----        ------

Non-interest expenses:
   Employee compensation and benefits                                   2,521       1,056              4,436         2,023
   Occupancy and equipment                                                729         423              1,615           786
   Insurance                                                              110         243                471           469
   Professional fees - legal and accounting                               320         231                542           477
   Preferred dividends of Trust Subsidiary                              1,327          --              1,355            --
   Other operating expenses                                             2,094         811              3,515         1,537
                                                                       ------      ------             ------         -----
        Total non-interest expenses                                     7,101       2,764             11,934         5,292
                                                                       ------      ------             ------         -----

   Income before income taxes and preferred stock dividends             3,086       1,123              5,707         2,591
Income taxes                                                            1,243         430              2,265           987
                                                                       ------      ------             ------        ------
   Net income before preferred stock dividends                          1,843         693              3,442         1,604
Preferred stock dividends of the Company                                  777         536              1,449         1,072
                                                                       ------      ------             ------        ------
   Net income after preferred stock dividends                          $1,066        $157             $1,993        $  532
                                                                       ======      ======             ======        ======

Earnings Per Share
   Primary                                                             $ 0.12      $ 0.04             $ 0.25         $0.18
                                                                       ======      ======             ======         =====
   Fully-diluted                                                       $ 0.12      $ 0.04             $ 0.25         $0.18
                                                                       ======      ======             ======         =====
Weighted average number of common share equivalents assumed
outstanding during the period:
 Primary                                                                8,869       3,676              7,952         3,022
                                                                        =====       =====              =====         =====
 Fully diluted                                                          8,901       3,717              8,674         3,035
                                                                        =====       =====              =====         =====


SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                BANKUNITED FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                      SIX MONTHS ENDED MARCH 31,
                                                                               1997                             1996
                                                                               ----                             ----
                                                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                    $ 3,442                     $1,604
 Adjustments to reconcile net income to net cash used in
   operating activities:
   Provision (credit) for loan losses                                              415                       (300)
   Provision for losses on tax certificates                                         45                         76
   Depreciation and amortization                                                   546                        265
   Amortization of discounts and premiums on investments                            14                          4
   Amortization of discounts and premiums on mortgage-backed securities             95                         64
   Amortization of discounts and premiums on loans                                 (46)                    (1,909)
   Loans originated for sale                                                    (5,193)                    (3,213)
   Increase in accrued interest receivable                                      (2,224)                    (1,096)
   (Decrease) increase in interest payable on deposits and FHLB advances        (1,345)                       142
   Increase in accrued expenses                                                  1,662                        612
   Increase (decrease) in accrued taxes                                            231                     (3,350)
   Decrease in deferred taxes                                                     (632)                      (469)
   Decrease in other liabilities                                               (23,033)                      (553)
   Decrease (increase) in prepaid expenses and other assets                      2,588                       (975)
   Proceeds from sale of loans                                                   5,971                      3,432
   Recovery on loans                                                                19                        941
   Loss (gain) on sales of loans                                                    11                         (3)
   Loss (gain) on sales of real estate owned                                       373                        (57)
   Loss on sale of other assets                                                     --                          7
                                                                             ---------                    -------
    Net cash used in operating activities                                      (17,061)                    (4,778)
                                                                             ---------                    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans                                                         (220,838)                   (98,847)
Proceeds from sale of real estate owned                                          1,252                      1,114
Purchase of other earning assets                                                (4,947)                      (400)
Purchase of investment securities                                               (5,844)                    (1,511)
Purchase of mortgage-backed securities                                         (33,768)                   (12,087)
Proceeds from repayments of mortgage-backed securities                           7,861                      4,046
Proceeds from repayments of other earning assets                                 9,176                        750
Proceeds from repayments of investment securities                                  651                      4,675
Purchases of premises and equipment                                               (725)                      (340)
Net decrease in tax certificates                                                13,245                     13,983
Purchase of Bank of Florida, net of acquired cash equivalents                       --                      1,521
Purchase of Suncoast's cash equivalents                                         32,803                         --
                                                                             ---------                   --------
    Net cash used in investing activities                                     (201,134)                   (87,096)
                                                                             ---------                   --------
 CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                                       181,632                     86,206
Net decrease in other borrowings                                               (37,016)                    (2,000)
Net proceeds from issuance of preferred stock                                        3                         --
Net proceeds from issuance of common stock                                         771                     23,187
Net proceeds from issuance of trust preferred securities                        67,426                         --
Dividends paid on the Company's preferred stock                                 (1,449)                    (1,072)
Decrease in advances from borrowers for taxes and insurance                       (730)                    (2,060)
                                                                             ---------                   --------
   Net cash provided by financing activities                                   210,637                    104,261
                                                                             ---------                   --------
Increase (decrease) in cash and cash equivalents                                (7,558)                    12,387
Cash and cash equivalents at beginning of period                                34,136                     34,730
                                                                             ---------                   --------
Cash and cash equivalents at end of period                                    $ 26,578                   $ 47,117
                                                                             =========                   ========
SUPPLEMENTAL DISCLOSURES:
Transfer from loans to real estate owned                                     $   1,633                  $     610
                                                                             =========                  =========
Transfers from real estate owned to loans                                    $      --                  $     184
                                                                             =========                  =========
Transfers of mortgage-backed securities from held-to-maturity to

 available for sale                                                          $      --                  $  31,780
                                                                             =========                  =========
SEE CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.      BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The accompanying unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and therefore do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles ("GAAP"). However, all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the financial statements of BankUnited Financial Corporation and its subsidiaries (the "Company") have been included. Operating results for the three and six month periods ended March 31, 1997 are not necessarily indicative of the results which may be expected for the year ending September 30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996, attached hereto as Appendix A to this Prospectus.

2.      REGULATORY CAPITAL

The Office of Thrift Supervision ("OTS") requires that BankUnited, FSB (the "Bank") meet minimum regulatory tangible, core and risk-based capital requirements. Currently, the Bank exceeds all regulatory capital requirements. The Bank's required, actual and excess regulatory capital levels as of March 31, 1997 were as follows:

                                   REQUIRED                         ACTUAL                         EXCESS
                                         % OF                            % OF                              % OF
                            AMOUNT      ASSETS              AMOUNT      ASSETS              AMOUNT       ASSETS
                            ------      ------              ------      ------              ------       ------
                                                          (Dollars in Thousands)
Tangible Capital            $  21,377        1.5%          $ 119,618          8.4%         $  98,241       6.9%
Core Capital                $  42,755        3.0%          $ 119,618          8.4%         $  76,863       5.4%
Risk-Based Capital          $  74,130        8.0%          $ 123,601         13.3%         $  49,471       5.3%


3. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY

On December 30, 1996, a newly created trust subsidiary created under the laws of Delaware, BankUnited Capital, issued $50 million of 10 1/4% Trust Preferred Securities, Series A (the "Trust Preferred Securities") and $2 million of common securities. The common securities are wholly owned by the Company. In connection with this transaction, BankUnited Capital simultaneously purchased $52 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation with terms similar to those of the Trust Preferred Securities.

On March 24, 1997, BankUnited Capital issued an additional $20 million of Trust Preferred Securities and $800,000 of common securities, which common securities are also wholly owned by the Company.

BankUnited Capital simultaneously purchased an additional $20.8 million of 10 1/4% Junior Subordinated Deferrable Interest Debentures, Series A issued by BankUnited Financial Corporation.

These securities mature December 31, 2026 and pay a preferential cumulative cash distribution at an annual rate of 10 1/4%. The Company and BankUnited Capital have the right to defer payment of interest for up to 5 years. BankUnited Financial Corporation has guaranteed all of the obligations of the Trust Preferred Securities subject to certain limitations.

4. ACQUISITION

On November 15, 1996, the Company acquired Suncoast Savings & Loan Association, FSA ("Suncoast"). The Company issued one share of its Class A Common Stock for each share of Suncoast common stock, of which 2,199,930 were outstanding, and one share of newly created 8% noncumulative convertible preferred stock, Series 1996, for each share of Suncoast preferred stock, of which 920,000 shares were outstanding. The newly created 8% noncumulative convertible preferred stock, Series 1996, has substantially the same terms and conditions as the Suncoast preferred stock. The cost of the acquisition, which was accounted for as a purchase, was $27.8 million, representing the fair value of the consideration given to the Suncoast common and preferred stockholders as well as the holders of Suncoast's options and warrants holders. In addition, the Company incurred approximately $1.3 million of costs directly related to the merger. At the date of the acquisition, the fair value of the assets acquired (including goodwill of approximately $10.4 million to be amortized over a period of 25 years) and liabilities assumed totaled approximately $436 million and $408 million, respectively.

The unaudited proforma combined condensed statements of operations for the three and six month periods ended March 31, 1997 and 1996 assumes the acquisition had occurred as of the beginning of the period presented and, after giving effect to certain proforma adjustments, are as follows:

Proforma combined condensed Statement of Operations (in thousands except per share data):

                                           Three Months Ended March 31,                Six Months Ended March 31,
                                                    (Unaudited)                               (Unaudited)
                                                 1997             1996                       1997           1996
                                                 ----             ----                       ----           ----
Interest Income                             $  24,205         $  19,185                 $  47,564      $  37,413
Interest expense                               14,854            12,648                    29,549         24,619
Provision (credit) for loan losses                165                69                       521           (109)
Non-interest income                             1,001             1,833                     2,255          3,425
Non-interest expense                            7,101             6,770                    13,746         13,322
Income tax provision                            1,243               616                     2,398          1,204
                                            ---------         ---------                 ---------       --------
Net income before preferred
       stock dividends                          1,843               915                     3,605          1,802
Preferred stock dividends                         777               812                     1,587          1,624
                                            ---------         ---------                 ---------      ---------
Net income after preferred
       stock dividends                      $   1,066         $     103                 $   2,018      $     178
                                            =========         =========                 =========      =========
Earnings per share
  Primary                                   $    0.12          $   0.02                 $    0.22      $    0.03
  Fully-diluted                             $    0.12          $   0.02                 $    0.22      $    0.03


5.       NEW ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued
Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in December 1996, the FASB issued a related Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No. 125" (collectively "Statement No. 125"). Statement No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial components approach that focuses on control. Portions of Statement No. 125 were effective for transactions entered into after December 31, 1996 with the remaining portions effective for transactions entered into after December 31, 1997. The impact of adopting Statement No. 125 has not been nor is it currently expected to be material to the Company's financial position or the results of operations.

In February 1997, FASB issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" ("Statement No. 128"). Statement No. 128 specifies the computation, presentation and disclosure requirements for earnings per share. It replaces primary earnings per share and fully diluted earnings per share with basic earnings per share and diluted earnings per share and is effective for reporting periods ending after December 15, 1997. For the Company, the computation for basic earnings per share is similar to primary earnings per share except stock options are not considered when computing basic earnings per share. Also, for the Company, diluted earnings per share and fully diluted earnings per share are similar.

In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129 "Disclosure of Information about Capital Structure" ("Statement No. 129"). Statement No. 129 continues previous requirements to disclose certain information about an entity's capital structure. The Company currently complies with the disclosure requirements of Statement No. 129.

6.       CONTINGENCIES

The Company is a party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such claims and litigation will not materially affect the Company's consolidated financial position or results of operations.

                                   APPENDIX C

 Historical Financial Information of Suncoast Savings and Loan Association, FSA

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Suncoast Savings and Loan Association, FSA

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Suncoast Savings and Loan Association, FSA and its subsidiaries ("Suncoast") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Suncoast's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note A to the consolidated financial statements, Suncoast changed its method of accounting for mortgage servicing rights during 1996.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Miami, Florida
August 12, 1996

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
Consolidated Statements of Financial Condition                                              June 30,
                                                                                ------------------------------
                                                                                   1996               1995
                                                                                ----------         -----------

ASSETS                                                                                    (In thousands)
Cash and cash equivalents:
  Cash and amounts due from depository institutions                             $    1,260         $       157
  Interest-earning deposits                                                            622              43,613
                                                                                ----------         -----------
    Total cash and cash equivalents                                                  1,882              43,770
                                                                                ----------         -----------
Repurchase agreements                                                                                   75,000
Federal Home Loan Bank Stock                                                         3,875               3,758
Loans receivable:
  In portfolio                                                                     320,828             129,786
  Held for sale, sold under commitments                                              6,730               2,978
                                                                                ----------         -----------
    Total loans receivable, net                                                    327,558             132,764
                                                                                ----------         -----------
Mortgage-backed securities available for sale                                       18,391             136,856
Loan servicing assets:
  Purchased mortgage servicing rights                                                9,525               8,572
  Originated mortgage servicing rights                                                 834
  Premiums on the sale of loans                                                      1,359               1,533
                                                                                ----------         -----------
    Total loan servicing assets                                                     11,718              10,105
                                                                                ----------         -----------
Accrued interest and dividends receivable                                            3,042               2,123
Real estate owned, net                                                                 261                 523
Amounts due from purchasers of loans, loan
  servicing rights and mortgage-backed securities                                   19,883              43,941
Office properties and equipment                                                      6,640               6,285
Other assets                                                                         9,319               7,228
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                        $  301,201         $   337,854
Advances by borrowers for taxes and insurance                                        3,138               1,642
Advances from Federal Home Loan Bank and other borrowings                           68,500              88,623
Deferred income taxes                                                                  107                 115
Principal and interest payable on loans serviced for others                            274                 576
Other liabilities                                                                    3,811               8,759
                                                                                ----------         -----------
    Total liabilities                                                              377,031             437,569
                                                                                ----------         -----------

Commitments and contingencies (Notes D, M and N)

Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
  920,000 shares issued and outstanding                                              4,600               4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 1,996,930 shares
  and 1,982,530 shares, respectively, issued and outstanding                         2,197               2,181

Additional paid-in capital                                                          17,295              17,252
Retained earnings                                                                    1,642                 344
                                                                                ----------         -----------
                                                                                    25,734              24,377
Unrealized gain (loss) on mortgage-backed securities available
  for sale, net of deferred income taxes                                              (196)                407
                                                                                ----------         -----------
    Total stockholders' equity                                                      25,538              24,784
                                                                                ----------         -----------
                                                                                $  402,569         $   462,353
                                                                                ==========         ===========



The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Income                                                Year Ended June 30,
                                                                          ------------------------------------
                                                                            1996          1995          1994
                                                                          ---------     ---------    ---------
Interest income:                                                          (In thousands, except per share data)
  Loans                                                                   $  19,902     $   9,359    $  15,220
  Mortgage-backed securities                                                  5,276        16,731        1,575
  Premiums on the sale of loans                                                 127           145          155
  Repurchase agreements and investments                                       1,463         1,344          941
  Other                                                                       1,190           276          720
                                                                          ---------     ---------    ---------
                                                                             27,958        27,855       18,611
                                                                          ---------     ---------    ---------

Interest expense:
  Deposits                                                                   14,891        14,087        9,406
  Short-term borrowings                                                       2,982         4,931        1,504
  Long-term borrowings                                                           64
                                                                          ---------     ---------    ---------
                                                                             17,937        19,018       10,910
                                                                          ---------     ---------    ---------


Net interest income before provision for loan losses                         10,021         8,837        7,701
Provision for loan losses                                                       153            95
                                                                          ---------     ---------    ---------
Net interest income after provision for loan losses                           9,868         8,742        7,701
                                                                          ---------     ---------    ---------

Other income (expense):
  Loan servicing fees                                                         6,016         7,450        8,088
  Amortization of loan servicing assets                                      (1,617)       (1,175)      (3,508)
                                                                          ---------     ---------    ---------
  Loan servicing income                                                       4,399         6,275        4,580
  Gains on the sale of loans and loan servicing assets, net                     925           560       14,963
  Gains on the sale of mortgage-backed securities, net                        2,950         1,388
  Loan origination income                                                       435           391        6,075
  Other                                                                         817         1,316        1,555
                                                                          ---------     ---------    ---------
                                                                              9,526         9,930       27,173
                                                                          ---------     ---------    ---------

Non-interest expenses:
  Employee compensation and benefits                                          7,240         8,005       18,362
  Occupancy and equipment                                                     2,866         4,057        4,209
  Provision for losses on real estate                                            95            68          150
  Other                                                                       5,380         5,611        9,045
                                                                          ---------     ---------    ---------
                                                                             15,581        17,741       31,766
                                                                          ---------     ---------    ---------

Income before taxes                                                           3,813           931        3,108
Provision for income taxes                                                    1,411           330        1,005
                                                                          ---------     ---------    ---------
Net income                                                                $   2,402     $     601    $   2,103
                                                                          =========     =========    =========

Net income                                                                $   2,402     $     601    $   2,103
Preferred stock dividends                                                     1,104         1,104          780
                                                                          ---------     ---------    ---------
Earnings (loss) available to common stockholders                          $   1,298     $    (503)   $   1,323
                                                                          =========     =========    =========

Earnings (loss) per common share:
  Primary                                                                 $    0.61     $   (0.26)   $    0.63
  Fully diluted (omitted in 1995 due to anti-dilution)                    $    0.61                  $    0.59
Weighted-average common and common equivalent shares:
  Primary                                                                 2,137,327     1,940,275    2,105,358
  Fully diluted                                                           3,674,730     3,652,457    3,588,620


The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

                                                                                             Unrealized
                                                                                            gain (loss)
                                                                                            on mortgage-
                                                                                               backed
                                                                    Additional               securities       Total
                                              Preferred   Common      paid-in    Retained    available    Stockholders'
                                                stock     stock       capital    earnings  for sale, net     equity
                                             ---------- ---------  ------------  --------- ------------- --------------

                                                                         (In thousands)

Balance, June 30, 1993                        $   --     $ 2,085    $   9,302     $  (476)    $      --    $  10,911
Issuance of common stock                                      27           42                                     69
Issuance of preferred stock                    4,600                    7,628                                 12,228
Tax benefit on disqualification of
  stock options                                                            35                                     35
Net income                                                                          2,103                      2,103
Cash dividends on preferred stock                                                    (780)                      (780)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1994                         4,600       2,112       17,007         847            --       24,566
Common stock issued in acquisition                            33          143                                    176
Issuance of common stock                                      36           47                                     83
Tax benefit on disqualification of
  stock options                                                            55                                     55
Net income                                                                            601                        601
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                         407          407
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1995                         4,600       2,181       17,252         344           407       24,784
Issuance of common stock                                      16           25                                     41
Tax benefit on disqualification of
   stock options                                                           18                                     18
Net income                                                                          2,402                      2,402
Cash dividends on preferred stock                                                  (1,104)                    (1,104)
Net change in unrealized gain (loss) on
   mortgage-backed securities available
   for sale                                                                                        (603)        (603)
                                             -------     -------    ---------     -------     ---------    ---------

Balance, June 30, 1996                       $ 4,600     $ 2,197    $  17,295     $ 1,642     $    (196)   $  25,538
                                             =======     =======    =========     =======     =========    =========

The accompanying notes are an integral part of these financial statements.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES

Consolidated Statements of Cash Flow                                                    Year Ended June 30,
                                                                              -------------------------------------
                                                                                   1996       1995           1994
                                                                              -----------   ---------    ----------
                                                                                        (In thousands)
Cash flows from operating activities:
  Net income                                                                  $     2,402   $     601    $    2,103
  Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:
    Depreciation and amortization of office properties and equipment                1,140       1,409         1,330
    Provision for income taxes                                                      1,411         330         1,005
    Accretion of deferred loan fees                                                  (223)       (178)          (88)
    Amortization of purchased and originated mortgage servicing rights              1,336         990         3,090
    Amortization of premiums on the sale of loans                                     281         185           418
    Amortization of discounts and premiums, net                                      (488)     (1,419)          (18)
    Net (increase) decrease in loans receivable held for sale                      (3,002)     21,039        98,494
    Provision for loan losses                                                         153          95
    Provision for losses on real estate                                                95          68           150
    Net decrease (increase) in amounts due from purchasers of loans,
       loan servicing rights and mortgage-backed securities                        24,058     (35,441)        8,329
    Federal Home Loan Bank stock dividends                                                                      (64)
    Gains on the sale of loans and loan servicing assets, net                        (925)       (560)      (14,963)
    Gains on the sale of mortgage-backed securities                                (2,950)     (1,388)
    Increase in accrued interest and dividends receivable                            (919)       (460)         (918)
    (Increase) decrease in other assets                                            (2,122)      4,627        (2,463)
    (Decrease) increase in other liabilities                                       (6,314)      5,121          (890)
    Other                                                                              31          33
                                                                              -----------    --------    ----------
Net cash provided by (used in) operating activities                                13,964      (4,948)       95,515
                                                                              -----------    --------    ----------
Cash flows from investing activities:
  Net increase in loans receivable in portfolio                                  (191,821)    (29,089)      (65,905)
  Principal repayments of mortgage-backed securities                                7,016      18,897           715
  Purchase of mortgage-backed securities                                         (244,701)   (256,711)     (162,846)
  Proceeds from sales of mortgage-backed securities                               358,630     266,560
  Purchase of repurchase agreements                                            (2,110,000)   (307,000)   (2,968,000)
  Proceeds from maturities of repurchase agreements                             2,185,000     252,000     2,948,000
  Capital (expenditures) dispositions, net                                         (1,495)         80        (1,927)
  Increase in originated mortgage servicing rights                                   (863)
  Payments for purchased mortgage servicing rights                                 (2,260)        (51)
  Proceeds from sales of purchased servicing rights and premiums on the
    sale of loans                                                                     621         380         9,576
  Proceeds from sale of real estate owned                                             463         650           469
  Purchase of Federal Home Loan Bank stock                                         (3,417)     (3,075)       (3,840)
  Proceeds from redemption of Federal Home Loan Bank stock                          3,300       2,867         1,731
                                                                              -----------    --------    ----------
Net cash provided by (used in) investing activities                                   473     (54,492)     (242,027)
                                                                              -----------    --------    ----------
Cash flows from financing activities:
  Net (decrease) increase in deposits                                             (36,653)     77,419        49,350
  Increase in advances by borrowers for taxes and insurance                         1,496         335            39
  Advances from Federal Home Loan Bank                                             43,500                    69,000
  Repayments of advances and other borrowings from Federal Home Loan Bank, net                (44,000)
  (Repayments of) proceeds from other borrowings, net                             (63,623)     63,623
  Proceeds from issuance of common stock                                               59         138           104
  Proceeds from issuance of preferred stock                                                                  12,228
  Cash dividends paid on preferred stock                                           (1,104)     (1,104)         (780)
                                                                              -----------    --------    ----------
Net cash (used in) provided by financing activities                               (56,325)     96,411       129,941
                                                                              -----------    --------    ----------
Net (decrease) increase in cash and cash equivalents                              (41,888)     36,971       (16,571)
Cash and cash equivalents at beginning of year                                     43,770       6,799        23,370
                                                                              -----------    --------    ----------
Cash and cash equivalents at end of year                                      $     1,882    $ 43,770    $    6,799
                                                                              ===========    ========    ==========
Supplemental disclosures of cash flow information:
  Cash paid for interest                                                      $    18,088    $ 18,683    $   10,782
  Cash paid for income taxes, net of refunds received                               1,208         120           841
Supplemental non-cash activities:
  REO obtained through foreclosure                                            $       199    $  1,133    $      537


The accompanying notes are an integral part of these financial statements.

                Suncoast Savings and Loan Association, FSA and
           Subsidiaries Notes To Consolidated Financial Statements


A.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting policies of Suncoast Savings and Loan Association, FSA ("Suncoast") conform to generally accepted accounting principles ("GAAP") and to general practices within the savings and loan industry. The following summarizes the most significant of those policies and procedures.

         1. Principles of Consolidation--The consolidated financial statements include the accounts of Suncoast and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

         In April, 1995, Suncoast issued common stock to acquire Intra-Coastal Mortgage Company, Inc., a licensed lender/broker. The acquisition was accounted for using the purchase method of accounting, and the effect of the acquisition on the financial statements for the year ended June 30, 1995 was not significant.

         2. Cash and cash equivalents--Cash and amounts due from banks and interest-earning deposits with original maturities of three months or less are considered cash and cash equivalents for cash flow reporting purposes.

         3. Repurchase Agreements, Mortgage-Backed Securities and Investment Securities--On July 1, 1994, Suncoast adopted Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Under FAS 115, investments in debt and equity securities which Suncoast has a positive intent and ability to hold to maturity are classified as "securities held to maturity" and are carried at cost, adjusted for discounts and premiums which are accreted or amortized to estimated maturity under the interest method. In accordance with FAS 115, a security cannot be classified as held to maturity if it might be sold in response to changes in market interest rates, related changes in the security's prepayment risk, liquidity needs, changes in the availability of and the yield on alternative investments, and changes in funding sources and terms. Debt and equity securities purchased or sold for the purpose of a short-term profit are classified as "trading account securities" and are recorded at fair value, with unrealized gains and losses reflected in operations. Suncoast does not have trading account securities. Debt and equity securities not classified as held to maturity or trading account securities are classified as "available for sale". Debt and equity securities available for sale are carried at fair value, with the related unrealized appreciation or depreciation, net of deferred income taxes, reported as a separate component of stockholders' equity. Realized gain or loss on sales of securities is based on the specific identification method.

         At June 30, 1996 and 1995, the portfolio of mortgage-backed securities was classified as available for sale with an unrealized loss (net of taxes) of $196,000 and an unrealized gain (net of taxes) of $407,000, respectively, recorded as a separate component of stockholders' equity.

The portfolio was classified as such because management restructured Suncoast's assets in fiscal 1995 and sold its entire $138.7 million portfolio of fixed rate securities, previously classified as held to maturity, realizing a gain of approximately $486,000.

         4. Mortgage Banking Activities--Suncoast originates mortgage loans for portfolio investment or sale in the secondary market. Mortgage loans are designated as either available for sale or held in portfolio. Mortgage loans held in the portfolio are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. Mortgage loans available for sale are carried at the lower of cost or fair market value, determined on an aggregate basis, and net unrealized losses, if any, are recognized in a valuation allowance with a corresponding charge to income. Suncoast recognizes gains or losses on the sales of servicing rights when the related sales contract has been executed and legal title and substantially all risks and rewards of ownership of the servicing asset has passed to the buyer. Gains or losses are computed by deducting any associated deferred excess servicing rights, mortgage servicing rights, and other related expenses from the sales proceeds.

         Suncoast minimizes its interest rate risk on loan commitments expected to close and the inventory of mortgage loans held for sale through commitments to permanent investors.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 114, ("FAS 114") "Accounting by Creditors for Impairment of a Loan", subsequently amended by FAS 118. Loans within the scope of FAS 114 are measured for impairment based on (a) the present value of expected future cash flows discounted at the loan's effective interest rate,
(b) the market price, or (c) if collateral dependent, the fair value of the collateral. If the value of the loan so determined is less than the loan's recorded value, Suncoast recognizes a loss for the difference by creating a valuation allowance or adjusting an existing valuation allowance with a corresponding charge to operations. FAS 118 amended certain income recognition and disclosure provisions of FAS 114. The adoption of FAS 114 and FAS 118 did not have any significant effect on Suncoast's financial condition and results of operations, due to the composition of the loan portfolio and its policy for establishing its allowance for loan losses.

         At June 30, 1996, 1995 and 1994, Suncoast was servicing loans amounting to approximately $1.5 billion, $1.6 billion and $2.0 billion, respectively. Servicing loans generally consists of collecting mortgage payments, maintaining custodial accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. In connection with loans serviced for others, Suncoast held in non-interest or low-interest bearing deposit accounts borrowers' custodial balances of approximately $24.2 million and $37.3 million at June 30, 1996 and 1995, respectively. Suncoast makes a provision for expected unreimbursed costs, which are incurred as a result of Suncoast's responsibility as servicer of Federal Housing Administration (FHA) insured, Veterans Administration (VA) guaranteed, and other loans for investors. The provision is determined based on a number of variables, including the amount of delinquent loans serviced for other investors, the length of delinquency, and the amounts previously advanced on behalf of the borrower that Suncoast does not expect to recover. Actual cost incurred may vary from Suncoast's estimate due to a number of factors beyond Suncoast's control.

         Effective July 1, 1995, Suncoast adopted Statement of Financial Accounting Standards No. 122 ("FAS 122") "Accounting for Mortgage Servicing Rights." FAS 122 requires that rights to service mortgage loans for others acquired through either purchase or origination of mortgage loans be recognized as separate assets if the related mortgage loan is intended to be sold with servicing retained. The adoption of FAS 122 resulted in aggregate realized net gains of approximately $600,000 ($380,000, net of income taxes) on the sale of loans during the year ended June 30, 1996. Purchased mortgage servicing rights ("PMSRs") represent the cost of acquiring the rights to service mortgage loans, and such cost is capitalized and amortized in proportion to, and over the period of, estimated net servicing income.

         Premiums on the sale of loans represent the present value of the cash flows associated with the portion of estimated future interest income retained on loans sold (based upon certain prepayment rate and interest rate assumptions and net of a normal servicing fee), which are recognized as gains on the sale of loans at the time the sales occur. As the cash flows are collected, Suncoast amortizes the premiums and recognizes a normal servicing fee and interest income on the premiums at the rate assumed in determining the present value of the premiums. Such premiums are amortized in proportion to and over the estimated period such cash flows will be collected.

         Suncoast periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The carrying values of Suncoast's servicing assets, and the amortization thereon, are evaluated in relation to estimated future net servicing cash flows (discounted) to be received and retained. Such carrying values are adjusted for indicated impairments based on management's best estimate of remaining cash flows. Such estimates may vary from the actual remaining cash flows due to prepayments of the underlying mortgage loans and increases in servicing costs. Changes in open market values do not directly affect the expected cash flows used in determining the carrying values.

         5. Office Properties and Equipment--Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from 3 to 30 years; amortization of leasehold improvements is computed over the terms of the respective leases (including renewal periods which management intends to exercise) or their estimated useful lives, whichever is shorter.

         6. Loan Fees--Suncoast defers loan origination fees (after offsetting certain direct costs of originating the loans) and recognizes these fees using the interest method over the life of the loans as an adjustment of the loans' yield. Loan origination fees received on loans sold are recorded as income upon the sale of the loans. Loan commitment fees received are deferred and recognized similarly over the life of the loan or at the expiration of the commitment if the commitment expires unexercised.

         7. Provisions for Losses--Provisions for loan losses and losses on real estate owned (included in non- interest expenses) include charges to adjust the recorded balances of loans receivable and real estate owned to their estimated net realizable value, as applicable. Such provisions are based on management's estimate of fair market value of the collateral, considering the current and anticipated future operating or sales conditions. Recovery of the carrying value of such loans and real estate owned is dependent to a great extent on economic, operating and other conditions that may be beyond Suncoast's control. Suncoast also provides an allowance for loan losses based upon historical loss experience, delinquency trends, the value of underlying collateral, known and inherent risks in the assets, prepayment rates and the general state of the real estate market.

         8. Provision for Uncollected Interest--When a loan becomes ninety days or more delinquent, Suncoast stops the accrual of interest income and reverses any interest previously accrued but uncollected. Such interest, if ultimately collected, is credited to income in the period of recovery.

         9. Real Estate Owned--Real estate owned represents property acquired by foreclosure or deed in lieu of foreclosure. Real estate owned is initially recorded at the fair market value less estimated selling expenses of the property at date of foreclosure. Subsequent adjustments to the fair market value at date of foreclosure are recorded as an expense. Sales of real estate are recorded under the accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Until a contract qualifies as a sale, all collections are recorded as deposits.

         The ability of Suncoast to recover the carrying value of its investment in real estate owned is based upon future sales. The ability to complete such sales is subject to market conditions and other factors, all of which are beyond Suncoast's control.

         10. Income Taxes--Suncoast uses the asset and liability approach to account for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

         11. Earnings (Loss) Per Share--Earnings (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings per common share is derived as follows: Earnings (loss) available to common stockholders are increased by preferred dividends paid eliminated upon conversion of preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

         12. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near term are the adequacy of reserves available for loan losses and the present value of the estimated future cash flows utilized to calculate loan servicing assets.

         13. New Accounting Standards--In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." This statement requires certain disclosures about stock-based employee compensation arrangements, regardless of the method used to account for them, and defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for stock based compensation plans using the intrinsic value method of accounting prescribed by existing principles. Suncoast has elected to remain with the existing principles and will make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in FAS 123 had been applied. Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The disclosure requirements of FAS 123 are effective for financial statements for Suncoast's fiscal years beginning after June 30, 1996.

         In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("FAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a financial-components approach that focuses on control. FAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be prospectively applied. Management is currently evaluating the impact of adoption of FAS 125 on its financial position and results of operations.

         14. Reclassifications--Certain amounts reported in prior periods' financial statements have been reclassified to conform to current classifications.


B.       REGULATORY CAPITAL REQUIREMENTS

         Under the regulatory capital regulations of the Office of Thrift Supervision ("OTS"), Suncoast is required to maintain minimum levels of capital as measured by three ratios. Savings institutions are currently required to maintain tangible capital of at least 1.5% of tangible assets, core capital of at least 3.0% of adjusted tangible assets and risk based capital of at least 8.0% of risk-weighted assets.

         At June 30, 1996 Suncoast exceeded all three of its current capital requirements. The status of the capital requirements of Suncoast at June 30, 1996 is as follows (dollars are in thousands and are unaudited):

                                                       Percentage            Percentage    Risk-     Percentage of
                                            Tangible     of         Core         of        based       risk-based
                                            capital    assets(1)   capital    assets(1)   capital      assets (1)
                                            --------   ---------- ---------  ---------- ----------   -------------
Stockholders' equity before adjustments     $  25,538     6.36%   $  25,538     6.36%   $   25,538        11.05%
Regulatory adjustments:
 General valuation reserves                                                                    657          .28
 Non-qualifying PMSRs                            (720)    (.18)        (720)    (.18)         (720)        (.30)
 Goodwill                                         (47)    (.01)         (47)    (.01)          (47)        (.02)
 Unrealized loss on mortgage-backed
   securities available for sale, net             196      .05          196      .05           196          .08
                                            ---------     ----    ---------     ----    ----------         ----
Regulatory capital                             24,967     6.22       24,967     6.22        25,624        11.09
Minimum capital requirement                     6,024     1.50       12,048     3.00        18,486         8.00
                                            ---------     ----    ---------     ----    ----------         ----

Regulatory capital excess                   $  18,943     4.72%   $  12,919     3.22%   $    7,138         3.09%
                                            =========     ====    =========     ====    ==========         ====

Assets for capital calculation              $ 401,605             $ 401,605             $  231,069
                                            =========             =========             ==========

- -------------------------------

(1) Tangible and core capital percentages are computed as a percentage of tangible and adjusted tangible assets, respectively. The risk-based capital percentage is computed as a percentage of risk-adjusted assets.

         Under current OTS capital rules, PMSRs and OMSRs (collectively, "MSRs") may be included in regulatory capital only to the extent that, in the aggregate, they do not exceed 50% of core capital. For purposes of calculating core capital, MSRs are valued at the lesser of 90 percent of fair market value or 100 percent of their book value (net of any valuation allowance). Any excess amounts are deducted from assets and core capital. The estimated fair market value of MSRs must be determined at least quarterly. Suncoast also uses the services of an independent expert to perform an annual market valuation in accordance with guidance issued by the OTS. The amount of MSRs that may be included in tangible capital is the same as that permitted in core capital.
At June 30, 1996, Suncoast's book value of MSRs was $10.4 million, and based upon a market valuation of MSRs at that date, a deduction from assets and capital for regulatory capital purposes in the amount of $720,000 was necessary.

         The OTS amended risk-based capital rules to incorporate interest-rate risk ("IRR") requirements which require a savings association to hold additional capital if it is projected to experience an excessive decline in net portfolio value in the event interest rates increase or decrease by two percentage points. The additional capital required is equal to one-half of the amount by which any decline in net portfolio value exceeds 2 percent of the savings association's total net portfolio value. Suncoast does not expect the interest-rate risk requirements to have a material impact on its required capital levels at the present time.

         The OTS rules establish the capital levels for which an insured institution will be categorized as: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. A well capitalized institution must have risk-based capital of 10% or more, core capital of 5% or more and Tier 1 risk- based capital (based on the ratio of core capital to risk-weighted assets ) of 6% or more and may not be subject to any written agreement, order, capital directive or prompt corrective action directive issued by the OTS. The

OTS and other federal banking agencies are required to take prompt corrective action to resolve the problems of critically undercapitalized financial institutions. Suncoast is a well capitalized institution under the definitions as adopted.

C.      REPURCHASE AGREEMENTS AND FEDERAL HOME LOAN BANK STOCK

         During the years ended June 30, 1996 and 1995, Suncoast invested in repurchase agreements but had no such investment at June 30, 1996. These investments were collateralized by U.S. Government securities through agency agreements with a national brokerage firm (the "counter-party"). The securities underlying the agreements are book- entry securities. The securities were delivered by appropriate entry with a third-party custodian as per agreement between Suncoast and the counter-party. Based on month-end balances for the years ended June 30, 1996 and 1995 repurchase agreements averaged $16.7 million and $21.3 million, respectively, the maximum amount outstanding at any month-end in each year was $75.0 million, and the maximum amount outstanding in each year with any single counter-party was $75.0 million. The market values of these agreements approximated their carrying value.

         Federal Home Loan Bank ("FHLB") stock ownership is required for membership in the bank system. Its carrying value approximates market value.

D.       LOANS RECEIVABLE

         Loans receivable at June 30 are comprised of (in thousands):

                                                      1996                   1995
                                                  ------------          -------------
Loans in portfolio:
 Real estate loans:
 Commercial, collateralized by--
  Undeveloped land                                $      3,115          $       5,256
  Office buildings                                       8,287                  7,625
  Hotel property                                        21,692                  9,082
  Retail stores                                         21,552                 17,245
  Multi-family residential and other                    43,836                 34,099
                                                  ------------          -------------
    Total commercial                                    98,482                 73,307
 Residential (one to four family)                      215,044                 55,449
 Construction                                            8,491                  7,085
 Consumer loans                                          1,917                  1,750
                                                  ------------          -------------
                                                       323,934                137,591
Allowance for loan losses                                 (657)                  (504)
Deferred loan fees, net                                   (617)                  (493)
Undisbursed portion of loans in process                 (4,354)                (7,137)
Premiums paid on loans held in portfolio                 2,522                    329
                                                  ------------          -------------
                                                  $    320,828          $     129,786
                                                  ============          =============

Loans held for sale:
 Residential real estate loans                    $      6,675          $       2,962
 Deferred loan fees, net                                   (31)                   (19)
 Premiums paid on loans held for sale                       86                     35
                                                  ------------          -------------
                                                  $      6,730          $       2,978
                                                  ============          =============
Total loans receivable, net                       $    327,558          $     132,764
                                                  ============          =============

         At June 30, 1996, Suncoast had pledged approximately $163.5 million of first mortgage loans as collateral for FHLB advances (see Note L).

         The commercial real estate loans are primarily in the State of Florida and are considered by management to be of somewhat greater risk of uncollectibility due to the dependency on income production or future development of real estate. Loans not accruing interest were $853,000 and $151,000 at June 30, 1996 and 1995, respectively. If non-accrual loans had been accruing interest, interest income of $54,000, $10,000 and $42,000 would have been recorded during the years ended June 30, 1996, 1995 and 1994, respectively.

         The OTS regulatory capital regulations require that the portion of nonresidential construction and land loans in excess of 80% loan-to-value ratio be deducted from total capital for purposes of the risk-based capital standard. At June 30, 1996, Suncoast had no loans subject to this regulation.

         Suncoast originates and purchases both adjustable and fixed interest rate loans. At June 30, 1996, the composition of these loans was approximately as follows (in thousands):

           Fixed-rate                                                          Adjustable-rate
- -------------------------------------------                         ----------------------------------------
Term to                             Term to
maturity                     Carrying value                         rate adjustment           Carrying value
- --------                     --------------                         ---------------           --------------
1mo.-1 yr.                      $       353                         1 mo.-1 yr.               $   217,509
1 yr.-3 yr.                           3,138                         1 yr.-3 yr.                    65,967
3 yr.-5 yr.                           4,261                         3 yr.-5 yr                      8,542
5 yr.-10 yr.                          3,016
10 yr.-20 yr.                         7,204
Over 20 years                        13,944
                                -----------                                                   -----------
Total loans
 in portfolio                        31,916                                                       292,018
Total loans held
 for sale                             6,480                                                           195
                                -----------                                                   -----------
                                $    38,396                                                   $   292,213
                                ===========                                                   ===========

         The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury Bill rates. Future market factors may affect the correlation of the interest rate adjustment with the rates Suncoast pays on the short-term deposits that have been primarily utilized to fund these loans.

         The following summarizes the activity in the allowance for loan losses for the years ended June 30 (in thousands):

                                                                  1996               1995            1994
                                                                ------              -----          ------
Balance, at beginning of year                                     $504               $504            $521
Provision for loan losses                                          153                 95
Chargeoffs and recoveries, net                                                        (95)            (17)
                                                                ------             ------          ------
Balance, at end of year                                         $  657             $  504          $  504
                                                                ======             ======          ======

         At June 30, 1996, Suncoast had commitments to originate and purchase loans, excluding the undisbursed portion of loans in process, of approximately $3.7 million. These commitments are scheduled to be disbursed within one year. Suncoast had also entered into commitments to sell loans of approximately $7.6 million at June 30, 1996 of which approximately $1.0 million are binding on the investor but not on Suncoast. At June 30, 1996, Suncoast had no floating market rate commitments outstanding.

         Loans to executive officers, directors and principal holders of equity securities were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers (unless they were in effect under regulations prior to 1989) and do not involve more than the normal risk of collectibility. The activity regarding these loans is as follows (in thousands):



                          Beginning          New                             Ending
Year Ended June 30,        Balance          Loans          Repayments        Balance
- -------------------       ---------         -----          ----------        -------
        1996                $2,199         $  328            $  336           $2,191
        1995                 1,083          1,365               249            2,199
        1994                 2,693                            1,610            1,083


E.       MORTGAGE-BACKED SECURITIES

         At June 30, 1996, mortgage-backed securities with an aggregate book value of $11.8 million were pledged as collateral for FHLB advances (see Note
L). Summarized below are the amortized costs and market value of mortgage-backed securities at June 30, 1996 and 1995 (in thousands):

                                                   Gross             Gross
                                   Amortized     unrealized        unrealized         Market
                                     costs         gains             losses            value
                                   --------      ----------        ----------        --------
June 30, 1996:
Adjustable rate:
GNMA                               $ 14,659      $       -          $  (312)         $ 14,347
Private Issue                         4,044                                             4,044
                                   --------      ---------          -------          --------
Total mortgage-backed
 securities                        $ 18,703      $       -          $  (312)         $ 18,391
                                   ========      =========          =======          ========

June 30, 1995:
FHLMC                              $ 59,015        $   414          $  (80)          $ 59,349
FNMA                                 51,069            363             (51)            51,381
FNMA Real Estate Mortgage
 Investment Conduit                  26,126                                            26,126
                                   --------       --------          ------           --------
Total mortgage-backed
 securities                        $136,210       $    777          $ (131)          $136,856
                                   ========       ========          ======           ========


         Mortgage-backed securities as of June 30, 1996 and 1995 were adjustable-rate securities with a term to rate adjustment not exceeding one year.


F.       LOAN SERVICING ASSETS

         1. Purchased mortgage servicing rights--The following table sets forth the activities of Suncoast's PMSRs for the years ended June 30 (in thousands):

                                                       1996            1995            1994
                                                   -----------     -----------     -------------
Balance, at beginning of year                      $     8,572     $     9,511     $     12,830
Cost of acquiring servicing rights                       2,260              51
Sales of servicing rights                                                                  (229)
Amortization charged against loan
 servicing fee income                                   (1,307)           (990)          (3,090)
                                                   -----------    ------------    -------------
Balance, at end of year                            $     9,525    $      8,572    $       9,511
                                                   ===========    ============    =============


         2. Originated mortgage servicing rights ("OMSR")--The following table sets forth the activities of Suncoast's OMSR's for the years ended June 30 (in thousands):

                                                       1996           1995              1994
                                                   -----------     -----------       ----------
Balance, at beginning of year                      $         -     $         -       $        -
Servicing rights originated                                863
Amortization charged against loan
 servicing fee income                                     ( 29)
                                                   -----------     -----------       ----------
Balance, at end of year                                    834     $         -       $        -
                                                   ===========     ===========       ==========

         The fair value of Suncoast's PMSRs and OMSRs is determined annually by an independent firm which has the necessary expertise to perform such valuation studies. At June 30, 1996, the fair value of Suncoast's PMSRs and OMSRs was approximately $10.0 million and $949,000, respectively.

         Fair value has been estimated by using a discounted cash flow model, the most significant assumptions of which are as follows:

         Prepayment Rate--The average "Dealer Prepayment Estimates" as of July 8, 1996 as published by Bloomberg Financial Markets.

         Discount Rate--A base rate of 10.5%, adjusted for loan type, size and remaining term. Cost of Service--$45 incremental per loan per year.

         Ancillary Income--Suncoast's actual ancillary income was utilized for the portfolio purchased prior to 1995 and $10 annually per loan was utilized on the portfolio purchased subsequent to 1995.

         Escrow Balances--Determined using a twelve month weighted average multiple calculated by state.

         For purposes of evaluating and measuring PMSRs and OMSRs for impairment, Suncoast stratifies the population by product type, investor type and interest rate. No valuation allowance for the impairment of PMSRs or OMSRs was required at June 30, 1996.

         The ability of Suncoast to recover the carrying value of the PMSRs and OMSRs is dependent upon certain factors including future prepayment experience, which is influenced by economic and other conditions that may be beyond Suncoast's control. If actual future prepayment experience exceeds the rate anticipated in the valuation study, a reduction in the carrying value of the PMSRs and OMSRs may be required.

         3. Premiums on the sale of loans--The following table sets forth the activities of Suncoast's premiums on the sale of loans for the years ended June 30 (in thousands):

                                                          1996            1995           1994
                                                   -----------     -----------     ----------
Balance, at beginning of year                      $     1,533     $     1,737     $    2,169
Premium on sales                                           107                             14
Sales of servicing rights                                                  (19)           (28)
Amortization charged against loan
servicing fee income                                      (281)           (185)          (418)
                                                   -----------     -----------     ----------
Balance, at end of year                            $     1,359     $     1,533     $    1,737
                                                   ===========     ===========     ==========



         Management has estimated the future constant prepayment rates ("CPRs") used to determine the above premiums based upon an analysis of the actual historical CPRs, comparative industry CPRs and market conditions. Suncoast calculates premiums using the present value model, which calculates present values based upon estimated annual cash inflows.

G.       ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

         Interest and dividends receivable at June 30 are accrued for (in thousands):

                                                       1996            1995
                                                   -----------     -----------
Loans receivable                                   $     2,782     $       885
Mortgage-backed securities                                 164           1,041
Federal Home Loan Bank Stock                                88              68
Repurchase agreements                                                      121
Interest-earning deposits                                    8               8
                                                   -----------     -----------
                                                   $     3,042     $     2,123
                                                   ===========     ===========

H.       REAL ESTATE OWNED

         At June 30, 1996, real estate owned consisted of one single-family residence. The following summarizes the activity in the allowance for losses on real estate owned for the years ended June 30 (in thousands):

                                                         1996           1995             1994
                                                       -------         -------         --------
Balance, at beginning of year                          $     -         $     -          $     -
Provision for losses on real estate                         95              68              150
Chargeoffs and recoveries, net                             (15)            (68)            (150)
                                                       -------         -------         --------
Balance, at end of year                                     80         $     -         $      -
                                                       =======         =======         ========


I.       OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment at June 30 are as follows (in thousands):

                                                      1996            1995
                                                   ---------       ---------
Land                                               $   1,204       $     827
Buildings                                              3,971           3,630
Leasehold improvements                                   839             669
Furniture, fixtures and equipment                      6,890           7,341
                                                   ---------       ---------
                                                      12,904          12,467
Less accumulated depreciation and
 amortization                                          6,264           6,182
                                                   ---------       ---------
                                                   $   6,640       $   6,285
                                                   =========       =========

J.       OTHER ASSETS

         Other assets at June 30 are comprised of (in thousands):

                                                     1996            1995
                                                   ---------       ---------
Foreclosure advances                               $   3,821       $   1,633
Other receivables                                      2,978           1,404
Escrow advances on serviced loans                      1,036           1,580
Prepaid income taxes                                   1,145             302
All other                                                339           2,309
                                                   ---------       ---------
                                                   $   9,319       $   7,228
                                                   =========       =========


K.       DEPOSITS

         The nominal interest rates paid on deposits and related balances are as follows (amounts in thousands):


                      Weighted               June 30, 1996                  June 30, 1995
                  Average Rate at     ------------------------        -----------------------
                   June 30, 1996      Amount           Percent        Amount          Percent
                  ---------------     ------           -------        ------          -------

Negotiable
 order of
 withdrawal
 ("NOW")
 accounts               2.42%         $ 17,751            5.9%        $  6,418            1.9%
Non-interest
 bearing                                   874            0.3%             556            0.2
Money market            3.19%           11,805            3.9%          16,859            5.0
Passbook                4.08%           40,959           13.6%          48,605           14.3
                                      --------         ------         --------         ------
                                        71,389           23.7%          72,438           21.4
                                      --------         ------         --------         ------



Custodial
 accounts                  0%           24,198            8.0%          37,275           11.0
                                      --------         ------         --------         ------
Certificates of
 deposit:
 2.00%-2.99%                               204            0.1%
 3.00%-3.99%                                 4                             411           0.1
 4.00%-4.99%                            29,464            9.8%          11,212           3.3
 5.00%-5.99%                           146,965           48.8%         104,003          30.8
 6.00%-6.99%                            26,194            8.7%         108,712          32.2
 7.00%-7.99%                             2,783            0.9%           3,801           1.1
 8.00%-8.99%                                                                 2           0.1
                                     ---------         ------         --------         -----
Total certificates
 of deposit             5.46%          205,614           68.3%         228,141          67.6%
                                     ---------         ------         --------         -----
                        4.55%        $ 301,201          100.0%        $337,854         100.0%
                                     =========         ======         ========         =====

         The amounts of scheduled maturities of certificate accounts, including those with balances exceeding $100,000, at June 30, 1996 for future fiscal years ending June 30 are summarized below (in thousands):

                                  Certificates
                                    Exceeding                         Total
                                     $100,000                     Certificates
                                   -----------                    ------------
1997                                    $7,389                        $176,957
1998                                       824                          19,699
1999                                       209                           2,955
2000                                       106                           4,430
2001                                       101                           1,573
                                       -------                        --------
                                        $8,629                        $205,614
                                        ======                        ========

         Interest on deposits for the years ended June 30 is summarized below (in thousands):

                                                     1996             1995              1994
                                                   -----------     -----------       ----------
Certificate accounts                               $    12,537     $    11,893       $    7,849
Money market accounts                                      565             420              748
NOW accounts                                               272             451               92
Passbook accounts                                        1,368           1,226               27
                                                   -----------     -----------       ----------
Deposit accounts                                        14,742          13,990            8,716
                                                   -----------     -----------       ----------
Interest on custodial accounts:
 Escrow accounts                                            82              78              105
 Serviced loans paid off                                    67              19              585
                                                   -----------     -----------       ----------
                                                           149              97              690
                                                   -----------     -----------       ----------
Total interest on deposits                         $    14,891     $    14,087       $    9,406
                                                   ===========     ===========       ==========


L.       ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

         Advances from the Federal Home Loan Bank and other borrowings at June 30 are summarized as follows (in thousands):

                                                     At June 30, 1996                       During Year Ended June 30, 1996
                                  ---------------------------------------------------       -------------------------------
                                                                                                Average         Maximum
                                                                                                Balance         Weighted
                                  Outstanding               Average Rate     Maturity          Outstanding    Outstanding
                                  -----------               ------------     --------          -----------    -----------
Advances from FHLB
  Short term                           $67,000                   5.30%        7/96-2/97          $50,963        $117,000
  Long term                              1,500                   6.65           12/05              1,000           1,500
Borrowings under reverse
 repurchase agreements                                                                               850          10,199
Borrowings under fixed coupon
 dollar reverse repurchase0
 agreements                                                                                        2,631          31,572
                                      --------                   ----
                                      $ 68,500                   5.30%
                                      ========                   ====

                                                     At June 30, 1995                      During Year Ended June 30, 1995
                                  -----------------------------------------------------    --------------------------------
                                                                                               Average           Maximum
                                  Balance                     Weighted                         Balance           Balance
                                  Outstanding               Average Rate     Maturity         Outstanding      Outstanding
                                  -----------               ------------     --------         -----------      -----------

Advances from
 FHLB - short term                $ 25,000                    6.13%             5/96           $  61,371         $ 108,000
Borrowings under
 reverse
 repurchase
 agreements                         32,051                    6.09            7/95-8/95           20,821            62,766
Borrowings under
 fixed coupon
 dollar reverse
 repurchase
 agreements                         31,572                    5.77              7/95              10,025            35,148
                                  --------                    ----
                                  $ 88,623                    5.99%
                                  ========                    ====


         At June 30, 1996, Suncoast is a party to two advance agreements with the FHLB whereby the FHLB will provide borrowings as requested by Suncoast when such borrowings are secured by specific collateral. Under the first agreement, advances are secured by government securities and U.S. government agency securities with a market value of 103% of the advance amount. Under the second agreement, advances are secured by a blanket floating loan on eligible single family residential mortgage loan collateral. In determining the amount of advances available under the second agreement, the unpaid principal balance of eligible collateral is discounted to 75% (see note D). The stock of the FHLB owned by Suncoast is also pledged as collateral for advances under this agreement. After meeting all of its collateral requirements, Suncoast had excess qualifying assets eligible as collateral for additional borrowings under this agreement of approximately $54.1 million at June 30, 1996.

         Suncoast enters into sales of securities under agreements to repurchase, which are treated as financings. The obligations to repurchase securities sold are reflected as a liability and the carrying amount of the securities underlying the agreements is included in mortgage-backed securities available for sale in the Consolidated Statements of Financial Condition. Mortgage-backed securities sold under reverse repurchase agreements are delivered to the broker- dealers who arrange the transactions. The broker-dealers may sell, loan, or otherwise dispose of such securities to other parties in the normal course of their operation, and agree to resell to Suncoast the identical securities at the maturities of the agreements. As of June 30, 1996, no such financings were outstanding.

         Suncoast also enters into fixed coupon dollar reverse repurchase agreements, which are treated as financings. Under a fixed coupon dollar reverse repurchase agreement, Suncoast sells a security and agrees to repurchase another security which is substantially the same as the one sold. These agreements are accounted for in the same manner as reverse repurchase agreements. As of June 30, 1996, no such financings were outstanding.

         During the period from July 1, 1993 to February 28, 1995, RFC, a lender, provided Suncoast with a revolving warehouse credit facility for as much as $100.0 million which bore interest either at the prime rate or at tiered rates over the U.S. Dollar London Interbank Offered Rate. Suncoast drew advances on this line of credit to fund its mortgage originations and the advances were collateralized by specific mortgages originated and awaiting sale by Suncoast.

Commitment fees of $41,666 and $58,800 were paid during Fiscal 1995 and 1994, respectively, to RFC by Suncoast to use the credit line. Upon expiration, this credit line was not renewed by Suncoast.

         Interest expense on borrowed funds for the years ended June 30 is summarized below (in thousands):

                                                     1996            1995             1994
                                                   --------         -------         --------

Advances from:
  FHLB                                             $   2,772        $  3,155        $     349
  RFC                                                                                   1,155
Reverse repurchase agreements                            159           1,283
Dollar reverse repurchase agreements                     115             493
                                                   ---------        --------         --------
                                                   $   3,046        $  4,931         $  1,504
                                                   =========        ========         ========

M.       LEASES

         Suncoast leases space for its administrative offices, two savings branch offices, storage facilities and certain equipment. All office leases have escalation clauses tied either to a fixed schedule or to increases in the Consumer Price Index. The following is a schedule of approximate future minimum payments required under these operating leases at June 30, 1996 for future fiscal years ending June 30 (in thousands):


1997                                $1,078
1998                                   906
1999                                   881
2000                                   610
2001                                    66
Thereafter                               -
                                    ------
                                     3,541
Less:
  Income from subleases                147
                                    ------
                                    $3,394
                                    ======

         Rent expense was $1.2 million, $2.0 million and $2.1 million for the years ended June 30, 1996, 1995, and 1994, respectively.

N.       STOCKHOLDERS' EQUITY

         Suncoast has an incentive stock option plan approved by its Board of Directors and stockholders. There are 467,500 total shares in the plan, and a total of 349,760 shares of common stock are reserved and authorized for issuance under this plan. Transactions relating to this stock option plan for the three year period ended June 30, 1996 are as follows:

                                                               Options               Option Price
                                                             Outstanding               Per Share
                                                             -----------             ------------
Balance, June 30, 1993                                           349,400              $ 2.00-3.00
  Exercised                                                      (24,400)               2.00-3.00
  Cancelled                                                       (8,200)               2.00-3.00
                                                              ----------             ------------
Balance, June 30, 1994                                           316,800                2.00-3.00
  Granted                                                         84,000                7.19-7.38
  Exercised                                                      (33,000)               2.00-3.00
  Cancelled                                                      (11,600)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1995                                           356,200                2.00-7.38
  Granted                                                          7,000                     6.94
  Exercised                                                      (14,400)               2.00-3.00
  Cancelled                                                      (26,800)               2.00-7.38
                                                              ----------             ------------
Balance, June 30, 1996                                           322,000             $  2.00-7.38
                                                              ==========             ============

         At June 30, 1996 and 1995, options for 284,600 and 274,800 shares were exercisable at an average price per share of $3.26 and $3.12, respectively.

         Suncoast has an Employee Stock Bonus/401K Plan (Stock Bonus Plan) for the benefit of certain eligible employees of Suncoast. Contributions to the Stock Bonus Plan by Suncoast are at the discretion of Suncoast's Board of Directors. No contributions were made to the Stock Bonus Plan for the years ended June 30, 1996 and 1995. Suncoast expensed $224,400 for contributions made to the Stock Bonus Plan for the year ended June 30, 1994.

         There are various regulatory limitations on the extent to which Suncoast can pay dividends. Suncoast is required to comply with the OTS capital distribution regulations, which condition Suncoast's ability to make certain dividend distributions on Suncoast's capital level and supervisory condition. The OTS has established a three-tiered qualification system, and gives savings associations meeting their fully phased-in capital requirements greater flexibility to pay dividends than associations that must build their capital levels to reach the fully phased-in capital requirement. Even though Suncoast presently meets its fully phased-in capital requirements, dividends cannot be paid if Suncoast does not meet its capital requirements at a future date or if payment of dividends would cause Suncoast not to meet its capital requirements. The payment of dividends is also prohibited if after such payment Suncoast would be considered undercapitalized. Moreover, the OTS has the authority to prohibit the payment of dividends even if Suncoast meets its capital requirements if such payments would affect the safety and soundness of the institution.

         On July 9, 1993, Suncoast issued 920,000 shares of its 8% Noncumulative Convertible Preferred Stock, Series A (the "Preferred Stock") in a public offering which added net proceeds of approximately $12.2 million to stockholders' equity. The Preferred Stock is convertible by the holder into Suncoast Common Stock at any time, unless previously redeemed by Suncoast, at a conversion price of $9.00 per share of Common Stock. Suncoast can redeem the Preferred Stock after July 1, 1995, at a redemption price of $15.00 per share if the Common Stock is trading at a minimum price of $10.80 per share for 20 to 30 trading days prior to redemption.

The Preferred Stock is otherwise redeemable from July 1, 1998 to June 30, 1999 at $16.20 per share and at declining premiums thereafter. Dividends on the Preferred Stock are payable at an annual rate of $1.20 per share if, when and as declared by Suncoast's Board of Directors. Dividends are not cumulative and are payable quarterly in arrears. Dividends on the Preferred Stock were paid each quarter after the issuance of the stock and amounted to $1.1 million in each of the years ended June 30, 1996 and 1995. In connection with this stock offering, Suncoast issued warrants to the offering underwriters to purchase an aggregate of 80,000 shares of Preferred Stock. These warrants are exercisable at a price per share of $18.00 in the case of Preferred Stock or at $10.80 in the case of Common Stock for a period of four years after July 9, 1994. At June 30, 1996, none of these warrants had been exercised and none of the Preferred Stock had been converted or redeemed.

         Suncoast has a deferred compensation plan to provide its President with a supplemental retirement benefit. Under this plan, Suncoast funded an irrevocable trust with a lump sum of $213,000, which has been invested in corporate- owned life insurance. The President will be fully vested in the plan in 1997. Suncoast recorded an expense of $49,000 and $108,000 under this Plan in Fiscal 1996 and Fiscal 1995, respectively.


O.       INCOME TAXES

         The provision for income taxes for the years ended June 30 differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                   1996                        1995                         1994
                         ----------------------        --------------------        ---------------------
                             %          Amount             %        Amount             %         Amount
                         ---------     --------        ---------   --------        ---------    --------
Statutory U.S.
 tax rates                  35.0         $1,335          35.0       $326              35.0       $1,088
Increase (decrease)
 in rates resulting
 from:
Benefit of Federal
 surtax exemption                                                                     (1.0)         (31)
State tax (net of
 Federal benefit)            3.7            141          3.7          34               3.2          100
Other                       (1.7)           (65)        (3.3)        (30)             (4.9)        (152)

                            ----         ------         ----        ----              ----      -------
                            37.0         $1,411         35.4        $330              32.3      $ 1,005
                            ====         ======         ====        ====              ====      =======

         The components of the provision for income taxes for the years ended June 30, 1996, 1995 and 1994 consist of (in thousands):

                                                      1996            1995              1994
                                                   ----------      -----------       ----------
Current:
 Federal                                           $       950     $        24       $      555
 State                                                      95              61              153
                                                   -----------     -----------       ----------
Total current                                            1,045              85              708
                                                   -----------     -----------       ----------
Deferred:
 Federal                                                   326             209              267
 State                                                      22             (19)              (5)
                                                   -----------     -----------       ----------
Total deferred                                             348             190              262
                                                   -----------     -----------       ----------
Tax benefit for disqualification of
 stock options credited to stockholders'
 equity                                                     18              55               35
                                                   -----------     -----------       ----------
Total provision                                          1,411     $       330       $    1,005
                                                   ===========     ===========       ==========


         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of June 30, 1996 and 1995 are as follows (in thousands):

                                                      1996            1995
                                                   --------         --------
Deferred tax asset:
 Capitalized servicing costs                       $    375         $    442
 Deferred loan fees                                     243              191
 Deferred gain on sale of servicing                                       38
 Accrued vacation                                        76               81
 Reserves                                               278              189
 Unrealized loss on mortgage-backed
    securities available for sale                       117
 Alternative minimum tax credit carryover                                 66
 Other                                                   87               40
                                                   --------         --------
Gross deferred tax asset                              1,176            1,047
                                                   --------         --------
Deferred tax liability:
 Deferred premium on loans sold                         468              573
 Deferred premium on loans in portfolio                 230              123
 Fixed assets                                           199              137
 Book over tax basis for originated
   mortgage servicing rights                            312
 Unrealized gain on mortgage-backed
  securities available for sale                                          239
 Other                                                   74               90
                                                   --------         --------
Gross deferred tax liability                          1,283            1,162
                                                   --------         --------
Deferred tax asset valuation allowance                   --              ---
                                                   --------         --------
Net deferred tax (liability) asset                 $   (107)        $   (115)
                                                   ========         ========

         Management believes, based on Suncoast's earnings history and its future expectations, that Suncoast will have sufficient taxable income in future years to realize the net deferred income tax asset. In evaluating the expectation of sufficient future taxable income, management considered future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was not required as of June 30, 1996 and 1995 as it was management's assessment that, based on available information, it is more likely than not that the deferred tax asset will be realized. A valuation will be established if there is a change in management's assessment of the amount of the net deferred tax asset that is expected to be realized.


P.       OTHER INCOME

         The following is a computation of Suncoast's gains on the sale of loans and loan servicing rights for the years ended June 30 (in thousands):

                                                      1996             1995             1994
                                                   -----------      ----------      -----------
Proceeds from sales of loans
  and loan servicing rights                        $   117,818      $   79,873      $ 2,181,886
Carrying value of loans sold                          (117,000)        (79,313)      (2,166,937)
                                                   -----------      ----------      -----------
Cash before premiums
 on the sale of loans                                      818             560           14,949
Premiums on the sale of loans                              107                               14
                                                   -----------      ----------      -----------
                                                   $       925      $      560      $    14,963
                                                   ===========      ==========      ===========

         Other income for the years ended June 30 consists of (in thousands):

                                     1996            1995            1994
                                    ------          ------          ------
Loan processing and other
 fees from RTC contracts            $  169          $  573          $1,004
Rental income                          306             310             180
Other                                  342             433             371
                                    ------          ------          ------
                                    $  817          $1,316          $1,555
                                    ======          ======          ======

Q.       OTHER EXPENSES

         Other expenses for the years ended June 30 consists of (in thousands):

                                                       1996              1995            1994
                                                       -------         --------        --------
Loan expenses                                          $   375         $   824         $  2,162
Federal deposit insurance                                  859             773              772
Foreclosure expenses on servicing
 portfolio                                                 995             614              487
Data processing                                            645             535              634
Telephone                                                  329             469            1,247
Business insurance                                         421             463              640


Professional and legal                                     356             381              294
Postage and overnight delivery                             172             240              736
Stationery and supplies                                    240             210              502
Bank service charges and fees                              109              95              207
Other                                                      879           1,007            1,364
                                                       -------       ---------         --------
                                                       $ 5,380         $ 5,611          $ 9,045
                                                       =======       =========         ========

R.       BUSINESS SEGMENTS

         Suncoast's operations consist of activities in three principal business segments: banking, mortgage banking and loan servicing. Revenues in the banking segment consist primarily of interest on mortgage loans and investment securities. Mortgage banking activities derive revenues primarily from the interest on loans held for sale, sales of loans in the secondary mortgage market, sale of loan servicing rights and loan origination income. Loan servicing activities derive revenues primarily from the collection of fees on loans serviced. During 1995, Suncoast shifted its primary business emphasis from mortgage banking to banking. The following is segment information for the fiscal years ended June 30 (in thousands):

                                                        1996            1995             1994
                                                      --------        --------         --------
BANKING
Revenues:
 Interest income                                      $ 23,949        $ 25,011         $  9,358
 Gains on the sale of
   mortgage-backed securities                            2,950           1,388
 Other income                                              731           1,117            1,154
                                                      --------        --------         --------
                                                        27,630          27,516           10,512
                                                      --------        --------         --------
Expenses:
 Interest expense                                       16,489          18,499            6,449
 Employee compensation
  and benefits                                           3,048           1,918            1,311
Depreciation                                               396             212              178
Provision for losses on real
 estate                                                     95              68              150
Provision for loan losses                                  153              95
Other expenses                                           2,700           2,318            1,557
                                                      --------        --------         --------
                                                        22,881          23,110            9,645
                                                      --------        --------         --------
Banking income before income
 taxes                                                $  4,749        $  4,406         $    867
                                                      ========        ========         ========

MORTGAGE BANKING
Revenues:
 Interest income                                      $  1,654        $    300         $  5,526
 Gains on the sale of loans and
 loan servicing assets, net                                304             560           14,963
Loan origination and other income                          331             336            6,212
                                                      --------        --------         --------
                                                         2,289           1,196           26,701
                                                      --------        --------         --------

Expenses:
 Interest expense                                        1,009             236            3,703
 Employee compensation
 and benefits                                            1,272           2,438           13,347
Depreciation                                               134             412              564
Other expenses                                           1,050           2,667            8,249
                                                      --------        --------         --------
                                                         3,465           5,753           25,863
                                                      --------        --------         --------
Mortgage banking income (loss)
 before income taxes                                  $ (1,176)       $ (4,557)        $    838
                                                      ========        ========         ========

LOAN SERVICING
Revenues:
 Loan servicing fees                                  $  6,016        $  7,450         $  8,088
Amortization of loan
 servicing assets                                       (1,617)         (1,175)          (3,508)
                                                      --------        --------         --------
Loan servicing income                                    4,399           6,275            4,580
Interest income                                          2,355           2,544            3,727
Gain on sale of loans and
 loan servicing assets, net                                621
Other income                                               190             254              264
                                                      --------        --------         --------
                                                         7,565           9,073            8,571
                                                      --------        --------         --------
Expenses:
 Interest expense                                          439             283              758
 Employee compensation
 and benefits                                            2,920           3,649            3,704
 Depreciation                                              610             784              559
 Other expenses                                          3,356           3,275            2,147
                                                      --------        --------         --------
                                                         7,325           7,991            7,168
                                                      --------        --------         --------
Loan servicing income (loss)
 before income taxes                                  $    240        $  1,082         $  1,403
                                                      ========        ========         ========

Assets:
 Banking                                              $372,861        $439,175         $297,926
 Mortgage banking                                        8,844           6,356           43,827
 Loan servicing                                         20,864          16,822           17,337
                                                      --------        --------         --------
                                                      $402,569        $462,353         $359,090
                                                      ========        ========         ========

Capital dispositions
(expenditures), net:
 Banking                                              $   (447)       $      8         $    (81)
 Mortgage banking                                         (188)             64           (1,760)
 Loan servicing                                           (860)              8              (86)
                                                      --------        --------         --------
                                                      $ (1,495)       $     80         $ (1,927)
                                                      ========        ========         ========

S.       FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

  -- The book value was used as a reasonable estimate of fair value for cash and amounts due from depository institutions, interest-bearing deposits, variable rate loans and fixed rate loans with maturities less than one year, demand and savings deposits, and short-term time deposits.
  -- The book value was used as a reasonable estimate of fair value for stock issued by the Federal Home Loan Bank and short-term repurchase agreements maturing within one month.
  -- Fair values of fixed rate loans and certificates of deposit with maturities greater than one year are estimated by discounting the future cash flows using the current rates at which similar instruments would be issued with comparable credit ratings and terms.
  -- The fair values of commitments, letters of credit and guarantees are equal to their contractual amount based on the assumptions that Suncoast will be required to perform on all such instruments existing.
  -- The fair value of loan servicing assets is determined by independent valuation or discounted cash flow analysis as discussed in Note F.

         Since the reported fair values of financial instruments are based on a variety of factors, they may not represent actual values that could have been realized or that will be realized in the future.

         The estimated fair values of Suncoast's financial instruments for which fair value differed from book value are as follows (in thousands):

                                                    June 30, 1996                       June 30, 1995
                                            ----------------------------        ----------------------------
                                            Book Value        Fair Value        Book Value        Fair Value
                                            ----------        ----------        ----------        ----------

Loans receivable in portfolio                 $    31,563       $ 31,635         $    16,568       $  16,634
Loan servicing assets                         $    11,718       $ 12,140         $    10,105       $  10,186
Certificates of deposit                       $    28,657       $ 29,103         $    40,458       $  40,758


T.       CONTINGENCIES

         In order to increase the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation to its minimum required reserve ratio of 1.25%, a proposal has been made to impose a special one-time assessment of 65 to 90 basis points on all SAIF-insured deposits as of March 31, 1995. This one-time assessment may be payable in 1997 at which point the Association's annual premium would thereafter be reduced. If the assessment is made at the currently proposed rate, the effect on the Bank would be an after-tax charge of approximately $1.9 million.

U.       SUBSEQUENT EVENT

         On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financial Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction is subject to stockholder and regulatory approvals and other conditions and is expected to close by December 1996.

SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
- -----------------------------------------------------------------------------
Consolidated Quarterly Results (Unaudited)

- -----------------------------------------------------------------------------
The following table summarizes the quarterly results of operations for the fiscal years ended June 30, 1996 and 1995 (in thousands, except per share data):




                                                                    First Quarter                   Second Quarter
                                                                 Ended September 30,               Ended December 31,
                                                                 ---------------------           ---------------------
                                                                  1995           1994             1995           1994
                                                                 ------         ------           ------        -------
Income                                                           $9,510         $8,502           $9,333         $9,371
Expense                                                           8,804          8,201            8,613          9,170
                                                                 ------         ------           ------         ------
Net income                                                          706            301              720            201
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------         ------
Earnings (loss) available to common stockholders                 $  430         $   25           $  444         $  (75)
                                                                 ======         ======           ======         ======

Earnings (loss) per share - primary                              $ 0.20         $ 0.01           $ 0.21         $(0.04)
Earnings per share - fully diluted                               $ 0.19            *             $ 0.20            *
                                                                 ======         ======           ======         ======

                                                                     Third Quarter                   Fourth Quarter
                                                                     Ended March 31,                 Ended June 30,
                                                                 ----------------------          ---------------------
                                                                  1996           1995             1996           1995
                                                                 ------         -------          ------        -------
Income                                                           $9,136         $9,755           $9,505        $10,157
Expense                                                           8,633          9,926            9,032          9,887
                                                                 ------         ------           ------        -------
Net income (loss)                                                   503           (171)             473            270
Preferred stock dividends                                           276            276              276            276
                                                                 ------         ------           ------        -------
Earnings (loss) available to common stockholders                 $  227         $ (447)          $  197        $    (6)
                                                                 ======         ======           ======        =======

Earnings (loss) per share - primary                              $ 0.10         $(0.23)          $ 0.10        $    -
Earnings per share - fully diluted                               $ 0.10             *            $ 0.10             *
                                                                 ======         ======           ======        =======


* Omitted due to anti-dilution.

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
                               SEPTEMBER 30, 1996
                        UNAUDITED FINANCIAL INFORMATION


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    SEPT. 30,
                                                                                      1996        JUNE 30,
                                                                                   (UNAUDITED)       1996
                                                                                   ----------     ---------
                                      ASSETS                                             (In thousands)

Cash and cash equivalents:
 Cash and amounts due from depository institutions                                  $   4,588      $  1,260
 Interest-earning deposits                                                              1,430           622
                                                                                   ----------     ---------
   Total cash and cash equivalents                                                      6,018         1,882
                                                                                   ----------     ---------
Repurchase agreements                                                                  15,000
Federal Home Loan Bank Stock                                                            3,075         3,875
Loans receivable:
 In portfolio                                                                         330,781       320,828
 Held for sale, sold under commitments                                                  4,208         6,730
                                                                                   ----------     ---------
   Total loans receivable, net                                                        334,989       327,558
                                                                                   ----------     ---------
Mortgage-backed securities available for sale                                          18,196        18,391
Loan servicing assets:
 Purchased mortgage servicing rights                                                    9,396         9,525
 Originated mortgage servicing rights                                                     747           834
 Premiums on the sale of loans                                                          1,311         1,359
                                                                                   ----------     ---------
   Total loan servicing assets                                                         11,454        11,718
                                                                                   ----------     ---------
Accrued interest and dividends receivable                                               3,065         3,042
Real estate owned, net                                                                    245           261
Amounts due from purchasers of loans and loan servicing rights                            128        19,883
Office properties and equipment                                                         6,787         6,640
Other assets                                                                           10,446         9,319
                                                                                   ----------     ---------
                                                                                    $ 409,403     $ 402,569
                                                                                   ==========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                            $ 298,461     $ 301,201
Advances by borrowers for taxes and insurance                                           4,063         3,138
Advances from Federal Home Loan Bank and other borrowings                              73,310        68,500
Deferred income taxes                                                                       0           107
Principal and interest payable on loans serviced for others                               105           274
Other liabilities                                                                       8,794         3,811
                                                                                   ----------     ---------
  Total liabilities                                                                   384,733       377,031
                                                                                   ----------     ---------

Commitments and contingencies
Stockholders' equity:
Preferred stock - $5.00 par value; 1,000,000 shares authorized;
 920,000 shares issued and outstanding                                                  4,600         4,600
Common stock - $1.10 par value; 5,000,000 shares authorized; 2,197,930 shares
 and 1,996,930 shares, respectively, issued and outstanding                             2,418         2,197
Additional paid-in capital                                                             17,657        17,295
Retained earnings                                                                         301         1,642
                                                                                   ----------     ---------
                                                                                       24,976        25,734

Unrealized gain (loss) on mortgage-backed securities available for sale, net of
 deferred income taxes                                                                   (306)         (196)
                                                                                   ----------     ---------
   Total stockholders' equity                                                          24,670        25,538
                                                                                   ----------     ---------
                                                                                    $ 409,403     $ 402,569
                                                                                   ==========     =========

   The accompanying notes are an integral part of these financial statements.


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                  1996        1995
                                                               --------    --------
                                                        (In thousands, except per share data)

Interest income:
 Loans                                                          $ 6,600     $ 3,138
 Mortgage-backed securities                                         379       2,738
 Repurchase agreements and investments                              256         561
 Premiums on the sale of loans                                       30          34
 Other                                                               48         299
                                                               --------    --------
                                                                  7,313       6,770
                                                               --------    --------
Interest expense:
 Deposits                                                         3,442       3,981
 Short-term borrowings                                              972         614
 Long-term borrowings                                                25
                                                               --------    --------
                                                                  4,439       4,595
                                                               --------    --------
Net interest income before provision for loan losses              2,874       2,175
Provision for loan losses                                            12
                                                               --------    --------
Net interest income after provision for loan losses               2,862       2,175
                                                               --------    --------
Other income (expense):
 Loan servicing fees                                              1,412       1,536
 Amortization of loan servicing assets                             (466)       (300)
                                                               --------    --------
 Loan servicing income                                              946       1,236
 Gains on the sale of loans and loan servicing assets, net          222          14
 Gains on the sale of mortgage-backed securities, net                         1,213
 Other                                                              226         277
                                                               --------    --------
                                                                  1,394       2,740
                                                               --------    --------
Non-interest expenses:
 Employee compensation and benefits                               1,715       1,627
 Occupancy and equipment                                            739         731
 Provision for losses on real estate                                 16
 Other                                                            1,161       1,437
 Assessment to recapitalize Savings Association Insurance Fund    2,317
                                                               --------    --------
                                                                  5,948       3,795
                                                               --------    --------
Income before taxes                                              (1,692)      1,120
(Benefit from) provision for income taxes                          (626)        414
                                                               --------    --------
Net (loss) income                                              $ (1,066)    $   706
                                                               ========    ========

Net (loss) income                                                (1,066)        706
Preferred stock dividends                                           276         276
                                                               --------    --------
(Loss) earnings available to common stockholders                $(1,342)    $   430
                                                               ========    ========
(Loss) earnings per common share:
 Primary                                                        $ (0.62)    $  0.20
 Fully diluted                                                  $ (0.62)    $  0.19
Weighted-average common and common equivalent shares:
 Primary                                                          2,160       2,140
 Fully diluted                                                    3,710       3,680


   The accompanying notes are an integral part of these financial statements.


           SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNUADITED)

                                                                                                 Three months ended
                                                                                                    September 30

                                                                                                  1996            1995
                                                                                              ---------        ---------
    CASH FLOWS FROM OPERATING ACTIVITIES:                                                            (In thousands)
    Net (loss) income                                                                         $  (1,065)       $     706
    Adjustments to reconcile net income to net cash provided by (used in)
        operating activities:
     Depreciation and amortization of office properties and equipment                               296              283
     (Benefit from) provision for income taxes                                                     (626)             414
     Accretion of deferred loan fees                                                                (61)             (45)
     Amortization of purchased and originated mortgage servicing rights                             379              255
     Amortization of premiums on the sale of loans                                                   48               45
     Amortization of discounts and premiums, net                                                     67             (136)
     Net decrease (increase) in loans receivable held for sale                                    2,532           (2,304)
     Provision for loan losses                                                                       12
     Provision for losses on real estate                                                             16
     Net decrease in amounts due from purchasers of loans and loan servicing rights              19,755              254
     Increase in amounts due for purchases of mortgage securities                                                 48,634
     Gains on the sale of loans and loan servicing assets, net                                     (222)             (14)
     Gains on the sale of mortgage-backed securities                                                              (1,212)
     Increase in accrued interest and dividends receivable                                          (23)            (496)
     Increase in other assets                                                                   ( 1,135)            (231)
     Increase (decrease) in other liabilities                                                     5,398           (3,412)
     Other                                                                                            8                8
                                                                                              ---------        ---------
    Net cash provided by (used in) operating activities                                          25,379           42,749
                                                                                              ---------        ---------
    CASH FLOWS FROM INVESTING ACTIVITIES:
     Net increase in loans receivable in portfolio                                               (9,909)         (34,379)
     Principal repayments of mortgage-backed securities                                              20            4,361
     Purchase of mortgage-backed securities                                                                     (149,307)
     Proceeds from sales of mortgage-backed securities                                                           117,158
     Purchase of repurchase agreements                                                          (15,000)      (1,870,000)
     Proceeds from maturities of repurchase agreements                                                         1,935,000
     Capital (expenditures) dispositions, net                                                      (443)            (115)
     (Decrease) increase in originated mortgage servicing rights                                     45              (68)
     Payments for purchased mortgage servicing rights                                              (208)
     Proceeds from sales of purchased servicing rights and premiums on the sale of loans            150
     Proceeds from sale of real estate owned                                                                         285
     Purchase of Federal Home Loan Bank stock                                                     2,900
     Proceeds from redemption of Federal Home Loan Bank stock                                    (2,100)
                                                                                              ---------        ---------
    Net cash provided by (used in) investing activities                                         (24,545)           2,935
                                                                                              ---------        ---------
    CASH FLOWS FROM FINANCING ACTIVITIES:
     Net decrease in deposits                                                                    (2,740)         (21,529)
     Increase in advances by borrowers for taxes and insurance                                      925              318
     Advances from Federal Home Loan Bank                                                       108,500
     Repayments of advances and other borrowings from Federal Home Loan Bank, net              (118,000)
     Proceeds from (repayments of) other borrowings, NET                                         14,310          (63,623)
     Proceeds from issuance of common stock                                                         583               14
     Cash dividends paid on preferred stock                                                        (276)            (276)
                                                                                              ---------        ---------
    Net cash (used in) provided by financing activities                                           3,302          (85,096)
                                                                                              ---------        ---------
    Net (decrease) increase in cash and cash equivalents                                          4,136          (39,412)
    Cash and cash equivalents at beginning of period                                              1,882           43,770
                                                                                              ---------        ---------
    Cash and cash equivalents at end of period                                                $   6,018          $ 4,358
                                                                                              ---------        ---------
    Supplemental disclosures of cash flow information:
     Cash paid for interest                                                                   $   4,293          $ 4,867
     Cash paid for income taxes, net of refunds received                                           -0-                 1
    Supplemental non-cash activities:
     REO obtained through foreclosure                                                        $     -0-           $  -0-

   The accompanying notes are an integral part of these financial statements.

                   SUNCOAST SAVINGS AND LOAN ASSOCIATION, FSA
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

( 1 ) ACCOUNTING PRINCIPLES

            The unaudited interim consolidated financial statements of Suncoast Savings and Loan Association, FSA ("Suncoast") presented herein should be read in conjunction with the audited consolidated financial statements of Suncoast for the fiscal year ended June 30, 1996 and the footnotes to such statements.

            The Consolidated Statement of Financial Condition as of September 30, 1996 and the Consolidated Statements of Operations for the three months ended September 30, 1996 and 1995 and the Consolidated Statements of Cash Flows for the three months ended September 30, 1996 and 1995 are unaudited, but in the opinion of management reflect all adjustments (none of which was other than a normal recurring accrual) which are necessary to a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results to be expected for the entire year.

            Certain amounts reported in prior periods' financial statements have been reclassified to conform to classifications used for the period ended September 30, 1996.

(2) EARNINGS (LOSS) PER COMMON SHARE

            Earnings (loss) per share is computed on the basis of the weighted average number of common shares outstanding during the period plus common stock equivalents applicable to stock options. When dilutive, fully diluted earnings
(loss) per common share is derived as follows: Earnings (loss) available to common shareholders are increased by preferred dividends paid eliminated upon conversion of the preferred shares to common shares. This remainder is divided by the sum of the average number of common shares outstanding for the period plus the added common shares that would have been outstanding if: (a) all of the outstanding preferred shares had been converted into common shares at the beginning of the period and (b) all stock options granted that have economic value were exercised at the beginning of the period, and the related funds that would have been received by Suncoast upon such exercise were used to repurchase outstanding common shares.

(3) ASSESSMENT TO RECAPITALIZE THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF")

            On September 30, 1996, Congressional legislation was enacted to recapitalize the SAIF and to merge the fund into the Bank Insurance Fund ("BIF"). Both SAIF and BIF are administered by the Federal Deposit Insurance Corporation ("FDIC"). As a result of the legislation, Suncoast has been assessed $2,317,000 which has been accrued as an expense at September 30, 1996 and will be paid on November 27, 1996.

(4) PENDING MERGER

            On July 15, 1996, Suncoast entered into a definitive agreement to be acquired by BankUnited Financiai Corporation ("BankUnited"). Under terms of the agreement one share of BankUnited Class A Common Stock will be issued for each share of Suncoast Common Stock. Each share of Suncoast Preferred Stock will be exchanged for a new issue of BankUnited Preferred Stock having substantially similar terms as the Suncoast Preferred Stock. The transaction has now been approved by stockholders of both Suncoast and BankUnited and has received all regulatory approvals. The merger is expected to be effective on November 15, 1996.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company, the Trust Issuer or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospects does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                       Table of Contents

                                                          PAGE
                                                          ----
Summary ................................................. 1
Summary Consolidated Financial Information and
   Other Data............................................ 9, 28
Risk Factors............................................. 11
BankUnited Financial Corporation......................... 23
The Trust Issuer......................................... 25
Use of Proceeds.......................................... 26
Market for the Preferred Securities...................... 26
Accounting Treatment..................................... 26
Capitalization........................................... 27
Management's Discussion and Analysis of
   March 31, 1997 Operating Results and
   Financial Information................................. 30
Description of the Prefered Securities................... 44
Description of the Junior Subordinated Debentures........ 57
Description of the Guarantee............................. 69
Relationship Among the Preferred Securties,
  the Junior Subordinated Debentures, the Expense
  Agreement and the Guarantee............................ 72
Certain Federal Income Tax Consequences.................. 74
ERISA Considerations..................................... 79
Underwriting............................................. 80
Validity of Securities................................... 81
Experts  ................................................ 81
Available Information.................................... 82
Incorporation of Certain Documents by Reference.......... 84
Appendix A - 1996 Annual Report on Form 10-K/A
  of BankUnited Financial Corporation.................... A-1
         Busines of BankUnited Corporation............... A-2
         Regulation...................................... A-23
         Taxation........................................ A-33
         Management's Discussion and Analysis
           of Financial Condition and
           Results of Operations......................... A-43
         Consolidated Financial Statements............... A-53
         Unaudited Pro Forma Condensed
           Combined Financial Statements................. A-88
Appendix B - BankUnited Financial Corporation
  March 31, 1997 Operating Results and Financial
  Information............................................ B-1
Appendix C - Financial Statements of
 Suncoast Savings and Loan Association, FSA.............. C-1

                         1,600,000 PREFERRED SECURITIES

                              BANKUNITED CAPITAL II

                         9.60% Trust Preferred Securities

                               (Liquidation Amount
                           $25 per Preferred Security)
                       guaranteed, as described herein, by

                        BANKUNITED FINANCIAL CORPORATION

                                   PROSPECTUS


                            RAYMOND JAMES & ASSOOCIATES, INC.

                                 RYAN, BECK & CO.


                                  June 2, 1997